As filed with the Securities and Exchange Commission on January 20, 2023.

Registration No. 333-268714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWSIGHT IMAGING LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3674	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Newsight Imaging Ltd.

3 Golda Meir Park Hamada, P.O.B 4114

Ness Ziona 7414002

Israel

+972 (8) 3793388

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Barry I. Grossman, Esq. Jonathan P. Cramer, Esq. Nahal A. Nellis, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas Suite 1100 New York, New York 10105-0302 (212) 370-1300	Shlomo Farkas, Adv. Perry Wildes, Adv. Gross & Co. 1 Azrieli Center, Round Building Tel Aviv 6701101 Israel +972-3-6074444	Andrew M. Tucker, Esq. Eric K. Graben, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, NW Suite 900 Washington, DC 20001 (202) 689-2987	Ido Zemach, Adv. Ephraim Friedman, Adv. Goldfarb Seligman & Co. Ampa Tower Yigal Alon Street 98 Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Newsight Imaging Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED JANUARY 20, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF

VISION SENSING ACQUISITION CORP.

PROSPECTUS FOR UP TO 13,122,700 ORDINARY SHARES,

7,590,000 WARRANTS,

AND 7,590,000 ORDINARY SHARES UNDERLYING WARRANTS

OF

NEWSIGHT IMAGING LTD.

The board of directors of Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), has unanimously approved the business combination agreement (“Business Combination Agreement”), dated as of August 30, 2022, by and among VSAC, Newsight Imaging Ltd., a company organized under the laws of the State of Israel (the “Company” or “Newsight”) and Newsight Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into VSAC, with VSAC surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, VSAC will become a wholly owned subsidiary of the Company, with the securityholders of VSAC becoming securityholders of the Company.

Immediately prior to the effective time of the Business Combination (the “Effective Time”), Newsight intends to effect a stock split and stock conversion (the “Recapitalization”) to cause the implied value of the outstanding Newsight ordinary shares as of the Effective Time to equal $10.00 per share based on a valuation methodology which values the Newsight shares outstanding prior to the Business Combination plus the aggregate implied exercise price of options for shares of Newsight that are issued and outstanding as of the date of the Business Combination Agreement at approximately $215 million (the “Total Deal Value”). Each option for shares of Newsight that are issued and outstanding as of the date of the Business Combination Agreement will be adjusted to reflect the Recapitalization.

Pursuant to the Business Combination Agreement and assuming the Recapitalization has occurred, at the Effective Time, (a) each share of VSAC common stock, par value $0.0001 per share (“VSAC Common Stock”), outstanding immediately prior to the Effective Time will be exchanged for one Newsight ordinary share, (b) each warrant of VSAC entitling the holder to purchase one share of VSAC Common Stock per warrant at a price of $11.50 per whole share (each, a “VSAC warrant”) outstanding immediately prior to the Effective Time will be assumed by Newsight and will become one Newsight warrant entitling the holder to purchase one Newsight ordinary share per warrant at a price of $11.50 per whole share.

The Business Combination Agreement permits VSAC and Newsight to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to VSAC and Newsight (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either VSAC or Newsight or both VSAC and Newsight for an aggregate of up to $40,000,000 in connection with one or more private placements in VSAC and/or Newsight, to purchase Newsight Ordinary Shares and/or VSAC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (the “PIPE Investment”); provided however, that the aggregate amount of PIPE Investments in Newsight Ordinary Shares pursuant to Subscription Agreements with Newsight shall not exceed $10,000,000. Any Newsight Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and accordingly, the number of Newsight Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization The closing of the PIPE Investment will be conditioned upon the consummation of the Transactions. As of the date of this proxy statement/prospectus, Newsight has entered into aggregate subscriptions for 64,655Newsight Ordinary Shares for aggregate proceeds of $525,000. We refer to PIPE Investments raised by Newsight as the “Pre-Transaction Financing.”

This proxy statement/prospectus covers the Newsight ordinary shares and Newsight warrants issuable to the securityholders of VSAC as described above. Accordingly, we are registering up to an aggregate of 13,122,000 Newsight ordinary shares, 7,590,000 Newsight warrants, and 7,590,000 Newsight ordinary shares issuable upon the exercise of the warrants. We are not registering the Newsight ordinary shares currently owned by the Newsight securityholders or issuable to any PIPE Investors.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of VSAC stockholders scheduled to be held on [●], 20[●] in virtual format.

Although Newsight is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, Newsight will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Newsight intends to apply for listing of the Newsight ordinary shares and Newsight warrants on the Nasdaq under the proposed symbols “NISM” and “NISMW”, respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the Newsight ordinary shares are approved for listing on the Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements). While trading on the Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Newsight’s securities will be listed on the Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 27 for more information.

Newsight will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Newsight will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Newsight’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Newsight will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides VSAC stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of VSAC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates important business and financial information about the registrant that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to [●]. To obtain timely delivery, security holders must request the information no later than five business days before the date they wish to make their investment decision.

This proxy statement/prospectus is dated [●], 20[●], and is first being mailed to VSAC stockholders on or about [●], 20[●].

Notice of Special Meeting of Stockholders

of Vision Sensing Acquisition Corp.

To Be Held on [●], 20[●]

TO THE STOCKHOLDERS OF VISION SENSING ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), will be held at [●] a.m. Eastern Time, on [●], 20[●] (the “special meeting”). Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting. You are cordially invited to attend and participate in the special meeting online by visiting https://[●]. The special meeting will be held for the following purposes:

1	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Newsight Merger Sub, Inc., a Delaware corporation (“Merger Sub”), will merge with and into VSAC, with VSAC surviving the merger as a wholly owned subsidiary of Newsight Imaging Ltd., a company organized under the laws of Israel (“Newsight”) (the “Business Combination Proposal”);

2	Proposal No. 2 — The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the issued and outstanding VSAC Common Stock in connection with the PIPE Investment (the “Nasdaq Proposal”);

3	Proposal No. 3 — The VSAC Charter Proposal — to consider and vote upon a proposal to amend, immediately following and in connection with the closing of the Business Combination, VSAC’s existing amended and restated certificate of incorporation (the “Existing VSAC Charter”) by adopting the second amended and restated certificate of incorporation attached hereto as Exhibit A to Annex A (the “Restated VSAC Charter”) (the “VSAC Charter Proposal”);

4	Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of VSAC common stock, par value $0.0001 per share (“VSAC Common Stock”), at the close of business on [●], 20[●] (the “Record Date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, VSAC’s board of directors has determined that each of the proposals listed is fair to and in the best interests of VSAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of VSAC’s board of directors, you should keep in mind that VSAC’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of VSAC. See the section entitled “Proposal One — The Business Combination Proposal — Interests of VSAC’s Sponsor, Directors and Officers in the Business Combination.”

The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq Proposal and the VSAC Charter Proposal (the “Condition Precedent Proposals”) at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All VSAC stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://[●] .. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of VSAC Common Stock on the Record Date, you may also cast your vote at the special meeting. If your VSAC Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of VSAC stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of VSAC for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your VSAC Common Stock, please contact [●]. Questions can also be sent by email to [●]. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://[●] .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
Hang Kon Louis Ma Secretary and Director

[●], 20[●]

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF VSAC COMMON STOCK ISSUED IN VSAC’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, VSAC’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF VSAC STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or SEC, by Newsight, constitutes a prospectus of Newsight under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Newsight ordinary shares to be issued to VSAC stockholders in connection with the Business Combination, as well as the warrants to acquire Newsight ordinary shares into which warrants to acquire VSAC common stock will be converted and the Newsight ordinary shares underlying such warrants.

This document also constitutes a proxy statement of VSAC under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of VSAC stockholders to consider and vote upon the proposals to adopt the Business Combination Agreement, to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Nasdaq Proposal and the VSAC Charter Proposal.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Newsight” and the “Company” refer to Newsight Imaging Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “VSAC” refer to Vision Sensing Acquisition Corp.

Statements made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document are only summaries of such contracts, agreements or documents and are not complete descriptions of all of their terms. Complete copies of the Business Combination Agreement and the Ancillary Documents listed in items A through K of the definition of Ancillary Documents are set forth in Annex A to this proxy statement/prospectus. The summaries set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements set forth in Annex A. Other documents summarized in this proxy statement/prospectus are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part or to the reports and registration statements filed by VSAC with the SEC and are available at the SEC’s web site at www.sec.gov, and the summaries thereof set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Newsight’s industry and the regions in which it operates, including Newsight’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts. Newsight has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Newsight believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Newsight believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Newsight’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors” and “Newsight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

SELECTED DEFINITIONS

“Aggregate Vested Company Equity Awards Exercise Price”

means the aggregate amount that would be paid to Newsight if all vested options to purchase Newsight ordinary shares were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Ancillary Documents”	means:

A.	the Restated VSAC Charter;
B.	the Assignment, Assumption and Amendment to Warrant Agreement (as defined herein);
C.	the Newsight Lock-up Agreement (as defined herein);
D.	the Newsight Officer Non-Competition Agreements (as defined herein);
E.	the Founder Registration Rights Agreement Amendment (as defined herein);
F.	the Sponsor Voting Agreement (as defined herein);
G.	the Newsight Voting Agreement (as defined herein);
H.	the Amended and Restated Articles of Association of Newsight in the form attached to the Business Combination Agreement as Exhibit H (the “Restated Newsight Articles”);
I.	the Sponsor Letter Amendment (as defined herein);
J.	the Newsight Registration Rights Agreement (as defined herein);
K.	the Newsight 2022 Equity Incentive Plan (as defined herein);
L.	the PIPE Subscription Agreements (as defined herein); and
M.	each other agreement, document, instrument and/or certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Closing”	means the consummation of the Business Combination.
“Company Equity Award”

means, as of any determination time, each Newsight option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Newsight or its subsidiaries of rights of any kind to receive any equity security of Newsight or its subsidiaries under any Company Equity Plan or otherwise that is outstanding.

“Companies Law” “Company Equity Plan”

means the Israeli Companies Law, 5759-1999, as amended.

means, collectively, Newsight’s 2016 Share Option Plan, the Newsight 2022 Equity Incentive Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Newsight or its subsidiaries of rights of any kind to receive Equity Securities of Newsight or its subsidiaries or benefits measured in whole or in part by reference to equity securities of Newsight or its subsidiaries.

“DGCL”	means the Delaware General Corporation Law, as amended.

ii

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Founder Shares”

means the 2,530,000 shares of VSAC Class B common stock, par value $0.0001 per share, held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the VSAC IPO and which will automatically convert into shares of VSAC Class A common stock upon the consummation of the Business Combination on a one-for-one basis.

“GAAP”	means accounting principles generally accepted in the United States of America.
“Indebtedness”	means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For purposes of this definition, “Ordinary Course of Business” means with respect to a person (i) the ordinary course of that person’s business consistent with past practices, or (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, order, directive, guideline, pronouncement, or recommendation promulgated by any governmental authority, including the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

iii

“Israeli Securities Law” “ITA” “Newsight warrants”

means the Israeli Securities Law, 5728-1968, as amended.

means the Israeli Tax Authority.

means the warrants to acquire Newsight ordinary shares, into which warrants to acquire VSAC common stock will be converted pursuant to the Assignment, Assumption and Amendment to Warrant Agreement (as defined herein) at the Closing of the Business Combination.

“PCAOB”	means the Public Company Accounting Oversight Board.
“Private Placement Shares”	means the 472,700 shares of VSAC Class A common stock included in the Private Placement Units sold to the Sponsor via the private placement in connection with the VSAC IPO.
“Private Placement Units”

means the 472,700 VSAC Units sold to the Sponsor via private placement in connection with the VSAC IPO with each Private Placement Unit consisting of one Private Placement Share and three-quarters of one Private Placement Warrant.

“Private Placement Warrants”	means the 354,525 warrants included in the Private Placement Units VSAC sold to the Sponsor via private placement in connection with the VSAC IPO.
“Securities Act” “Special Committee”	means the Securities Act of 1933, as amended. means the Special Committee of VSAC, composed of Garry Stein (chair), Joseph Michael Magen and William Welser IV, independent directors of VSAC.
“Sponsor”	means VSAC’s Sponsor, Vision Sensing LLC, a Delaware limited liability company.
“VSAC IPO”	means the initial public offering of VSAC, which was consummated on November 3, 2021.
“Transaction Expenses”

means all fees and expenses of any of Newsight, any of Newsight’s subsidiaries and VSAC incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of VSAC, Newsight or any of Newsight’s subsidiaries, including any all deferred expenses (including fees and commissions payable to underwriter if VSAC’s IPO).

“Transactions”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.
“Trust Account”	The U.S.-based Trust Account, maintained by Continental Stock Transfer & Trust Company, acting as trustee, pursuant to the Trust Agreement.
“Trust Agreement”	The Investment Management Trust Agreement dated November 1, 2021 between VSAC and Continental Stock Transfer & Trust Company.
“Units”

means the 8,800,000 units sold as part of the VSAC IPO and the 1,320,000 units sold to the underwriter following the exercise of its over-allotment option, each consisting of one share of VSAC common stock and three-quarters of one redeemable VSAC warrant.

“$25 Million Minimum Closing Cash Condition”

means the condition to the obligation of Newsight and Merger Sub (unless waived by them pursuant to the Business Combination Agreement) to consummation the Business Combination, that the amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Redemption) or VSAC’s operating account, plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, VSAC pursuant to any PIPE Investment, after giving effect to the payment of the Transaction Expenses shall be equal to or greater than $25,000,000, subject to adjustment on mutually agreed terms reflecting capital market conditions at the time of the Closing, which are mutually agreed on between Newsight and VSAC, if any. Newsight and VSAC expect that any mutually acceptable adjustment would be based upon their assessment of a series of factors which include (although none has a particular predefined assigned weight): the amount of expected redemptions of VSAC’s publicly held shares in connection with the Closing, the amount of funds raised by Newsight prior to Closing, the amount of funds expected to be raised by VSAC from PIPE Investments, the post-Closing cash needs of the combined companies and the combined companies’ prospects of raising additional capital after Closing. Newsight and VSAC have no plans to adjust the $25 Million Minimum Closing Cash Condition as of the date of this proxy statement/prospectus.

iv

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to VSAC stockholders. VSAC stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: VSAC and Newsight have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and VSAC encourages its stockholders to read it in its entirety. VSAC’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub to be merged with and into VSAC with VSAC surviving the Business Combination as a wholly owned subsidiary of Newsight, and the other Transactions contemplated by the Business Combination Agreement. See “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to stockholders at the meeting?

A: In addition to voting on the Business Combination Proposal, the stockholders of VSAC will vote on the following proposals:

●	To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of VSAC’s issued and outstanding Common Stock in connection with the PIPE Investment. See the section of this proxy statement/prospectus titled “Proposal Two – The Nasdaq Proposal”;

●	To consider and vote upon a proposal to amend, immediately following and in connection with the closing of the Business Combination, VSAC’s existing amended and restated certificate of incorporation by adopting the second amended and restated certificate of incorporation attached hereto as Exhibit A to Annex A. See the section of this proxy statement/prospectus titled “Proposal Three - The VSAC Charter Proposal”;

●	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “Proposal Four — The Adjournment Proposal.”

VSAC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is VSAC providing stockholders with the opportunity to vote on the Business Combination?

A: The Delaware General Corporation Law and Nasdaq rules applicable to VSAC require VSAC to obtain the approval of its stockholders for transactions such as the Business Combination. Also, pursuant to the VSAC Charter, VSAC is required to provide stockholders with an opportunity to have their shares of VSAC Common Stock redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Transactions, VSAC is providing this opportunity through a stockholder vote.

1

Q: Why am I receiving this proxy statement/prospectus if I only own VSAC warrants?

A: The VSAC warrants will become exercisable following the Business Combination and will entitle holders to purchase Newsight ordinary shares, as described in more detail herein. This proxy statement/prospectus includes important information about Newsight and the business of Newsight and its subsidiaries following the closing of the Business Combination. Because holders of VSAC warrants will be entitled to purchase Newsight ordinary shares after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q: What will happen upon consummation of the Business Combination?

A: Upon consummation of the Business Combination, VSAC Common Stock and VSAC warrants will be exchanged for Newsight Ordinary Shares and Newsight Warrants as described herein. VSAC units will be split into their component parts of VSAC Common Stock and VSAC warrants, and likewise exchanged. Following consummation of the Business Combination, VSAC Common Stock and VSAC warrants will have been exchanged as described above and will consequently cease to be publicly traded on the Nasdaq. Newsight intends to apply for listing of the Newsight ordinary shares and Newsight warrants on the Nasdaq under the proposed symbols “NISM” and “NISMW,” respectively, to be effective upon the consummation of the Business Combination. It is a mutual condition of the parties to the Closing, subject to waiver, that the Newsight ordinary shares and Newsight warrants are accepted for listing on the Nasdaq. While trading on the Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Newsight’s securities will be listed on the Nasdaq (if that requirement is waived by the parties to the Business Combination Agreement) or that a viable and active trading market will develop. See “Risk Factors — Risks Related to the Combined Company Following the Business Combination” for more information.

Q: Why is VSAC proposing the Business Combination?

A: VSAC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On November 3, 2021, VSAC consummated the VSAC IPO of units, with each unit consisting of one share of its VSAC Class A common stock and three-quarters of one VSAC warrant, raising total gross proceeds of approximately $101,200,000. Simultaneously with the closing of the VSAC IPO, VSAC consummated the sale of 472,700 Private Placement Units at a price of $10.00 per unit in a private placement to its Sponsor, generating gross proceeds of $4,727,000. The net proceeds from the IPO and private placement, $101,200,000 in the aggregate, were placed in a Trust Account (the “Trust Account”) established for the benefit of VSAC’s public stockholders. Since the VSAC IPO, VSAC’s activity has been limited to the evaluation of business combination candidates.

VSAC believes Newsight is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, VSAC believes that the Business Combination will provide VSAC stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One — The Business Combination Proposal — VSAC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did VSAC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. VSAC retained BDO Ziv Haft Consulting and management Ltd. (“BDO”) as its financial advisor in connection with the Business Combination. VSAC’s Sponsor was formed by, and is controlled by, Dr. George Cho Yiu So. Dr. So is also a director of Newsight, the chairman of Newsight’s Hong Kong subsidiary, Newsight Imaging Hong Kong Limited, the beneficial owner of 6.95% of Newsight’s ordinary shares that are held of record by Innovative Thinker Limited, which is controlled by Dr. So, and the beneficial owner of 2.35% of the outstanding share capital of Newsight’s subsidiary Virusight. Dr. So is not a member of VSAC’s board of directors. Because of Dr. So’s conflict of interest relating to Newsight, in connection with this engagement, the VSAC board requested that BDO evaluate the fairness, from a financial point of view, of the merger consideration to be paid to the VSAC stockholders. For more information about the VSAC board’s decision to retain BDO in connection with Dr. So’s conflicts, please see discussion under “Proposal One — The Business Combination Proposal — Background of the Business Combination.” BDO delivered a written fairness opinion to the VSAC board dated August 11, 2022, in which it concluded that, as of such date and based on and subject to the matters described therein, BDO was of the opinion that the value to be ascribed by VSAC to Newsight in the Transactions is fair from a financial point of view to VSAC and its shareholders. See the section of this proxy statement/prospectus entitled “Proposal One — The Business Combination Proposal — Opinion of VSAC’s financial advisor.”

2

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that VSAC redeem such shares for a pro rata portion of the cash held in VSAC’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

The Existing VSAC Charter provides that VSAC will only redeem public shares so long as (after such redemption), VSAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds VSAC as a public company (such as Newsight), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination (such as the $25 Million Minimum Closing Cash Requirement) either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions. Therefore, the Business Combination will not be consummated unless the $25 Million Minimum Closing Cash Requirement is met.

Pursuant to a Letter Agreement dated November 1, 2021 by and between VSAC and its Sponsor, Visions Sensing LLC, and VSAC’s directors and executive officers (the “Sponsor Letter”), VSAC’s Sponsor, directors and executive officers have waived their right to redeem any shares of VSAC Common Stock that they own in connection with VSAC stockholder approval of the Business Combination, any proposed amendment to the Existing VSAC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any VSAC public shares that they own or may acquire in VSAC fails to consummate a business combination within the time frame required by the Existing VSAC Charter).

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of public shares on the Record Date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that VSAC convert your public shares into cash and deliver your public shares to VSAC’s transfer agent either by (i) physical delivery of paper stock certificates or (ii) electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System, in each case no later than two (2) business days prior to the special meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[●], or $[●] per share, as of the Record Date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to VSAC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that VSAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting VSAC’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by VSAC’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

3

If you are a holder of public shares (including through the ownership of VSAC units) and you exercise your redemption rights, it will not result in the loss of any VSAC warrants that you may hold (including those contained in any units you hold). Your whole warrants will become exercisable to purchase one Newsight ordinary share following consummation of the Business Combination; provided, however, that such warrants are out of the money when the VSAC Common Stock, or after Closing the Newsight Ordinary Shares, trades below $11.50 per share. Please see “Questions and Answers about the Business Combination and the Special Meeting—Q. What percentage of the combined company will be owned by VSAC stockholders who elect not to redeem their shares?” for additional information with respect to the effect of redemptions under the No Redemption, Interim and Maximum Redemption scenarios as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” However, if the number of public shares redeemed are at a level which would cause the failure of conditions to closing of the Business Combination, and subsequently the Business Combination did not occur, your VSAC warrants would expire worthless, unless VSAC consummated another business combination prior to being required to liquidate its Trust Account. For more information on these conditions, see the prior question “Do I have redemption rights”.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 262 of the General Corporation Law of the State of Delaware, the holders of VSAC Common Stock and VSAC warrants will not have appraisal rights in connection with the Business Combination.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the VSAC IPO, together with the full exercise of the over-allotment option by the underwriter and a portion of the amount raised from the private placement of VSAC warrants for a total of $102,718,000, was placed in the Trust Account immediately following the VSAC IPO. On October 28, 2022, VSAC’s Sponsor deposited an additional $1,012,000 into the Trust Account in order the extend the time VSAC has to complete its initial business combination from November 3, 2022, to February 3, 2023. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $3,542,000 to the underwriter of the VSAC IPO as deferred underwriting commissions) and for working capital and general corporate purposes.

Q: What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: VSAC’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. To the extent that there are fewer public shares and public stockholders, the trading market for Newsight ordinary shares may be less liquid than the market was for VSAC prior to the Transactions and Newsight may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Newsight to be used in its business following the consummation of the Business Combination. Pursuant to the Business Combination Agreement, the Company shall not be obligated to consummate the Transactions unless such Transactions will yield to the Company at least $25,000,000 of available cash after the payment of the transaction expenses of VSAC and the Company.

Q: What happens if the Business Combination is not consummated?

A: If VSAC does not complete the Business Combination with Newsight for whatever reason, VSAC would search for another target business with which to complete a business combination. If VSAC does not complete the Business Combination with Newsight or another business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), VSAC must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes) divided by the number of outstanding public shares. The Sponsor and VSAC’s officers and directors have waived their rights to redemption or liquidating distributions with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. VSAC’s Sponsor, officers and directors in each case did not receive any consideration for such waiver. Additionally, in the event of such liquidation, there will be no distribution with respect to VSAC’s outstanding warrants. Accordingly, all VSAC warrants will expire worthless.

4

Q: How do the Sponsor and the officers and directors of VSAC intend to vote on the proposals?

A: The Sponsor, as well as VSAC’s officers and directors, beneficially own and are entitled to vote an aggregate of 3,002,000 shares or approximately 22.9% of the outstanding VSAC Common Stock. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of VSAC Common Stock held by the Sponsor and VSAC’s officers and directors, VSAC would need 3,559,001 shares, or approximately 35.2%, of the 10,120,000 public shares to be voted in favor of the Business Combination Proposal and VSAC Charter Amendment Proposal in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q: What percentage of the combined company will be owned by VSAC stockholders who elect not to redeem their shares?

A: After the completion of the Business Combination and Transactions, VSAC’s stockholders will own a significantly smaller percentage of the combined company than they currently own of VSAC. Consequently, VSAC’s stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in VSAC.

Assuming that no holder of VSAC Common Stock exercises redemption rights as described in this proxy statement/prospectus, at the Closing existing Newsight shareholders would hold approximately 62.0% of the issued and outstanding ordinary shares of the combined company and current stockholders of VSAC would hold approximately 37.8% of the issued and outstanding ordinary shares of the combined company (including the Sponsor, who would hold approximately 8.7% of the outstanding ordinary shares of the combined company). This is based on (i) the Recapitalization having been effected, (ii) 10,120,000 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (iii) 3,002,700 Newsight ordinary shares having been issued to the Sponsor of VSAC, (iv) 64,655 Newsight ordinary shares having been issued pursuant to the pre-listing financing, and (v) 21,500,000 Newsight ordinary shares issued and outstanding held by the existing shareholders of Newsight, for a total of 34,687,355 Newsight ordinary shares issued and outstanding immediately after the Closing. Assuming further that all outstanding 7,590,000 public warrants and 354,525 Private Placement Warrants (each which are out of the money when the VSAC Common Stock trades below $11.50 per share) are exercised, former VSAC Common Stockholders (other than the Sponsor) will incur additional dilution of 7,944,525 shares and would hold approximately 23.7% of the issued and outstanding ordinary shares of the combined company.

Assuming that 50% of the outstanding VSAC Common Shares are redeemed by holders of VSAC Common Stock, at the Closing, existing Newsight shareholders would hold approximately 72.6% of the issued and outstanding ordinary shares of the combined company and current stockholders of VSAC would hold approximately 27.2% of the issued and outstanding ordinary shares of the combined company (including the Sponsor, who would hold approximately 10.1% of the outstanding ordinary shares of the combined company). This is based on the (i) the Recapitalization having been effected, (ii) 5,060,000 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (iii) 3,002,700 Newsight ordinary shares having been issued to the Sponsor of VSAC, (iv) 64,655 Newsight ordinary shares having been issued pursuant to the pre-listing financing, and (vi) 21,500,000 Newsight ordinary shares issued and outstanding held by the existing shareholders of Newsight, for a total of 29,627,355 Newsight ordinary shares issued and outstanding immediately after the Closing, assuming the Recapitalization has occurred based on an assumed stock split ratio. Assuming further that all outstanding 7,590,000 public placement warrants and 354,525 Private Placement Warrants (each which are out of the money when the VSAC Common Stock trades below $11.50 per share) are exercised, former VSAC Common Stockholders (other than the Sponsor) will incur additional dilution of 7,944,525 shares and would hold approximately 17.1% of the issued and outstanding ordinary shares of the combined company.

5

Assuming, conversely, that the maximum number of shares of VSAC Common Stock are redeemed (7,583,783 shares), at the Closing existing Newsight shareholders would hold approximately 79.3% of the issued and outstanding ordinary shares of the combined company and current stockholders of VSAC would hold approximately 20.4% of the issued and outstanding ordinary shares of the combined company (including the Sponsor, who would hold all of the approximately 11.1% of the outstanding ordinary shares of the combined company). This is based on the: (i) the Recapitalization having been effected, (ii) 2,536,217 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (iii) 3,002,700 Newsight ordinary shares having been issued to the Sponsor of VSAC, (iv) 64,655 Newsight ordinary shares having been issued pursuant to the pre-listing financing, and (vi) 21,500,000 Newsight ordinary shares issued and outstanding held by the existing shareholders of Newsight, for a total of 27,103,572 Newsight ordinary shares expected to be issued and outstanding immediately after the Closing, assuming the Recapitalization has occurred based on an assumed stock split ratio. Assuming further that all outstanding 7,590,000 public placement warrants and 354,525 Private Placement Warrants (each which are out of the money when the VSAC Common Stock trades below $11.50 per share) are exercised, former VSAC Common Stockholders (other than the Sponsor) will incur additional dilution of 7,944,525 shares and would hold approximately 9.4% of the issued and outstanding ordinary shares of the combined company.

Q: What factors did VSAC’s board consider in evaluating the Business Combination?

A: VSAC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions, including, but not limited to:

●	Market Potential. Size and forecast growth rates of the applicable markets for Newsight’s products;
●	Product Quality. Technical quality of Newsight’s products and unique characteristics and price points.
●	Customers. Customer responses to Newsight products as indicated by orders and number of evaluations and joint ventures currently underway.
●	Forecast Financial Performance. The forecast revenue and profit growth for Newsight, which is supported by due diligence and the above noted factors. While short-term variances from forecasts may occur with market conditions, VSAC felt comfortable with the trend for Newsight earnings and profit.
●	Attractive Valuation. VSAC’s board of directors believes Newsight’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the vehicle data services sector is favorable for VSAC.
●	Experienced Leadership Team with a Proven Track Record. Newsight is led by an experienced management team in Newsight’s industry and has a cohesive support team that has worked together for a considerable period of time.
●	Stockholder Liquidity. The obligation in the Business Combination Agreement to have ordinary shares of Newsight issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which VSAC’s board of directors believes has the potential to offer stockholders greater liquidity.
●	Due Diligence. VSAC’s due diligence examinations of Newsight and discussions with Newsight’s management and financial and legal advisors.
●	Other Alternatives. VSAC’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to VSAC, that the Business Combination represents the best potential business combination for VSAC and the most attractive opportunity for VSAC’s management to accelerate its business plan based upon the targeted sector of Visualization of Mass Movement (VAT), the process utilized to evaluate and assess other potential combination targets, and VSAC’s board of directors’ belief that such process has not presented a better alternative; and
●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between VSAC and Newsight.

6

VSAC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Industry Cyclicality. The cyclicality of the semiconductor industry;
●	COVID-19. The effects of health epidemics, such as the recent global COVID-19 pandemic, on Newsight’s operations;
●	Competition. Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;
●	Supply & Demand Issues. If Newsight fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;
●	Customer Relationships. Disruptions in relationships with customers;
●	Lack of Integration Risk. Any difficulty selling Newsight’s products if customers do not design Newsight’s products into their product offerings;
●	Dependence on Design Wins. Newsight’s dependence on winning selection processes;
●	Margin from Design Wins. Even if Newsight succeeds in winning selection processes for its products, Newsight may not generate timely or sufficient net sales or margins from those wins;
●	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products;
●	Limited Operating History. Newsight’s limited operating history makes evaluating its business and future prospects difficult;
●	Systems Update. The need to update Newsight’s financial systems and operations necessary for a public company;
●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;
●	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;
●	Redemption Risk. The potential that a significant number of VSAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to VSAC’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete;
●	Stockholder Vote. The risk that VSAC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within VSAC’s control;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;
●	Liquidation of VSAC. The risks and costs to VSAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in VSAC being unable to effect a business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter);
●	VSAC Stockholders Receiving Minority Position. The fact that existing VSAC stockholders will hold a minority position in the combined company; and
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, VSAC’s board of directors also considered other factors including, without limitation:

●	Interests of VSAC’s Sponsor, Directors and Officers. Some officers and directors of VSAC may have interests in the merger. See the section titled “Proposal One — The Business Combination Proposal — Interests of VSAC’s Sponsor, Directors and Officers in the Business Combination”; and
●	Other Risks. Various other risks associated with Newsight’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

7

Q: What interests do the Sponsor and the current officers and directors of VSAC have in the Business Combination?

A: In considering the recommendation of VSAC’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of VSAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. VSAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

●	VSAC’s Sponsor was formed by, and is controlled by, Dr. George Cho Yiu So. Dr. So is also a director of Newsight, the chairman of Newsight’s Hong Kong subsidiary, Newsight Imaging Hong Kong Limited, the beneficial owner of 6.95% of Newsight’s ordinary shares that are held of record by Innovative Thinker Limited, which is controlled by Dr. So, and the beneficial owner of 2.35% of the outstanding share capital of Newsight’s subsidiary Virusight.

●	If the Business Combination with Newsight or another business combination is not consummated by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), VSAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and VSAC’s board of directors, dissolving and liquidating. In such event, the 2,530,000 Founder Shares held by the Sponsor, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares (having waived the rights to such redemption or distribution, without consideration therefor, in connection with the VSAC IPO). Such shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. On the other hand, if the Business Combination is consummated, each outstanding share of VSAC Common Stock will be converted into one Newsight ordinary share.

●	The Sponsor has spent $25,000 to purchase 2,530,000 Founder shares and $4,727,000 to purchase 472,700 Private Placement Units from VSAC for $10.00 per placement unit. The Founder Shares had an aggregate value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●] and the Private Placement Units had an aggregate market value of $[●] million based upon the closing price of $[●] per Unit on the Nasdaq on [●], 20[●]. The Founder Shares and the Private Placement Units will become worthless if VSAC does not consummate a business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC charter).

●	If VSAC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by VSAC for services rendered or contracted for or products sold to VSAC. If VSAC consummates a business combination, on the other hand, Newsight will be liable for all such claims.

●	The Sponsor and VSAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on VSAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if VSAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, VSAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). As of the Record Date, the Sponsor and VSAC’s officers and directors and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

8

●	The Business Combination Agreement provides for the continued indemnification of VSAC’s current directors and officers and the continuation of directors and officers liability insurance covering VSAC’s current directors and officers.

●	VSAC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to VSAC to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to VSAC outside of the Trust Account. To date, VSAC’s Sponsor has (a) given VSAC a line of credit of up to $1,000,000 to provide VSC with working capital of which $[●] has been advanced as of the date of the proxy statement/prospectus, (b) loaned VSAC $1,012,000 to extend the time VSAC has to complete its initial business combination from November 3, 2022 to February 3, 2023 and (c) loaned VSAC $1,000,000 for VSAC to in turn loan to Newsight to provide Newsight with working capital prior to the Closing. See, “Certain Relationships and Related Person Transactions—VSAC - Working Capital Loans from Our Sponsor” below.

●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in VSAC and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC charter). Thus, if the proposed Business Combination with Newsight is not consummated, VSAC may seek to complete a business combination with a less favorable target company or on terms less favorable to VSAC stockholders rather than choose to dissolve and liquidate.

●	Dr. So, the manager and controlling member of the Sponsor, is currently a member of the board of directors of Newsight and will continue to be a member of the board of directors of Newsight following the closing of the Business Combination and, therefore, in the future Dr. So will receive any cash fees, stock options or stock awards Newsight determines to pay to its non-executive directors.

●	The Sponsor paid an aggregate of $25,000 for 2,530,000 Founder Shares, which had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. If the proposed Business Combination with Newsight is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.

●

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in Newsight is estimated to comprise approximately 8.7% of outstanding Newsight ordinary shares in a no redemption scenario, 9.3% in a 25% redemption scenario, 10.1% in a 50% redemption scenario and 11.1% in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the VSAC special meeting, which is set for [●], 20[●] however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of Newsight ordinary shares as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: VSAC urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or a warrant holder of VSAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

9

Q: When and where will the special meeting take place?

A: The special meeting will be held on [●], 20[●], at a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to vote via the web portal during the special meeting webcast and submit questions or comments to VSAC’s directors and officers during the special meeting. Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the Special Meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of VSAC’s stockholders, the special meeting will be held virtually. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of VSAC Common Stock:

●

Shares Held of Record. If you are a record holder, and you wish to attend the virtual special meeting, go to https://[●] [●], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the special meeting, you will need to log back into the meeting site using your control number.

●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the special meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact Continental Stock Transfer on or before [●], 20[●].

Stockholders will also have the option to listen to the special meeting by telephone by calling:

●	Within the U.S. and Canada: (888) 965-8995 (toll-free)

●	Outside of the U.S. and Canada: (415) 655-0243 (standard rates apply)

The passcode for telephone access: [●]. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of VSAC Common Stock on the Record Date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

10

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The Business Combination Proposal, the Nasdaq Proposal, the VSAC Charter Proposal and the Adjournment Proposal are all non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to any of these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Stockholders of record may send a later-dated, signed proxy card to VSAC’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to VSAC’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the special meeting?

A: A quorum is the minimum number of shares of VSAC Common Stock that must be present to hold a valid meeting. A quorum will be present at the VSAC special meeting if a majority of the voting power of the issued and outstanding shares of VSAC Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q: What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

●	Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of VSAC Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Nasdaq Proposal and the VSAC Charter Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Nasdaq Proposal — Approval of the Nasdaq proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the VSAC Charter Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	VSAC Charter Proposal — Approval of the VSAC Charter Proposal will require the affirmative vote of holders of a majority of the shares of VSAC Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the VSAC Charter Proposal. Brokers are not entitled to vote shares on the VSAC Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the VSAC Charter Proposal. The VSAC Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the VSAC Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Nasdaq Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Adjournment Proposal — Approval of the Adjournment Proposal will require Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

11

Q: What happens if I fail to take any action with respect to the special meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the VSAC stockholders and consummated, you will become a shareholder and/or warrant holder of Newsight.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of VSAC, as applicable, and VSAC will continue to search for another target business with which to complete an initial business combination. If VSAC does not complete the Business Combination with Newsight or another business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), VSAC must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes), and as promptly as reasonably possible following such redemption, subject to the approval of VSAC’s remaining stockholders and its board of directors, dissolve and liquidate.

Q: What should I do with my share and/or warrant certificates?

A: Warrant holders and those stockholders who do not elect to have their shares of VSAC Common Stock redeemed for a pro rata share of the Trust Account should wait for instructions from VSAC’s transfer agent regarding what to do with their certificates. VSAC stockholders who exercise their redemption rights must deliver their share certificates to VSAC’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above. Upon consummation of the Transactions, the VSAC warrants, by their terms, will entitle holders to purchase shares of Newsight. Therefore, warrant holders need not deliver their warrants to VSAC or Newsight at that time.

Q: What should I do if I receive more than one set of voting materials?

A: Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of VSAC Common Stock.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at [●].

Tel: [●]
Attn: [●]
Email: [●]

You may also obtain additional information about VSAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to VSAC’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Francis “Fran” Wolf
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: fwolf@continentalstock.com
Tel: +1 (212) 845-3233

12

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the special meeting of VSAC stockholders. For additional information, see “Where You Can Find More Information” beginning on page 263. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Newsight Imaging Ltd. (page 122)

Newsight develops advanced CMOS image sensor chips, providing 3D solutions for high volume markets. The chip’s sensor is manufactured using CMOS technology with ultra-high sensitivity pixels, replacing more expensive CCD sensors and other camera modules in LiDAR applications for robotics, automotive (ADAS and Car safety) and drones as well as in other markets, such as mobile depth cameras, AR/VR, Industry 4.0 and barcode scanners.

Newsight’s current market is selling image sensor chips and 3D solutions for high volume markets in East Asia and Europe, and although Newsight does not currently have operations in the United States, it intends in the future to expand into the U.S. market. Newsight’s organizational structure showing Newsight and its subsidiaries is as follows:

The mailing address of Newsight’s principal executive office is 3 Golda Meir Park Hamada, P.O.B 4114, Ness Ziona 7414002, Israel and its telephone number is +972 (8) 3793388.

Vision Sensing Acquisition Corp. (page 122)

VSAC was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. VSAC was incorporated under the laws of the State of Delaware on August 13, 2021. In October 2021, VSAC issued 2,530,000 shares of common stock to its Sponsor, Vision Sensing LLC, for an aggregate purchase price of $25,000.

On November 3, 2021, VSAC consummated the VSAC IPO of 10,120,000 units, which included the exercise in full of the underwriters’ option to purchase an additional 1,320,000 units to cover over-allotments, with each unit consisting of one share of VSAC Class A common stock and three quarters (3/4) of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of VSAC Class A common stock at a price of $11.50 per whole share, exercisable on the later of (i) the completion of an initial business combination and (ii) 12 months from the VSAC IPO (the “Public Warrants”). Simultaneously with the closing of the VSAC IPO, VSAC consummated the sale of 472,700 units at a price of $10.00 per unit in a private placement to its Sponsor, Vision Sensing LLC.

VSAC’s units, the VSAC Class A common stock and the VSAC warrants are listed on the Nasdaq under the symbols VSACU, VSAC and VSACW, respectively.

The mailing address of VSAC’s principal executive office is 78 SW 7th Street, Suite 500, Miami, Florida 90010, and its telephone number is (786) 633-2520.

Newsight Merger Sub, Inc. (page 122)

Newsight Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Newsight. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Newsight.

The Business Combination Agreement (page 110)

The terms and conditions of the merger of Merger Sub with and into VSAC, with VSAC surviving the merger as a wholly owned subsidiary of Newsight are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. For more information about the Transactions, please see the section entitled “The Business Combination Proposal – Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

13

Merger Consideration

Prior to the Effective Time, Newsight will effect the Recapitalization.

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $320 million, assuming no redemptions.

Pursuant to the Business Combination Agreement at the Effective Time (a) each share of VSAC common stock, par value $0.0001 per share (“VSAC Common Stock”), outstanding immediately prior to the Effective Time will be exchanged for one Newsight ordinary share (b) each warrant of VSAC entitling the holder to purchase one share of VSAC Common Stock per warrant at a price of $11.50 per whole share (each, a “VSAC warrant”) outstanding immediately prior to the Effective Time will be assumed by Newsight and will become a Newsight warrant entitling the holder to purchase one Newsight ordinary share at a price of $11.50 per share.

The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time of the Business Combination, (a) the outstanding Newsight Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of Newsight shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Newsight Ordinary Shares issuable under the Business Combination Agreement in exchange for VSAC Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by the Business Combination Agreement prior to such event.

We estimate that, upon consummation of the Transactions, assuming none of VSAC’s public stockholders demand redemption (“SPAC Redemptions”) pursuant to the Existing VSAC Charter, the securityholders of Newsight will own approximately 62.0% of the outstanding Newsight ordinary shares, and the securityholders of VSAC and investors in Newsight’s Pre-Transaction Financing will own the remaining Newsight ordinary shares. We estimate that if all of VSAC’s public stockholders demand redemptions pursuant to the Existing VSAC Charter, upon consummation of the Transactions, the securityholders of Newsight will own approximately 87.5% of the outstanding Newsight ordinary shares, and the securityholders of VSAC and investors in Newsight’s Pre-Transaction Financing will own the remaining Newsight ordinary shares.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties):

●	Required Shareholder Approval.
●	Antitrust Laws.
●	Requisite Regulatory Approvals.
●	Requisite Consents.
●	No Law or Order.
●	Registration Statement.
●	Net Tangible Assets Test.
●	Nasdaq Listing.
●	Composition of the Board.
●	Recapitalization; Amendment to Company Articles.
●	Foreign Private Issuer.

14

In addition, unless waived by Newsight, the obligations of Newsight and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by VSAC of customary certificates and other closing deliverables:

●	Representations and Warranties.
●	Agreements and Covenants.
●	No Material Adverse Effect.
●	Resignation of Directors and Officers.
●	Available Closing VSAC Cash.
●	Closing Deliveries.

○	Officer’s Certificate.
○	Secretary Certificate.
○	Good Standing.
○	Assignment, Assumption and Amendment to Warrant Agreement.
○	Registration Rights Agreement.
○	Lock-Up Agreements.
○	Insider Letter Amendment.

Unless waived by VSAC, the obligations of VSAC to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by the Company and Merger Sub of customary certificates and other closing deliverables:

●	Representations and Warranties.
●	Agreements and Covenants.
●	No Material Adverse Effect.
●	Certain Ancillary Documents.
●	Receipt of Audited Financials and Interim Financials.
●	Closing Deliveries.

○	Officer’s Certificate.
○	Company Secretary Certificate.
○	Good Standing.

●	Employment Agreements.
●	Non-Competition and Non-Solicitation Agreements.
●	Assignment, Assumption and Amendment to Warrant Agreement.
●	Registration Rights Agreement.
●	Founder Registration Rights Agreement Amendment.
●	Lock-Up Agreements.
●	Insider Letter Amendment.

The Transactions further will be consummated only if the Business Combination Proposal, the Nasdaq Proposal and the VSAC Charter Proposal are approved at the special meeting.

Termination Provisions

The Business Combination Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of VSAC and the Company, or by VSAC or the Company acting alone, in specified customary circumstances, including:

●	by mutual written consent of VSAC and the Company;

●	by written notice by VSAC or the Company of any of the conditions of Closing summarized above have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate the Business Combination Agreement shall not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

15

●	by written notice by either VSAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

●	by written notice by the Company to VSAC, if (i) there has been a breach by VSAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of VSAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to VSAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

●	by written notice by VSAC to the Company, if (x)(i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by VSAC or (B) the Outside Date; provided, that VSAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time VSAC is in material uncured breach of its representations, warranties or covenants in this Agreement, or (y) in the reasonable opinion of VSAC, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the Audited Financials and those set forth on the Draft Audited Financials or (ii) between those set forth on the Interim Financials and those set forth on the Draft Interim Financials;

●	by written notice by VSAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement; or

by written notice by either VSAC or the Company to the other if the VSAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, VSAC’s or the Company’s shareholders have duly voted, and the Required VSAC Shareholder Approval or Company Shareholder Approval was not obtained.

Agreements Entered Into or to be Entered Into in Connection with the Business Combination Agreement (page 119)

PIPE Subscription Agreements

The Business Combination Agreement permits VSAC and Newsight to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to VSAC and Newsight (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either VSAC or Newsight or both VSAC and Newsight for an aggregate of up to $40,000,000 in connection with one or more private placements in VSAC and/or Newsight, to purchase Newsight Ordinary Shares and/or VSAC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (the “PIPE Investment”); provided however, that the aggregate amount of PIPE Investments in Newsight Ordinary Shares pursuant to Subscription Agreements with Newsight (which we refer to as the Pre-Transaction Financing) shall not exceed $10,000,000. Any Newsight Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and accordingly, the number of Newsight Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization The closing of the PIPE Investment will be conditioned upon the consummation of the Transactions. As of the date of this proxy statement/prospectus, Newsight has entered into aggregate subscriptions in the Pre-Transaction Financing for 64,655 Newsight Ordinary Shares for aggregate proceeds of $525,000. Neither VSAC nor Newsight has received any PIPE Subscriptions other than Newsight’s receipt of subscriptions for 64,655 Newsight Ordinary Shares in the Pre-Transaction Financing.

16

Newsight Voting Agreements

On or about the date of execution of the Business Combination Agreement, holders of a majority of Newsight’s outstanding ordinary shares entered into agreements (the “Newsight Voting Agreements”) pursuant to which they agreed with VSAC and Newsight to (i) appear at each shareholder meeting called by Newsight for the purpose of approving the Business Combination and other transactions contemplated by the Business Combination, for the purpose of establishing a quorum, (ii) vote for or execute a written consent in favor of the Business Combination and against all other action that would reasonably be expected to materially impede the Business Combination, (iii) not to solicit, initiate, encourage, or facilitate certain alternate business combinations, (iv) vote, consent or approve any other consent or other approval that may be required under Newsight’s governing documents or otherwise sought in furtherance of the transactions contemplated by the Business Combination, and (v) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Newsight Registration Rights Agreement

At the Closing of the Business Combination Agreement, Newsight, the Sponsor and certain securityholders of Newsight will enter into the Newsight Registration Rights Agreement (the “Newsight Registration Rights Agreement”) pursuant to which, following completion of the Transactions, Newsight will agree to register for resale upon demand certain Newsight ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Newsight Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Newsight Registration Rights Agreement. In addition, the Newsight Registration Rights Agreement provides that Newsight will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Newsight Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Newsight securities, and all such prior agreements shall be terminated.

Newsight Lock-up Agreement

On or about the date of execution of the Business Combination Agreement, Newsight, VSAC and certain securityholders of Newsight entered into lock-up agreements (the “Newsight Lock-up Agreements”) pursuant to which the Newsight securityholders party thereto have agreed not to transfer their Newsight ordinary shares, except to certain permitted transferees and certain Limited Founder Transfers described below, beginning on the closing date of the Business Combination and continuing until the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the Newsight Ordinary Shares equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period, and (z) the date after the Closing on which Newsight consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Newsight’s shareholders having the right to exchange their Newsight Ordinary Shares for cash, securities or other property. We collectively refer to these provisions as the “Lockup Provisions.” The Newsight Lock-up Agreements with each of Newsight’s Co-Founders, Eli Assoolin, who is also a director and the chief executive officer of Newsight, and Eyal Yatskan, who is also a director and the chief technology officer of Newsight, provide a limited exception to the Lockup Provisions for up to 5% of each of their holdings of Newsight Ordinary Shares, respectively, and which we refer to as the rights to “Limited Founder Transfers.” Despite their rights to Limited Founder Transfers, each of Mr. Assoolin and Mr. Yatskan would be generally limited in their ability to sell their Newsight Ordinary Shares by restrictions relating to affiliates under the U.S. securities laws, and each of their Newsight Ordinary Shares are not being registered under this registration statement, of which the proxy statement/prospectus forms a part.

Sponsor Voting Agreement

On or about the date of execution of the Business Combination Agreement, VSAC’s Sponsor, VSAC and Newsight entered into a Sponsor Voting Agreement (the “Sponsor Voting Agreement”) pursuant to which VSAC’s Sponsor has agreed to vote at the Special Meeting and any meeting of the stockholders of VSAC, and in any action by written consent of the stockholders of VSAC, to approve the Business Combination Agreement, all of shares of VSAC Common Stock that it holds (a) in favor of the approval and adoption of the Business Combination Agreement and the Transactions, (b) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the stockholders of VSAC and (c) against any action, agreement or transaction (other than the Business Combination Agreement or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of VSAC under the Business Combination Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Business Combination Agreement from being consummated. VSAC’s Sponsor also agreed not to transfer, assign, or sell such shares, except as contemplated in the Business Combination Agreement and in accordance with the Sponsor Letter (as defined below) until the Closing or the termination of the Business Combination Agreement.

17

Sponsor Letter Amendment

Pursuant to the Sponsor Letter, the Sponsor has agreed:

1.	Not to transfer any Founder Shares (or shares of VSAC common stock issuable upon conversion thereof) until the earlier to occur of (A) six months after the completion of the VSAC’s initial business combination; (B) subsequent to VSAC’s initial business combination, when the reported last sale price of VSAC common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after VSAC’s initial business combination; or (C) the date on which VSAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the VSAC’s stockholders having the right to exchange their shares of VSAC common stock for cash, securities or other property; and

2.	Not transfer any Private Placement Units, Private Placement Shares, Private Placement Warrants or shares of VSAC common stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of VSAC’s initial business combination.

At the Closing of the Business Combination Agreement, VSAC, the Sponsor and Newsight will enter into an amendment to the Sponsor Letter (the “Sponsor Letter Amendment”) pursuant to which Newsight will assume all of the rights and obligations of VSAC under the Sponsor Letter and the provisions of the Sponsor Letter applicable to VSAC securities would become applicable to the Newsight securities issued in replacement therefor.

Sponsor Registration Rights Agreement Amendment

VSAC and its Sponsor are parties to that certain Registration Rights Agreement dated November 1, 2021 (the “Sponsor Registration Rights Agreement”) pursuant to which VSAC granted its Sponsor certain registration rights with respect to certain of the Sponsor’s VSAC securities. Prior to filing the registration statement of which this prospectus/proxy statement is a part, VSAC, Newsight and the Sponsor entered into an amendment to the Sponsor Registration Rights Agreement (the “Sponsor Registration Rights Agreement Amendment”) pursuant to which Newsight agreed to assume the obligations of VSAC under the Sponsor Registration Rights Agreement effective as of the Effective Time of the merger and pursuant to which the registration rights previously applicable to the VSAC securities of the Sponsor will be applicable after the Closing to the corresponding Newsight securities received by the Sponsor in the Business Combination.

Assignment & Assumption of Warrant Agreement

Upon the closing of the Business Combination, Newsight, VSAC and Continental Stock Transfer & Trust Company (“Continental”) will enter into an assignment and assumption of warrant agreement (the “Assignment & Assumption of Warrant Agreement”). Such agreement will provide for the assignment by VSAC to Newsight and the assumption by Newsight from VSAC of that certain Warrant Agreement, dated as of November 1, 2021, by between VSAC and Continental (the “Existing Warrant Agreement”). Pursuant to the Assignment & Assumption of Warrant Agreement, all VSAC warrants under the Existing Warrant Agreement will no longer be exercisable for shares of VSAC Common Stock, but instead will be exercisable for Newsight ordinary shares.

18

Newsight Officer Non-Competition Agreements

Simultaneously with the Closing, the senior executive officers of Newsight will enter into non-competition and non-solicitation agreements (the “Newsight Officer Non-Competition Agreements”), pursuant to which they will agree not to engage, anywhere in Israel or the United States, in the business of Newsight and VSAC during the four-year period following the Closing and, during such four-year restricted period, not to (i) solicit, hire or engage employees or independent contractors of Newsight or (ii) solicit customers or clients of Newsight. The agreements also contain customary non-disparagement and confidentiality provisions.

Newsight Officer Employment Agreements

The Business Combination Agreement requires Newsight, prior to the Closing, to (i) enter into employment contracts with minimum terms of three (3) years with each of Newsight’s four most senior executive officers, Eli Assoolin, Eyal Yatskan, Beny Bar and Yaron Cohen, and (ii) use its commercially reasonable efforts to cause each of them to enter into employment agreements with each of Newsight’s subsidiaries, in each case effective as of the Closing and in form and substance reasonably acceptable to Newsight and VSAC.

The Nasdaq Proposal (page 106)

At the Special Meeting, VSAC stockholders will be asked to approve the Nasdaq Proposal, to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of VSAC’s issued and outstanding Common Stock in connection with the PIPE Investment. Please see the section entitled “Proposal Two – The Nasdaq Proposal.”

The VSAC Charter Proposal (page 107)

VSAC stockholders will also be asked to approve the VSAC Charter Proposal, which will provide that VSAC will amend and restate the Existing VSAC Charter to change the corporate name of VSAC to “Newsight Holdco, Inc.,” to change the authorized capital stock to 1,000 shares of common stock and to otherwise restate the Existing VSAC Charter to a certificate of incorporation appropriate for a privately owned corporation, which we refer to as the Restated VSAC Charter. Please see the section entitled “Proposal Three – The VSAC Charter Proposal.”

The Adjournment Proposal (page 109)

If VSAC is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Four —The Adjournment Proposal.”

Cross-Conditioning of the Business Combination Proposal, Nasdaq Proposal and VSAC Charter Proposal

The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq Proposal and the VSAC Charter Proposal, which we refer to as the Condition Precedent Proposals, at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal so none of them can be adopted unless all three are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Date, Time and Place of Special Meeting of VSAC’s Stockholders (page 74)

The special meeting will be held at [●], Eastern time, on [●], 20[●], via live webcast at https://[●] [●], or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

19

Voting Power; Record Date (page 74)

VSAC stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned VSAC Common Stock at the close of business on [●], 20[●], which is the Record Date for the special meeting. VSAC stockholders will have one vote for each share of VSAC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. VSAC warrants do not have voting rights. On the Record Date, there were 13,122,700 shares of VSAC Common Stock outstanding, of which 10,120,000 were public shares with the rest being held by the initial stockholders and their respective affiliates (including the Sponsor).

Redemption Rights (page 76)

Pursuant to the VSAC Charter, a holder of public shares may demand that VSAC redeem such shares for cash if the Business Combination is consummated; provided that VSAC will only redeem public shares so long as (after such redemption), VSAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds VSAC as a public company (such as Newsight), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination (such as the $25 Million Minimum Closing Cash Requirement) either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions. Therefore, the Business Combination will not be consummated unless the $25 Million Minimum Closing Cash Requirement is met.

Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to VSAC’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such public shares as of the Record Date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be redeemed. If a holder of public shares properly demands redemption, delivers his, her or its shares to VSAC’s transfer agent as described above, and the Business Combination is consummated, VSAC will redeem each public share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $[●] per share. If a holder of public shares exercises his, her or its redemption rights, then it will be exchanging its shares of VSAC Common Stock for cash and will not become a shareholder of Newsight. See the section of this proxy statement/prospectus titled “Special Meeting of VSAC Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Pursuant to the Sponsor Letter, VSAC’s Sponsor, directors and executive officers have waived their right to redeem any shares of VSAC Common Stock that they own in connection with VSAC stockholder approval of the Business Combination, any proposed amendment to the Existing VSAC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any VSAC public shares that they own or may acquire in VSAC fails to consummate a business combination within the time frame required by the Existing VSAC Charter).

VSAC warrant holders do not have redemption rights with respect to such securities.

Appraisal Rights (page 78)

VSAC stockholders and VSAC warrant holders do not have appraisal rights in connection with the Transactions under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of VSAC Stockholders—Appraisal Rights.”

VSAC’s Board of Directors’ Reasons for the Business Combination (page 84)

VSAC’s board of directors, in evaluating the Business Combination, consulted with VSAC’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the Transactions are advisable and in the best interests of VSAC and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the Transactions, VSAC’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, VSAC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. VSAC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of VSAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

20

In approving the Business Combination, VSAC’s board of directors relied on a fairness opinion issued by BDO Ziv Haft Consulting and Management Ltd dated August 11, 2022. The officers and directors of VSAC also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, VSAC’s officers and directors have substantial experience with mergers and acquisitions.

VSAC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions. VSAC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

VSAC’s board of directors concluded that the potential benefits that it expected VSAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, VSAC’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of VSAC and its stockholders. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—VSAC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Interests of VSAC’s Sponsor, Directors and Officers in the Business Combination (page 101)

In considering the recommendation of VSAC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and VSAC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of VSAC’s stockholders generally. In particular:

●	VSAC’s Sponsor was formed by, and is controlled by, Dr. George Cho Yiu So. Dr. So is also a director of Newsight, the chairman of Newsight’s Hong Kong subsidiary, Newsight Imaging Hong Kong Limited, the beneficial owner of 6.95% of Newsight’s ordinary shares that are held of record by Innovative Thinker Limited, which is controlled by Dr. So, and the beneficial owner of 2.35% of the outstanding share capital of Newsight’s subsidiary Virusight.

●	If the Business Combination with Newsight or another business combination is not consummated by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC charter), VSAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and VSAC’s board of directors, dissolving and liquidating. In such event, the 2,530,000 Founder Shares held by the Sponsor, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares (having waived the rights to such redemption or distribution, without consideration therefor, in connection with the VSAC IPO). Such shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. On the other hand, if the Business Combination is consummated, each outstanding share of VSAC Common Stock will be converted into one Newsight ordinary share.

The Sponsor has spent $25,000 to purchase 2,530,000 Founder shares and $4,727,000 to purchase 472,700 Private Placement Units from VSAC for $10.00 per placement unit. The Founder Shares had an aggregate value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●] and the Private Placement Units had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. The Founder Shares and the Private Placement Units will become worthless if VSAC does not consummate a business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC charter).

21

●	If VSAC is unable to consummate a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by VSAC for services rendered or contracted for or products sold to VSAC. On the other hand, if VSAC does consummate a business combination within the required time period, Newsight will be liable for all such claims.

●	The Sponsor and VSAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on VSAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if VSAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, VSAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). As of the Record Date, the Sponsor and VSAC’s officers and directors and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●	The Business Combination Agreement provides for the continued indemnification of VSAC’s current directors and officers and the continuation of directors and officers liability insurance covering VSAC’s current directors and officers.

●	VSAC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to VSAC to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to VSAC outside of the Trust Account. To date, VSAC’s Sponsor has (a) given VSAC a line of credit of up to $1,000,000 to provide VSAC with working capital of which $[●] has been advanced as of the date of the proxy statement/prospectus, (b) loaned VSAC $1,012,000 to extend the time VSAC has to complete its initial business combination from November 3, 2022 to February 3, 2023 and (c) loaned VSAC $1,000,000 for VSAC to loan to Newsight to provide Newsight with working capital prior to the Closing. See, “Certain Relationships and Related Person Transactions—VSAC - Working Capital Loans from Our Sponsor” below.

●	The Sponsor will benefit financially from the consummation of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in VSAC and will not be reimbursed for any out-of pocket expenses if a business combination is not completed prior to February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC charter). Thus, if the proposed Business Combination with Newsight is not consummated, VSAC may seek to complete a business combination with a less favorable target company or on terms less favorable to VSAC stockholders rather than choose to dissolve and liquidate.

●	Dr. So, the manager and controlling member of the Sponsor, is currently a member of the board of directors of Newsight and will continue to be a member of the board of directors of Newsight following the closing of the Business Combination and, therefore, in the future Dr. So will receive any cash fees, stock options or stock awards that the board of directors of Newsight determines to pay to its non-executive directors.

●	The Sponsor paid an aggregate of $25,000 for 2,530,000 Founder Shares, which had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. If the proposed Business Combination with Newsight is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.

●

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in Newsight is estimated to comprise approximately 8.7% of outstanding Newsight ordinary shares in a no redemption scenario, 9.3% in a 25% redemption scenario, 10.1% in a 50% redemption scenario and 11.1% in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

22

Recommendation to VSAC Stockholders (page 74)

VSAC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of VSAC and its stockholders and recommended that VSAC stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the VSAC Charter Proposal and “FOR” the Adjournment Proposal, if presented.

Material U.S. Federal Income Tax Considerations (page 219)

For a description of material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of VSAC Common Stock and the ownership and disposition of Newsight ordinary shares and/or Newsight warrants, please see “Material U.S. Federal Income Tax Considerations”.

Certain Material Israeli Tax Considerations (page 234)

The Business Combination is a taxable event in Israel. The VSAC stockholders and holders of VSAC warrants that are not residents of Israel should, under certain conditions, be exempt from Israeli tax while those that are Israeli residents may be taxed on any capital gains resulting from the exchange of their VSAC Common Stock and the VSAC warrants. Newsight, Merger Sub, their respective affiliates, and any other person making a payment under the Business Combination Agreement (including the issuance of shares and/or warrants as consideration under the Business Combination Agreement) is required to deduct and withhold tax from the consideration payable to them under the Business Combination Agreement in accordance with applicable legal requirements. VSAC has applied for a tax ruling from the ITA exempting Newsight, Merger Sub and their respective agents from any obligation to withhold Israeli tax from such consideration payable or otherwise deliverable to VSAC stockholders and holders of VSAC warrants, and deferring the taxable event to the time of the sale of the shares or warrants. We sometime refer to such tax ruling as the WHT Ruling. In case such tax ruling is not timely obtained or does not cover all VSAC stockholders and holders of VSAC warrants, according to the Business Combination Agreement: (1) any VSAC stockholder or holder of VSAC warrants that owns at least 5% of VSAC Common Stock or is a resident of Israel will be subject to tax withholding in Israel, unless an exemption certificate from the ITA is provided by such VSAC stockholder or holder of VSAC warrants; and (2) VSAC stockholder or holder of VSAC warrants that owns less than 5% of VSAC Common Stock may provide a valid declaration that it is not and has never been an Israeli tax resident, that it does not and has never maintained a permanent establishment in Israel, and that it is not a direct or indirect holder of 5% or more of VSAC Common Stock. No assurance can be given that the tax ruling will be obtained or that the ITA will exempt Newsight, Merger Sub and their respective agents from any obligation to withhold Israeli tax. In the event that such tax ruling is not obtained prior to the payment of such consideration, Israeli tax withholding may be required with respect to payments made to certain VSAC stockholders and holders of VSAC warrants who do not obtain an exemption certificate from the ITA or provide such tax declaration, by that time.

For a description of such tax ruling and certain other material Israeli tax consequences of the ownership and disposition of Newsight ordinary shares and/or Newsight warrants, please see “Certain Material Israeli Tax Considerations”.

Anticipated Accounting Treatment (page 103)

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.

The Recapitalization of Newsight such that each Newsight ordinary share has an implied value of $10.00 per share immediately prior to merger (and valuing Newsight equity as of such agreed measurement time at the Total Deal Value).

2.	The Company receives an aggregate amount of $30 million of subscriptions from PIPE Investors.

23

3.	The merger of VSAC with Merger Sub results in the exchange of shares of VSAC Common Stock held by VSAC shareholders for newly issued ordinary shares of Newsight. The merger is not within the scope of ASC 805 (“Business Combinations”) because VSAC does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of Newsight ordinary shares issued and the fair value of VSAC’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Newsight ordinary share issued to VSAC stockholders is equal to the fair value of each individual Newsight share resulting from the Total Deal Value assigned to Newsight in the Business Combination Agreement.

Comparison of Rights of Stockholders of VSAC and Shareholders of Newsight (page 252)

If the Business Combination is successfully completed, holders of VSAC Common Stock will become holders of Newsight ordinary shares and their rights as shareholders will be governed by Newsight’s organizational documents. There are also differences between the laws governing VSAC, a Delaware corporation, and Newsight, an Israeli company. Please see “Comparison of Rights of Newsight Shareholders and VSAC Stockholders” for more information.

Emerging Growth Company (page 181)

Each of VSAC and Newsight is, and consequently, following the Business Combination, Newsight will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Newsight will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Newsight’s securities less attractive as a result, there may be a less active trading market for Newsight’s securities and the prices of Newsight’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Newsight has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Newsight, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Newsight’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Newsight will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Newsight ordinary shares were offered in exchange for VSAC Common Stock in connection with the Transactions, (b) in which Newsight has total annual gross revenue of at least $1.07 billion, or (c) in which Newsight is deemed to be a large accelerated filer, which means the market value of Newsight’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Newsight has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

24

Foreign Private Issuer Status (page 181)

Newsight is a company organized under the laws of the State of Israel. After the consummation of the Business Combination, Newsight will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to Newsight on June 30, 2023. Even after Newsight no longer qualifies as an emerging growth company, for so long as Newsight qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies,

Newsight will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Newsight intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Newsight is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Newsight shareholders will receive less or different information about Newsight than a shareholder of a U.S. domestic public company would receive.

After the consummation of the Business Combination, Newsight expects to be listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as Newsight to follow the corporate governance practices of its home country. Certain corporate governance practices in Israel, which is Newsight’s home country, may differ significantly from Nasdaq listing standards.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. For example, for so long as Newsight retains its foreign private issuer status, officers, directors and principal shareholders of Newsight will not be subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. Thus, even at such time as Newsight no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

Regulatory Matters (page 103)

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Such risks include, but are not limited to:

●	If markets for advanced image sensor chips for 3D machine vision and spectral analysis and LiDAR products develop more slowly than we expect or demand is slower, our operating results could be harmed;
●	The market for 3D machine vision and spectral analysis is highly competitive;
●	If Newsight or its suppliers do not maintain sufficient inventory, Newsight could lose sales or incur expenses which could negatively affect its operating results;
●	We may be unable to adequately control the costs or supply of electronic components associated with our operations;
●	Increases in shipping costs and supply shortages and inflation could materially adversely affect our operating results;
●	Changing laws and regulations could increase the costs and risks of non-compliance;
●	Newsight’s management team has limited experience managing a U.S. listed public company;

25

●	Newsight is dependent on the services of its chief executive officer and chief technology officer and other members of its senior management team;
●	Unaudited pro forma condensed combined financial information included may not be indicative of what the combined company’s actual financial position or results of operations would have been;
●	We may not be able to obtain financing for our growth or fund our future capital expenditures, which would have a negative impact on our results of operations and financial condition;
●	As a development stage company, Newsight has had a history of net losses and absent financing there is no certainty its business will continue as a going concern;
●	The future exercise of registration rights may adversely affect the price of Newsight Ordinary Shares;
●	We rely on intellectual property and proprietary rights and may not be able to adequately enforce or protect them;
●	The listing of Newsight securities will not benefit form the process of an underwritten initial public offering which could result in inefficiencies in pricing and volatility;
●

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors;

●	A market for Newsight’s securities may not develop or be sustained;
●	Newsight has identified a material weakness in entry level control components relating to documenting its financial reporting process and Newsight management will be required to devote substantial time to maintaining and improving its internal controls;
●	Investors’ rights and responsibilities will be governed by Israeli law which differs in some respects from that of non-Israeli companies;
●	The effects of health epidemics, such as the recent global COVID-19 pandemic;
●	Competition in the vision sensing industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;
●	Disruptions in relationships with any one of Newsight’s key customers;
●	Any difficulty selling Newsight’s products if customers do not design Newsight’s products into their product offerings;
●	Newsight’s dependence on winning selection processes;
●	Even if Newsight succeeds in winning selection processes for its products, Newsight may not generate timely or sufficient net sales or margins from those wins;
●	Sustained yield problems or other delays in the manufacturing process of products;
●	If VSAC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their VSAC Common Stock into a pro rata portion of the Trust Account;
●	The financial and other interests of VSAC’s board of directors may have influenced VSAC’s board of directors’ decision to approve the Business Combination;
●	The Newsight securities to be received by VSAC’s securityholders as a result of the Business Combination will have different rights from VSAC securities, and VSAC’s stockholders will have a reduced ownership and voting interest of Newsight after consummation of the Business Combination; and
●	The other matters described in the section titled “Risk Factors”.

26

RISK FACTORS

If the Business Combination is completed, Newsight will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Newsight and VSAC or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Newsight’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Newsight ordinary shares or, if the Business Combination is not consummated, VSAC Common Stock could decline, and you may lose part or all of the value of any Newsight ordinary shares or, if the Business Combination is not consummated, you may lose part or all of the value of any shares of VSAC Common Stock that you hold.

Risks Related to Newsight Following the Business Combination

Any of the following risk factors could cause Newsight’s actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that Newsight faces.

Risks Related to Newsight’s Business and Industry

We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for advanced image sensor chips for 3D machine vision and spectral analysis and LiDAR products, including automotive, security & smart cities and spaces, robotics, industrial and other commercial applications, develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

While image sensor technology and LiDAR has existed for some time for terrestrial and aerial mapping applications and for research and development level automotive applications, the concept of attractively priced high resolution image sensors for markets like automotive, security & smart cities and spaces, robotic vision, remote patient monitoring and LiDAR applications is relatively new and rapidly evolving, making the Company’s business and prospects difficult to evaluate. The growth and profitability of these markets (collectively, the “Sensing Solutions Market”) and the level of demand and market acceptance for advanced image sensor technology are subject to a high degree of uncertainty. The future growth of our business depends on the growth of these Sensing Solutions Market. Newsight cannot be certain that this will happen. If consumers do not perceive meaningful benefits of advanced image sensor technology, then these markets may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow our business.

If our customers and partners are unable to maintain and increase acceptance of advanced image sensor technology, our business, results of operations, financial condition and growth prospects would be adversely affected.

Our future operating results will depend on the ability of our customers and partners to create, maintain and increase acceptance of advanced image sensor technology. There is no assurance that our customers and partners can achieve these objectives. Acceptance of our advanced image sensor technology in the global Sensing Solutions Market depends upon many factors, including regulatory requirements applicable to such markets, evolving safety standards and perceptions, cost and consumer preferences. Market acceptance of advanced image sensor technology also depends on the ability of market participants, including us, to resolve technical challenges facing the Sensing Solutions Market in a timely and cost-effective manner. Consumers will also need to be made aware of the advantages of the advanced image sensor technology compared to competing technologies, specifically those with different sensor arrays, such as camera, and radar in automotive, and camera, infrared and microwave in security. If consumer acceptance of advanced image sensor technology in the global Sensing Solutions Market does not occur or occurs more slowly than we expect, sales of our products could also be adversely affected.

27

Market adoption of advanced image sensor technology, including Newsight’s 3D machine vision and LiDAR technology, is uncertain. If market adoption of advanced image sensor technology, including Newsight’s 3D machine vision and LiDAR technology, does not continue to develop, or develops more slowly than Newsight expects, its business will be adversely affected.

Newsight continually studies emerging and competing sensing technologies and methodologies and it may add new sensing technologies. However, 3D machine vision and LiDAR products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the industries for Newsight’s sensors. Even if 3D machine vision and LiDAR products are used in initial generations of technology, for example in autonomous driving technology, Newsight cannot guarantee that such products will be designed into or included in subsequent generations of such commercialized technology. The speed of market growth for vehicles, cities and infrastructure that uses sensor technologies is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. In addition, Newsight expects competition among providers of sensing technology based on LiDAR and other modalities to increase substantially. If commercialization of Newsight’s products is not successful, or not as successful as Newsight or the market expects, or if other sensing modalities gain acceptance by market participants, regulators, safety organizations or other market participants, Newsight’s business, results of operations and financial condition will be materially and adversely affected.

The market for 3D machine vision and spectral analysis is highly competitive and other companies are actively focusing on 3D machine vision and spectral analysis technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

The 3D machine vision and spectral analysis market is becoming increasingly competitive and global. Our competitors are numerous and they compete with us directly by offering 3D machine vision and spectral analysis products and indirectly by attempting to solve some of the same challenges with different technology. Whereas we believe provide products at potentially lower cost, and higher resolution, and also can tailor products to fit customers’ needs, we face competition from camera and radar companies, other developers of 3D machine vision and spectral analysis products, and other technology and supply companies, some of which have already completed public offerings and have significantly greater resources than we do. Some examples of our competitors include PMD and Sony among others.

However, because these companies do not develop their own sensors they have limitations in comparison to Newsight, on being able to customize the sensor for a customer. Newsight develops both the sensor and the product, and is therefore able to regularly customize our sensors in order to improve product performance. Of the competitors that develop sensors, a large Austrian Company, AMS, is developing spectral sensors and offering solutions for the diagnostics market. The AMS sensor currently however provides much fewer spectral channels. The AMS spectral sensors provide 8 spectral channels, compared to Newsight’s products which support 1,024 different spectral channels. High spectral channels enable Newsight’s products to allow for creation of a spectral image at a higher resolution and, consequently, better optical recognition.

Many of Newsight’s competitors and potential competitors have significantly greater financial, human and other resources than Newsight does and have established relationships with healthcare professionals, customers and third-party payors. In addition, many of Newsight’s competitors are more established globally and better positioned with sales and distribution networks, greater resources for product development. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

28

If Newsight or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Newsight could lose sales or incur higher inventory-related expenses, which could negatively affect Newsight’s operating results.

To ensure adequate inventory supply, Newsight and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing counterparties and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of advanced image sensors, including 3D machine vision and LiDAR technologies, may affect Newsight’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. Newsight’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of the automotive, smart cities and other markets in which it operates, the uncertainty surrounding the market acceptance and commercialization of advanced image sensors and LiDAR technology, the emergence of new markets, an increase or decrease in customer demand for Newsight’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If Newsight’s products are commercialized in industries that are quickly growing, including autonomous driving and smart city and infrastructure applications, both of which are currently experiencing rapid growth in demand, Newsight may face challenges acquiring adequate supplies to manufacture its products and/or Newsight and its manufacturing counterparties may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Newsight’s revenue. This risk may be exacerbated by the fact that Newsight may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Newsight may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Newsight’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Newsight underestimates customer demand for its products, Newsight, or its manufacturing counterparties, may not be able to deliver products to meet its requirements, and this could result in damage to Newsight’s brand and customer relationships and adversely affect its revenue and operating results.

Newsight’s investments in educating its customers and potential customers about the advantages of Newsight’s 3D LiDAR technology and its applications may not result in sales of Newsight’s products or services.

Educating Newsight’s prospective customers, and to a lesser extent, its existing customers, about Newsight’s 3D machine vision and LiDAR technology, its advantages over other sensing technologies and Newsight’s 3D machine vision and LiDAR technologies’ ability to convey value in different industries and deployments is an integral part of developing new business and the LiDAR market generally. If prospective customers have a negative perception of, or experience with, those technologies they may be reluctant to adopt similar products or technology, including Newsight’s or others’ technology. Newsight’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and Newsight may not offset the costs of such efforts with revenue from the new customers. If Newsight is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.

We may be unable to adequately control the costs or maintain adequate supply of electronic components associated with our operations.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of electronic components or raw materials associated with our operations, including with respect to semiconductor components incorporated into our products. We expect to incur significant costs related to procuring raw materials required to manufacture and assemble our products. The prices for and availability of these raw materials fluctuate depending on factors beyond our control. For example, our business depends on the continued supply of semiconductor chips. A global semiconductor supply shortage is having wide-ranging effects across the technology industry and may negatively impact the supply of semiconductors needed for our testing and production timeline.

Any reduced availability of these raw materials or substantial increases in the prices for such materials may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could have a material adverse impact on our financial condition, results of operations, and cash flows.

29

We continue to work closely with suppliers and customers to minimize the potential adverse impact of the semiconductor supply shortage and monitor the availability of semiconductor chips and other component parts and raw materials. However, if we are not able to mitigate the semiconductor shortage impact, any direct or indirect supply chain disruptions may have a material adverse impact on our financial condition, results of operations, and cash flows.

Newsight’s reliance on third-party wafer fabs to manufacture its semiconductor wafers expose it to risks of reduced production due to the semiconductor shortages around the world.

Newsight does not own or operate a semiconductor fabrication facility, or fab. Newsight relies on third-party wafer fabs to manufacture its semiconductor wafers. These include primarily Jazz Semiconductor, Inc. for CMOS devices. The loss of one of its third-party wafer fabs, or any reduction of capacity, manufacturing disruption, or delay or reduction in wafer supply, could negatively and materially impact its ability to fulfill customer orders and harm its business and operating results.

Due to the semiconductor shortages, described in the prior risk factor, certain fabs have been approached by larger semiconductor producers or acquired by them in order to mitigate semiconductor shortages. Although none of the fabs that Newsight works with have indicated they do not have sufficient capacity to meet Newsight’s needs, if it were to occur, it would be difficult to find an alternative source of supply. Even if Newsight were able to find an alternative source, using alternative or additional third-party wafer fabs would require an extensive qualification process that could prevent or delay product shipments, which could harm its business.

Newsight’s reliance on these third-party wafer fabs involves several additional risks, including reduced control over the manufacturing costs, delivery times, reliability and quality of its components produced from these wafers. The fabrication of semiconductor wafers is a highly complex and precise process. Newsight expects that its customers will continue to establish demanding specifications for quality, performance and reliability that must be met by its products. Newsight’s third-party wafer fabs may not be able to achieve and maintain acceptable production yields in the future. To the extent its third-party wafer fabs suffer failures or loss of capacity could result in Newsight incurring lost net revenues, increased costs, or delays in, cancellations or rescheduling of orders or shipments, any of which could harm its business and its stock price.

Increases in shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.

Newsight is dependent on suppliers that manufacture, package, assemble and test its products. We may experience supply delays and shortages due to a variety of macroeconomic factors, including disruptions on the global supply chain as a result of the COVID-19 pandemic. The COVID-19 pandemic has resulted in significant disruption to the operations of certain suppliers and the related transportation of their goods that are parts of our global supply chain. Newsight has no long-term agreements that ensure a specific pricing level, and is therefore exposed to price increase by suppliers that may impact its profitability. Newsight is acting to reduce exposure to these risks by careful inventory planning and by locating alternative suppliers to the extent possible.

If these disruptions were to be prolonged or expanded in scope, there could be resulting supply shortages that could impact our ability to deliver our products to our customers. Accordingly, such supply shortages and delivery limitations could have and material adverse effect on our business, financial condition, results of operations, and cash flows.

Furthermore, increases in compensation, wage pressure, and other expenses for our employees and the employees of our suppliers, may adversely affect our profitability. These cost increases may be the result of inflationary pressures that could further reduce our sales or profitability. Increases in other operating costs, including changes in energy prices and lease and utility costs, may increase our cost of products sold or selling, general, and administrative expenses. Our competitive price model and pricing pressures in the industry may inhibit our ability to reflect these increased costs in the prices of our products, in which case such increased costs could have a material adverse effect on our business, financial condition, and results of operations.

30

Uncertainty and instability resulting from the conflict between Russia and Ukraine could adversely affect our business, financial condition and operations.

In late February 2022, Russian military forces launched significant military action against Ukraine, and continued sustained conflict and disruption in the region is continuing, with no certainty as to how or when it will end. In response to Russia’s invasion of Ukraine, the United States, the United Kingdom, the European Union and several other countries have imposed or are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These and any additional sanctions, as well as any counter responses by the governments of Russia or other jurisdictions, and prolonged unrest, intensified military activities and/or the implementation of more extensive sanctions could adversely affect the global financial markets generally and levels of economic activity as well as increase financial markets volatility. Although Newsight does not presently have any business in Russia, Ukraine or Belarus, the conflict in the Ukraine has resulted in major disruptions in the travel industry, particularly in Europe. The increase in fuel prices resulting from the Russian invasion and the effects of the boycott of Russian gas and oil combined with inflationary pressures generally has resulted in cancelations of flights, and certain countries have discouraged travel from their airports, where some governments have discouraged travel from their airports and tour operators are cancelling travel to certain parts of Europe, particularly Central Europe. It is not possible to predict the broader or long-term consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, security conditions, currency exchange rates and financial markets generally and the travel industry in particular.

The loss of any of our key customers, could negatively affect our revenues and decrease our earnings.

Newsight has several key customers, which in aggregate accounted for 67% of Newsight’s revenues in 2020 and 2021. Newsight is therefore dependent on these customers in respect of current revenues, such that, should Newsight’s business with any of these customers be discontinued, or significantly decrease, or if any these customers face liquidity issues, a significant deterioration of Newsight’s results of operations over the short to medium term may occur. The loss of, or reduction in sales to any of our other customers to which we sell a significant amount of our products or any material adverse change in the financial condition of such customers would negatively affect our revenues and decrease our earnings.

Newsight is subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased, and are likely to continue to increase, both its costs and the risk of non-compliance.

Newsight is subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of Israel and the various cities in which it operates. Newsight’s efforts to comply with new and changing laws and regulations in the jurisdictions in which it operates have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations and changes due to the emerging nature of the markets in which Newsight operates, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Newsight’s disclosure and governance practices. If Newsight fails to address and comply with these regulations and any subsequent changes, they may be subject to penalty and the business may be harmed.

Newsight may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

Newsight may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Newsight’s potential suppliers and strategic partners and its potential customers base, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, Newsight could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Newsight very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Newsight’s operations in some way. Furthermore, due to the complex nature of some of Newsight’s contracts, in particular with regard to projects for creation of systems and software solutions, there is legal exposure from customers bringing legal action against Newsight. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. Newsight is acting and shall act to reduce these risk factors, including by obtaining general liability and professional liability insurance, and by strict management of its projects. However, no assurances can be given that any proceedings and claims will not have a material adverse impact on Newsight’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.

31

Newsight’s management team has limited experience managing a U.S. listed public company.

Newsight’s management team has limited experience managing a U.S. listed or other publicly traded company, interacting with U.S. public company investors and complying with the increasingly complex laws pertaining to U.S. listed public companies. Newsight’s management team may not successfully or efficiently manage their new roles and responsibilities, Newsight’s transition to being a U.S. listed public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Newsight’s senior management and could divert their attention away from the day-to-day management of Newsight’s business, which could adversely affect Newsight’s business, financial condition and operating results.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

We rely on our computer systems and network infrastructure across our operations. The safety and security and efficient operation of our business, including processing, transmitting and storing electronic and financial information, are dependent on computer hardware and software systems, which are increasingly vulnerable to security breaches and other disruptions. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. The technology and other controls and processes designed to secure our confidential and proprietary information, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls may in the future fail to prevent or detect, unauthorized access to our confidential and proprietary information. In addition, the foregoing events could result in violations of applicable privacy and other laws. If confidential information is inappropriately accessed and used by a third party or an employee for illegal purposes, we may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, we may also be subject to regulatory action, investigation or liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our information systems.

Our operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data, and these systems may be damaged, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise The threats to our information systems are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such threats change frequently and are often not recognized or detected until after they have been launched, and therefore, we may be unable to anticipate these threats and may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience.

We may be required to expend significant capital and other resources to protect against and remedy any potential security breaches and their consequences. A cyber-attack could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover these losses.

32

The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We may be unable to attract and retain key management personnel and other employees, which may negatively affect the effectiveness of our management and our results of operations.

To a significant extent, our success depends upon the abilities and efforts of our management team and our ability to hire and retain key members of our management team. Specifically, individuals on our management team have established strong relationships with many of our significant customers, which in some cases predate such executive’s employment with us. The loss of any of these individuals could adversely affect our business prospects and financial condition, and relationships with those customers for which such departing executive had an established relationship. In addition, difficulty in hiring and retaining personnel could adversely affect our business, results of operations, cash flows and financial condition.

Newsight will be dependent on the services of its founders and chief executive officer and chief technology officer and other members of its senior management team.

Newsight will be dependent upon its founder and chief executive officer, Mr. Eli Assoolin, and founder and chief technology officer, Mr. Eyal Yatskan, respectively, and the other members of its senior management team for the principal decisions with respect to its business activities. The loss or unavailability of the services of any of these key members of its management team for any significant period of time, or the inability of these individuals to manage or delegate their responsibilities successfully as the company’s business grows, could adversely affect its business, financial condition and results of operations. The Company intends to maintain “key man” life insurance for its chief executive officer or other members of its senior management team.

Businesses we may acquire in the future will expose us to increased operating risks.

As part of our growth strategy, we intend to explore acquisition opportunities for our advanced image sensor chips for 3D machine vision and spectral analysis although we do not have any such specific acquisitions we are currently pursuing. This expansion could expose us to additional business and operating risks and uncertainties, including:

●	the ability to effectively integrate and manage acquired businesses;
●	the ability to realize our investment in the acquired businesses;
●	the diversion of management’s time and attention from other business concerns
●	the risk of entering markets in which we may have no or limited direct prior experience; and
●	the potential loss of key employees.

Although our management will endeavor to evaluate the risks inherent in any particular transaction, we cannot assure you that we will properly ascertain all such risks. In addition, future acquisitions could result in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities and may affect the market price of our ordinary shares. Difficulties encountered with acquisitions may have a material adverse effect on our business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue.

33

As a development stage company, Newsight has had a history of net losses and absent financing there is no certainty its business will continue to operate as a going concern.

As a developmental, early stage company, Newsight has had a history of net losses. As of December 31, 2021 and June 30, 2022, Newsight has an accumulated deficit of approximately $25.1 million and $30.6 million, respectively, and a cash balance of $8.3 million and $3.5 million, respectively. To date, Newsight has not generated enough revenues from its activities and therefore continues to depend on fundraising from new and existing investors, lenders and government grants to finance its activities up until a positive cash flow from its business operation will be achieved. Newsight’s management expects to have the required funds in order to continue to operate as a going concern in the coming year from the Business Combination. In the event that the Business Combination is not consummated, Newsight will seek to raise funds from other sources, including its cash balance, expected operating revenues and possible investments from existing investors. Nonetheless, there can be no assurance that necessary financing will be available on satisfactory terms, if at all. If Newsight is unable to secure needed financing, management may be forced to take additional restructuring actions, which may include significantly reducing its anticipated level of expenditures. The consolidated financial statements of Newsight included elsewhere in this proxy statement/prospectus do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Newsight has prepared its consolidated financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Newsight’s unaudited and audited consolidated financial statements included in this proxy statement/prospectus do not include any adjustments to reflect the possible inability of Newsight to continue as a going concern within one year after the issuance of such financial statements. If Newsight is unable to continue as a going concern, you could lose all or part of your investment in Newsight.

We may not be able to obtain financing for our growth or to fund our future capital expenditures, which could negatively impact our results of operations and financial condition.

In order to fund future growth, new service centers and products, increased working capital levels or capital expenditures, we will be required to use cash from operations, incur borrowings or raise capital through the sale of debt or additional equity securities. Our ability to obtain additional bank financing or to access the capital markets for any future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control or influence. Any failure to obtain the funds for new service centers, products or capital expenditures could impact our results of operations, financial condition and our ability to pay dividends.

We may need additional capital in the future to support our operations and, if such additional financing is not available to us, on reasonable terms or at all, our liquidity and results of operations will be materially and adversely impacted.

Unanticipated developments in the short term, such as the entry into agreements which require large cash payments or the acquisition of businesses with negative cash flows, may necessitate additional financing. We may seek to raise additional capital through public or private debt or equity financings in order to:

●	fund the additional operations and capital expenditures;
●	take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies;
●	develop and upgrade our technology infrastructure beyond current plans;
●	develop new product and service offerings;
●	take advantage of favorable conditions in capital markets; or
●	respond to competitive pressures.

The capital markets, and in particular the public equity market for Internet companies, have historically been volatile. It is difficult to predict when, if at all, it will be possible for Internet companies to raise capital through these markets. We cannot assure you that the additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

34

The future exercise of registration rights may adversely affect the market price of Newsight Ordinary Shares.

Newsight Ordinary Shares will be subject to multiple registration rights agreements. Pursuant to registration rights agreement entered into concurrently with VSAC’s IPO (as applicable the restated registrations rights agreement to which the parties agreed to pursuant to the Business Combination Agreement), the Sponsor is entitled to make a demand that Newsight register the resale of the founder shares. Additionally, the holders of VSAC’s private placement units and any units the Sponsor, officers or directors of VSAC, or their affiliates may be issued in payment of working capital loans made to VSAC are entitled to demand that Newsight register the resale of ordinary shares underlying any such units, commencing at any time after the consummation of the Business Combination. The presence of these additional Newsight Ordinary Shares trading in the public market may have an adverse effect on the market price of Newsight’s securities. Additionally, Newsight’s stockholders will be registering their Newsight Ordinary Shares, and also are being granted certain piggy-back registration rights, which if exercised may further adversely affect the market price of Newsight Ordinary Shares.

If we become subject to tax in the jurisdictions in which we operate, our net income and cash flow would decrease.

Our business is affected by taxes imposed on the purchase and sale of sensors, chips and our services in various jurisdictions in which we operate from time to time. These taxes include sales, excise, goods and services taxes, value-added taxes, and other taxes. We do not pay a material amount of tax in any jurisdiction in which we operate. As a result of changes in tax laws or the application by tax authorities of these laws or our failure to comply with tax laws or otherwise, we may become liable for an increased amount of tax in any jurisdiction. An increased liability for taxes would decrease our net income and cash flow.

Our use of open source software under license terms that interfere with our proprietary rights could disrupt our business.

Our technology platform includes some software, known as open source software, which has source code or material that is available to the public, or open source. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform to our clients. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur. In the future, we could be required to seek licenses from third parties in order to continue offering our platform, which licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our platform or discontinue use of portions of the functionality provided by our platform. In addition, the terms of open source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms. We may be required to release our proprietary source code, pay damages for breach of contract, discontinue sales in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts. Our inability to use third party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of existing offerings, which could impair our business.

If we fail to maintain adequate security and supporting infrastructure as we scale our systems, we may experience outages and disruptions of our services which could harm our brand and reputation and negatively impact our revenue and results of operations.

As we grow our business, we expect to continue to further invest in technology services, hardware and software, including data centers, network services, storage and database technologies. Creating the appropriate support for our technology platform, including our computational infrastructure, is expensive and complex, and our execution could result in inefficiencies or operational failures and increased vulnerability to cyber-attacks, which, in turn, could diminish the quality of our services and our performance for advertisers. The steps we take to increase the reliability, integrity and security of our systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third party partners and vendors’ technology. Operational errors or failures or successful cyber-attacks could result in damage to our reputation and loss of current and new advertisers and other business partners which could harm our business. In addition, we could be adversely impacted by outages and disruptions in the online platforms of our key business partners, such as the real-time advertising exchanges, who we rely upon for access to inventory.

35

Our data center facility is located in remote servers, referred to as in the cloud, although some servers we use to access our remote servers are in are headquarters in Ness Tsiona, Israel, which being a physical location is vulnerable to damage or service interruption resulting from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, any outages or vandalism or other misconduct, or a decision to close the facility without adequate notice or other unanticipated problems could result in lengthy interruptions in our services.

Any changes in service levels at the facility or in our remote servers, or any errors, defects, disruptions or other performance problems at or related to them that affect our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenues, subject us to potential liability, or result in reduced usage of our platform. In addition, some of our customer contracts require us to issue credits for downtime in excess of certain levels and in some instances give our customers the ability to terminate their subscriptions.

Our data and information systems and network infrastructure may be subject to hacking or other cyber security threats. If our security measures are breached and an unauthorized party obtains access to our customer data or our proprietary business information, our information systems may be perceived as being unsecure, which could harm our business and reputation, and our proprietary business information could be misappropriated which could have an adverse effect on our business and results of operations.

Our operations are dependent upon the connectivity and continuity of our facilities and operations. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyber-attacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information which has the potential to significantly interfere with our business operations. Breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, if we select a vendor that uses cyber or “cloud” storage of information as part of their service or product offerings, despite our attempts to validate the security of such services, our proprietary information may be misappropriated by third parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures could be harmed and we could suffer damage to our reputation or our business, or lose existing customers and lose our ability to obtain new customers. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we transmit and store information related to our clients and their projects, although we do not generally store individual personal identifying information. Federal, state and international laws and regulations can govern the collection, use, retention, sharing and security of data that we collect across our platform. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy, data security, or consumer protection, could result in proceedings or actions against us by governmental entities or others. We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws. Any such proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

36

As we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. In recent years, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects and data security and breach notification requirements. The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

Privacy-related regulation of the Internet could limit the ways we currently collect and use personal information, which could decrease our advertising revenues or increase our costs.

Internet user privacy, including relating to “internet of things”, has become an issue both in the United States and abroad. The United States Congress and Federal Trade Commission are considering new legislation and regulations to regulate Internet privacy. The Federal Trade Commission and government agencies in some states and countries have investigated some Internet companies, and lawsuits have been filed against some Internet companies, regarding their handling or use of personal information. Any laws imposed to protect the privacy of Internet consumers may affect the way in which we collect and use personal information. We could incur additional expenses if new laws or court judgments, in the United States or abroad, regarding the use of personal information are introduced or if any agency chooses to investigate our privacy practices.

We, along with some of our distribution network partners or search advertising customers, retain information about our consumers. If others were able to penetrate the network security of these user databases and access or misappropriate this information, we and our distribution network partners or search advertising customers could be subject to liability. These claims may result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources. In addition, many of our agreements with our customers, partners and affiliates require us to indemnify them for certain claims related to privacy laws, regulations and enforcement actions which could increase our costs in defending such claims and damages.

Legislation and regulation of privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.

Government regulation could increase the costs of doing business online. U.S. and foreign governments have enacted or are considering legislation related to online advertising and we expect to see an increase in legislation and regulation related to advertising online, the use of geo-location data to inform advertising, the collection and use of anonymous Internet user data and unique device identifiers, such as IP address or unique mobile device identifiers, and other data protection and privacy regulation. Recent revelations about bulk online data collection by the National Security Agency, and news articles suggesting that the National Security Agency may gather data from cookies placed by Internet advertisers to deliver interest based advertising, may further interest governments in legislation regulating data collection by commercial entities, such as advertisers and publishers and technology companies that serve the advertising industry. Such legislation could affect the costs of doing business online, and could reduce the demand for our solution or otherwise harm our business, financial condition and results of operations. For example, a wide variety of provincial, state, national and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. While we have not collected data that is traditionally considered personal data, such as name, email address, address, phone numbers, social security numbers, credit card numbers, financial or health data, we may obtain information that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. Evolving and changing definitions of personal data, within the EU, the United States and elsewhere, could cause us in the future, to change our business practices, or limit or inhibit our ability to operate or expand our business. Data protection and privacy-related laws and regulations are evolving and could result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. While we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and to offer certain privacy protections with respect to such information, such measures may not always be effective. In addition, while we take steps to avoid collecting personally identifiable information about consumers, we may inadvertently receive this information from advertisers or advertising agencies or through the process of delivering advertising. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement action against us, including fines, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations. Even the perception of privacy concerns, whether or not valid, could harm our reputation and inhibit adoption of our solution by current and future advertisers and advertising agencies.

37

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

We may at times collect, store and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients, require significant expenditures of capital and other resources and cause us to lose business and revenue.

Commercial security risks, including security breaches, identity theft, service disrupting attacks and viruses, could harm our reputation and the conduct of our business, which could have a material adverse effect on our financial results.

A fundamental requirement for online-connected commerce and communications is the secure storage and transmission of confidential information over public networks. Although we have developed and use systems and processes that are designed to protect customer information and prevent fraudulent credit card transactions and other security breaches, our security measures may not prevent security breaches or identity theft that could harm our reputation and business. Currently, a significant number of our customers provide credit card and other financial information and authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology to provide the security and authentication to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect transaction data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of our security could damage our reputation and expose us to a risk of litigation and possible liability. The coverage limits of our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

Additionally, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, and we have experienced “denial-of-service” type attacks on our system that have made all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Disruptions in our services and damage caused by viruses and other attacks could cause a loss of user confidence in our systems and services, which could lead to reduced usage of our products and services and materially adversely affect our business and financial results.

38

Following the Business Combination, the Combined Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about Newsight, its business, or its market, or if they change their recommendations regarding Newsight’s Ordinary Shares in an adverse manner, the price and trading volume of Newsight’s Ordinary Shares could decline.

Prior to the completion of the Business Combination, Newsight has been a privately-held company. Newsight’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Combined Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Combined Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for Newsight’s Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Newsight. If no securities or industry analysts commence coverage of Newsight, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Newsight changes its recommendation regarding Newsight’s Ordinary Shares in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of Newsight’s Ordinary Shares would likely decline. If any analyst who may cover Newsight were to cease coverage of Newsight or fail to regularly publish reports on it, Newsight could lose visibility in the financial markets, which could cause Newsight’s Ordinary Shares or trading volume to decline.

Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity

We rely on our intellectual property and proprietary rights and may be unable to adequately obtain, maintain, enforce, defend or protect our intellectual property and proprietary rights, including against unauthorized use by third parties.

We rely on a combination of patent, trademark, copyright and trade secret laws, as well as contractual rights and confidentiality procedures to protect our intellectual property and proprietary rights. We seek to maintain the confidentiality of our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures.

We have registered patents have a number of patent applications pending determination, including provisional patent applications for which we are considering whether to file a non-provisional patent application. We cannot be certain that patents will be issued from any of our pending patent applications or that patents will be issued in all countries where our systems may be sold. Further, we cannot be certain that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection against our competitors in any particular jurisdiction. Our competitors may also be able to design around our patents. Additionally, we have not applied for patents with respect to certain of our products, and cannot ensure that any patent applications for such products will be made by us or that, if they are made, they will be granted. There can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to our systems and compete with our business or that unauthorized parties may attempt to copy aspects of our systems and use information that we consider proprietary. In addition, our patents and other intellectual property rights can be challenged, narrowed or rendered invalid or unenforceable, including through interference proceedings, reexamination proceedings, post-grant review, inter partes review and derivation proceedings before the United States Patent and Trademark Office and similar proceedings in foreign jurisdictions, such as oppositions before the European Patent Office or Israeli Patent Office. Any of the foregoing could potentially result in the loss of some of our competitive advantage and a decrease in revenue which would adversely affect our business, prospects, financial condition and operating results.

Additionally, we have not registered the right to use of some of our products’ trademarks or servicemarks and cannot ensure that any such registrations will be made by us or that, if they are made, they will be granted. Unregistered, or common law, trademarks may be more difficult to enforce than registered trademarks in the United States because they are not entitled to, among other things, a presumption of ownership and exclusive rights on a nationwide basis, and certain statutory remedies (including the right to record the trademarks with the U.S. Customs and Border Patrol to block importation of infringing goods from overseas). Moreover, there are jurisdictions that do not recognize unregistered trademark rights, and third parties in these jurisdictions may register trademarks similar or identical to our own and sue us to preclude our use of those marks. The rights of a common law trademark are also limited to the geographic area in which the trademark is actually used. Even where we have effectively secured statutory protection for our use of those marks, our competitors and other third parties may infringe, misappropriate or otherwise violate our intellectual property, and in the course of litigation, such competitors and other third parties may attempt to challenge the breadth of our ability to prevent others from using similar trademarks. If such challenges were to be successful, less ability to prevent others from using similar trademarks may ultimately result in a reduced distinctiveness of our brand.

39

We may, over time, strategically increase our intellectual property investment through additional patent, trademark, copyright and other intellectual property filings, which could be expensive and time-consuming and are not guaranteed to result in the issuance of registrations. Even if we are successful in obtaining a particular patent, trademark or copyright registration, it is expensive to enforce our rights, including through maintenance costs, monitoring, sending demand letters, initiating administrative proceedings and filing lawsuits. In addition to registering material and eligible intellectual property, we rely to a degree on contractual restrictions to prevent others from exploiting our intellectual property rights. However, the enforceability of these provisions is subject to various state and federal laws, and is therefore uncertain.

Our reliance on unpatented proprietary information, such as trade secrets and confidential information, depends in part on agreements we have in place with employees, independent contractors and other third parties that allocate ownership of intellectual property and place restrictions on the use and disclosure of this intellectual property and confidential information. These agreements may be insufficient or may be breached, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property and confidential information, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property, and we cannot be certain that we will have adequate remedies for any breach. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or other intellectual property or confidential information or otherwise developed intellectual property for us. Individuals and entities not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. Additionally, to the extent that our employees, independent contractors, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

In addition, the laws of some countries in which our systems are developed, manufactured or sold may not adequately protect our systems or intellectual property or proprietary rights. Furthermore, recent changes to U.S. intellectual property laws may jeopardize the enforceability and validity of our intellectual property portfolio. This increases the possibility of infringement, misappropriation or other violations of our intellectual property and proprietary rights in our technology and systems. Although we intend to vigorously defend our intellectual property and proprietary rights, we may not be able to prevent the infringement, misappropriation or other violation of our intellectual property and proprietary rights in our technology and systems. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights. Any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Additionally, our competitors may be able to independently develop non-infringing technologies that are substantially equivalent or superior to ours.

We have in the past, and may in the future, engage in legal action to enforce, defend or protect our intellectual property and proprietary rights. Our efforts to enforce our intellectual property rights in this manner may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Generally, intellectual property litigation is both expensive, time-consuming and unpredictable. Our involvement in intellectual property litigation could divert the attention of our management and technical personnel, expose us to significant liability and have a material, adverse effect on our business.

40

We may be subject to claims of infringement, misappropriation or other violations of third-party intellectual property or proprietary rights.

The industries in which we compete are characterized by rapidly changing technologies, a large number of patents, and claims and related litigation regarding patent and other intellectual property rights. Third parties have in the past, and may in the future, assert claims that our systems infringed, misappropriated or otherwise violated their patent or other intellectual property or proprietary rights. This risk has been amplified by the increase in “non-practicing entities” or patent holding companies that seek to monetize patents they have purchased or otherwise obtained and whose sole or primary business is to assert such claims. Such assertions could lead to expensive, time-consuming and unpredictable litigation, diverting the attention of management and technical personnel. Even if we believe that intellectual property related-claims are without merit, litigation may be necessary to determine the scope and validity of intellectual property or proprietary rights of others or to protect or enforce our intellectual property rights. An unsuccessful result in any such litigation could have adverse effects on our business, which may include substantial damages, exclusion orders, royalty payments to third parties, injunctions requiring us to, among other things, stop using our intellectual property or rebrand or redesign our systems, stop providing our systems, and indemnification obligations that we have with certain parties with whom we have commercial relationships. Moreover, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a third-party’s patent. In addition, if one of our customers or another supplier to one of our customers are alleged or found to be infringing, misappropriating or otherwise violating any third-party intellectual property or proprietary rights, such finding could expose us to legal claims and otherwise adversely affect the demand for our systems.

We may be obligated to disclose our proprietary source code to certain of our customers, which may limit our ability to protect our intellectual property and proprietary rights.

In limited circumstances, our customer agreements may contain provisions permitting the customer to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for certain of our systems in escrow with a third party. Under these source code escrow agreements, our source code may be released to the customer upon the occurrence of specified events, such as in situations of our bankruptcy or insolvency. Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for our source code or our systems containing that source code and may facilitate intellectual property infringement, misappropriation or other violation claims against us. Following any such release, we cannot be certain that customers will comply with the restrictions on their use of the source code and we may be unable to monitor and prevent unauthorized disclosure of such source code by customers. Any increase in the number of people familiar with our source code as a result of any such release also may increase the risk of a successful hacking attempt. Any of these circumstances could result in a material adverse effect on our business, financial condition and results of operations.

Defects, errors or other performance problems in our software or hardware, or the third-party software or hardware on which we rely, could harm our reputation, result in significant costs to us, impair our ability to sell our systems and subject us to substantial liability.

Our software and hardware, and those of third parties on which we rely, is complex and may contain defects or errors when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Despite our testing, from time to time we have discovered and may in the future discover defects or errors in our software and hardware. Any performance problems or defects in our software or hardware, or those of third parties on which we rely, could materially and adversely affect our business, financial condition and results of operations. Defects, errors or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could be costly for us, damage our customers’ businesses, harm our reputation and result in reduced sales or a loss of, or delay in, the market acceptance of our systems. In addition, if we have any such errors, defects or other performance problems, our clients could seek to terminate their contracts, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations.

41

Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how and other unpatented confidential and proprietary information relating to our product development and production activities to provide us with competitive advantages. We also collect, maintain and otherwise process certain sensitive and other personal information regarding our employees, as well as contact information of our customers and service providers, in the ordinary course of business. One of the ways we protect this information is by entering into confidentiality agreements with our employees, consultants, customers, suppliers, strategic partners and other third parties with which we do business. We also design our computer networks and implement various procedures to restrict unauthorized access to dissemination of our confidential and proprietary information.

We, and our service providers which may have access to any such information, face various internal and external cybersecurity threats and risks. For example, current, departing or former employees or other individuals or third parties with which we do business could attempt to improperly use or access our computer systems and networks, or those of our service providers, to copy, obtain or misappropriate our confidential or proprietary information, including personal information, or otherwise interrupt our business. Additionally, like others, we and our service providers are subject to significant system or network or computer system disruptions from numerous causes, including cybersecurity breaches, attacks or other similar incidents, facility access issues, new system implementations, human error, fraud, energy blackouts, theft, fire, power loss, telecommunications failure or a similar catastrophic event. Moreover, computer viruses, worms, malware, ransomware, phishing, spoofing, malicious or destructive code, social engineering, denial-of-service attacks, and other cyber-attacks have become more prevalent and sophisticated in recent years. Attacks of this nature may be conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” terrorists, nation states, nation state-supported actors, and others. We have been subject to attempted cyberattacks in the past, including attempted phishing attacks, and may continue to be subject to such attacks in the future. While we defend against these threats and risks on a daily basis, we do not believe that any such incidents to date have caused us any material damage. Because the techniques used by computer hackers and others to access or sabotage networks and computer systems constantly evolve and generally are not recognized until launched against a target, we and our service providers may be unable to anticipate, detect, react to, counter or ameliorate all of these techniques or remediate any incident as a result therefrom. Further, the COVID-19 pandemic has increased cybersecurity risk due to increased online and remote activity. As a result, our and our customers’ and employees’ confidential and proprietary information, including personal information, may be subject to unauthorized release, accessing, gathering, monitoring, loss, destruction, modification, acquisition, transfer, use or other processing, and the impact of any future incident cannot be predicted. While we generally perform cybersecurity diligence on our key service providers, because we do not control our service providers and our ability to monitor their cybersecurity is limited, we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Due to applicable laws and regulations or contractual obligations, we may be held responsible for cybersecurity breaches, attacks or other similar incidents attributed to our service providers as they relate to the information we share with them.

We routinely implement improvements to our network security safeguards and we are devoting increasing resources designed to protect the security of our information technology systems. We cannot, however, assure that such safeguards or system improvements will be sufficient to prevent or limit a cybersecurity breach, attack or other similar incident or network or computer system disruption, or the damage resulting therefrom. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities, breaches, attacks or other similar incidents. Any cybersecurity incident, attack or other similar incident, or our failure to make adequate or timely disclosures to the public, regulators, or law enforcement agencies following any such event, could harm our competitive position, result in violations of applicable data privacy or cybersecurity laws or regulations, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident or defend legal claims, subject us to additional regulatory scrutiny, expose us to civil litigation, fines, damages or injunctions, cause disruption to our business activities, divert management attention and other resources or otherwise adversely affect our internal operations and reputation or degrade our financial results.

42

The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified by others. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident. We do not currently maintain cybersecurity insurance, and therefore the successful assertion of one or more large claims against us in connection with a cybersecurity breach, attack or other similar incident could adversely affect our business and financial condition.

We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of our business, we collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information regarding our employees, and contact information of our customers and service providers, that is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that our collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by us or a third party with which we are affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to our reputation, disruption of our business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which we may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. While the GDPR and the U.K. GDPR are substantially the same, going forward there is increasing risk for divergence in application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. Additionally, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks.

In addition, in Israel, the Privacy Protection Law, 5741-1981 (“PPL”), and the regulations enacted thereunder, including the Privacy Protection Regulations (Data Security), 5777-2017 (“Data Security Regulations”), as well as guidelines issued by the Israeli Privacy Protection Authority, and Amendment No. 40 to the Communications Law (Telecommunications and Broadcasting), 5742-1982, impose obligations with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions and may also require us to modify the manner personal data is collected, processed and maintained by us. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to our compliance with the PPL, in addition to our exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, we may also need to take certain remedial actions to rectify such irregularities, which may increase our costs.

43

At the federal level, we are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which we may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and we are, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, the California Consumer Protection Act of 2018 (the “CCPA”), which became effective on January 1, 2020, applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Further, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”) (which was passed via a ballot initiative as part of the November 2020 election) will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. Other states where we do business, or may in the future do business, or from which we otherwise collect, or may in the future otherwise collect, personal information of residents have adopted or are considering adopting similar laws. Laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. Certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid, and may be interpreted and applied in a manner that is inconsistent with our data practices.

Further, while we strive to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, we cannot ensure that our privacy policies and other statements regarding our practices will be sufficient to protect us from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although we endeavor to comply with our privacy policies, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject us to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

Any failure or perceived or inadvertent failure by us to comply with our privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against us by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Laws and Regulation

Our global business requires us to comply with laws and regulations in countries across the world and exposes us to international business risks that could adversely affect our business.

We are subject to environmental, labor, health, safety and other laws and regulations in Israel, the United States and other jurisdictions in which we operate. We are also required to obtain environmental permits and other authorizations or licenses from governmental authorities for certain of our operations and have to protect our intellectual property worldwide. In the jurisdictions where we operate, we need to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies.

The business environment is also subject to many uncertainties, including the following international business risks:

●	negative economic developments in economies around the world and the instability of governments, currently for example the sovereign debt situation in certain European countries;

44

●	Social and political instability in a number of countries around the world, including the recent developments in the Middle East, and also including the threat of war, terrorist attacks in the United States or in Europe, the Middle East and Africa (“EMEA”), epidemics or civil unrest;

●	pandemics or national and international environmental, nuclear or other disasters, which may adversely affect our workforce, as well as our local suppliers and customers;

●	adverse changes in governmental policies, especially those affecting trade and investment;

●	foreign currency exchange, in particular with respect to the U.S. dollar, and transfer restrictions, in particular in Greater China; and

●	threats that our operations or property could be subject to nationalization and expropriation.

No assurance can be given that we have been or will be at all times in complete compliance with the laws and regulations to which we are subject or that we have obtained or will obtain the permits and other authorizations or licenses that we need. If we violate or fail to comply with laws, regulations, permits and other authorizations or licenses, we could be fined or otherwise sanctioned by regulators. In addition, if any of the international business risks were to materialize or become worse, they could also have a material adverse effect on our business, financial condition and results of operations.

We are subject to governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

In Israel, the United States and other jurisdictions in which we operate, we are subject to various laws and related regulations. If we are found to have breached any laws or regulations in any such jurisdiction, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenue, as well as expose us to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.

As part of our business development, we collect information about individuals, also referred to as personal data, and other potentially sensitive and/or regulated data from our customers. Laws and regulations in Israel, the United States and around the world restrict how personal information is collected, processed, stored, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information.

Failure to comply with the Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.

We have extensive international operations and a substantial portion of our business, particular with respect to our manufacturing processes, is conducted outside of the United States. Our operations are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the anti-corruption and anti-bribery laws in Israel and in the countries where we do business. The FCPA prohibits covered parties from offering, promising, authorizing or giving anything of value, directly or indirectly, to a “foreign government official” with the intent of improperly influencing the official’s act or decision, inducing the official to act or refrain from acting in violation of lawful duty, or obtaining or retaining an improper business advantage. The FCPA also requires publicly traded companies to maintain records that accurately and fairly represent their transactions, and to have an adequate system of internal accounting controls. In addition, other applicable anti-corruption laws prohibit bribery of domestic government officials, and some laws that may apply to our operations prohibit commercial bribery, including giving or receiving improper payments to or from non-government parties, as well as so-called “facilitation” payments. In addition, we are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control.

45

Though we maintain policies, internal controls and other measures reasonably designed to promote compliance with applicable anticorruption and anti-bribery laws and regulations, and certain safeguards designed to ensure compliance with U.S. trade control laws, our employees or agents may nevertheless engage in improper conduct for which we might be held responsible. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt our operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. If we, or our employees or agents acting on our behalf, are found to have engaged in practices that violate these laws and regulations, we could suffer severe fines and penalties, profit disgorgement, injunctions on future conduct, securities litigation, bans on transacting government business, delisting from securities exchanges and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our reputation, our net sales or our share price could be adversely affected if we become the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Environmental laws and regulations may expose us to liability, and such liability and compliance with these laws and regulations may adversely affect our business.

The semiconductor industry is subject to a variety of international, federal, state, local and non-U.S. laws and regulations governing pollution, environmental protection and occupational health and safety, including those relating to the release, storage, use, discharge, handling, generation, transportation, disposal, and labeling of, and human exposure to, hazardous and toxic materials, product composition, and the investigation and cleanup of contaminated sites, including sites we currently or formerly owned or operated, due to the release of hazardous materials, regardless of whether we caused such release. We are also required to obtain environmental permits from governmental authorities for certain of our operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. Failure to comply with such laws and regulations could subject us to civil or criminal costs, obligations, sanctions or property damage or personal injury claims, or suspension of our facilities’ operating permits. In addition, we may be strictly liable for joint and several costs associated with investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated, even if we fully comply with applicable environmental laws and regulations. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict our ability to expand our business or require us to modify processes or incur other substantial expenses which could harm our business.

In the event of an incident involving hazardous materials, we could be liable for damages and such liability could exceed the amount of any liability insurance coverage and the resources of our business. In addition, in the event of the discovery of contaminants or the imposition of clean up obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations. In response to environmental concerns, some customers and government agencies impose requirements for the elimination and/or labeling of hazardous substances, such as lead (which is widely used in soldering connections in the process of semiconductor packaging and assembly), in electronic equipment, as well as requirements related to the take-back of products discarded by customers. Environmental and occupational health and safety laws and regulations have tended to become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm our business.

Scientific examination of, political attention to and rules and regulations on issues surrounding the existence and extent of climate change may result in an increase in the cost of production due to increase in the prices of energy and introduction of an energy or carbon tax. A variety of regulatory developments have been introduced that focus on restricting or managing the emission of carbon dioxide, methane and other greenhouse gasses. Enterprises may need to purchase at higher costs new equipment or raw materials with lower carbon footprints. These developments and further legislation that is likely to be enacted could affect our operations negatively.

46

Changes to tax laws or regulations in Israel, the United States and other jurisdictions expose us to tax uncertainties and could adversely affect our results of operations or financial condition.

As a multinational business, operating in multiple jurisdiction such as Israel, the United States, the EU, and China, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could, significantly increase our effective tax rate and reduce our cash flow from operating activities, and otherwise have a material adverse effect on our financial condition. Since a significant portion of our operations are located in Israel, changes in tax laws or regulations in Israel could significantly affect our operating results. Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of different initiatives undertaken by the Organization for Economic Co-operation and Development (the “OECD”). Any changes in the OECD policy or recommendations, if adopted, could increase tax uncertainty and may adversely affect our provision for income taxes and increase our tax liabilities. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions, and changes in tax rates, could also increase our effective tax rate.

We are subject to regular review and audit by Israeli and other foreign tax authorities. Although we believe our tax estimates are reasonable, the authorities in these jurisdictions could review our tax returns and impose additional taxes, interest, linkage and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on any taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Transfer pricing rules may adversely affect our corporate income tax expense.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge our related party transfer pricing policies and as a consequence the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could limit our ability to sell our products to certain customers or demand from certain customers, which may materially and adversely affect our sales and results of operations.

The U.S. government has in the past made public statements indicating possible significant changes in U.S. trade policy and have taken certain actions that may impact U.S. trade policy, including imposing new or increased tariffs on certain goods imported into the United States. Since our current products are manufactured outside the United States, such changes, if adopted, could have a disproportionate impact on our business and make our products more expensive and less competitive in the U.S. market. Furthermore, changes in U.S. trade policy could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our products by foreign customers, leading to increased costs of components contained in our products, increased costs of manufacturing our products, and higher prices for our products in foreign markets. For example, there are risks that the Chinese government may, among other things, require the use of local suppliers in place of non-Chinese suppliers like us, compel companies that do business in China to partner with local companies to conduct business and provide incentives to government-backed local customers to buy from local suppliers. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our products and cause our sales to decline, which could materially and adversely impact our business, financial condition and results of operations. The U.S. or foreign governments may take administrative, legislative or regulatory action that could materially interfere with our ability to sell products in certain countries and/or to certain customers, particularly in China. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the United States and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for our business.

47

We will be subject to legal and regulatory consequences if we do not comply with applicable export control laws and regulations.

Products developed and manufactured in Israel and other locations are subject to export controls of the applicable nation. Obtaining export licenses can be difficult, costly and time-consuming and we may not always be successful in obtaining necessary export licenses, and our failure to obtain required import or export approval for our products or limitations on our ability to export or sell our products imposed by these laws may harm our international and domestic revenues. Noncompliance with these laws could have negative consequences, including government investigations, penalties and reputational harm. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. Failure to obtain export licenses for our products or having one or more of our customers be restricted from receiving exports from us could significantly reduce our net sales and materially and adversely affect our business, financial condition and results of operations.

Changing foreign exchange rates may have an adverse effect on our financial results.

We have operations and assets in Israel, the United States and other foreign jurisdictions. We prepare our consolidated financial statements in U.S. dollars, but a portion of our expenditures are denominated in Israeli new shekels and other currencies. We therefore must translate our foreign assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of Israeli new shekels and other foreign currencies relative to the U.S. dollar may negatively affect the value of these items in our financial statements. For example, for the last two fiscal years, there has been a significant decrease in the value of the U.S. dollar relative to the NIS, with the representative exchange rate having dropped from NIS 3.456 per U.S. dollar on December 31, 2019 to NIS 3.215 per U.S. dollar on December 31, 2020 to NIS 3.11 per U.S. dollar on December 31, 2021. If this trend were to continue, it could increase the U.S. dollar amount of Newsight’s future revenues and operating expenses significantly. Additionally, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for us to predict our results of operations. To the extent we fail to manage our foreign currency exposure adequately, we may suffer losses in the value of our net foreign currency investment, and our business, financial condition, results of operations and cash flows may be negatively affected.

The Committee on Foreign Investment in the United States may delay, prevent, or impose conditions on the Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. CFIUS is authorized to require certain foreign investors to make mandatory filings in regards to foreign direct and indirect investments in U.S. where the investment is deemed a “covered transaction” defined as one which includes i) the foreign person is acquiring a “substantial interest” in a U.S. business in which the foreign government of the acquiror has a “substantial interest”; and, (ii) the US business produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies for which a U.S. export authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to a foreign “investor.”

The regulation also allows such investors to voluntarily file a declaration which subjects the investment to a national security review where it is unclear if such a review is otherwise mandatory per the regulation. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Where a foreign investment is made without a CFIUS review and it develops the transaction should have been declared or notified to the CFIUS administration under the mandatory review regulations, the investor may be retroactively adversely affected under the regulation.

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business engaged in U.S. regulated technologies, critical infrastructure projects or management of personal data (TIDs), the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’ jurisdiction. CFIUS’ expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that: (i) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (ii) owns or operates certain “critical infrastructure”; and/or (iii) maintains or collects “sensitive personal data,” all as defined in the CFIUS regulations.

The Sponsor is a “foreign person” under CFIUS’ regulations. The Sponsor is a Delaware limited liability company, but it was formed by and is controlled by Dr. George Cho Yiu So, who is a resident of Hong Kong and a dual citizen of Canada and of the Hong Kong special administrative unit (SAR) of China. In addition, three of the five directors of VSAC are not U.S. citizens and one (who is also VSAC’s chief financial officer) is a citizen of the Hong Kong SAR of China.

As Newsight is not currently conducting any business in the United States, VSAC believes that Newsight should not presently be considered a U.S. business for CFIUS purposes, unless it were to subsequently engage in commercial business as an entity under U.S. federal and state law which is a “Covered Transaction” or meets the definition of a TIDS business.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination, and, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or, if the Closing has occurred, recommend that the President of the United States order VSAC to divest all or a portion of the Newsight Shares that VSAC acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any party to the Business Combination was required to make a filing with CFIUS but failed to do so, CFIUS could impose on such party the greater of a civil penalty not to exceed $250,000 or the value of the relevant transaction.

The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring prior to the deadline in the VSAC Charter for VSAC to complete its initial business combination.

These risks may limit the attractiveness of, and/or delay or prevent VSAC from pursuing, the Business Combination or, should the Business Combination not be completed, another business combination with certain target companies that VSAC believes would otherwise be attractive to its and its shareholders.

If VSAC is unable to consummate the Business Combination, or another business combination, prior to the Final Redemption Date, VSAC will be required to wind up, redeem its public shares, and liquidate. In such event, VSAC’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the VSAC warrants, which will expire worthless in the event of VSAC winding up.

In addition, depending on Newsight’ ultimate share ownership following the Business Combination and other factors, Newsight may be deemed to be a foreign person under CFIUS’ regulations. If a future particular proposed investment by Newsight in a U.S. business falls within CFIUS’ jurisdiction, Newsight may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis or, if a filing is not mandatory, Newsight may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.

Risks Related to Being a Public Company

Newsight will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, Newsight will become a public company subject to reporting requirements in the United States, and it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Newsight is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Newsight will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Newsight’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Newsight expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, Newsight expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Newsight cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Newsight to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

48

The listing of Newsight securities on the NASDAQ will not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Newsight’s securities.

Newsight will apply to list the Newsight ordinary shares and Newsight warrants on the Nasdaq under the symbols “NISM” and “NISMW,” respectively, to be effective at Closing. Unlike an underwritten initial public offering of the Newsight securities, the initial listing of Newsight’s securities as a result of the Business Combination will not benefit from the following:

●	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

●	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

●	underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of Newsight’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Newsight’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

There are risks to VSAC stockholders who are not affiliates of the Sponsor of becoming stockholders of Newsight through the Business Combination rather than acquiring securities of Newsight directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of ordinary shares and warrants in connection therewith, investors will not receive the benefit of an outside independent review of Newsight’s and VSAC’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Sponsor and VSAC’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced VSAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “The Business Combination Proposal - Interests of VSAC’s Sponsor, Officers and Directors in the Transactions.”

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s (such as Newsight’s) business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

A market for Newsight’s securities may not develop or be sustained.

Following the Business Combination, the price of Newsight’s securities may fluctuate significantly due to general market and economic conditions. An active trading market for Newsight’s securities following the Business Combination may not develop as expected or, if developed, it may not be sustained. In addition, the price of Newsight’s securities after the Business Combination can vary due to general economic conditions and forecasts, Newsight’s general business condition and the release of Newsight’s financial reports. Additionally, if Newsight’s securities become delisted from the Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of Newsight’s securities may be more limited than if Newsight was quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Newsight has identified a material weakness in its entity level control components relating to documenting its financial reporting process, and Newsight’s management will be required to devote substantial time to maintaining and improving its internal controls over financial reporting and the requirements of being a public company which may, among other things, strain its resources, divert management’s attention and affect its ability to accurately report its financial results and prevent fraud.

After the Business Combination, Newsight will continue to carry out its business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the Nasdaq. Newsight expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Newsight maintain effective disclosure controls and procedures and internal control over financial reporting. Newsight is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Newsight’s principal executive and financial officers.

49

Newsight has identified a material weakness in its entity level control components relating to documenting its financial reporting process. Following the completion of the Business Combination, Newsight expects to take a number of measures to address the material weakness that has been identified. In this regard, Newsight will need to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal controls over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls over financial reporting. Newsight currently has limited accounting personnel and has begun the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to its internal control over financial reporting. Despite Newsight’s efforts, there is a risk that it will not be able to conclude, within the prescribed timeframe or at all, that its internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.

Newsight’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, additional weaknesses in Newsight’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Newsight’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Newsight’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations. Since the Company is an “emerging growth company,” as defined in the Securities Act, as modified by the Jumpstart Business Startups Act of 2012 (the “JOBS Act”), it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Newsight’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Newsight has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Newsight’s operating costs and could materially and adversely affect its ability to operate its business. In the event that Newsight’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Newsight’s operating results and the stock price of Newsight may decline. In addition, if Newsight is unable to continue to meet these requirements, it may not be able to obtain or maintain listing on the Nasdaq.

Newsight’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Newsight is no longer an emerging growth company. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Newsight’s business and operating results.

Risks Related to Our Incorporation and Location in Israel

Conditions in Israel could adversely affect our business.

Newsight is incorporated under the laws of the State of Israel, and many of Newsight’s employees, including certain management members, operate from its offices that are located in Israel. In addition, a substantial number of Newsight’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect Newsight’s business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria.

In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which Newsight’s employees are located, and negatively affected business conditions in Israel. Any hostilities involving Israel, including the recent hostilities between Hamas and Israel which has resulted large number of missiles being fired at Israel, including major cities, such interruptions or curtailments of trade between Israel and its trading partners could adversely affect Newsight’s operations and results of operations. To the extent that key employees and potential employees are call up for active duty, Newsight’s ability to operate may be impaired.

Newsight’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Newsight cannot assure you that this government coverage will be maintained or that it will sufficiently cover Newsight’s potential damages. Any losses or damages incurred by Newsight could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

50

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Newsight’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect Newsight’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Newsight’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Newsight’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations

Newsight may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect its business.

A significant portion of Newsight’s intellectual property has been developed by its employees in the course of their employment by Newsight. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions”, which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law.

Although Newsight generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created in the scope of their employment or engagement with Newsight, Newsight may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Newsight could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect its business.

Investors’ rights and responsibilities as our shareholders will be governed by Israeli law, which differs in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

51

Provisions of Israeli law and the Restated Newsight Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and the Restated Newsight Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. Among other things:

●	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;
●	Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;
●	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;
●	The Restated Newsight Articles divide our directors (excluding our external directors) into three classes, each of which is elected once every three years;
●	The Restated Newsight Articles generally require a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, requires a vote of the holders of 60% of the total voting power of our shareholders
●	The Restated Newsight Articles do not permit a director to be removed except by a vote of the holders of at least 60% of the total voting power of our shareholders
●	The Restated Newsight Articles provide that director vacancies may be filled by our board of directors; and
●	The Restated Newsight Articles provide that the submission of shareholder proposals for shareholders meetings require the proposing shareholder(s) to meet certain procedural requirements and disclosure items.

Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

The Restated Newsight Articles provide that unless the Company consents otherwise, and other than for any claims arising under the Securities Act or the Exchange Act, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between the Company and its shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to brings claims and proceedings against, as well as obtain favorable judicial forum for disputes with, the Company, its directors, officers and other employees.

Unless we agree otherwise, except for any claims arising out of the Securities Act or the Exchange Act, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. Such exclusive forum provision in the Restated Newsight Articles will not relieve the Company of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, do not apply to claims arising out of the Securities Act or the Exchange Act, and shareholders of the Company will not be deemed to have waived the Company’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring those types of claims in a judicial forum of its choosing for disputes with the Company or its directors or other employees which may discourage lawsuits against the Company, its directors, officers and employees. The foregoing exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims for which the U.S. federal courts would have exclusive jurisdiction, whether by law (as is the case under the Securities Act or the Exchange Act) or pursuant to the Restated Newsight Articles, including claims under the Securities Act or the Exchange Act for which there is a separate exclusive forum provision in the Restated Newsight Articles.

52

The Restated Newsight Articles provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act or Exchange Act which may impose additional litigation costs on us or our shareholders.

The Restated Newsight Articles provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act or the Exchange Act (the “Federal Forum Provision”). While the Federal Forum Provision does not restrict the ability of our shareholders to bring claims under the Securities Act or the Exchange Act, nor does it affect the remedies available thereunder if such claims are successful, we recognize that it allows claims under the Securities Act or Exchange Act in any federal court of competent jurisdiction in the United States, subject to determination by applicable courts of competent jurisdiction. The enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Restated Newsight Articles. If a court were to find the choice of forum provision contained in the Restated Newsight Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Newsight has received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions as stipulated under the Israel Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, the regulations promulgated thereunder and the IIA applicable rules and guidelines, including the terms of the specific grants received from the IIA (the “Innovation Law”).

We received Israeli government grants for certain of our research and development activities. When a company develops know-how, technology or products using grants from the National Authority for Technological Innovation, or the Israel Innovation Authority, also known as the IIA (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS), the terms of these grants and the Innovation Law, inter alia, restrict such company’s ability to perform or outsource manufacturing outside of Israel, grant licenses for R&D purposes or otherwise transfer outside of Israel the know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to IIA programs, as well as any rights associated with such know-how (including later developments, which derive from, are based on, or constitute improvements or modifications of such know-how). The discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related with respect to IIA-funded products. We may not receive those approvals in the future, while in the past we did receive approvals of requests submitted by it according to the Innovation Law, including for the manufacturing of our products outside of Israel.

The transfer or license for R&D purposes of IIA-supported technology outside of Israel may require payment to the IIA of amounts which are calculated in accordance with certain formulas included in the IIA’s rules.

We have received significant research and development funding from the IIA. The total grants that Newsight has received from the IIA until September 30, 2022, amount to approximately $3.2 million.

53

The IIA’s restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our IIA funded technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology which was developed using the IIA grants outside of Israel. Furthermore, Newsight remains subject to the restrictions and obligations under the Innovation Law described above, and the net consideration available to our shareholders in certain transactions (such as a merger or similar change of control transaction) involving the transfer outside of Israel of know-how developed with IIA funding may be reduced by any amounts that we may be required to pay to the IIA. If we fail to satisfy the conditions of the Innovation Law, we may be required to refund the amounts of the grants previously received, together with interest and penalties, and may become subject to criminal charges and financial sanctions. For more information regarding such restrictions please see “Newsight’s Business — Government Regulations— Other Regulations.”

If Newsight or any of its subsidiaries are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. investors may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income (including cash). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Based on the current and anticipated composition of the income, assets and operations of Newsight and its subsidiaries, Newsight does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard or any assurances that Newsight will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Newsight cannot assure you that the Internal Revenue Services (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Newsight or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Newsight’s income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of Newsight and its subsidiaries may cause Newsight to be or become a PFIC for the current or subsequent taxable years. Whether Newsight is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Newsight is a PFIC for any taxable year, a U.S. investor who owns Newsight ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. investors who own Newsight ordinary shares and/or Newsight warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Newsight and the ownership of Newsight ordinary shares and/or Newsight warrants.

If a U.S. investor is treated for U.S. federal income tax purposes as owning at least 10% of the Newsight ordinary shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. investor who is a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Newsight ordinary shares, such U.S. investor may be treated as a “United States shareholder” with respect to Newsight, or any of its non-U.S. subsidiaries, if Newsight or such subsidiary is a “controlled foreign corporation.” A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned by, or is considered as owned by applying certain constructive ownership rules by, United States shareholders on any day during the taxable year of such non-U.S. corporation. If Newsight has one or more U.S. subsidiaries, certain of Newsight’s non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether Newsight is treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).

54

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. Newsight cannot provide any assurances that it will assist U.S. investors in determining whether Newsight or any of its non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. investor is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Newsight, or any of its non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. investors who hold 10% or more of the combined voting power or value of Newsight ordinary shares are strongly encouraged to consult their own advisors regarding the U.S. tax consequences of owning or disposing of Newsight ordinary shares.

It may be difficult to enforce a U.S. judgment against Newsight, its officers and directors in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on Newsight’s officers and directors.

Most of Newsight’s directors or officers are not residents of the United States and most of their and Newsight’s assets are located outside the United States. Service of process upon Newsight or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Newsight or its non-U.S. directors and executive officers may be difficult to obtain within the United States, although the Restated Newsight Articles to be effective upon the closing of the Business Combination provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Newsight or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Newsight or its non-U.S. officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. For more information, see “Enforceability of Civil Liabilities.”

Risks Related to Ownership of the Combined Company’s Shares

The Newsight Articles and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Newsight ordinary shares.

Certain provisions of Israeli law and the Newsight Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Newsight or for Newsight’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Newsight ordinary shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions). Further, Israeli tax considerations may make potential transactions undesirable to Newsight or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See the risk factor titled “Provisions of Israeli law and the Restated Newsight Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.” above and the section titled “Certain Material Israeli Tax Considerations—Taxation of our shareholders.”

55

Newsight has never declared or paid any cash dividends on its shares. Newsight does not intend to pay dividends for the foreseeable future. It currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Newsight ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling sell such shares after price appreciation, which may never occur.

Newsight’s board of directors has sole discretion whether to pay dividends. If Newsight’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Companies Law imposes restrictions on Newsight’s ability to declare and pay dividends. See the section titled “Description of Newsight ordinary shares—Dividend and Liquidation Rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See the section titled “Certain Material Israeli Tax Considerations” for additional information.

The Newsight ordinary shares and Newsight warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject Newsight to additional trading restrictions.

Newsight intends to apply to have the Newsight ordinary shares and Newsight warrants approved for listing on the Nasdaq after the consummation of the Business Combination. Newsight will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. Newsight may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the Newsight ordinary shares and Newsight warrants are so listed, Newsight may be unable to maintain the listing of such securities in the future. If Newsight fails to meet the initial listing requirements and the Nasdaq does not list the Newsight ordinary shares and Newsight warrants (and the related closing condition with respect to the listing of the Newsight ordinary shares is waived by the parties), Newsight could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Newsight ordinary shares and Newsight warrants;

●	a reduced level of trading activity in the secondary trading market for the Newsight ordinary shares and Newsight warrants;

●	a limited amount of news and analyst coverage for Newsight;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	Newsight’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on the Nasdaq, in which case Newsight’s securities would be subject to regulation in each state where Newsight offers and sells securities.

The market price and trading volume of the Newsight ordinary shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including the Nasdaq on which Newsight intends to list the Newsight ordinary shares and Newsight warrants to be issued in the Business Combination under the symbols “NISM” and “NISMW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Newsight ordinary shares and Newsight warrants following the Business Combination, the market price of the Newsight ordinary shares and Newsight warrants ordinary shares may be volatile and could decline significantly. In addition, the trading volume in the Newsight ordinary shares and Newsight warrants may fluctuate and cause significant price variations to occur. If the market price of the Newsight ordinary shares and Newsight warrants declines significantly, you may be unable to resell your shares or warrants at or above the market price of the Newsight ordinary shares and Newsight warrants as of the date immediately following the consummation of the Business Combination. Newsight and VSAC cannot assure you that the market price of the Newsight ordinary shares and Newsight warrants ordinary shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

56

●	actual or anticipated differences in Newsight’s estimates, or in the estimates of analysts, for Newsight’s revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of VSAC’s securities including due to the expiration of contractual lock-up agreements;

●	publication of research reports about Newsight;

●	the performance and market valuations of other similar companies;

●	failure of securities analysts to initiate or maintain coverage of Newsight, changes in financial estimates by any securities analysts who follow Newsight or Newsight’s failure to meet these estimates or the expectations of investors;

●	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to Newsight;

●	commencement of, or involvement in, litigation involving Newsight;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and

●	other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Newsight’s management’s attention and resources, which could have a material adverse effect on us.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Newsight, its business, or its market, or if they change their recommendations regarding the Newsight ordinary shares adversely, then the price and trading volume of the Newsight ordinary shares could decline.

The trading market for the Newsight ordinary shares will be influenced by the research and reports that industry or financial analysts publish about its business. Newsight does not control these analysts, or the content and opinions included in their reports. As a new public company, Newsight may be slow to attract research coverage and the analysts who publish information about the Newsight ordinary shares will have relatively little experience with Newsight, which could affect their ability to accurately forecast Newsight’s results and make it more likely that Newsight fails to meet their estimates. In the event Newsight obtains industry or financial analyst coverage, if any of the analysts who cover Newsight issues an inaccurate or unfavorable opinion regarding it, Newsight’s share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If Newsight’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the Newsight ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of Newsight or fail to publish reports on it regularly, Newsight’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

57

Newsight’s failure to meet the continued listing requirements of the Nasdaq could result in a delisting of its Securities.

If, after listing, Newsight fails to satisfy the continued listing requirements of the Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, the Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, Newsight can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq’s listing requirements. Additionally, if Newsight’s securities are not listed on, or become delisted from, the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Newsight’s securities may be more limited than if it were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Newsight will qualify as an emerging growth company within the meaning of the Securities Act, and if Newsight takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Newsight’s securities less attractive to investors and may make it more difficult to compare Newsight’s performance with other public companies.

Newsight is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Newsight intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as Newsight continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. Newsight could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

Newsight cannot predict if investors will find Newsight ordinary shares less attractive because it may rely on these exemptions. If some investors find Newsight ordinary shares less attractive as a result, there may be a less active trading market for Newsight ordinary shares and Newsight’s share price may be more volatile. Further, there is no guarantee that the exemptions available to Newsight under the JOBS Act will result in significant savings. To the extent that Newsight chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Newsight’s financial condition.

We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because we qualify as a foreign private issuer under the Exchange Act and although we follow Israeli laws and regulations with regard to such matters, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F by 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are contractually obligated and intend to make interim reports available to our shareholders, copies of which we are required to furnish to the SEC on a Form 6-K, and even though we are required to file reports on Form 6-K disclosing whatever information we have made or are required to make public pursuant to Israeli law or distribute to our shareholders and that is material to our company, you may not have the same protections afforded to shareholders of companies that are United Sates domestic issuers.

58

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NASDAQ. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As we are a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the NASDAQ, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the with respect to the following:

●	whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 331⁄3% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our Restated Newsight Articles, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 331⁄3% of the total outstanding voting power of our shares except in the case of an adjourned meeting at which any number of shareholders shall constitute a quorum for the business for which the original general meeting was called. .

●	we intend to adopt and approve material changes to equity incentive plans in accordance with the Companies Law which does not impose a requirement of shareholder approval for such actions. In addition, we intend to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees, or consultants;

●	we also intend to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule requiring shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company); and

●	as permitted by the Companies Law, our board of directors selects director nominees, and we do not have a written charter or board resolution addressing the nominations process. Directors are not selected, or recommended for board of director selection, by independent directors constituting a majority of the board’s independent directors or by a nominations committee comprised solely of independent directors as required by the Nasdaq corporate governance rule.

59

We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

Risks Related to the Business Combination

VSAC may not have sufficient funds to consummate the Business Combination.

As of June 30, 2022, VSAC had approximately $93,794 available to it outside the Trust Account to fund its working capital requirements. If VSAC is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to VSAC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to VSAC upon completion of the Business Combination. Since On August9, 2022, VSAC’s Sponsor extended to VSAC a line of credit of up to $1,000,000 to provide VSC with working capital of which $[●] has been advanced as of the date of the proxy statement/prospectus. If VSAC is unable to consummate the Business Combination because it does not have sufficient funds available, VSAC will be forced to cease operations and liquidate the Trust Account. Consequently, VSAC’s public stockholders may receive less than $10 per share and their warrants will expire worthless.

If VSAC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their VSAC Common Stock into a pro rata portion of the Trust Account.

VSAC stockholders holding public shares may demand that VSAC convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the special meeting. To demand redemption rights, VSAC stockholders must deliver their shares (either physically or electronically) to VSAC’s transfer agent no later than two (2) business days prior to the special meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of VSAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that VSAC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that VSAC have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Newsight ordinary shares be approved for listing on the Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of VSAC’s and Newsight’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either VSAC or Newsight may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement—Termination.”

60

The exercise of VSAC’s directors’ and officers’ discretion in agreeing to changes to, or waivers of, the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in VSAC’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require VSAC (with prior approval of the Special Committee) to agree to amend the Business Combination Agreement, to consent to certain actions taken by Newsight or to waive rights that VSAC is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Newsight’s business, a request by Newsight to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Newsight’s business and would entitle VSAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at VSAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for VSAC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, VSAC does not believe there will be any changes or waivers that VSAC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, VSAC will circulate a new or amended proxy statement/prospectus and resolicit VSAC’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Future resales of the Newsight ordinary shares issued in connection with the Business Combination may cause the market price of Newsight to drop significantly, even if Newsight’s business is doing well.

Concurrently with the execution of the Business Combination Agreement, Newsight, certain equity holders of Newsight and certain equity holders of VSAC entered into the Registration Rights Agreement, providing such stockholders with customary demand registration rights and piggyback registration rights with respect to registration statements filed by Newsight after the closing. Under the Newsight Lock-Up Agreement, the securityholders of Newsight party thereto (other than the Sponsor) have agreed not to transfer their Newsight ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the Newsight Ordinary Shares equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period, and (z) the date after the Closing on which Newsight consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Newsight’s shareholders having the right to exchange their Newsight Ordinary Shares for cash, securities or other property. The Newsight Lock-up Agreements with each of Newsight’s Co-Founders, Eli Assoolin, who is also a director and the chief executive officer of Newsight, and Eyal Yatskan, who is also a director and the chief technology officer of Newsight, provide a limited exception to the Lockup Provisions for up to 5% of each of their holdings of Newsight Ordinary Shares, respectively, and which we refer to as the rights to Limited Founder Transfers. Despite their rights to Limited Founder Transfers, each of Mr. Assoolin and Mr. Yatskan would be generally limited in their ability to sell their Newsight Ordinary Shares by restrictions relating to affiliates under the U.S. securities laws, and each of their Newsight Ordinary Shares are not being registered under this registration statement, of which the proxy statement/prospectus forms a part.

The Sponsor in the Sponsor Letter, as it currently exists and as it will be amended at Closing by the Sponsor Letter Amendment, has similarly agreed not to (1) transfer any Newsight Ordinary Shares received with respect to the Founder Shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (A) six months after the Closing Date; (B) when the reported last sale price of Newsight Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing; or (C) the date on which Newsight completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Newsight’s shareholders having the right to exchange their Newsight ordinary shares for cash, securities or other property or (2) not transfer any Newsight Ordinary Shares or Newsight Warrants received with respect to the Private Placement Units, Private Placement Shares, Private Placement Warrants or shares of VSAC common stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after Closing. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Newsight Lock-up Agreement” and “Agreements Entered Into in Connection with the Business Combination—Sponsor Letter Amendment.”

Upon expiration of the applicable lockup period and upon the effectiveness of any registration statement Newsight files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Newsight shareholders may sell large amounts of Newsight ordinary shares and warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Newsight ordinary shares or the Newsight warrants or putting significant downward pressure on the price of the Newsight ordinary shares or warrants. Additionally, downward pressure on the market price of the Newsight ordinary shares or Newsight warrants likely will result from sales of Newsight ordinary shares issued in connection with the exercise of warrants. Further, sales of Newsight ordinary shares or warrants upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Newsight ordinary shares or warrants could have a tendency to depress the price of the Newsight ordinary shares or the Newsight warrants, respectively, which could increase the potential for short sales.

61

Additionally, VSAC and Newsight expect that the PIPE Subscription Agreement, will include registration rights that require Newsight to register the Newsight securities held by the PIPE Investors after Closing on a resale registration statement. Once so registered, these shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of Newsight’s “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for Newsight ordinary shares may lead to downward pressure on the market price of the Newsight ordinary shares.

We cannot predict the size of future issuances of Newsight ordinary shares or warrants or the effect, if any, that future issuances and sales of shares of Newsight ordinary shares or warrants will have on the market price of the Newsight ordinary shares or warrants. Sales of substantial amounts of Newsight ordinary shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Newsight ordinary shares or warrants.

The exercise of VSAC warrants for shares of VSAC Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders of VSAC. Such dilution will increase if more shares of VSAC Class A Common Stock are redeemed.

As of the record date, VSAC had warrants to purchase an aggregate of 7,944,525 shares of VSAC Class A Common Stock outstanding, which includes 7,590,000 underlying public warrants and 354,525 underlying Private Placement Warrants. These VSAC warrants will become exercisable commencing 30 days after the completion of the Business Combination. The likelihood that these VSAC warrants will be exercised increases if the trading price of Newsight ordinary shares exceeds the exercise price of the warrants, which is $11.50 per share.

Based on the closing price of $[●] per warrant on Nasdaq on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the public warrants and the Private Placement Warrants have an aggregate market value of approximately $[●] million. However, there is no guarantee that the VSAC warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the VSAC warrants are exercised, additional Newsight ordinary shares will be issued, which will result in dilution to the holders of Newsight ordinary shares and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the VSAC warrants will increase if a large number of holders of VSAC Class A Common Stock elect to redeem their shares in connection with the Business Combination. Holders of VSAC warrants do not have a right to redeem the warrants. Further, the redemption of VSAC Class A Common Stock without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of Newsight ordinary shares.

Holders who redeem their public shares of VSAC Class A Common Stock may continue to hold any VSAC Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the VSAC warrants.

Public stockholders who redeem their shares of VSAC Class A Common Stock may continue to hold any VSAC warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such VSAC warrants. Assuming the maximum redemption of the shares of VSAC Class A Common Stock held by the redeeming holders of VSAC public shares, up to 7,590,000 publicly traded VSAC warrants would be retained by redeeming holders of VSAC public shares (assuming all such holders elected not to exercise their warrants) with an aggregate market value of $[●], based on the market price of $[●] per VSAC warrant as of [●], 2023. As a result, the redeeming holders of VSAC public shares would recoup their entire investment and continue to hold public warrants with an aggregate market value of up to $[●], while non-redeeming holders of VSAC public shares would suffer additional dilution in their percentage ownership and voting interest of Newsight if the Business Combination is consummated, upon exercise of Newsight Warrants by redeeming holders of VSAC public shares. However, if redemptions exceed the amount allowable for consummation of the Business Combination, or the Business Combination is otherwise not consummated, the VSAC warrants will not be exercisable and expire worthless.

VSAC and Newsight will incur significant transaction and transition costs in connection with the Business Combination.

VSAC and Newsight have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Newsight following the Closing.

Subsequent to the completion of the Business Combination, Newsight may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its ordinary share price, which could cause you to lose some or all of your investment.

Although VSAC has conducted extensive due diligence on Newsight, there is no assurance that this diligence surfaced all material issues that may be present in Newsight’s business, that it has uncovered all material issues through a customary amount of due diligence, or that factors outside of Newsight’s business and outside of its control will not later arise. As a result of these factors, Newsight may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if VSAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with VSAC’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Newsight’s liquidity, the fact that Newsight reports charges of this nature could contribute to negative market perceptions of it or its securities. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Newsight securities to be received by VSAC’s securityholders as a result of the Business Combination will have different rights from VSAC securities.

Following completion of the Business Combination, VSAC’s securityholders will no longer be securityholders of VSAC but will instead be securityholders of Newsight. There will be important differences between current rights as a VSAC securityholder and rights as a Newsight securityholder. See “Comparison of Rights of Newsight Shareholders and VSAC Stockholders” for a discussion of the different rights associated with the Newsight securities.

62

VSAC’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination and Transactions, VSAC’s stockholders will own a smaller percentage of Newsight than they currently own of VSAC. At the Closing, existing Newsight shareholders would hold approximately 51.7% of the issued and outstanding Newsight ordinary shares and current stockholders of VSAC (including the Sponsor) would hold approximately 34.6% of the issued and outstanding Newsight ordinary shares (assuming no holder of VSAC Common Stock exercises redemption rights as described in this proxy statement/prospectus). Consequently, VSAC’s stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in VSAC.

Newsight may issue additional Newsight ordinary shares or other equity securities without seeking approval of the Newsight shareholders, which would dilute your ownership interests and may depress the market price of the Newsight ordinary shares.

Upon consummation of the Business Combination, Newsight will have warrants outstanding to purchase up to an aggregate of 7,944,525 Newsight ordinary shares. Further, Newsight may choose to seek third party financing to provide additional working capital for the Newsight business, in which event Newsight may issue additional equity securities. Following the consummation of the Business Combination, Newsight may also issue additional Newsight ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Newsight ordinary shares or other equity securities of equal or senior rank would have the following effects:

●	Newsight’s existing shareholders’ proportionate ownership interest in Newsight will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding Newsight ordinary share may be diminished; and

●	the market price of the Newsight ordinary shares may decline.

Even if we consummate the Business Combination, there is no guarantee that the Newsight warrants will ever be in the money, and they may expire worthless and the terms of VSAC’s warrants may be amended.

The exercise price for the Newsight warrants will be $11.50 per whole ordinary share, with each Newsight warrant exercisable for one Newsight ordinary share. Upon consummation of the Business Combination, each VSAC warrant will become one Newsight warrant. The Newsight warrants will become exercisable thirty days after the completion of the Business Combination. The Newsight warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. The VSAC common stock has never traded at a price per share that equals or exceeds the exercise price per share of the warrants, and there is no guarantee that the Newsight warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The terms of the Newsight warrants may be amended.

Amending our warrant agreement would require the affirmative vote of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or any provision of the warrant agreement with respect to the Private Warrants, holders of 50% of the number of the then outstanding Private Warrants. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the exercise period of the warrants in certain circumstances without the consent of the warrant holders.

The Public Warrants are not identical to the Private Warrants, and which although unregistered may allow for different rights to exercise following the Closing of the Business Combination.

The Private Warrants are identical to the Public Warrants except that, (i) the Private Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, (ii) are not redeemable while held by VSAC's Sponsor or its permitted transferees; (iii) have different terms for cashless exercise and (iv) the Private Warrants and the Newsight Ordinary Shares issuable upon exercise of the Private Warrants are not being registered under the registration statement that includes this proxy statement/prospectus. For more information on these differences, see the section “Description of Newsight Warrants - Warrants - Private Placement Warrants”.

We may redeem the Newsight warrants after the closing of the Business Combination if the reported last sale price of the Newsight Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable.

Once the Newsight warrants become exercisable, we may redeem not less than all of them at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption (such period, the “30-day Redemption Period”) to each warrant holder if, and only if, the reported last sale price of the Newsight Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders. The trading price for the VSAC common stock has never equaled or exceeded $18.00 per share.

If and when the Newsight warrants become redeemable we may exercise our redemption right if there is a current registration statement in effect with respect to the Newsight Ordinary Shares underlying such warrants. Redemption of the outstanding Newsight warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In these circumstances, and you choose option (i) to exercise the Newsight warrants, the value received upon exercise of the Newsight warrants (1) may be less than the value warrant holders would have received if they had exercised their public Newsight warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Newsight warrants. If you choose to sell under option (ii) there is no guarantee the sale price will be high enough to compensate warrant holders for the value of the Newsight warrants.

We will not redeem the Newsight warrants as described above unless a registration statement under the Securities Act covering the issuance of the Newsight Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Newsight Ordinary Shares is available throughout the 30-day Redemption Period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If we call the Newsight warrants for redemption as described above, our management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Newsight ordinary shares issuable upon the exercise of the Newsight warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Newsight ordinary shares equal to the quotient obtained by dividing (i) the product of the number of Newsight ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Newsight ordinary shares for the 10 trading days ending on the third trading day prior to the date on which we send the notice of redemption to the holders of the Newsight warrants.

As provided in the Warrant Agreement, in the event we elect to redeem the Newsight warrants, we will fix a date for the redemption (the “Redemption Date”). We will mail or cause to be mailed notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such manner shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

As Newsight has no obligation to net cash settle the Newsight warrants, and such warrants may expire worthless.

In no event will Newsight have any obligation to net cash settle the Newsight warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of Newsight warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

VSAC’s Sponsor and current directors’ and executive officers’ affiliates own shares of VSAC Common Stock and Private Placement Units that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by February 3, 2023 (which can be extended to May 3, 2023 if the Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC stockholders in an amendment to the Existing VSAC Charter), VSAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,530,000 shares of VSAC Common Stock held by the Sponsor, which is affiliated with certain of VSAC’s directors and officers and other certain officers, that were acquired for an aggregate purchase price of $25,000 prior to the VSAC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor purchased an aggregate of 472,700 Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $4,727,000. The Private Placement Units will become worthless if VSAC does not consummate a business combination by February 3, 2023 (which can be extended to May 3, 2023, if the Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by the VSAC stockholders in an amendment to the Existing VSAC Charter). On the other hand, if the Business Combination is consummated, each outstanding share of VSAC Common Stock will convert into one Newsight ordinary share, subject to adjustment described herein, at the closing and each outstanding VSAC warrant will become a Newsight warrant. Such shares and warrants had an aggregate market value of $[●] and $[●], respectively, based upon the closing price of $[●] per share and $[●] per warrant on the Nasdaq on [●], 20[●].

63

These financial interests may have influenced the decision of VSAC’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of VSAC’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of VSAC’s Sponsor, Directors and Officers in the Transactions.”

The Sponsor, an affiliate of current officers and directors of VSAC, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced VSAC’s board of directors’ decision to pursue the Business Combination and VSAC’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by VSAC on or before February 3, 2023 (which can be extended to May 3, 2023 if the Company’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by the Company’s stockholders in an amendment to the Existing Company Charter), the Sponsor, an affiliate of current officers and directors of VSAC, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by VSAC for services rendered or contracted for or for products sold to VSAC, but only if such a vendor or target business has not executed a waiver agreement. If VSAC consummates a business combination, on the other hand, VSAC will be liable for all such claims. VSAC has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to VSAC.

These obligations of the Sponsor may have influenced VSAC’s board of directors’ decision to pursue the Business Combination with Newsight or VSAC’s board of directors’ decision to approve the Business Combination. In considering the recommendations of VSAC’s board of directors to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of VSAC’s Sponsor, Directors and Officers in the Transactions.”

VSAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to VSAC’s public stockholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, VSAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While VSAC currently expects that its independent directors would take legal action on VSAC’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that VSAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If VSAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to VSAC’s public stockholders may be reduced below $10.00 per share.

Activities taken by existing VSAC stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the VSAC Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding VSAC or its securities, VSAC, the Sponsor, VSAC’s officers and directors, Newsight, and Newsight’s officers and directors and/or their respective affiliates may purchase VSAC Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of VSAC Common Stock or vote their shares of VSAC Common Stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of VSAC Common Stock and ensure that VSAC has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the VSAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of VSAC Common Stock at a price lower than market and may therefore be more likely to sell the VSAC Common Stock he owns, either prior to or immediately after the special meeting.

64

In addition, if such purchases are made, the public “float” of the Newsight ordinary shares following the Business Combination and the number of beneficial holders of Newsight securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Newsight securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Newsight ordinary shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either VSAC or Newsight may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Newsight or VSAC, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

●	changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which the party does business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry;
●	changes (including changes in law) or general conditions in the industry in which the party operates;
●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which the party principally operates;
●	conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID 19 Measures or the interpretation or enforcement thereof;
●	any failure in and of itself by the party to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein);
●	with respect to VSAC, the consummation and effects of the Redemption;
●	the execution, delivery, announcement or pendency of the Business Combination Agreement and the Transactions (including as a result of the identities of the parties and including the loss (or threatened loss) of any employee, other than certain key employees of Newsight, supplier, distributor or customer or other commercial relationship resulting therefrom);
●	any action or failure to act required or prohibited to be taken by a party pursuant to the terms of the Business Combination Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other party; or
●	any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures).

65

Furthermore, VSAC or Newsight may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Newsight ordinary shares and Newsight warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, VSAC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that VSAC expects to achieve from the Business Combination.

VSAC and Newsight have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Newsight’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Newsight and your investment decision.

Newsight has a limited operating history, Newsight and VSAC have no prior history as a combined entity, and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of VSAC and Newsight, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of VSAC following the Business Combination. Certain adjustments and assumptions have been made regarding VSAC after giving effect to the Business Combination. Newsight and VSAC believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect VSAC’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Newsight’s results of operations and financial condition and the actual financial condition and results of operations of Newsight following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Newsight’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Newsight. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Newsight and VSAC and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Newsight’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Newsight’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If VSAC is unable to complete the Business Combination or another business combination by February 3, 2023 (or May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter or such other date as approved by VSAC stockholders through approval of an amendment to the VSAC Charter), VSAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, VSAC public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and VSAC warrants will expire worthless.

If VSAC is unable to complete the Business Combination or another business combination within the required time period, VSAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to VSAC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding VSAC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of VSAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to VSAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, VSAC public stockholders may only receive $10 per share, and VSAC warrants will expire worthless. In certain circumstances, VSAC public stockholders may receive less than $10 per share on the redemption of their shares.

66

If the Business Combination is not completed, potential target businesses may have leverage over VSAC in negotiating a business combination, VSAC’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for VSAC stockholders.

Any potential target business with which VSAC enters into negotiations concerning an initial business combination will be aware that, unless VSAC amends its existing charter to extend its life and amend certain other agreements it has entered into, then VSAC must complete its initial business combination by February 3, 2023 (or May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter or such other date as approved by VSAC stockholders through approval of an amendment to the VSAC Charter). Consequently, if VSAC is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if VSAC does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as VSAC gets closer to the deadline described above. In addition, VSAC may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, VSAC may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by VSAC, third parties may bring claims against VSAC and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10 per share.

Under the terms of the VSAC Charter, VSAC must complete the Business Combination or another business combination by February 3, 2023 (or May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter or such other date as approved by VSAC stockholders through approval of an amendment to the VSAC Charter) or VSAC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against VSAC. Although VSAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of VSAC’s public stockholders. If VSAC is unable to complete a business combination within the required time period, the Sponsor has agreed that it will indemnify and hold harmless VSAC against any and all loss, liability, claim, damage and expense whatsoever to which VSAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to VSAC or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of VSAC by the Sponsor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under VSAC’s indemnity of the VSAC IPO underwriters against certain liabilities, including liabilities under the Securities Act. VSAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. VSAC has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $[●] estimated to be in the Trust Account as of two business days prior to the special meeting date, due to such claims.

67

Additionally, if VSAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if VSAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy

VSAC’s stockholders may be held liable for claims by third parties against VSAC to the extent of distributions received by them.

If VSAC is unable to complete the Business Combination or another business combination within the required time period, VSAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to VSAC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding VSAC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of VSAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to VSAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. VSAC cannot assure you that it will properly assess all claims that may be potentially brought against VSAC. As a result, VSAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, VSAC cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by VSAC.

Additionally, if VSAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by VSAC’s stockholders. Because VSAC intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, VSAC’s board of directors may be viewed as having breached their fiduciary duties to VSAC’s creditors and/or may be viewed as having acted in bad faith, and thereby exposing itself and VSAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. VSAC cannot assure you that claims will not be brought against it for these reasons.

VSAC may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on VSAC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, VSAC is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

68

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how VSAC’s public stockholders vote.

The Sponsor owns and is entitled to vote an aggregate of approximately 20% on an as-converted basis of the outstanding VSAC Common Stock. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by VSAC’s public stockholders.

The ongoing COVID-19 pandemic may adversely affect VSAC’s and Newsight’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

VSAC and Newsight may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Newsight personnel. The extent to which COVID-19 impacts VSAC’s and Newsight’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, VSAC’s and Newsight’s ability to consummate the Transactions may be materially adversely affected.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own VSAC Common Stock and/or VSAC warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that (i) the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) any transfer of VSAC Common Stock by a U.S. investor pursuant to the Business Combination qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time (other than with respect to any such investor that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Newsight ordinary shares immediately after the Business Combination and that fails to enter into a valid “gain recognition agreement” with respect to the transferred VSAC Common Stock) (collectively, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment to the extent permitted by law. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as VSAC. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. investor exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. investor is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither VSAC nor Newsight intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

69

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, then a U.S. investor who owns VSAC Common Stock and/or VSAC warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of Newsight ordinary shares and/or Newsight warrants received in the Business Combination, over such U.S. investor’s tax basis in the corresponding VSAC Common Stock and/or VSAC warrants surrendered by such U.S. investor in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the VSAC securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the VSAC securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the VSAC securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Newsight ordinary shares and/or Newsight warrants received in the Business Combination, if any, would not include the holding period for the VSAC securities surrendered in exchange therefor. In the case of a U.S. Holder that holds VSAC securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of VSAC securities.

If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, but any requirement for Section 367(a) of the Code is not satisfied, then a U.S. investor who owns VSAC Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of Newsight ordinary shares (and, if the U.S. investor’s VSAC warrants are converted into Newsight warrants, the fair market value of the Newsight warrants) received in the Business Combination, over such U.S. investor’s tax basis in the corresponding VSAC Common Stock and/or VSAC warrants surrendered by such U.S. investor in the Business Combination.

U.S. investors who own VSAC Common Stock and/or VSAC warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment.

The IRS may not agree that Newsight should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Newsight, which is incorporated and tax resident in Israel, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Newsight is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Newsight would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Newsight to Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of Newsight may be subject to U.S. withholding tax.

70

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Newsight—Tax Residence of Newsight for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, Newsight does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of Newsight as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Newsight’s status as a non-U.S. corporation for U.S. federal income tax purposes, Newsight and certain Newsight shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Newsight and the application of U.S. withholding taxes on dividends paid on Newsight ordinary shares to non-U.S. shareholders, subject to reduction under an applicable income tax treaty.

See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Newsight—Tax Residence of Newsight for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to Newsight. Investors should consult their own tax advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences to Newsight and its shareholders if the classification of Newsight as a non-U.S. corporation is not respected.

The Business Combination and the other transactions contemplated thereby are or could constitute taxable events in Israel.

The Business Combination is a taxable event in Israel. The VSAC stockholders and holders of VSAC warrants that are not Israeli residents should, generally, be exempt from Israel tax while those that are Israeli residents should be taxed on real capital gains resulting from the exchange of their shares or warrants. Newsight, Merger Sub, their respective affiliates and any other person making a payment under the Business Combination Agreement will be required to deduct and withhold from the consideration payable thereunder any amount required to be deducted and withheld with respect to the making of such payment under applicable legal requirements. According to the Business Combination Agreement, there will be no withholding with respect to any VSAC stockholder or holder of VSAC warrants that owns less than 5% of VSAC Common Stock and is not an Israeli tax resident, provided that such VSAC stockholder or holder of VSAC warrants completes an appropriate declaration of tax residence or is covered under the WHT ruling. VSAC has applied for a tax ruling from the ITA exempting Newsight, Merger Sub and their respective agents from any obligation to withhold Israeli tax from the consideration payable or otherwise deliverable to VSAC stockholders and holders of VSAC warrants that are non-residents of Israel, and deferring the taxable event to the time of the sale of the shares or warrants. Any VSAC stockholder or holder of VSAC warrants, whether or not an Israeli tax resident, that owns at least 5% of VSAC Common Stock (on the basis described above) will be subject to tax withholding in Israel, unless an exemption certificate from the ITA is provided by such VSAC stockholder or holder of VSAC warrants.

No assurance can be given that the tax ruling will be obtained or that the ITA will not treat the Business Combination as a taxable event. The tax consequences of the Business Combination are complex and will depend on each stockholder’s particular circumstances. For a more detailed discussion, see the section of this proxy statement/prospectus entitled “Certain Material Israeli Tax Considerations.”

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, VSAC’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of VSAC to adjourn the special meeting to give VSAC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if VSAC would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

71

Risks Related to Redemption

The ability of VSAC public stockholders to exercise redemption rights with respect to a large number of VSAC Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem VSAC stock.

The Existing VSAC Charter provides that VSAC will only redeem public shares so long as (after such redemption), VSAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds VSAC as a public company (such as Newsight), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination (such as the $25 Million Minimum Closing Cash Requirement) either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions. Therefore, the Business Combination will not be consummated unless the $25 Million Minimum Closing Cash Requirement is met.

If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your VSAC Shares in the open market; however, at such time VSAC Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with VSAC’s redemption until VSAC liquidates or you are able to sell your VSAC Shares in the open market.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. VSAC cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of VSAC Shares will exceed the per-share redemption price.

There is no guarantee that a VSAC stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an VSAC stockholder may be able to sell its Newsight ordinary shares in the future following the completion of the Transactions or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of VSAC might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

72

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Newsight’s, VSAC’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Newsight’s or VSAC’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—VSAC’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Newsight and VSAC.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	The cyclicality of the semiconductor industry;

●	The effects of health epidemics, such as the recent global COVID-19 pandemic;

●	Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

●	If Newsight fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

●	Disruptions in relationships with any one of Newsight’s key customers;

●	Any difficulty selling Newsight’s products if customers do not design Newsight’s products into their product offerings;

●	Newsight’s dependence on winning selection processes;

●	Even if Newsight succeeds in winning selection processes for its products, Newsight may not generate timely or sufficient net sales or margins from those wins;

●	Sustained yield problems or other delays in the manufacturing process of products;

●	If VSAC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their VSAC Common Stock into a pro rata portion of the Trust Account;

●	The financial and other interests of VSAC’s board of directors may have influenced VSAC’s board of directors’ decision to approve the Business Combination;

●	The Newsight securities to be received by VSAC’s securityholders as a result of the Business Combination will have different rights from VSAC securities and VSAC’s stockholders will have a reduced ownership and voting interest of the combined company after consummation of the Business Combination; and

●	The other matters described in the section titled “Risk Factors”.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Newsight.

Newsight and VSAC caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Newsight nor VSAC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Newsight or VSAC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in VSAC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Newsight’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Newsight’s management, which in turn are based upon Newsight’s management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Newsight is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Newsight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

73

SPECIAL MEETING OF VSAC STOCKHOLDERS

General

VSAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of VSAC stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of VSAC’s Stockholders

The special meeting will be held on [●], 20[●], at a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth on your proxy card.

Purpose of the VSAC Special Meeting

At the special meeting, VSAC is asking its stockholders:

1.	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Newsight Merger Sub, Inc., a Delaware corporation (“Merger Sub”), will merge with and into VSAC, with VSAC surviving the merger as a wholly owned subsidiary of Newsight;

2.	Proposal No. 2 — The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the issued and outstanding VSAC Common Stock in connection with the PIPE Investment;

3.	Proposal No. 3 — VSAC Charter Proposal — to consider and vote upon a proposal to amend, immediately following and in connection with the closing of the Business Combination, the Existing VSAC Charter by adopting the Restated VSAC Charter attached hereto as Exhibit A to Annex A; and

4.	Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of VSAC’s Board of Directors

VSAC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of VSAC and its stockholders and recommended that VSAC stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the VSAC Charter Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

VSAC Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of VSAC Common Stock at the close of business on [●], 20[●], which is the Record Date for the special meeting. Stockholders will have one vote for each share of VSAC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. VSAC’s warrants do not have voting rights. On the Record Date, there were 13,122,700 shares of VSAC Common Stock outstanding, of which 10,120,000 were public shares.

74

Quorum

A quorum is the minimum number of shares of VSAC Common Stock that must be present to hold a valid meeting. A quorum will be present at the VSAC special meeting if a majority of the voting power of the issued and outstanding shares of VSAC Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of VSAC Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Nasdaq Proposal and VSAC Charter Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

Nasdaq Proposal — Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and VSAC Charter Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

VSAC Charter Proposal — Approval of the VSAC Charter Proposal will require the affirmative vote of holders of a majority of the shares of VSAC Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the VSAC Charter Proposal. Brokers are not entitled to vote shares on the VSAC Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the VSAC Charter Proposal. The VSAC Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the VSAC Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Nasdaq Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Cross-Conditioned Proposals. The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq proposal and the VSAC Charter Proposal, which we refer to as the Condition Precedent Proposal, at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal – none of the Condition Precedent Proposals shall be adopted unless all of them are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

75

Voting Your Shares

If you are a holder of record of VSAC Common Stock, there are two ways to vote your shares of VSAC Common Stock at the special meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of VSAC’s board of directors. Proxy cards received after a matter has been voted upon at the special meeting will not be counted.

●	In Person. You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Special Meeting —When and where will the special meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of VSAC Common Stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to VSAC’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

●	you may notify VSAC’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

●	you may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your VSAC Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a VSAC stockholder and have any questions about how to vote or direct a vote in respect of your shares of VSAC Common Stock, you may call [●], VSAC’s proxy solicitor, at [●].

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding public shares may demand that VSAC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $[●] per share as of [●], 20[●], the special meeting Record Date), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Newsight is consummated, VSAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Existing VSAC Charter provides that VSAC will only redeem public shares so long as (after such redemption), VSAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds VSAC as a public company (such as Newsight), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination (such as the $25 Million Minimum Closing Cash Requirement) either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions. Therefore, the Business Combination will not be consummated unless the $25 Million Minimum Closing Cash Requirement is met.

76

Pursuant to the Sponsor Letter, VSAC’s Sponsor, directors and executive officers have waived their right to redeem any shares of VSAC Common Stock that they own in connection with VSAC stockholder approval of the Business Combination, any proposed amendment to the Existing VSAC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any VSAC public shares that they own or may acquire in VSAC fails to consummate a business combination within the time frame required by the Existing VSAC Charter)..

Holders may demand redemption by delivering their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to VSAC’s transfer agent prior to the vote at the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.

VSAC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Francis “Fran” Wolf

Email: fwolf@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the merger is not approved or completed for any reason, then VSAC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, VSAC will promptly return any shares delivered by public holders.

The closing price of VSAC Common Stock on [●], 20[●], the special meeting Record Date, was $[●]. The cash held in the Trust Account on such date was approximately $[●] million ($[●] per public share). Prior to exercising redemption rights, stockholders should verify the market price of VSAC Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. VSAC cannot assure its stockholders that they will be able to sell their shares of VSAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of VSAC Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than two business days prior to the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to VSAC’s transfer agent prior to the vote at the Special Meeting, and the merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — U.S. Holders Exercising Redemption Rights with Respect to VSAC Common Stock”. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

77

Appraisal Rights

VSAC stockholders and holders of VSAC warrants do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation Costs

VSAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. VSAC and its directors, officers and employees may also solicit proxies online. VSAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. VSAC will bear the cost of the solicitation.

VSAC has hired [●] to assist in the proxy solicitation process. VSAC will pay to a fee of $[●], plus disbursements.

VSAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. VSAC will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, VSAC’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of VSAC’s Sponsor, Officers and Directors in the Transactions

In considering the recommendation of VSAC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and VSAC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of VSAC’s stockholders generally. In particular:

●	VSAC’s Sponsor was formed by, and is controlled by, Dr. George Cho Yiu So. Dr. So is also a director of Newsight, the chairman of Newsight’s Hong Kong subsidiary, Newsight Imaging Hong Kong Limited, the beneficial owner of 6.95% of Newsight’s ordinary shares that are held of record by Innovative Thinker Limited, which is controlled by Dr. So, and the beneficial owner of 2.35% of the outstanding share capital of Newsight’s subsidiary Virusight.
●	If the Business Combination or another business combination is not consummated by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), VSAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and VSAC’s board of directors, dissolving and liquidating. In such event, the 2,530,000 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares (having waived the rights to such redemption or distribution, without consideration therefor, in connection with the VSAC IPO). Such shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. On the other hand, if the Business Combination is consummated, each outstanding share of VSAC Common Stock will be converted into one Newsight ordinary share, subject to adjustment described herein.
●	The Sponsor has spent $25,000 to purchase 2,530,000 Founder Shares and $4,727,000 to purchase 472,700 Private Placement Units from VSAC for $10.00 per placement unit. The Founder Shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●], and the Private Placement Units had an aggregate market value of $[●] million based upon the closing price of $[●] per unit on the Nasdaq on [●], 20[●]. The Founders Shares and the Private Placement Units will become worthless if VSAC does not consummate a business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter).

78

●	If VSAC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by VSAC for services rendered or contracted for or products sold to VSAC. On the other hand, if VSAC consummates a business combination within the required time period, VSAC will be liable for all such claims.
●	The Sponsor and VSAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on VSAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if VSAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, VSAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). As of the Record Date, the Sponsor and VSAC’s officers and directors and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.
●	The Business Combination Agreement provides for the continued indemnification of VSAC’s current directors and officers and the continuation of directors and officers liability insurance covering VSAC’s current directors and officers.
●	VSAC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to VSAC to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to VSAC outside of the Trust Account. To date, VSAC’s Sponsor has (a) given VSAC a line of credit of up to $1,000,000 to provide VSAC with working capital of which $[●] has been advanced as of the date of the proxy statement/prospectus, (b) loaned VSAC $1,012,000 to extend the time VSAC has to complete its initial business combination from November 3, 2022 to February 3, 2023 and (c) loaned VSAC $1,000,000 for VSAC to loan to Newsight to provide Newsight with working capital prior to the Closing. See, “Certain Relationships and Related Person Transactions—VSAC - Working Capital Loans from Our Sponsor” below.
●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in VSAC and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). Thus, if the proposed Business Combination with Newsight is not consummated, VSAC may seek to complete a business combination with a less favorable target company or on terms less favorable to VSAC stockholders rather than choose to dissolve and liquidate.
●	Dr. So, the manager and controlling member of the Sponsor, is currently a member of the board of directors of Newsight and will continue to be a member of the board of directors of Newsight following the closing of the Business Combination and, therefore, in the future Dr. So will receive any cash fees, stock options or stock awards that the board of directors of Newsight determines to pay to its non-executive directors.
●	The Sponsor paid an aggregate of $25,000 for 2,530,000 Founder Shares, Shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. If the proposed Business Combination with Newsight is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.
●

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in Newsight is estimated to comprise approximately 8.7% of outstanding Newsight ordinary shares in a no redemption scenario, 9.3% in a 25% redemption scenario, 10.1% in a 50% redemption scenario and 11.1% in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

79

Purchases of VSAC Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding VSAC or its securities, the Sponsor, VSAC’s officers and directors, Newsight, Newsight shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of VSAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Newsight’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of VSAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, VSAC officers and directors, Newsight, Newsight shareholders or any of their respective affiliates. VSAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. VSAC stockholders are urged to read this entire proxy statement/prospectus carefully, including the section entitled “The Business Combination Agreement,” for a more complete understanding of the Business Combination.

A discussion of specific terms of the Business Combination Agreement are contained below in the section entitled “The Business Combination Agreement”.

General

Transaction Structure

The Business Combination Agreement provides for the merger of Merger Sub with and into VSAC, with VSAC surviving the Business Combination as a wholly owned subsidiary of Newsight.

Pro Forma Capitalization

The pro forma equity valuation of Newsight upon consummation of the Transactions is estimated to be approximately $215 million, assuming no redemptions. We estimate that at the Effective Time, assuming none of VSAC’s public stockholders demand redemption of their public shares pursuant to the VSAC Charter, the securityholders of Newsight will own approximately 51.7% of the outstanding Newsight ordinary shares and the securityholders of VSAC, and certain accredited investors purchasing VSAC shares in the PIPE Investment will own the remaining Newsight ordinary shares.

80

Merger Consideration

Prior to the Effective Time, Newsight intends to effect a stock split to cause the implied value of the outstanding Newsight ordinary shares immediately prior to the Effective Time to equal $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Newsight equity as of such agreed measurement time at the Total Deal Value) (the “Recapitalization”).

Pursuant to the Business Combination Agreement and assuming the Recapitalization has occurred, at the Effective Time (a) each share of VSAC Common Stock outstanding immediately prior to the Effective Time shall be cancelled, and be exchanged for one Newsight ordinary share, subject to adjustment described herein, and (b) each VSAC warrant outstanding immediately prior to the Effective Time will be assumed by Newsight and will become a Newsight warrant.

The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time of the Business Combination, (a) the outstanding Newsight Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of Newsight shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Newsight Ordinary Shares issuable under the Business Combination Agreement in exchange for VSAC Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by the Business Combination Agreement prior to such event.

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. It does not purport to catalogue every conversation among, or meetings of, the parties, their respective management or members of the boards of directors and other parties. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to VSAC before the Business Combination.

In June 2021, one of VSAC’s directors, Mr. Stein, attended a presentation by Newsight in Hong Kong and thus became aware of the vision sensing space opportunity. His research of the sector, its wide range of use cases and high potential growth convinced him of the huge potential for VST applications.

Mr. Stein first met Dr. So at the above-noted presentation regarding Newsight and its technology on July 19, 2021. After this meeting, Mr. Stein became intrigued by the potential for a SPAC focused on vision sensing technology. He raised this issue with ARC Capital, the advisor on another SPAC with which Mr. Stein was involved, and an ARC Capital representative approached Dr. So and suggested he meet with Mr. Stein. Within two weeks after the initial meeting, Mr. Stein met with Dr. So and explained to him the potential for a SPAC focused on vision sensing technology. Mr. Stein outlined to Dr. So the requirements for sponsoring a SPAC, the need for an independent search for potential targets, and the need for an independent board of directors to manage the process. Dr. So agreed to proceed and to fund the formation of a SPAC and asked Mr. Stein to assist in establishing a high quality, independent board of directors for the SPAC. Dr. So is not and never has been a member of VSAC’s board of directors, which we refer to as the VSAC Board, and has never participated in any meetings of the VSAC Board.

Dr. So formed VSAC’s Sponsor, Vision Sensing, LLC, a Delaware limited liability company, on August 13, 2022. VSAC itself was also formed as a Delaware corporation on August 13, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. From the start VSAC had set as its intended target to focus our search on companies with operations in the vision sensing technologies (“VST”), including hardware chip solutions (such as chips, modules, and systems), VST-related application software, artificial intelligence (“AI”) and other peripheral technologies that assist to integrate and/or supplement VST applications. There is no restriction in the geographic location of targets VSAC could pursue, however, VSAC expressly disclaimed any intent to and will not consummate a business combination with a target business located in China or Hong Kong.

The registration statement for the VSAC IPO was declared effective on October 29, 2021. On November 3, 2021, VSAC consummated the VSAC IPO of 10,120,000 units, at a price of $10.00 per unit, generating gross proceeds of $101,200,000. Simultaneously with the closing of the VSAC IPO, VSAC consummated the sale of 472,700 Private Placement Units at a price of $10.00 per unit in a private placement to VSAC’s Sponsor, generating gross proceeds of $4,727,000. Following the closing of the VSAC IPO on November 3, 2021, an amount of $102,718,000 from the net proceeds of the sale of the units in the VSAC IPO and the sale of the Private Placement Units to VSAC’s Sponsor was placed into the Trust Account.

As described in the time line below, from the date of the VSAC IPO through the execution of the Business Combination Agreement with Newsight on August 30, 2022, representatives of VSAC commenced an active search for prospective acquisition targets. Representatives of VSAC reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. VSAC’s advisors, EF Hutton and ARC Group presented VSAC with several potential targets in a number of different industries, including automotive, wide-area networks, nanomaterials, robotics, biologics and more. VSAC considered a total of over forty-five prospective targets in its search. The VSAC Board also did extensive online searches for targets that might meet our criteria. In particular, VSAC’s independent director, Mr. Welser, with his extensive contacts in industry and academia and his experience in the sector, undertook a detailed technologic search, including assessing companies and their technologies at all stages of maturity. During Summer and early Autumn of 2021, Mr. Welser surveyed contacts at venture capital firms in Los Angeles, San Francisco, and Boston seeking leads on credible companies in the vision sensing space. He also contacted colleagues at the University of Pennsylvania, Carnegie Mellon, UCLA, and Stanford seeking introductions to early to mid-stage companies in the vision sensing space through their innovation centers. There were challenges finding companies with verifiable technology, which were at the proper maturity to warrant going public and an investment at this price point. VSAC explored between two and three dozen companies found via searches of university innovation centers and the start-up community. While there were some promising prospects, they were far too early-stage. In fact, VSAC’s search clearly indicated an unexpected outcome that the VST space was dominated by a few giant companies - such as Sony, Siemens, NVDIA, LG, and a few others – and by a large number of earlier stage companies that were too small and/or early stage for acquisition by VSAC.

On November 14, 2021, VSAC executed a customary non-disclosure agreement with Newsight, and Newsight began providing preliminary confidential information to VSAC regarding Newsight and its business operations, including information pertaining to Newsight’s finances, chip technology and market demand. Newsight had also been in the process of seeking a public listing on the Tel Aviv stock exchange and VSAC was able to rely on material for that purpose, including a preliminary prospectus, to undertake preliminary due diligence and evaluation of Newsight. Because of Dr. So’s conflict of interest from being the controlling member of VSAC’s Sponsor and a director of Newsight and the chairman of one of Newsight’s subsidiaries, he did not participate in negotiations between VSAC and Newsight.

On November 17, 2021, the VSAC Board organized for a target search and de-SPAC process. The VSAC Board agreed that they should proactively seek quality targets which may meet the Company’s criteria for target selection and evaluation, prior to short-listing one or two finalists for detailed due diligence review tentatively scheduled for the end of December 2021. The VSAC Board was advised that VSAC had already received unsolicited inquiries from three companies which wanted to be considered as VSAC’s initial business combination target, in addition to the referral by Dr. So of Newsight for consideration and as a benchmark for comparison. All VSAC Board members agreed to rigorously analyze Newsight but to also seek other targets that might represent better alternatives. All board members were encouraged to seek additional potential targets and Mr. Welser was specifically commissioned to survey potential targets because of his deep experience in the vision sensing space, particularly with LiDAR.

On December 20, 2021, the VSAC Board met to review potential acquisition targets identified to date. Mr. Stein reviewed a list of a total of 15 targets including targets identified by outside sources, internally generated by board members and that approached VSAC unsolicited. Mr. Stein had also conducted on-line searches for appropriate targets. With the exception of some local Chinese companies that had been referred to VSAC, VSAC Board members had already held initial discussions with most of the 15 targets and entered non-disclosure agreements with four of them. Because of the lack of potential targets, the VSAC Board considered whether VSAC should revise its criteria but decided that the original logic for identifying the vision sensing technology sector was exceptionally compelling. In the course of discussions at the meeting, the board rejected some of the targets because they were not in the vision sensing space. Four were rejected because VSAC had pledged in its IPO prospectus that it would not enter into a business combination with Chinese companies. Others were rejected as being too small or not ready to become public companies and one was rejected as being too large for VSAC to acquire. The board engaged in a detailed discussion of Newsight because it was in the vision sensing technology sector, had been the most forthcoming in responding to VSAC’s inquiries and appeared to be the most prepared to become a public company. Newsight was preparing a virtual data room for due diligence and preparing projections.

On January 12, 2022, the VSAC Board met again to continue to review potential acquisition targets. Mr. Sobek updated the VSAC Board on two additional potential targets that had been referred to him. The VSAC Board discussed these targets and agreed that they wished to focus on the vision sensing space as the data continued to support the desirability of a business combination in this sector. Mr. Magen advised the board that he was evaluating two potential targets for subsequent submission to the VSAC Board.

On January 19, 2022, the VSAC Board convened to continue to discuss potential acquisition targets. The board concluded that Newsight was the best potential business combination partner they had located and was ready to enter into a letter of intent with VSAC. The board reviewed a draft non-binding letter of intent (“LOI”) with Newsight and determined to proceed with entering into a letter of intent with Newsight will continuing to seek other potential targets.

On January 20, 2022, VSAC retained Israel based BDO Ziv Haft Consulting and Management Ltd. (“BDO”) to undertake financial due diligence on Newsight and, because of Dr. So’s conflict of interest by having positions in both our Sponsor and Newsight, to prepare and deliver to the VSAC Board a Fairness Opinion on the proposed transaction. BDO was chosen after consideration of three independent proposals.

A final version of the LOI was executed by the parties on February 15, 2022. Under the terms of the LOI, the parties agreed to the Business Combination valuing Newsight at a pre-money valuation of US$215 million plus the aggregate implied exercise price of outstanding and vested options, which was approximately US$5.9 million (the “Transaction Valuation”). The closing of a transaction was subject to a number of conditions, including extensive due diligence, completion of PCAOB compliant financial statements for Newsight and an independent fairness opinion from a recognized investment bank.

In February 2022, VSAC engaged the Patent Department of Nelson & Mullins to undertake a detailed an assignee specific patent search covering selected features of certain chips manufactured and sold by NewSight. The patent search covered patents issued to certain specific assignees in the United States, Germany and Israel, those being three of the primary markets for Newsight’s existing technologies as of that date.

From March 1 2022, VSAC and NSI have held a weekly meeting to provide updates to and to discuss progress of items related to the ongoing Business Combination process, including, among other things, requests for information, results of the ongoing and now finalised Due Diligence and the financial and legal documentation required for the Business Combination Agreement and F-4.

On March 14, 2022, Nelson Mullins delivered a first draft of the Business Combination Agreement to Newsight. The first draft was subsequently delivered to Newsight’s Israeli legal counsel, Gross & Co. (“Gross”) on March 28, 2022, and to its U.S. legal counsel, Ellenoff Grossman & Schole, LLC (“EGS”) on May 10, 2022.

On March 17, 2022, VSAC signed and Investor Relations agreement with MZHCI LLC (“MZ”), a member of the MZ Group for the provision of ongoing Investor Relations services and advice to VSAC and NSI, prior to the closing of the business combination. From 30 March 2022 onward, VSAC and NSI have jointly attended a weekly meeting with (“MZ”) in relation to such services.

Also on March 17, 2022, VSAC signed an engagement letter with eXponent, Inc. (“Exponent”) to undertake technical due diligence on Newsight and its products. This was after consideration of provision of such services by a number of alternative advisors. The Exponent proposal included a literature and patent review, experimental verification of Newsight’s technologies, testing and comparison of Newsight’s technologies to competitor technologies and an independent report on Newsight’s technologies and products.

81

In March 2022, VSAC and NSI formed an Independent Director Selection Committee consisting of George Sobek, William Welser, Eli Assoolin and Eyal Yatskan. The Committee was mandated to search for, interview and select four independent directors to join the board of NSI post-closing of the business combination. The committee held a number of meetings between March 2022 and August 2022, interviewed a number of high-quality candidates and agreed, on August 2, 2022, on the selection of the four independent director nominees identified below. See “Management Following the Business Combination – Management and Board of Directors.”

On May 18, 2022, the four law firms, together with Newsight’s management, Oren Levy, an advisor to the Company, George Peter Sobek and Garry Richard Stein held a “kick-off” conference call, following to which Nelson Mullins distributed a revised draft to the Business Combination Agreement. The revised draft provided for, among other things, (i) a representation by VSAC that it has obtained an opinion of a financial advisor that the Business Combination is fair to VSAC’s stockholders from a financial point of view and (ii) October 28, 2022 was set as the “Outside Date”, following which each of VSAC or the Company may terminate the Business Combination Agreement by written notice if any of the conditions to the Closing have not been satisfied by then.

On June 9, 2022, EGS sent a revised draft of the Business Combination Agreement to Nelson Mullins and Goldfarb. The draft provided for, among other things, (i) the assumption of the existing VSAC Warrants by Newsight pursuant to the Assignment, Assumption and Amendment to Warrant Agreement rather than an exchange of new Newsight Warrants for VSAC Warrants, (ii) the addition of the Sponsor Voting Agreement, the Insider Letter Amendment and the Registration Rights Agreement, (iii) the addition of provisions for compliance with Israeli income tax withholding requirements applicable to the exchange of Newsight Shares for VSAC Common Stock and the assumption by Newsight of the VSAC Warrants, (iv) the addition of the Equity Incentive Plan to provide for equity compensation grants in an amount equal to 5% of the aggregate number of Newsight Ordinary Shares issued and outstanding immediately after the Closing plus the number of Newsight Ordinary Share issuable pursuant to existing Newsight equity compensation plans, (v) the addition of a requirement that Newsight enter into customary director and officer indemnification agreements with the pre-Closing directors and officers of VSAC and Newsight, (vi) the addition of covenants to use commercially reasonably efforts to cause the Transaction not to require the recognition of gain for income tax purposes by Newsight’s shareholders and VSAC’s stockholders, (vii) the addition of a condition to the obligation of Newsight to close the Transactions that VSAC have available cash at Closing of at least $40,000,000 after the payment of transaction expenses, (viii) the addition of a condition to the obligation of VSAC to close the transactions that Newsight’s senior executive officers enter into customary restrictive covenant agreements.

On June 22, 2022, BDO delivered a Fairness Opinion letter that, among other things, concluded as follows: “Based upon and subject to the foregoing, BDO is of the opinion that as of the date hereof the consideration to be paid by the Company (referring to VSAC) in the Proposed Transaction is fair from a financial point of view to the Company (referring to VSAC) and its shareholders.”

On June 23, 2022, Nelson Mullins sent a revised draft of the Business Combination Agreement back to EGS and Gross. The new draft generally accepted several but not all of the changes proposed by EGS and (i) add provisions requiring Newsight to obtain an audit of its 2020 and 2021 full-year financial statements by a PCAOB qualified auditor prior to the execution of the Business Combination Agreement, (ii) reserved the right to further consider the proposed new Newsight Equity Incentive Plan, and (iii) reserved the right to further consider the $40,000,000 minimum cash closing condition,

On July 7, 2022, the four law firms held a conference call and determined that the primary outstanding unresolved items for the Business Combination Agreement were (1) whether Newsight’s co-founders Eli Assoolin and Eyal Yatskan would have a liquidity opportunity at closing, (2) whether Newsight should complete its prelisting financing prior to execution of the Business Combination Agreement, (3) whether VSAC should wait until after execution of the Business Combination Agreement to start the PIPE Offering, (4) the dollar amount of the minimum cash closing condition, (5) the amount of Newsight Ordinary Shares issuable under the new Newsight Equity Incentive Plan and (6) whether Newsight could raise the salaries of some of its senior managers by up to 30% prior to execution of the Business Combination Agreement.

On July 18, 2022, VSAC agreed to the Equity Incentive Plan providing for equity compensation grants in an amount equal to 5% of the post-Closing outstanding Newsight Ordinary Shares and agreed to wait until after the Business Combination Agreement was executed to begin seeking PIPE Investors.

On July 25, 2022, Nelson Mullins circulated drafts of the Restated VSAC Charter, the Newsight Lock-Up Agreement, the Founder Registration Rights Agreement Amendment, the Sponsor Voting Agreement, the Sponsor Letter Amendment and the form of Newsight Officer Non-Competition Agreement.

Also on July 25, 2022 Nelson Mullins delivered its final report on Newsight’s patent portfolio to VSAC. Based on the results of the searches conducted in the U.S., Germany, and Israel, Nelson Mullins did not discover any patent owned by the assignees that would prevent NSI from making, using, selling or offering for sale the searched chips in any of these countries.

On August 2, 2022, the Independent Director Selection Committee selected the four independent director nominees identified below. See “Management Following the Business Combination – Management and Board of Directors.”

On August 6, 2022, Nelson Mullins circulated a new draft of the Business Combination Agreement. Among other changes, the new draft (i) provided for an Equity Incentive Plan with authorized shares in an amount equal to 5% of the post-Closing outstanding Newsight Ordinary Shares, (ii) provided for an aggregate of up to $40 million of PIPE Investments, $10 million of which could be for investments in Newsight Ordinary Shares with the remainder for investments in VSAC Common Stock, (iii) reduced VSAC’s obligation to provide minimum cash at closing after the payment of transaction costs from $40 million to $25 million subject to to-be-determined waiver conditions, and (iv) contemplated extending the Outside Date from October 28, 2022 to a later to-be-determined date.

82

On August 11, 2022, BDO reissued its Fairness Opinion letter.

On August 14, 2022, EGS circulated the first drafts of the Assignment, Assumption and Amendment to Warrant Agreement and the Newsight Voting Agreement, and Gross circulated the first draft to the disclosure schedules to the Business Combination Agreement.

On August 21, 2022, Nelson Mullins circulated a new draft of the Business Combination Agreement. Among other changes, the new draft (i) provided that the $25 million minimum cash closing condition could be adjusted on “mutually agreed terms reflecting capital market conditions at the time of Closing” and (ii) extended the Outside Date to February 3, 2023, provided that VSAC could extend the Outside Date to May 3, 2023 if the Sponsor timely extended the period VSAC has to complete its initial business combination to such date by depositing an additional $1,012,000 into the Trust Account.

On August 23, 2022, management of VSAC and Newsight and their legal counsel and accounting and financial advisors held an “all hands” call to discuss the Business Combination Agreement and the ancillary agreements attached as exhibits to the Business Combination Agreement. Later than day, EGS returned a revised draft of the Newsight Lock-Up Agreement that provided, among other changes, that 5% of the Newsight Ordinary Shares held by Eli Assoolin and Eyal Yatskan could be sold after Closing free from the restrictions of the Newsight Lock-Up Agreement in order to provide them with the post-closing liquidity they had requested, which VSAC accepted.

On August 24, 2022, Nelson Mullins circulated their comments to the disclosure schedules, including, among other things, request for additional information.

On August 25, 2022, Exponent delivered to Newsight a technical due diligence memo which was shared with VSAC.

Also on August 25, 2022, EGS circulated the first draft of the Newsight Registration Rights Agreement and management of VSAC and Newsight and their legal counsel and accounting and financial advisors held an “all hands” call to discuss the Business Combination Agreement and the ancillary agreements attached as exhibits to the Business Combination Agreement.

On August 26, 2022, Nelson Mullins circulated a new draft of the Business Combination Agreement. Among other changes, the new draft provided that (i) Newsight’s CEO, Eli Assoolin, CTO, Eyal Yatskan, COO, Benny Bar and CFO, Yaron Cohen would enter into the Newsight Officer Non-Competition Agreements at Closing, (ii) Newsight could provide its 2020 and 2021 financial statements audited to PCAOB standards and its unaudited June 30, 2022 financial statements after the Business Combination Agreement was signed provided that VSAC could terminate the Business Combination Agreement if either of such financial statements were materially worse than drafts of the financial statements provided to VSAC prior to execution of the Business Combination Agreement, and (iii) specified the Newsight shareholders who were obligated to enter into the Newsight Lock-Up Agreement.

On August 28, 2022, Nelson Mullins circulated a new draft of the Business Combination Agreement. The new draft provided for a firm Outside Date of February 3, 2023 and otherwise corrected drafting errors and honed existing language in the Business Combination Agreement. Thereafter VSAC’s and Newsight’s legal counsel exchanged a few additional drafts of the Business Combination Agreement to correct and hone the language of the agreement.

On Sunday, August 28, 2022, the VSAC Board formed the Special Committee to fulfill the obligations of the Special Committee set forth in the Business Combination Agreement. The VSAC Special Committee and VSAC Board held a joint meeting to vote on whether to approve the Business Combination. After presentations by VSAC’s management and counsel the Special Committee met in executive session to consider the Business Combination Agreement and unanimously approved it and recommended that the full VSAC Board approve it. After the Special Committee came out of executive session, the full VSAC Board, upon the recommendation of the Special Committee approved of the Business Combination Agreement and authorized VSAC’s officers to finalize the wording and execute and deliver the Business Combination Agreement on behalf of the Company.

Management of VSAC and Newsight and their legal counsel held a status conference on August 29, 2022 to resolve the outstanding drafting issues on the Business Combination Agreement to coordinate execution of the agreement. On August 30, 2022, VSAC, Newsight and Merger Sub executed and delivered the Business Combination Agreement and the parties to the Newsight Lock-up Agreements, the Newsight Voting Agreements and the Sponsor Voting Agreement executed and delivered those agreements as well.

83

Reasons of the Special Committee and the VSAC Board for the Business Combination and the Recommendation of the Board

Management Assessment

The following summarizes conclusions and the presentation of the management of VSAC relating to the industry of VST and AI generally, and Newsight in particular.

VST can be used to sense, record, interpret, render, and respond to images and spectral signals in the real world. VST can be used to capture images and spectral signals at high speed to determine the presence, orientation and the location of surrounding objects. VST is an essential technology to the Internet of Things (“IoT”). It can make a factory more efficient or a vehicle safer and can detect impurities or disease. It has been widely adopted in many industries and is becoming an important element for smart future developments.

Some of the many applications of VST include:

●	Machine Vision for use in rendering of images for applications such as robotics, manufacturing, and high speed sensing;
●	Automotive for use in applications such as self-driving cars or on-board safety systems;
●	Spectral Analysis for use in applications such as substance analysis, quality control (such as for water and food), medical diagnostics and other similar applications; and
●	Smart City of the Future for use in IoT appliances such as smart refrigerators, traffic systems, waste management systems and more.

VSAC’s analysis of the growth potential for VST based on the various sectors identified indicated substantial potential for growth and profitability in the VST sector.

Chips

Among the various types of VST chips are vision chips, VR (virtual reality) /AR (augmented reality) chips and 2D/3D LiDAR (light detection and ranging) chips.

A vision chip is an integrated circuit having both image sensing circuitry and image processing circuitry on the same integrated circuit die. End user applications in this sector include smartphones, advanced driver-assistance systems (“ADAS”), cameras, drones, AR/VR products and vertical applications including consumer electronics, automotive, security and surveillance. According to MarketsandMarkets’ data, the vision processing unit market is expected to grow from $1.3 billion in 2019 to $3.2 billion by 2024 at a compound annual growth rate (“CAGR”) of 18.7%.1 Major factors driving the market growth include the increasing adoption of premium smartphones, growing adoption of edge AI, and rising demand for high-end computing capabilities for computer and machine vision.

1 Yahoo Finance , FactSet Fundamentals, FactSet Estimates. Marketdata as of 5/11/2021. EV/Revenue or EV/EBITDA less than 0 is considered ‘0’, greater 100 is considered ‘Over 100x’ and where the data is not available is considered ‘NA’.

84

The global AR/VR chip market size was valued at $1.38 billion in 2018, and is projected to reach $7.76 billion by 2026, registering a CAGR of 23.3% from 2019 to 2026, based on the data of Allied Market Research.2 Augmented and virtual reality provide the potential for a cost-effective and efficient solution in many areas, particularly in training and skill development as it replicates the real scenarios by using augmented and virtual reality enabled solutions.

LiDAR uses the precision of lasers to sense an environment by emitting them into the nearby environment and measuring the time taken for them to be reflected from objects and returned to the sensor. This allows for the rapid measurement of the distances from various objects and three-dimensional mapping of the environment of objects. It is often used as the “eyes” for autonomous cars but are also used in facial recognition software and by autonomous robots and drones. According to a report published by eeNews Europe, the sales in the LiDAR component market totaled $682 million in 2020 and is forecast to reach $2.932 billion in 2025, representing a CAGR of 34%.3

Automotive

VST has numerous potential applications in the automotive and transportation market, particularly for driving vision and driving security. According to the estimates of Allied Market Research, the global autonomous vehicle market reached $54.23 billion in 2019 and is forecast to reach $556.67 billion by 2026 for a 39.47% CAGR.4

Spectral Analysis

Spectral analysis applications of VST are numerous and considered by us to offer an excellent opportunity, especially given the current COVID-19 pandemic. In healthcare alone opportunities exist for use of VST in spectral analysis for diagnostic purposes. According to a report by Transparency Market Research, the global remote diagnostic market alone reached $12.88 billion in 2016 and is forecast to grow to $42.04 billion by 2025, representing a 14.8% CAGR.5

Internet of Things

The applications of VST to the IoT and the smart home and smart city of the future are considered to represent an exceptional opportunity. IoT describes the network of physical objects, so known as “things,” that are embedded with sensors, software, and other technologies that are used for the purpose of connecting and exchanging data with other devices and systems over the Internet. Such networks can have applications in consumer, commercial, industrial and infrastructure applications. Essential to the working of these networks is the sensing of things using VST.

2Data from Allied Market Research, MarketsandMarkets and Fortune Business Insights; reports by Transparency Market Research and eeNews Europe as of 5/11/2021.

3 Data from Allied Market Research, MarketsandMarkets and Fortune Business Insights; reports by Transparency Market Research and eeNews Europe as of 5/11/2021.

4 Data from Allied Market Research, MarketsandMarkets and Fortune Business Insights; reports by Transparency Market Research and eeNews Europe as of 5/11/2021.

5 Data from Allied Market Research, MarketsandMarkets and Fortune Business Insights; reports by Transparency Market Research and eeNews Europe as of 5/11/2021.

85

The IoT market size was $250.72 billion in 2019 and has been forecast to grow to approximately $1.5 trillion by 2027, representing a 24.9% CAGR, according to Fortune Business Insights’ data.6

Sector	Market Size ($)		CAGR (%)
Chips
Vision	1.3 billion, 2019	3.2 billion, 2024	18.7
VR/AR	1.38 billion, 2018	7.76 billion, 2026	23.3
LiDAR	682 million, 2020	2.932 billion, 2025	34.0
Automotive
Autonomous Vehicle	54.23 billion, 2019	556.67 billion, 2026	39.5
Spectral Analysis
Remote Diagnostic	12.88 billion, 2016	42.04 billion, 2025	14.8
IoT	250.72 billion, 2019	1.5 trillion, 2027	24.9

TOTAL	321.2 billion	2,112.6 billion	25.9

These represent only a few of the sectors and potential applications of VST. Summarizing the market potential in the table above (recognizing some potential overlap in categories), VSAC believes there is significant growth potential for this sector.

Resulting Activities Taken by VSAC

This analysis confirmed VSAC’s understanding of the VST market potential. As a result, Mr. Stein approached VSAC’s Sponsor with the idea of establishing a SPAC to take advantage of opportunities in this sector. The Sponsor agreed and thus began the establishment of VSAC.

While VSAC was aware of Newsight from the day VSAC was incorporated, the Board of VSAC initially sought to find alternative acquisition targets that VSAC thought at that time might more directly fit VSAC’s investment criteria. Prior to the pricing of VSAC’s initial public offering, neither VSAC, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving VSAC, including with Newsight.

6 Data from Fortune Business Insights; Internet of Things (IoT), at www.globalnewswire.com as of 5/11/2021.

86

VSAC had identified the following general criteria in evaluating candidates for an initial business combination:

●	Participation in the VST sector with proprietary products and strong potential market positioning.
●	Leadership Position - Companies that had a leadership position in their industry or a defensible niche within a target market as a result of differentiated technology or other competitive advantages.

●	Expectation of Post-Acquisition Growth - A target VSAC believed would experience both substantial organic growth and additional opportunities for add-on acquisitions through identification of multiple actionable targets.

●	Strong Management Team - Companies with strong and experienced public-ready management teams. Specifically, VSAC looked for management teams that had a proven track record of driving revenue and value creation for their stakeholders.

●	Enterprise Value - A current total enterprise value of between $100 and $500 million.

●	Benefit from Being a Public Company - Business or businesses that would benefit from being publicly traded via access to broader sources of capital, greater visibility and expanded branding awareness in the market.

●	Public Company Readiness - Companies that had a public company infrastructure substantially in place, in terms of corporate governance, audited financial statements and internal controls, depth of finance team, human resources and investor relations, as well as ready availability of key legal and financial documentation and supportive due diligence information.

VSAC’s Special Committee and the VSAC Board, or the Board, in evaluating the Business Combination, consulted with VSAC’s management and financial and legal advisors. In reaching their respective unanimous resolutions (i) that the Business Combination Agreement and the Transactions are advisable and in the best interests of VSAC and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the Transactions, each of the Special Committee and the Board considered a range of factors, including, but not limited to, the due diligence results outlined above and the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, each of the Special Committee and the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Each of the Special Committee and the Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of VSAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, each of the Special Committee and the Board relied on a fairness opinion issued initially issued by BDO on June 22, 2022 and again on August 11, 2022 and the other due diligence reports from Exponent and legal counsel previously outlined. The officers and directors of VSAC also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, VSAC’s officers and directors have substantial experience with mergers and acquisitions.

Each of the Special Committee and the Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions, including, but not limited to, the following material factors:

●	Market Potential. Size and forecast growth rates of the applicable markets for Newsight’s products;

●	Product Quality. Technical quality of Newsight’s products and unique characteristics and price points.

●	Customers. Customer responses to Newsight products as indicated by orders and number of evaluations and joint ventures currently underway.

●	Forecast Financial Performance. The forecast revenue and profit growth for Newsight, which is supported by due diligence and the above noted factors. While short-term variances from forecasts may occur with market conditions, VSAC felt comfortable with the trend for Newsight earnings and profit.

●	Attractive Valuation. VSAC’s board of directors believes Newsight’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the vehicle data services sector is favorable for VSAC.

●	Experienced Leadership Team with a Proven Track Record. Newsight is led by an experienced management team in Newsight’s industry and has a cohesive support team that has worked together for a considerable period of time.

87

●	Stockholder Liquidity. The obligation in the Business Combination Agreement to have ordinary shares of Newsight issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which VSAC’s board of directors believes has the potential to offer stockholders greater liquidity.

●	Due Diligence. VSAC’s due diligence examinations of Newsight and discussions with Newsight’s management and financial and legal advisors.

●	Other Alternatives. Each of the Special Committee and the Board believe, after a thorough review of other business combination opportunities reasonably available to VSAC, that the Business Combination represents the best potential business combination for VSAC and the most attractive opportunity for VSAC’s management to accelerate its business plan based upon the targeted sector of Visualization of Mass Movement (VAT), the process utilized to evaluate and assess other potential combination targets, and the belief of each of the Special Committee and the Board that such process has not presented a better alternative; and

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between VSAC and Newsight.

Each of the Special Committee and the Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Industry Cyclicality. The cyclicality of the semiconductor industry;

●	COVID-19. The effects of health epidemics, such as the recent global COVID-19 pandemic, on Newsight’s operations;

●	Competition. Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

●	Supply & Demand Issues. If Newsight fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

●	Customer Relationships. Disruptions in relationships with customers;

●	Lack of Integration Risk. Any difficulty selling Newsight’s products if customers do not design Newsight’s products into their product offerings;

●	Dependence on Design Wins. Newsight’s dependence on winning selection processes;

●	Margin from Design Wins. Even if Newsight succeeds in winning selection processes for its products, Newsight may not generate timely or sufficient net sales or margins from those wins;

●	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products;

●	Limited Operating History. Newsight’s limited operating history makes evaluating its business and future prospects difficult;

●	Systems Update. The need to update Newsight’s financial systems and operations necessary for a public company;

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

●	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk. The potential that a significant number of VSAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to VSAC’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete;

●	Stockholder Vote. The risk that VSAC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within VSAC’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

88

●	Liquidation of VSAC. The risks and costs to VSAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in VSAC being unable to effect a business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter);

●	VSAC Stockholders Receiving Minority Position. The fact that existing VSAC stockholders will hold a minority position in the combined company; and

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, each of the Special Committee and the Board also considered other factors including, without limitation:

●	Interests of VSAC’s Sponsor, Directors and Officers. Some officers and directors of VSAC may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of VSAC’s Sponsor, Directors and Officers in the Business Combination”; and

●	Other Risks. Various other risks associated with Newsight’s business, as described in the section entitled “Risk Factors” appearing above in this proxy statement/prospectus.

Each of the Special Committee and the Board concluded that the potential benefits that they expected VSAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, both the Special Committee and the Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of VSAC and its stockholders.

Unaudited Prospective Financial Information of Newsight

Newsight does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Newsight has prepared the prospective financial information set forth below to present key elements to the forecasts provided to VSAC. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Newsight’s management, was prepared on a reasonable basis, based on their judgment and assumptions regarding the future financial performance of Newsight. reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Newsight. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that Newsight or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Newsight management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.”

89

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Newsight’s management as of the date of its preparation, given the information they had at the time, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, those risks and uncertainties set forth in the sections entitled “Risk Factors,” “Newsight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Newsight business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

Neither Newsight’s independent registered public accounting firm, Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network (“Brightman Almagor Zohar”), nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Brightman Almagor Zohar report included in this proxy statement/prospectus relates to Newsight’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR NEWSIGHT, EACH OF VSAC AND NEWSIGHT UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF NEWSIGHT, VSAC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY NEWSIGHT SHAREHOLDER, VSAC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Newsight may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, VSAC for use as a component in its overall evaluation of Newsight and are included in this proxy statement/prospectus on that account. Key assumptions were made with the available information and estimates at the time of preparation, including, but not limited to:

●	the sustained growth, year over year, of Newsight’s sales;

●	the engagement of Newsight’s project partners through the end of the year ending December 31, 2025;

●	historical growth of Newsight’s average revenue per user over the last two years and the projected average revenue per user growth through the end of the year ending December 31, 2025, including the underlying analysis of these projections prepared by Newsight’s management.

90

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Newsight, VSAC or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that VSAC, the VSAC Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. Newsight will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Newsight does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided to VSAC in connection with the Business Combination. Accordingly, Newsight does not intend to update or otherwise revise the projected financial information provided to VSAC to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Newsight does not intend to update or revise the projected financial information provided to VSAC to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect New Newsight’s financial condition, operating results, business, prospects and the price of Newsight’s Ordinary Shares following the consummation of the Business Combination.

The key elements of the projections provided by management of Newsight to VSAC are summarized in the table below:

Year ($K)	2021 (audited)(1)	2022	2023	2024	2025
Revenues	1,184	11,087	41,205	133,905	404,677
Cost of Sales	649	6,408	23,301	76,987	230,995
Gross profit $K	535	4,679	17,904	56,918	173,682
Gross profit %	45%	42%	43%	43%	43%

Operating Expenses
Research and development	3,403	8,293	18,563	17,970	20,190
OP	1,215	1,033	1,160	1,533	1,723
Selling and marketing	1,092	2,134	4,464	4,191	4,708
General and administrative	2,326	2,221	3,626	3,852	4,328
Subsidiaries expenses	-	313	346	539	606
Total Operating Expenses	9,224	13,993	28,158	28,085	31,554

EBITDA (2) – operating profit (loss)	(8,689)	(9,314)	(10,253)	28,834	142,127

Tax	-	-	-	-	(31,486)

Net profit after tax	(8,689)	(9,314)	(10,253)	28,834	110,642

(1)	Based on a preliminary audit prepared by Newsight’s prior auditors, Kesselman & Kesselman CPAs, a Member firm of PricewaterhouseCoopers International Limited, which was not a PCAOB-compliant audit report. Please see Newsight’s audit results of operations for the year ended December 31, 2021, contained elsewhere in this proxy statement/prospectus for the audited financial results of Newsight.

91

(2)	EBITDA, as used herein by Newsight, is defined as operating profit (loss), which is a GAAP financial measure, although EBITDA if often not defined as operating profit by other issuers which use a non-GAAP financial measure. We caution investors that amounts presented in accordance with our definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA in the same manner. EBITDA (or operating profit (loss)) should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Newsight prospective financial information was prepared using several further assumptions, including the below assumptions that Newsight management believed to be material.

1.	Revenues result from sales of Newsight’s image sensors in various forms as described in “Newsight’s Management’s Discussion and Analysis” below. Newsight earns revenues from sale of sensors, modules or kits with sensors embedded in them and final products, and also earns revenues from licensing its spectrography sensor products.
2.	Newsight estimated total revenues on a project-by-project basis for 36 projects for existing and expected new customers.
3.	With respect to existing customers, total revenues include the amounts payable by those customers under existing contracts and Newsight’s estimates of the likelihood of entering into additional contracts with those customers and the revenues such future contracts would generate based on Newsight’s evaluation of the needs of the customers and Newsight’s knowledge of the customers’ financial situations and markets.
4.	With respect to projected new customers, Newsight estimated the likelihood of each new customer entering into a contract with Newsight and estimated the revenues such contract was likely to produce based on the current stage of the sales cycle for that customer (such as whether the customer had merely executed a non-disclosure agreement or whether the customer had accepted modules, chips and/or sensors for evaluation) and Newsight’s knowledge of the customer’s market.
5.	Newsight projected expenses based on its experience with existing projects, including among other things Newsight’s experience with salary costs, subcontractor expenses, sales and marketing expenses and related expenses.
6.	Projected revenue are based on a variety of operational assumptions, including an increase in the number of customers of Newsight, including in markets outside of the United States, increasing purchases by those customers, and further monetization of the Newsight product offerings, including through the scaling of its business and developing new revenue streams.
7.	Projected operating expenses are driven by Newsight’s level of investments in the business. Net profit (loss) and EBITDA are driven by Newsight’s projected revenue and its level of investments, including in (i) research and development to develop new products and features, (ii) sales and marketing expenses due to continued investment in sales activities, increased investment in marketing to acquire small and mid-sized customers, and further investment in international expansion and (iii) general and administrative expenses to support growth as well as due to additional costs associated with legal, accounting, compliance, investor relations, and other costs of becoming a public company.

VSAC’s Valuation of Newsight

Set forth below is a summary of how the VSAC Board and VSAC’s management determined the value of Newsight.

92

Selection of Valuation Metrics

According to IFRS and other global valuation standards, there are three basic approaches to valuation of an enterprise, as follows:

-	Market Approach – The market approach utilizes price and other relevant publicly available data to provide comparable valuation parameters to provide a basis for estimating the value of an enterprise based on comparison to other companies. Such value comparisons may be based on actual third-party transactions or by identifying, selecting, and comparison to publicly traded enterprises with financial and operating characteristics similar to the target.
-	Income Approach – The Income Approach seeks to value assets based on the present value of the cash flow stream that is generated by an asset. The commonly used model is the Discounted Cash Flow which involves forecasting the future cash flow stream over an appropriate period, determining an appropriate discount rate for valuing this cash flow stream and then applying this discount rate to determine the present value of the stream. In determining the appropriate discount rate, one considers the relevant time value of money, inflation, risk, and target capitalization. As a practical matter, discount rates are often selected by comparison to similar market transactions.
-	Net Asset Value Approach – This approach is based on determining the discrete amount an arms-length, motivated purchaser would be willing to pay for an asset and/or its replacement value.

While for certain types of assets the Net Asset Value Approach is highly reliable, this is almost impossible to use for new technologies unless there is a current bidding war to purchase such assets. While a proposed US$245 million valuation for Newsight as part of its proposed public listing on the Tel Aviv Stock Exchange provided an initial benchmark for the value of Newsight, the VSAC Board and Management felt further independent valuation was required.

As a result, the VSAC Board and Management chose to focus on reviewing valuations based on both the Market Approach and Net Present Value.

Net Present Value Analysis (“NPV”)

As noted, VSAC was in possession of financial forecasts and models provided by Newsight, which were continuously updated and refined throughout our negotiations with Newsight. The table set forth above under the heading “Unaudited Prospective Financial Information of Newsight” contains the final forecast provided to us on which we based our determination of the value of Newsight. Below is a summary of the basic results of that process, which was the basis of both VSAC’s analysis of the NPV for Newsight and our analysis of market comparables.

As noted, VSAC based its valuation primarily on projected revenues and earnings rather than historic revenues and earnings because Newsight is a growth stage technology company, and VSAC believes that historical financial performance is not a good indicator of future potential for growth stage technology companies. VSAC limited its valuation to the forecast period after closing of a transaction. We believe that Newsight’s growth has been impeded by inadequate capitalization to fund product development and, more importantly, to fund technical sales and marketing efforts so essential in the chip market. Because such marketing and sales efforts mature over several years, we believe the forecasts must focus on an extended period after closing of the Business Combination; however, such extended period should be limited because (i) the further in the future one tries to project, the more uncertain the projections become, particularly for growth stage technology companies compared to more mature operating companies, and (ii) public companies, which VSAC used for comparison, tend to only publicize one-year forecasts, so longer-term forecasts for comparable companies relied on analyst forecasts.

The VSAC Board and Management did extensive evaluation of these forecasts in light of the following factors:

●	Historic performance for Newsight
●	Capabilities and potential for Newsight products particularly in the light of the independent product reviews and benchmarking undertaken on our behalf by eXponent Inc. as part of their independent technical review (see “Background of the Business Combination” above)
●	Our review of Newsight’s customer base, industry and marketing partnerships and other relationships and the potential resultant sales from such relationships. While it is difficult to forecast beyond one-year after closing of the transaction, we performed a detailed customer by customer review of forecast sales as described in more detail in the following paragraph and believe these are realistic once Newsight has sufficient funding to deliver on such forecast orders.
●	The market conditions and forecast demand for vision sensing products across a wide range of sectors.

93

Newsight’s forecast were based on the assumption that closing the Business Combination would provide additional funding for R&D and, more particularly, technical sales and marketing efforts. Thus, the forecast is based on the years after closing the Business Combination and not a specific year. The first-year forecasts included detailed forecasts identifying each individual existing and projected new customer by name and listing the projected amount of revenues for each such customer. In discussions of Newsight projections, Newsight was able to clearly articulate its plan to achieve the initial year revenue targets for each existing and projected new customer based on their already-booked sales with existing customers, the revenue that will be delivered as part of those contracts, and the pipeline of new business consisting of (i) expansion of existing business for existing customers to other business units and/or markets of those same customers, (ii) expansion of the business with additional use cases with existing customers and (iii) expansion of the business through new customers for whom proof-of-concepts are already being conducted. The initial year forecasts assumed that Newsight would retain all of its existing customers while adding new customers. VSAC believed this assumption was reasonable based on Newsight’s historic customer retention. Newsight also provided monthly line-item forecasts for their balance sheet, profit and loss statement, cash flow, cash collections, costs and capital expenditures for the initial year and future years. Newsight provided these elements for a total of four years after the closing of the Business Combination.

VSAC considered the NPV of the above forecast. In this process we used various approaches to determining the appropriate discount rate, including determining the weighted average cost of capital based on the Capital Asset Pricing Model, reviewing discount rates used by others in similar calculations and undertaking sensitivity analysis on the assumptions. After the foregoing considerations we used discount rates of 15%, 20% and 25% for our NPV calculations. Our selection of these discount rates was based on the personal experience of VSAC’s board members, all of whom are seasoned executives with years of experience in corporate finance, their review of discount rates used by other similar SPACs in their public disclosure of how they valued their business combination targets and guidance from VSAC’s financial advisors at ARC Capital. The selected discount rates were subsequently supported in validity by BDO’s fairness opinion.

We also reviewed the impact of various multiples of book value, revenue, and EBITDA in estimating the terminal value at the end of the forecast period. This provided a wide range of valuations, which we then reviewed in the context of the results from the market approach described below.

Market Approach

VSAC sought to compare the value of Newsight by comparing it to selected comparable public companies. VSAC recognized that Newsight’s technology was applicable in a number of relevant technology sectors and thus we sought market comparable companies who were:

●	Sensor/LiDAR Hardware providers,
●	Electronic System Control providers, and
●	Mobility and Vision providers.

VSAC also sought to select public companies for comparison because their financial data is publicly available, they often provide financial forecasts for the upcoming year (but usually not subsequent years), and VSAC believes that the sum of market capitalization of public companies plus their long-term debt is a reliable measure of the enterprise value of such companies because market capitalization is set by the market.

In selecting market comparable companies, we utilized the services of ARC Group Ltd., our financial advisor, to provide us with a list of market comparables across these sectors, including six in the Sensor/LiDAR sector and six in the Electronic System Control sector. ARC provided their suggestions and analysis to the VSAC Board in a presentation dated January 12, 2021.

VSAC Management conducted further searches of public listings and identified further companies in these sectors and also added several Mobility and Vision provider comparables. As a result, the VSAC Board and Management were able to benchmark revenue and earnings multiples for comparison to the negotiated price for Newsight. In the end, we reviewed multiples of revenue, multiples of earnings and cumulative average growth rates for eight Sensor/LiDAR companies, six Electronic System providers and four Mobility and Vision Providers.

94

The charts below summarize the results of this analysis and the comparison to our offered US$215 million valuation of Newsight’s outstanding shares. We selected year 3 of Newsight’s projections for purposes of the comparisons because that was the year closest to the present in which Newsight had positive EBITDA. We wanted to use a year that was not far in the future since we believe that projections are less reliable the further in the future they go, but we needed a year with positive EBITDA to be able to compare it to the comparable companies that we selected.

95

96

In reviewing these market comparables, VSAC also looked at the potential long-term value growth if these multiples were applied to future forecast earnings. The VSAC Board concluded that this pricing provided substantial potential upside potential in share price, if Newsight achieved its forecast objectives

Arms-Length Negotiations with Newsight

Having undertaken the preliminary analysis of values based on market comparables and NPV, VSAC entered into arms-length negotiations with Newsight beginning in mid-January 2022. We were aware of the proposed listing valuation for Newsight for their proposed public listing in Israel but felt this valuation was too aggressive for current market conditions.

After substantive discussions on the proposed transaction and our analysis above, the parties agreed on a compromise valuation for Newsight’s outstanding shares of US$215 million, which was within the range of values resulting from our NPV analysis described above and resulted in enterprise value to Revenue and enterprise value to EBITDA multiples that were well below the averages and medians for the comparable companies we selected as shown in the charts above. This led to the execution of the Letter of Intent between VSAC and Newsight dated February 15, 2022.

Validation of Newsight Transaction Value

As noted, the VSAC Board elected to have an independent financial due diligence review and Fairness Opinion to be undertaken on our behalf by BDO Consulting and Management Ltd. of Tel Aviv. BDO presented the results of their review and Fairness Opinion to the Board and Special Committee of VSAC initially on June 22, 2022 and again on August 11, 2022. There was no change in their report between the two dates. A summary of their report is set forth immediately below and a copy of their August 11, 2022 report is set forth in Annex B to this proxy statement/prospectus. The Board and Management of VSAC are of the view that the BDO due diligence financial review and Fairness Opinion provide further confirmation of the reasonableness of the approach and valuation agreed with Newsight for the Business Combination.

The Fairness Opinion provided by BDO contains a Forecast Financial Performance of Newsight (the “FFP”). The FFP includes Adjusted Revenues in the Discounted Cashflow Summary table for the 2022 - 2026 calendar years. The Adjusted Revenues contained therein were based on the expected revenues of Newsight should the Business Combination have been completed as initially expected in the second or third calendar quarter of 2022, providing Newsight with the post-Business Combination capital to execute the company’s business plans.

Due to unforeseen delays, the Business Combination is now expected to close in the first or second calendar quarter of 2023. Whereas the values of the Adjusted Revenues and the Forecast Financial Performance have not changed, the dates of such Adjusted Revenues have changed from the 2022 through 2026 calendar years to years 1 through 5 post-Business Combination.

Satisfaction of 80% Test

It is a requirement under the VSAC Charter and the Nasdaq rules that any business acquired by VSAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Business Combination Agreement with Newsight was approximately $102,718,000 and 80% thereof represents approximately $82,174,400. In determining whether the 80% requirement was met, rather than relying on any one factor, VSAC’s board of directors concluded that it was appropriate to base such valuation all of the qualitative factors described in this section and the section of this proxy statement entitled “VSAC’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors” as well as quantitative factors, such as the value ascribed to the outstanding ordinary shares and options of Newsight prior to the transaction being $215 million and the anticipated implied equity value of the combined company being approximately $380 million, assuming no redemptions, with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, VSAC’s board of directors determined that the 80% fair market value requirement was met. VSAC’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Opinion of VSAC’s financial advisor

VSAC retained BDO Ziv Haft Consulting and Management Ltd. (“BDO”) as its financial advisor in connection with determining the fairness of the value ascribed by VSAC to Newsight in the Business Combination. The VSAC Board selected BDO to provide the fairness opinion after obtaining competitive bids from three investment banking firms with an international reputation for providing fairness opinions in connection with public company business combinations. BDO was selected based on its reputation, the quality of its proposal, price and its local presence in Israel. Neither BDO nor any of its affiliates or representatives have any prior relationship with VSAC, Newsight or any of their directors, officers or affiliates, and neither VSAC nor Newsight have any current intention of retaining BDO or any of its affiliates to provide services to the combined company after Closing. VSAC paid BDO a fee for due diligence of $45,000 and a fee of $35,000 for the fairness opinion.

In connection with this engagement, the VSAC board requested that BDO evaluate the fairness, from a financial point of view, of the Transactions and the value ascribed by the VSAC board to Newsight based on the VSAC board’s prior analysis of, and arms-length negotiations with, Newsight described above. In May 2022 BDO rendered to the VSAC board a Fairness Opinion Report, which contained an overview of Newsight, an overview of the market, financial statements, a fairness opinion and a summary of findings, all relating to Newsight. This Fairness Opinion Report was later confirmed by delivery of a written opinion dated August 11, 2022, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by VSAC was fair, from a financial point of view, to VSAC and its shareholders.

97

The full text of BDO’s written opinion, dated August 11, 2022, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. The description of BDO’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of BDO’s opinion. BDO’s opinion was directed and addressed to the VSAC board (in its capacity as such) in connection with its consideration of the Transactions. BDO’s opinion did not address the underlying business decision to enter into the Transactions and pursue the acquisition or the relative merits of the Transactions, the effect of any other transaction in which VSAC might engage, the terms of any of the related agreements or transactions entered into or consummated by the parties, or the non-financial terms of the Transactions. BDO’s opinion also did not address the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions or the fairness of such compensation.

For purposes of its opinion, BDO:

●	Reviewed the following documents:

○	VSAC’s audited financial statements for the fiscal year ended December 31, 2021, included in VSAC’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”);

○	The VSAC’s unaudited interim financial statements for the three month period ended March 31, 2021, included in VSAC’s Form 10-Q filed with the SEC;

○	Newsight’s audited financial statements for the years ended December 31, 2019, and December 31, 2020;

○	Unaudited financial information for Newsight for the year ended December 31, 2021, which Newsight’s management identified as being the most current financial statements available;

○	Other internal documents relating to the history, current operations, and probable future outlook of Newsight, including financial projections for the years 2022 through 2024, prepared by Newsight and provided to BDO by management of VSAC (the “Financial Projections”);

○	Newsight’s investor presentation;

○	A consolidated investor presentation prepared by Newsight;

○	Due Diligence presentation materials contained in the Newsight Data Room; and

○	Documents related to the Transactions, including the Non-Binding Letter of Intent signed by VSAC and a draft of the Business Combination;

●	Discussed the information referred to above and the background and other elements of the Transactions with the management of VSAC and Newsight;

●	Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that BDO deemed relevant;

●	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, analysis of selected public companies that BDO deemed relevant, and an analysis of selected transactions that BDO deemed relevant; and

●	Conducted such other analyses and considered such other factors as BDO deemed appropriate.

In conducting its review and arriving at its opinion, BDO, with VSAC’s consent relied upon (i) the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including VSAC and Newsight management, and did not independently verify such information and (ii) the fact that VSC’s board of directors and VSAC have been advised by counsel as to all legal matters with respect to the Transactions, including whether all procedures required by law to be taken in connection with the Transactions have been duly, validly, and timely taken.

98

In addition, for purposes of rendering this opinion and also with VSAC’s consent, BDO assumed that (i) any estimates, evaluations, forecasts, and projections furnished to BDO were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and BDO expresses no opinion with respect to such projections or the underlying assumptions, (ii) information supplied, and representations made by VSAC and Newsight management are substantially accurate regarding Newsight and the Transactions, (iii) the representations and warranties made in the Business Combination Agreement are substantially accurate, (iv) the final versions of all documents reviewed by BDO in draft form conform in all material respects to the drafts reviewed, (v) there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of VSAC or Newsight since the date of the most recent financial statements and other information made available to BDO, and that there is no information or facts that would make the information reviewed by BDO incomplete or misleading, (vi) all of the conditions required to implement the Transactions will be satisfied and that the Transactions will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and (vii) all governmental, regulatory, or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on VSAC or Newsight.

To the extent that any of the foregoing assumptions or any of the facts on which BDO’s opinion is based prove to be untrue in any material respect, BDO’s opinion cannot and should not be relied upon. Furthermore, in BDO’ analysis and in connection with the preparation of its opinion, BDO made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transactions.

BDO prepared its opinion effective as of the date thereof, August 11, 2022. BDO’s opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of the date thereof, and BDO disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of BDO after the date thereof.

BDO has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transactions, the assets, businesses or operations of VSAC or Newsight, or any alternatives to the Transactions, (ii) negotiate the terms of the Transactions, and therefore, BDO has assumed that such terms are the most beneficial terms, from VSAC’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Transactions, or (iii) advise VSAC’s board of directors or any other party with respect to alternatives to the Transactions.

BDO is not expressing any opinion as to the market price or value of VSAC’s common stock or Newsight’s common stock (or anything else) after the announcement or the consummation of the Transactions. BDO’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of VSAC’s or Newsight’s credit worthiness, as tax advice, or as accounting advice. BDO has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, BDO did not express any opinion with respect to the amount or nature of any compensation to any of VSAC’s or Newsight’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of VSAC or Newsight in the Transactions, or with respect to the fairness of any such compensation.

The following is a summary of the material financial analyses provided to VSAC’s board of directors in connection with BDO’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand BDO’s financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BDO’s financial analyses.

In preparing its opinion, BDO performed a variety of financial analyses, including those described below. This summary of the analyses is not a complete description of BDO’s opinion or the analyses underlying, and factors considered in connection with, BDO’s opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. BDO arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, BDO believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

99

BDO performed a discounted cash flow analysis based on financial projections of Newsight. Using a discount rate of 18.5%, taking into account a weighted average cost of capital calculation, BDO calculated: (i) the estimated present values of the projected unlevered free cash flows of Newsight from fiscal year 2022 to fiscal year 2026, and (ii) an estimate of the present value of the implied terminal value for Newsight using the Gordon Growth Model and applying a perpetuity growth rate of 2.5%. The discount rate was calculated using the Capital Asset Pricing Model, or CAPM, using a group of comparable public companies in the imagine sensing semiconductor industry, as shown below. BDO selected comparable companies according to the following criteria:

●	Industry classification: semiconductors
●	Total last twelve months revenue (12/31/2021 rate) of less than $2 billion
●	Latest market capitalization (12/31/2021 rate) of more than $100 million and less than $3 billion
●	A business description containing the keyword “image”
●	Traded on the SHSE, SZSE, NasdaqGS, NasdaqGM, TWSE, TPEX or AIM stock market

The perpetuity growth rate was estimated by BDO utilizing its professional judgment and experience, considering the financial projections of Newsight provided to VSAC and market expectations regarding long-term real growth of gross domestic product and inflation.

Discounted Cash Flow Summary
US$ in thousands	FY22	FY23	FY24	FY25	FY26	Terminal Year
Adjusted Revenues	11,087	39,145	120,514	343,976	515,963	528,862
Gross Profit	4,679	17,009	51,227	147,630	221,444	226,980
EBITDA	(9,311)	(10,054)	25,295	83,992	125,988	129,138
Free Cash Flow	(12,643)	(17,215)	4,123	16,6767	44,011	73,625
Discount Factor	0.92	0.78	0.65	0.55	0.47	2.91
Discounted Cash Flow	(11,614)	(13,345)	2,697	9,206	20,503	214,374

Based on the discounted cash flow analysis, BDO arrived at an enterprise value of approximately $221,821,000. After subtracting approximately $1,102,000 of net debt, the equity value attributed by VSAC to Newsight is estimated to be approximately $220,719,000. Since Newsight is expected to enter a high growth phase, the equity value mentioned above should be viewed within a range assuming a weighted average cost of capital between 18.0% to 19.0% and a long-term growth rate between 2.0% to 3.0% resulting in an equity value from $204,098,000 to $239,600,000.

Equity Value (US$ in thousands)
	WACC
Long Term Growth Rate		17.5%	18.0%	18.5%	19.0%	19.5%
	1.5%	230,449	219,127	208,548	198,645	189,360
	2%	237,398	225,525	214,449	204,098	194,408
	2.5%	244,811	232,336	220,719	209,882	199,754
	3%	252,735	239,600	227,394	216,027	205,423
	3.5%	261,226	247,365	234,513	222,569	211,447

100

Below is a list of comparable companies used in BDO’s financial analyses:

BDO Comparable Companies IS$ in millions	Ticker 0	Beta 5Y Dec-21	Enterprise Value Dec-21	Market Value Dec-21	Sales LTM	EBIT LTM	EBITDA LTM	EV/Sales Dec-21	EV/EBIT Dec-21
CEVA, Inc.	SHSE:688079	0.92	847	994	123	4	14	6.9x	241.6x
China Wafer Level CSP Co., Ltd.	SHSE: 603005	0.11	2,823	3,171	160	61	79	17.6x	46.0x
Episil-Precision Inc.	AIM: IQE	0.93	1,327	1,327	181	17	33	7.3X	79.8X
ICatch Technology, Inc.	Nasdaq GM: PXLW	0.30	243	267	43	4	5	5.6x	67.9x
IQE plc	SZSE: 300053	1.80	864	802	229	-8	23	3.8x	NA
Pixelworks, Inc.	TPEX: 6695	1.52	209	235	55	-20	-13	3.8x	NA
Zhuhai Orbita Aerospace Science & Technology Co., Ltd.	TWSE: 3016	0.77	928	965	126	14	40	7.4x	64.1x
Average		0.91	1,035	1,115	131	10	26	7.5x	99.9x
Median		0.92	864	965	126	4	23	6.9x	67.9x
Max		1.80	2,823	3,171	229	61	79	17.6x	241.6x
Min		0.11	209	235	43	(20)	(13)	3.8x	46.0x

Based upon and subject to the foregoing, BDO was of the opinion that as of the date of its opinion, August 11, 2022 the value to be ascribed by VSAC to Newsight in the Transactions is fair from a financial point of view to VSAC and its shareholders.

Interests of VSAC’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of VSAC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and VSAC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of VSAC’s stockholders generally. In particular:

●	VSAC’s Sponsor was formed by, and is controlled by, Dr. George Cho Yiu So. Dr. So is also a director of Newsight, the chairman of Newsight’s Hong Kong subsidiary, Newsight Imaging Hong Kong Limited, the beneficial owner of 6.95% of Newsight’s ordinary shares that are held of record by Innovative Thinker Limited, which is controlled by Dr. So, and the beneficial owner of 2.35% of the outstanding share capital of Newsight’s subsidiary Virusight.
●	If the Business Combination with Newsight or another business combination is not consummated by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), VSAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account (net of interest that may be used by VSAC to pay income taxes or other taxes) which redemption will completely extinguish the VSAC public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining stockholders and VSAC’s board of directors and applicable law, dissolving and liquidating. In such event, the 2,530,000 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares (having waived the rights to such redemption or distribution, without consideration therefor, in connection with the VSAC IPO). Such shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. On the other hand, if the Business Combination is consummated, each outstanding share of VSAC Common Stock will be converted into one Newsight ordinary share subject to adjustment described herein.

101

●	The Sponsor has spent $25,000 to purchase 2,530,000 Founder Shares and $4,727,000 to purchase 472,700 Private Placement Units from VSAC for $10.00 per placement unit. The Founder Shares had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●], and the Private Placement Units had an aggregate market value of $[●] million based upon the closing price of $[●] per unit on the Nasdaq on [●], 20[●]. The Founder Shares and the Private Placement Units will become worthless if VSAC does not consummate a business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter).
●	If VSAC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by VSAC for services rendered or contracted for or products sold to VSAC. On the other hand, if VSAC consummates a business combination within the required time period, VSAC will be liable for all such claims.
●	The Sponsor and VSAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on VSAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if VSAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, VSAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). As of the Record Date, the Sponsor and VSAC’s officers and directors and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.
●	The Business Combination Agreement provides for the continued indemnification of VSAC’s current directors and officers and the continuation of directors and officers liability insurance covering VSAC’s current directors and officers.
●	VSAC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to VSAC to fund certain capital requirements. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to VSAC outside of the Trust Account. To date, VSAC’s Sponsor has (a) given VSAC a line of credit of up to $1,000,000 to provide VSC with working capital of which $[●] has been advanced as of the date of the proxy statement/prospectus, (b) loaned VSAC $1,012,000 to extend the time VSAC has to complete its initial business combination from November 3, 2022 to February 3, 2023 and (c) loaned VSAC $1,000,000 for VSAC to loan to Newsight to provide Newsight with working capital prior to the Closing. See, “Certain Relationships and Related Person Transactions—VSAC - Working Capital Loans from Our Sponsor” below.
●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in VSAC and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). Thus, if the proposed Business Combination with Newsight is not consummated, VSAC may seek to complete a business combination with a less favorable target company or on terms less favorable to VSAC stockholders rather than choose to dissolve and liquidate.
●	Dr. So, the manager and controlling member of the Sponsor, is currently a member of the board of directors of Newsight and will continue to be a member of the board of directors of Newsight following the closing of the Business Combination and, therefore, in the future Dr. So will receive any cash fees, stock options or stock awards that the board of directors of Newsight determines to pay to its non-executive directors.
●	The Sponsor paid an aggregate of $25,000 for 2,530,000 Founder Shares, which had an aggregate market value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●]. If the proposed Business Combination with Newsight is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.
●

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in Newsight is estimated to comprise approximately 8.7% of outstanding Newsight ordinary shares in a no redemption scenario, 9.3% in a 25% redemption scenario, 10.1% in a 50% redemption scenario and 11.1% in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

102

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.	The Recapitalization of Newsight ordinary shares such that each such ordinary share has an implied value of $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Newsight equity as of such agreed measurement time at the Total Deal Value).

2.	The merger of VSAC with Merger Sub, which is not within the scope of ASC 805 (“Business Combinations”) because VSAC does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of Newsight ordinary shares issued and the fair value of VSAC’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Newsight ordinary share issued to VSAC stockholders is equal to the fair value of each individual Newsight shareholder resulting from the Total Deal Value, assigned to Newsight in the Business Combination Agreement.

3.	As part of the Transactions, each VSAC Warrant will become a Newsight Warrant. Accordingly, such warrants will be classified as equity.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Vote Required for Approval

Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of VSAC Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Nasdaq Proposal and the VSAC Charter Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution

“RESOLVED, that VSAC’s entry into and the performance of its obligations under the Business Combination Agreement, dated as of August 30, 2022, by and among VSAC, Newsight, and Merger Sub, a Delaware corporation and wholly owned subsidiary of Newsight, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of Merger Sub with and into VSAC, with VSAC surviving the merger as a wholly owned subsidiary of Newsight, in accordance with the terms and subject to the conditions of the Business Combination Agreement and the Transactions contemplated therein, be approved, ratified and confirmed in all respects.”

103

Recommendation of VSAC’s Board of Directors

VSAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VSAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of VSAC Common Stock will not have appraisal rights in connection with the Business Combination.

Resale of Newsight Ordinary Shares

The Newsight ordinary shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of VSAC immediately prior to the Effective Time or an “affiliate” of Newsight following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Newsight or VSAC (as appropriate) and may include the executive officers, directors and significant shareholders of Newsight or VSAC (as appropriate).

Stock Exchange Listing of Newsight Ordinary Shares

Newsight will use commercially reasonable efforts to cause, prior to the Effective Time, the Newsight ordinary shares and warrants issuable pursuant to the Business Combination Agreement to be approved for listing on the Nasdaq under the symbols “NISM” and “NISMW,” respectively, subject to official notice of issuance. Approval of the listing on the Nasdaq of the Newsight ordinary shares and warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of VSAC Common Stock

If the Business Combination is completed, shares of VSAC Common Stock, VSAC warrants and VSAC’s units will be delisted from the Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Newsight expects to remain a “foreign private issuer” (under SEC rules) following the consummation of the Business Combination. Consequently, upon consummation of the Business Combination, Newsight will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Newsight will be required to file its annual report on Form 20-F for the year ending December 31, 2022 with the SEC by April 30, 2023. In addition, Newsight will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Newsight in Israel or that is distributed or required to be distributed by Newsight to its shareholders.

Based on its foreign private issuer status, Newsight will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Newsight will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Newsight officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Newsight ordinary shares.

Given the substantial number of Newsight ordinary shares that Newsight will issue in the Business Combination to VSAC stockholders who are U.S. residents and the prospective, increased U.S.-oriented profile of Newsight’s officers and directors, assets and business administration, it is possible that Newsight will lose its status as a foreign private issuer after the Business Combination. If that happens Newsight will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. Newsight’s qualification for foreign private issuer status will be tested again as of June 30, 2023, (the final business day of the second fiscal quarter in 2023) to determine whether Newsight will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2024. If it no longer meets the definition of a “foreign private issuer” as of that test date, Newsight will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2024, and will be required to continue to file quarterly reports with the SEC thereafter.

104

Despite Newsight’s initial exemption due to its foreign private issuer status, Newsight, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K following the Business Combination.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of VSAC and Newsight is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Newsight will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Newsight’s securities less attractive as a result, there may be a less active trading market for Newsight’s securities and the prices of Newsight’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Newsight has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Newsight, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Newsight’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Newsight will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Newsight’s initial public offering, (b) in which Newsight’s has total annual gross revenue of at least $1.07 billion, or (c) in which Newsight is deemed to be a large accelerated filer, which means the market value of Newsight’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Newsight has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

105

PROPOSAL TWO — THE NASDAQ PROPOSAL

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance of up to 3,000,000 shares of VSAC Common Stock in connection with the PIPE Investment.

Why VSAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, VSAC will issue shares of VSAC Class A Common Stock to investors in the PIPE, as set forth in the PIPE Subscription Agreements.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 3,000,000 shares of VSAC Class A common stock upon the Closing. The issuances of the shares of VSAC Class A common stock described above would result in significant dilution to VSAC stockholders and result in VSAC stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of VSAC.

Required Vote

Approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the VSAC Charter Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted

Resolution

“RESOLVED, that VSAC’s issuance of up to up to 3,000,000 shares of VSAC Class A common stock pursuant to the PIPE Investment as defined and contemplated in the Business Combination Agreement, dated as of August 30, 2022, by and among VSAC, Newsight, and Merger Sub, a Delaware corporation and wholly owned subsidiary of Newsight, a copy of which is attached to this proxy statement/prospectus as Annex A, be approved, ratified and confirmed in all respects.”

Recommendation of the VSAC Board

THE VSAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

106

PROPOSAL THREE – THE VSAC CHARTER PROPOSAL

Assuming the Business Combination Proposal is approved, VSAC stockholders are being asked to adopt the Restated VSAC Charter by approving the VSAC Charter Proposal. The VSAC Charter Proposal, if approved, will provide that VSAC will amend and restate the Existing VSAC Charter to change the corporate name of VSAC to Newsight Holdco, Inc., to change the authorized capital stock to 1,000 shares of common stock and to otherwise restate the Existing VSAC Charter to a certificate of incorporation appropriate for a privately owned corporation.

A copy of the Restated VSAC Charter, as will be in effect upon consummation of the Business Combination, is attached as Exhibit A to Annex A to this proxy statement/prospectus.

The following table sets forth a summary of the differences between the Existing VSAC Charter and the Restated VSAC Charter:

Provision	Existing VSAC Charter	Restated VSAC Charter
Removal of Directors

Subject to Section 5.5 of the Existing VSAC Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of VSAC entitled to vote generally in the election of directors, voting together as a single class.

See Article V, Section 5.4 of the Existing VSAC Charter.

The Restated VSAC Charter does not include removal of director provisions. The DGCL provides generally that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in the case of a corporation having a staggered or classified board, or cumulative voting.

No corresponding provisions in the Restated VSAC Charter.

Stockholder Actions

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of VSAC, or the Board pursuant to a resolution adopted by a majority of the Board. The stockholders of VSAC may not call a special meeting. Except as provided in the foregoing sentence, special meetings of stockholders of VSAC may not be called by another person or persons. Any action required or permitted to be taken by the stockholders of VSAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to VSAC Class B Common Stock with respect to which action may be taken by written consent.

See Article VII of the Existing VSAC Charter.

The Restated VSAC Charter does not include stockholder action provisions. No corresponding provisions in the Restated VSAC Charter.

107

Charter Amendments

VSAC may amend the Existing VSAC Charter as authorized by the VSAC Existing Charter and the DGCL. However, VSAC may not amend the Existing VSAC Charter, without the prior vote or written consent of the holders of a majority of the shares of VSAC Class B Common Stock, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the VSAC Class B Common Stock. Additionally VSAC may not make an amendment to the Existing VSAC Charter relating to a “business combination” without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of VSAC Common Stock.

See Articles IX and XI of the Existing VSAC Charter.

The Restated VSAC Charter does not include charter amendment provisions. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

No corresponding provisions in the Restated VSAC Charter.

Name of the Company	Vision Sensing Acquisition Corp. See Article I of the Existing VSAC Charter.	Newsight Holdco, Inc. See Article I of the Restated VSAC Charter.
Provisions Specific to a Blank Check Company and Variation of Rights of Shares Prior to a Business Combination

VSAC’s Existing VSAC Charter contains provisions in Article IX in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of VSAC Common Stock.

See Article IX of the Existing VSAC Charter.

The Restated VSAC Charter does not include blank check company provisions or other provisions applicable prior to a Business Combination, such as Article IX of the Existing VSAC Charter, because, upon consummation of the Business Combination, VSAC will cease to be a blank check company.

No corresponding provisions in the Restated VSAC Charter.

Common Stock; Preferred Stock

VSAC’s Existing VSAC Charter authorizes 111,000,000 shares consisting of (i) 110,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of preferred stock.

See Article IV of the Existing VSAC Charter.

The Restated VSAC Charter will provide for authorized capital stock of 1,000 shares, consisting of 1,000 shares of Common Stock. See Article IV of the Restated VSAC Charter.

Required Vote

Approval of the VSAC Charter Proposal will require the affirmative vote of holders of a majority of the shares of VSAC Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the VSAC Charter Proposal. Brokers are not entitled to vote shares on the VSAC Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the VSAC Charter Proposal. The VSAC Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the VSAC Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Nasdaq Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted

Resolution

“RESOLVED, that, subject to the occurrence of the Closing contemplated in the Business Combination Agreement, dated as of August 30, 2022, by and among VSAC, Newsight, and Merger Sub, a Delaware corporation and wholly owned subsidiary of Newsight, a copy of which is attached to this proxy statement/prospectus as Annex A, the amendment and restatement of the Existing VSAC Charter as the Restated VSAC Charter attached as Exhibit A to Annex A to this proxy statement/prospectus be approved, ratified and confirmed in all respects.”

Recommendation of the VSAC Board of Directors

THE VSAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VSAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE VSAC CHARTER PROPOSAL.

108

PROPOSAL FOUR—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow VSAC’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will VSAC solicit proxies to adjourn the special meeting or consummate the Transactions beyond the date by which it may properly do so under the VSAC Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One — The Business Combination Proposal — Interests of VSAC’s Sponsor, Directors and Officers in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, VSAC’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Recommendation

VSAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VSAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

109

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Business Combination Agreement, see the section entitled “Proposal One – The Business Combination Agreement Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All VSAC stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding VSAC, Newsight or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

The Closing will take place as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction of (or, to the extent permitted by law, the waiver of) the conditions set forth in the Business Combination Agreement (the “Closing Date”) and summarized below under the subsection entitled “The Business Combination Agreement—Conditions to Closing of the Transactions,” unless VSAC and Newsight agree in writing to another time or unless the Business Combination Agreement is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the special meeting of VSAC’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of VSAC relating, among other things, to:

●	organization and standing;
●	the authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;
●	governmental approvals non-contravention;
●	capitalization;
●	SEC Filings and VSAC financials;
●	Absence of certain changes;
●	Compliance with laws;
●	Actions, orders and permits;
●	Taxes and returns;
●	Employees and employee benefit plans;
●	properties;
●	Material contracts;
●	Transactions with affiliates;
●	Investment company act
●	Opinion of financial advisor;
●	Certain business practices;
●	insurance;
●	Information supplied;
●	Independent investigation; and
●	Trust account.

110

The Business Combination Agreement contains representations and warranties of Newsight and its subsidiaries relating, among other things, to:

●	organization and standing;
●	the authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;
●	capitalization
●	subsidiaries;
●	Merger subsidiary;
●	Governmental approvals;
●	Non-contravention;
●	Absence of certain changes;
●	Compliances with laws;
●	Company permits;
●	litigation;
●	Material contracts;
●	intellectual property;
●	privacy and data security;
●	Taxes and returns;
●	Real property;
●	Personal property;
●	Employee matters;
●	Benefit plans;
●	Environmental matters;
●	Transactions with related persons;
●	insurance;
●	Books and records;
●	Top customers and vendors;
●	Certain business practices;
●	Investment company act;
●	Finders and brokers;
●	Information supplied;
●	Independent investigation; and
●	Disclosure.

Covenants

Each party agreed in the Business Combination Agreement to use its reasonable best efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including, among other things, those relating to: (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision by Newsight to VSAC of final audited financial statements and unaudited interim financial statements that do not reflect any material adverse change from the drafts provided by Newsight to VSAC prior to the execution of the Business Combination Agreement and of subsequent financial statements during the Interim Period; (iv) VSAC’s public filings; (v) efforts to minimize the amount of funds in VSAC’s Trust Account redeemed by VSAC’s stockholders; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) efforts to consummate the Closing; (ix) further assurances; (x) the preparation and filing of the Registration Statement as described in more detail below, (xi) public announcements; and (xii) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information. The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) tax matters; (c) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance; and (d) use of Trust Account proceeds.

111

VSAC and Newsight have agreed that, unless otherwise contemplated under the Business Combination Agreement or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, neither Newsight nor its subsidiaries will take the following actions during the Interim Period, among others, except as consented to in writing by VSAC (such consent, not to be unreasonably withheld, conditioned or delayed), and except for COVID-19 Actions which in the reasonable judgment of Newsight (after consultation with VSAC) are required to be taken or implemented by Newsight or any of its subsidiaries:

●	amend, waive or otherwise change, in any respect, its organizational documents;
●	except in connection with the exercise, adjustment or replacement of options outstanding as of the date of this Agreement or the grant of options to employees in the Ordinary Course of Business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;
●	except for the Recapitalization, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business consistent with past practice), or guarantee or endorse any Indebtedness, liability or obligation of any person in excess of $250,000 individually or $500,000 in the aggregate;
●	increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any company benefit plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of the Business Combination Agreement, in each case, other than as required by applicable Law, pursuant to the terms of any benefit plans or in the Ordinary Course of Business consistent with past practice;
●	except for the Recapitalization: (i) make or rescind any material election relating to taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; (iii) file any amended tax return or claim for refund; (iv) make any material change in its accounting or tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of taxes may be issued (other than any extension pursuant to an extension to file any tax return); in each case except as required by applicable Law or in compliance with GAAP or otherwise;
●	terminate, waive or assign to any person other then Newsight or any of its subsidiaries any material right under any material contract of Newsight or enter into any contract that would be a material contract of Newsight, in any case outside of the Ordinary Course of Business;
●	fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;
●	establish any Subsidiary or enter into any new line of business;
●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;
●	revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such party’s outside auditors;

112

●	waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the Newsight financial statements;
●	close or materially reduce its activities;
●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;
●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any of its subsidiaries;
●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or
●	authorize or agree to do any of the foregoing actions.

VSAC and Newsight have agreed that, unless otherwise contemplated under the Business Combination Agreement or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, VSAC will not take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the Closing or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by Newsight (such consent not to be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any respect, its organizational documents;
●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities.
●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any person in excess of $100,000 individually or $200,000 in the aggregate (provided, that this Section 5.3(b)(iv) shall not prevent VSAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Transaction Expenses incurred in connection with the consummation of the Transactions, including the PIPE Investment);
●	make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
●	amend, waive or otherwise change the Trust Agreement in any manner;
●	terminate, waive or assign any material right under any material contract of VSAC or enter into any contract that would be a material contract of VSAC, in any case outside of the Ordinary Course of Business consistent with past practice;

113

●	fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;
●	establish any Subsidiary or enter into any new line of business;
●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;
●	revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting VSAC’s outside auditors;
●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, VSAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in VSAC Financials;
●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;
●	make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Transaction Expenses);
●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);
●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Transaction Expenses) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of this Section 5.3 of the Business Combination Agreement during the period between the signing of the Business Combination Agreement and the Closing;
●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
●	enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;
●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or
●	authorize or agree to do any of the foregoing actions.

The Business Combination Agreement also contains additional covenants of the parties, including, among other things:

●	notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;
●	keeping certain information confidential in accordance with the existing non-disclosure agreements;
●	making relevant public announcements; and
●	preparing and filing with ITA an application to receive the WHT Ruling (as defined in the Business Combination Agreement).

In addition, VSAC and Newsight agreed that VSAC and Newsight will prepare and mutually agree upon and Newsight will file with the SEC, this proxy statement/prospectus on Form F-4 relating to the Business Combination.

114

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction of the following mutual conditions (each of which can be waived if permitted by applicable law and waived by both VSAC and Newsight in writing):

●	Any waiting period (and any extension thereof) applicable to the consummation of the Business Combination Agreement under any applicable antitrust laws shall have expired or been terminated;
●	All consents required to be obtained from or made with any governmental authority in order to consummate the Transactions shall have been obtained or made;
●	the requisite approval of Newsight’s shareholders shall have been obtained;
●	the requisite approval of VSAC’s stockholders shall have been obtained;
●	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;
●	after giving effect to the redemption of VSAC common stock in connection with the Business Combination and any PIPE Investment, VSAC or the Company shall have net tangible assets of at least $5,000,001;
●	Newsight’s initial listing application with Nasdaq in connection with the Transactions shall have been approved, and the Newsight ordinary shares and the Newsight warrants shall have been approved for listing on Nasdaq subject to official notice of issuance, and the listing application shall cover (a) all of the Newsight ordinary shares that (i) are issued and outstanding upon completion of the Business Combination, (ii) are issuable upon exercise of all Newsight warrants outstanding at the Effective Time, (iii) are issuable upon exercise of options granted by Newsight prior to the completion of the Business Combination and (iv) that are issuable pursuant to the Newsight 2022 Equity Incentive Plan, and (b) all of the publicly-traded Newsight warrants to the extent required by Nasdaq;
●	The members of Newsight’s post-Closing board of directors shall have been elected or appointed as of the Closing;
●	Prior to the Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provided evidence that the Company’s shareholders have adopted the Restated Newsight Articles in form and substance mutually agreeable to VSAC and the Company, and shall have provided VSAC with evidence of such adoption; and
●	The Company shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

Other Conditions to the Obligations of VSAC

The obligations of VSAC to consummate the Transactions are subject to the satisfaction of the following further conditions (each of which can we waived by VSAC in writing):

●	the representations and warranties of the Company set forth in Section 4.3(a) and 4.3(b) of the Business Combination Agreement regarding capitalization being true and correct in all respects as of the date of the Business Combination Agreement and, except for the issuance of securities to the PIPE Investors (if any) pursuant to their Subscription Agreements, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis,
●	the representations contained in Section 4.9(b) in the Business Combination Agreement regarding absence of certain changes being true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time;
●	the other representations and warranties of Newsight set forth in Article IV of the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Newsight Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date, in which case such representation and warranty shall be true and correct in all respects), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Newsight Material Adverse Effect;

115

●	Newsight having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;
●	since the date of the Business Combination Agreement, no Material Adverse Effect with respect to Newsight or any of its subsidiaries has occurred that is continuing;
●	Each of the Lock-Up Agreements and the Non-Competition Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing;
●	VSAC shall have received, in each case not later than such date as may be necessary to include them in the Registration Statement of which this proxy statement/prospectus is a part, (i) a copy of the final unaudited consolidated financial statements of Newsight as of and for the six-month period ended June 30, 2022, as approved by the board of directors of Newsight and signed by an officer of Newsight, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor (the “Newsight Interim Financials”) and which shall not reflect any material adverse change individually in Newsight’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the draft of such financial statements provided to VSAC prior to the execution and delivery of the Business Combination Agreement (the “Draft Newsight Interim Financials”) or as to all such items on an aggregate basis, and (ii) a copy of the final audited financial statements of Newsight as of December 31, 2021 and December 31, 2020 and for the years then ended, as approved by the board of directors of Newsight and signed by an officer of Newsight, which shall be audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor (the “Newsight Audited Financials”) and which shall not reflect any material adverse change individually in Newsight’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the draft of such financial statements provided to VSAC prior to the execution and delivery of the Business Combination Agreement (the “Draft Newsight Audited Financials”) or as to all such items on an aggregate basis;
●	VSAC having received a certificate executed by an authorized officer of Newsight confirming that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) of the Business Combination Agreement have been satisfied;
●	VSAC having received a certificate of the secretary or equivalent officer of each of the Company and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company and Merger Sub authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;
●	VSAC shall have received a good standing certificate for Newsight and each of its subsidiaries; and
●	each of the Employment Agreement, the Newsight Officer Non-Competition Agreements, the Assignment, Assumption and Amendment of Warrant Agreement, the Newsight Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, the Newsight Lock-up Agreements and the Sponsor Letter Amendment shall have been executed and delivered by the parties thereto (other than VSAC and the Sponsor).

Other Conditions to the Obligations of the Newsight Parties

The obligations of each of Newsight and Merger Sub (together, the “Newsight Parties”) to consummate the Transactions are subject to the satisfaction of the following further conditions (each of which can be waived by Newsight in writing):

●	the representations and warranties of the Company set forth in Section 3.5(a) and 3.5(b) of the Business Combination Agreement regarding capitalization being true and correct in all respects as of the date of the Business Combination Agreement and, except for the issuance of securities to the PIPE Investors (if any) pursuant to their Subscription Agreements, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis,

116

●	the representations contained in Section 3.7(b) in the Business Combination Agreement regarding absence of certain changes being true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made as of such time;
●	the other representations and warranties of VSAC set forth in Article III of the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Newsight Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date, in which case such representation and warranty shall be true and correct in all respects), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Material Adverse Effect with respect to VSAC;
●	VSAC having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;
●	since the date of the Business Combination Agreement, no Material Adverse Effect has occurred that is continuing with respect to VSAC;
●	the directors and officers of VSAC shall have resigned or otherwise been removed, effective as of or prior to the Closing
●	The $25 Million Closing Cash Condition shall be satisfied; provided however, that the parties agreed to adjust this condition on mutually agreed terms reflecting capital market conditions at the time of the Closing;
●	Newsight having received a certificate executed by an authorized officer of VSAC confirming that the conditions specified in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d) and Section 6.2(e) of the Business Combination Agreement have been satisfied;
●	Newsight having received a certificate of the secretary or equivalent officer of VSAC certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of VSAC authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;
●	Newsight shall have received a good standing certificate for VSAC; and
●	Each of the Assignment, Assumption and Amendment to Warrant Agreement, the Newsight Registration Rights Agreement, the Sponsor Letter Amendment shall have been executed and delivered by the parties thereto (other than Newsight and Merger Sub).

Newsight and VSAC expect that any mutually acceptable adjustment to the $25 Million Minimum Closing Cash Condition would be based upon their assessment of a series of factors which include (although none has a particular predefined assigned weight): the amount of expected redemptions of VSAC’s publicly held shares in connection with the Closing, the amount of funds raised by Newsight prior to Closing, the amount of funds expected to be raised by VSAC from PIPE Investments, the post-Closing cash needs of the combined companies and the combined companies’ prospects of raising additional capital after Closing. Newsight and VSAC have no plans to adjust the $25 Million Minimum Closing Cash Condition as of the date of this proxy statement/prospectus.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of VSAC and Newsight;
●	by VSAC, if any of the representations or warranties set forth in Article IV of the Business Combination Agreement shall not be true and correct or if either Newsight or Merger Sub has breached or failed to perform any covenant or agreement on the part of Newsight set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) twenty (20) days after written notice thereof is delivered to Newsight by VSAC, and (ii) February 3, 2023 (the “Termination Date”); provided, that VSAC is not then in material uncured breach of its representations, warranties or covenants in the Business Combination Agreement; provided, further, that VSAC may only terminate the Business Combination Agreement pursuant to a breach or failure to perform Newsight’s obligations under Section 5.16(a) of the Business Combination Agreement before Newsight delivers specified required financial Statements of Newsight to VSAC;

117

●	By VSAC, if in the reasonable opinion of VSAC, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the Newsight Audited Financials and those set forth on the Draft Newsight Audited Financials or (ii) between those set forth on the Newsight Interim Financials and those set forth on the Draft Newsight Interim Financials;
●	by Newsight, if any of the representations or warranties set forth in Article III of the Business Combination Agreement shall not be true and correct or if VSAC has breached or failed to perform any covenant or agreement on the part of VSAC set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) twenty (20) days after written notice thereof is delivered to VSAC by Newsight and (ii) the Termination Date; provided, that neither Newsight nor Merger Sub is then in material uncured breach of its representations, warranties or covenants in the Business Combination Agreement;
●	by either VSAC or Newsight, if the Transactions shall not have been consummated on or prior to the Termination Date; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to VSAC if VSAC’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to Newsight if either Newsight’s or Merger Sub’s breach of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;
●	by either VSAC or Newsight, if any governmental entity shall have issued an order, promulgated a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order or other action shall have become final and non-appealable; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to VSAC if (A) VSAC’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) VSAC is in material breach of its obligations under the Business Combination Agreement on such date and (ii) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to Newsight if (A) Newsight’s or Merger Sub’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on before such date or (B) Newsight is in material breach of its obligations under the Business Combination Agreement on such date;
●	by either VSAC or Newsight if VSAC’s stockholders meeting has been held (including any adjournment thereof), has concluded, VSAC’s stockholders have duly voted and the required approvals of VSAC’s stockholders was not obtained;

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that if the Closing occurs, then Newsight shall pay, or cause to be paid, all unpaid Newsight expenses and all unpaid VSAC expenses., which expenses may be payable from the Trust Account.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Newsight, Merger Sub and VSAC which, in the case of VSAC, shall require the approval of the Special Committee) in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Governing Law

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York; provided, however, that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by Israeli Companies Law, shall be governed by the Laws of Israel (without giving effect to choice of law principles thereof) and (ii) the Business Combination of Merger Sub into VSAC shall be governed by Delaware Law (without giving effect to choice of law principles thereof).

118

AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Ancillary Documents”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

VSAC Second Amended and Restated Certificate of Incorporation.

Simultaneously with the Closing, the Existing VSAC Charter will be amended and restated as the Restated VSAC Charter. Pursuant to the Restated VSAC Charter, the total number of authorized shares of VSAC Common Stock will be one thousand (1,000) shares, each with a par value of $0.0001 per share. For additional information on the Restated VSAC Charter, see, “Proposal Three – The VSAC Charter Amendment” above.

Assignment, Assumption and Amendment of Warrant Agreement

Simultaneously with the Closing, Newsight, VSAC and Continental will enter into the Assignment & Assumption of Warrant Agreement. Such agreement provides for the assignment by VSAC to Newsight and the assumption by Newsight from VSAC of the Existing Warrant Agreement that was entered into in connection with VSAC’s IPO and that sets forth certain rights of the holders of VSAC Warrants. Pursuant to the Assignment & Assumption of Warrant Agreement, each VSAC Warrant outstanding immediately prior to the Effective Time will be assumed by Newsight and will become a Newsight warrant entitling the holder to purchase one Newsight Ordinary Share at a price of $11.50 per share.

Newsight Lock-Up Agreements

On or about the date of execution of the Business Combination Agreement, Newsight, VSAC and certain securityholders of Newsight entered into the Newsight Lock-up Agreements pursuant to which the Newsight securityholders party thereto have agreed during the lock-up period specified therein not to engage in any of the following activities: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Newsight Lock-Up Agreement). The lock-up period specified in these agreements extends from the Closing until the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the Newsight Ordinary Shares equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period, and (z) the date after the Closing on which Newsight consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Newsight’s shareholders having the right to exchange their Newsight Ordinary Shares for cash, securities or other property. The Newsight Lock-up Agreements with each of Newsight’s Co-Founders, Eli Assoolin, who is also a director and the chief executive officer of Newsight, and Eyal Yatskan, who is also a director and the chief technology officer of Newsight, provide a limited exception to the Lockup Provisions for up to 5% of each of their holdings of Newsight Ordinary Shares, respectively, and which we refer to as the rights to Limited Founder Transfers. Despite their rights to Limited Founder Transfers, each of Mr. Assoolin and Mr. Yatskan would be generally limited in their ability to sell their Newsight Ordinary Shares by restrictions relating to affiliates under the U.S. securities laws, and each of their Newsight Ordinary Shares are not being registered under this registration statement, of which the proxy statement/prospectus forms a part.

Newsight Officer Non-Competition Agreements

Simultaneously with the Closing, Newsight’s four most senior executive officers, Eli Assoolin, Eyal Yatskan, Beny Bar and Yaron Cohen will enter into the Newsight Officer Non-Competition Agreements, pursuant to which they will agree not to engage, anywhere in Israel or the United States, in the business of Newsight and VSAC during the four-year period following the Closing and, during such four-year restricted period, not to (i) solicit, hire or engage employees or independent contractors of Newsight or (ii) solicit customers or clients of Newsight. The agreements also contain customary non-disparagement and confidentiality provisions.

119

Newsight Officer Employment Agreements

The Business Combination Agreement requires Newsight, prior to the Closing, to (i) enter into employment contracts with minimum terns of three (3) years with each of Newsight’s four most senior executive officers, Eli Assoolin, Eyal Yatskan, Beny Bar and Yaron Cohen, and (ii) use its commercially reasonable efforts to cause each of them to enter into employment agreements with each of Newsight’s subsidiaries, in each case effective as of the Closing and in form and substance reasonably acceptable to Newsight and VSAC

Sponsor Registration Rights Agreement Amendment

VSAC and its Sponsor are parties to the existing Sponsor Registration Rights Agreement dated November 1, 2021 pursuant to which VSAC granted its Sponsor certain registration rights with respect to certain of the Sponsor’s VSAC securities. Prior to filing the registration statement of which this prospectus/proxy statement is a part, VSAC, Newsight and the Sponsor entered into the Sponsor Registration Rights Agreement Amendment pursuant to which Newsight agreed to assume the obligations of VSAC under the Sponsor Registration Rights Agreement effective as of the Effective Time of the Business Combination and pursuant to which the registration rights previously applicable to the VSAC securities of the Sponsor will be applicable after the Closing to the corresponding Newsight securities received by the Sponsor in the Business Combination.

Sponsor Voting Agreement

On or about the date of execution of the Business Combination Agreement, VSAC’s Sponsor, VSAC and Newsight entered into the Sponsor Voting Agreement pursuant to which VSAC’s Sponsor has agreed to vote at the Special Meeting and any meeting of the stockholders of VSAC, and in any action by written consent of the stockholders of VSAC, to approve the Business Combination Agreement, all of shares of VSAC Common Stock that it holds (a) in favor of the approval and adoption of the Business Combination Agreement and the Transactions, (b) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the stockholders of VSAC and (c) against any action, agreement or transaction (other than the Business Combination Agreement or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of VSAC under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated. VSAC’s Sponsor also agreed not to transfer, assign, or sell such shares, except as contemplated in the Business Combination Agreement and in accordance with the Sponsor Letter (as defined below) until the Closing or the termination of the Business Combination Agreement.

Newsight Voting Agreements

On or about the date of execution of the Business Combination Agreement, holders of a majority of Newsight’s outstanding ordinary shares entered into the Newsight Voting Agreements pursuant to which they agreed with VSAC and Newsight to (i) appear at each shareholder meeting called by Newsight for the purpose of approving the Business Combination and other transactions contemplated by the Business Combination, for the purpose of establishing a quorum, (ii) vote for or execute a written consent in favor of the Business Combination and against all other action that would reasonably be expected to materially impede the Business Combination, (iii) not to solicit, initiate, encourage, or facilitate certain alternate business combinations, (iv) vote, consent or approve any other consent or other approval that may be required under Newsight’s governing documents or otherwise sought in furtherance of the Transactions, and (v) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Restated Newsight Articles

Simultaneously with the Closing, the articles of association of Newsight will be amended and restated as the Restated Newsight Articles, the form of which is set forth below in Exhibit H to Annex A. At the Closing, when existing VSAC stockholders receive Newsight Ordinary Shares in exchange for their VSAC Common Stock, their rights as securityholders will cease to be governed by the Existing VSAC Charter and VSAC’s bylaws and instead will be governed by the Restated Newsight Articles. For a description of the material differences between the Restated Newsight Articles and the Existing VSAC Charter, see “Comparison of Rights of Newsight Shareholders and VSAC Stockholders” below.

120

Sponsor Letter Amendment

Simultaneously with the Closing, VSAC, the Sponsor and Newsight will enter into the Sponsor Letter Amendment to amend the existing Sponsor Letter dated November 1, 2021. Pursuant to the Sponsor Letter Amendment, Newsight will assume all of the rights and obligations of VSAC under the Sponsor Letter and the provisions of the Sponsor Letter applicable to VSAC securities will become applicable to the Newsight securities issued in replacement therefor. Pursuant to the original Sponsor Letter, VSAC’s Sponsor has agreed:

1.	Not to transfer any Founder Shares (or shares of VSAC common stock issuable upon conversion thereof) until the earlier to occur of (A) six months after the completion of the VSAC’s initial business combination; (B) subsequent to VSAC’s initial business combination, when the reported last sale price of VSAC common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after VSAC’s initial business combination; or (C) the date on which VSAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the VSAC’s stockholders having the right to exchange their shares of VSAC common stock for cash, securities or other property; and

2.	Not transfer any Private Placement Units, Private Placement Shares, Private Placement Warrants or shares of VSAC common stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of VSAC’s initial business combination.

Newsight Registration Rights Agreement

At the Closing, Newsight, VSAC’s Sponsor and certain securityholders of Newsight will enter into the Newsight Registration Rights Agreement pursuant to which, following completion of the Transactions, Newsight will agree to register for resale upon demand certain Newsight ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Newsight Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Newsight Registration Rights Agreement. In addition, the Newsight Registration Rights Agreement provides that Newsight will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Newsight Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Newsight securities, and all such prior agreements shall be terminated.

PIPE Subscription Agreements

The Business Combination Agreement permits VSAC and Newsight to enter into and consummate Subscription Agreements in form and substance mutually acceptable in good faith to VSAC and Newsight among PIPE Investors and either VSAC or Newsight or both VSAC and Newsight for an aggregate of up to $40,000,000 in connection with one or more private placements in VSAC and/or Newsight, to purchase Newsight Ordinary Shares and/or VSAC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs. We refer to this as the PIPE Investment. The Business Combination Agreement provides that the aggregate amount of PIPE Investments in Newsight Ordinary Shares pursuant to Subscription Agreements with Newsight may not exceed $10,000,000. Any Newsight Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and accordingly, the number of Newsight Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization. The closing of any PIPE Investment would likely be conditioned upon the consummation of the Transactions. As of the date of this proxy statement/prospectus, Newsight has entered into aggregate subscriptions for 64,655 Newsight Ordinary Shares for aggregate proceeds of $525,000 in private placements with investors with which Newsight had pre-existing relationships. We refer to PIPE Investments raised by Newsight as the “Pre-Transaction Financing.” The Newsight Ordinary Shares to be issued in the Pre-Transaction Financing are priced at a 20% discount from the expected redemption price per share of the VSAC Public Shares of $10.15.

121

INFORMATION ABOUT THE COMPANIES

Vision Sensing Acquisition Corp.

VSAC was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. VSAC was incorporated under the laws of the State of Delaware on August 13, 2021.

On November 3, 2021, VSAC consummated the VSAC IPO of 10,120,000 units, with each unit consisting of one share of VSAC Common Stock and three-fourths of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of VSAC Common Stock at a price of $11.50 per whole share, exercisable on the later of (i) the completion of an initial business combination and (ii) 12 months from the VSAC IPO. The units from the VSAC IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $101,200,000. Simultaneously with the closing of the VSAC IPO, the Company consummated the sale of 472,700 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $4,727,000. A total of $102,718,000 of the net proceeds of these offerings was deposited into the Trust Account, net of underwriting discounts and commissions and other costs and expenses, which became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of the Record Date, there was approximately $[●] held in the Trust Account.

The VSAC IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-259766) that became effective on October 29, 2021. VSAC’s units, the VSAC Common Stock and the VSAC warrants are listed on the Nasdaq Capital Market under the symbols VSACU, VSAC and VSACW, respectively.

The mailing address of VSAC’s principal executive office is 78 SW 7th Street, Suite 500, Miami, Florida 90010, and its telephone number is (786) 633-2520. After the consummation of the Business Combination, VSAC’s principal executive office will be that of Newsight.

Newsight Imaging Ltd.

Newsight develops advanced CMOS image sensor chips for 3D machine vision and spectral analysis. Newsight’s depth camera sensors for machine vision serve verticals such as Mobile & Metaverse, Robotics, Industry 4.0, Automotive Safety, etc. Newsight recently launched its one-of-a-kind solid-state LiDAR reference design, the eTOF™ LiDAR, based on the NSI1000 sensor. In addition, Newsight has developed its spectral chip backed by AI technology that has multiple uses in rapid pathogen detection and in continuous, condition-based monitoring of fluid flows, including water quality. Newsight’s Virusight subsidiary’s SpectraLIT™ offers a unique and affordable solution for remote healthcare, real time diagnosis, and quality inspection solutions for water, food & beverage, etc., including COVID detection in <20 seconds with 96% accuracy. Newsight’s Watersight subsidiary’s AquaRing provides real-time, AI-based monitoring of flow systems or processes, including installations for water quality monitoring, Newsight has been granted several patents in the U.S. and EU and has received multiple grants by the Israeli Innovation Authority.

The mailing address of Newsight’s principal executive office is 3 Golda Meir Park Hamada, P.O.B 4114, Ness Ziona, Israel, 7414002, Israel and its telephone number is +972-8-379-2388.

Merger Sub

Newsight Merger Sub, Inc. is a newly formed Delaware corporation and a wholly owned subsidiary of Newsight. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Newsight.

122

VSAC’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to VSAC before the Business Combination.

Introduction

We are a blank check company incorporated in the State of Delaware on August 13, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We focused on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on the vision sensing technologies (“VST”) industry, where our management team has extensive experience.

Significant Activities Since Inception

On November 3, 2021 we consummated our initial public offering of 10,120,000 units, including the underwriters’ over-allotment option of an additional 1,320,000 units. Each unit consists of one share of Class A common stock of the Company, par value $0.0001 per share, and three-quarters of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $101,200,000.

Simultaneously with the consummation of the initial public offering, we completed the private placement of an aggregate of 472,700 units to our Sponsor, including 46,200 units issued pursuant to the underwriters’ exercise of the over-allotment option in full, at a purchase price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,727,000.

A total of $102,718,000, comprised of $101,200,000 of the proceeds from the IPO (which amount includes $3,542,000 of the underwriters’ deferred discount) and $1,518,000 of the proceeds of the sale of the Private Placement Units, was placed in the Trust Account.

On December 23, 2021, the Class A ordinary shares and Public Warrant included in the Units began separate trading.

Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations other than the completion of our initial business combination. We intend to complete the Business Combination using remaining cash in our Trust Account after the redemption of our Public Shares from all of our public shareholders who properly request redemption as described below under the heading “Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination” and the proceeds from the PIPE Investment.

Our amended and restated certificate of incorporation provides that we have up to 12 months from the closing of our IPO, or until November 3, 2022, to consummate an initial business combination; however, if we anticipate that we may not be able to consummate our initial business combination within 12 months, we may, by resolution of our board if requested by our Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 18 months, or until May 3, 2023, to complete a business combination), subject to the Sponsor depositing additional funds into our Trust Account.

On October 28, 2022, at the request of our Sponsor, our board extended the period of time to consummate by a business combination to February 3, 2023, our Sponsor deposited $1,012,000 (representing $0.10 per public unit sold in the Company’s initial public offering) into our Trust Account, and we issued to out Sponsor a non-interest bearing, unsecured promissory note in that amount. If we do not complete the Business Combination with Newsight or another business combination by November 3, 2022 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), then our existence will terminate, and we will distribute all amounts in the Trust Account.

123

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Status as a Public Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 3, 2026, the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th.

124

Permitted Purchases of our Securities

Because we are seeking stockholder approval of our initial business combination and are not conducting redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, initial stockholders, directors, officers, or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares our initial stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or public warrants in such transactions prior to completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy the closing condition in the Business Combination Agreement that requires us to have a minimum amount of $25,000,000 of cash at closing after the payment of all of Newsight’s and our transaction expenses, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of Class A common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Our Sponsor, officers, directors or their affiliates will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of VSAC Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. As of [●], 2023, the amount in the Trust Account was approximately $[●] per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Private Placement Shares and any public shares held by them in connection with the completion of our initial business combination.

125

The Existing VSAC Charter provides that we will only redeem public shares so long as (after such redemption), VSAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds us as a public company (such as Newsight), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination (such as the $25 Million Minimum Closing Cash Requirement) either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions. Therefore, the Business Combination will not be consummated unless the $25 Million Minimum Closing Cash Requirement is met.

We will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Our initial stockholders will count toward this quorum and pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote their founder shares and Private Placement Shares and any public shares purchased during or after our initial public offering (including in open market and privately negotiated transactions) in favor of our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

Our amended and restated certificate of incorporation provides that we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. In the event the aggregate cash consideration we would be required to pay for all shares of VSCA Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, and all shares of VSAC Class A Common Stock submitted for redemption will be returned to the holders thereof.

Because we are seeking stockholder approval of our initial business combination instead of conducting a tender offer, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our initial public offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Tendering Stock Certificates in Connection with Redemption Rights

We may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the initial business combination, or to deliver their shares to the transfer agent electronically using the DWAC System, at the holder’s option. Accordingly, a public stockholder would have up to two days prior to the vote on the initial business combination to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their public shares.

126

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date of the stockholder meeting. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If the Business Combination is not completed, we may continue to try to complete an initial business combination with a different target by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter).

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter) to complete our initial business combination. If we are unable to complete our initial business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter).

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares and Private Placement Shares held by them if we fail to complete our initial business combination by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter). None of VSAC’s Sponsor or VSAC’s officers or directors received any consideration for such waiver. However, if our Sponsor, officers or directors acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter).

127

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[●] held outside the Trust Account as of [●], 20[●], although we cannot assure you that there will be sufficient funds for such purpose.

We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $[●]. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $[●]. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Adeptus, our independent registered public accounting firm, and the underwriters of our initial public offering, have not executed agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, reduce the amount of funds in the Trust Account to below the lesser of (i) $[●] per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $[●] per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, and claims by vendors.

128

In the event that the proceeds in the Trust Account are reduced below (i) $[●] per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $[●] per public share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor is also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to the amounts held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by February 3, 2023 (which can be extended to May 3, 2023, if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. It is our intention to redeem our public shares as soon as reasonably possible following November 3, 2022 (or until May 3, 2023 if we extended the period of time to consummate a business combination) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

129

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $[●] per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $[●] per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by November 3, 2022 (or until May 3, 2023 if we extend the period of time to consummate a business combination)or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our business combination by February 3, 2023 (which can be extended to May 3, 2023 if VSAC’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by VSAC’s stockholders in an amendment to the VSAC Charter), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Employees

We have two officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time our officers devote in any time period varies based on the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

130

Directors and Executive Officers

VSAC’s current directors and executive officers are as follows:

Name	Age	Position
George Peter Sobek	45	Chief Executive Officer and Director
Hang Kon Louis Ma	58	Chief Financial Officer and Director
Joseph Mitchell Magen	47	Independent Director
William Welser IV	43	Independent Director
Garry Richard Stein	75	Independent Director

Mr. George Peter Sobek has served as our Chairman and Chief Executive Officer since September 2021. Mr. Sobek has served many executive roles in the financial industry over a more than 20-year career serving as director and executive officer of multiple companies operating within the global financial markets. An expert in regulatory compliance, operational risk and corporate governance, Mr. Sobek has been responsible for developing and implementing business strategies and operational processes for some of the world’s leading financial institutions. He has been engaged by both buy side and sell side investment firms in corporate finance, trading, sales, and investment management. Over his career, Mr. Sobek has developed an extensive network and we believe his knowledge and exposure on a global scale will enable us to locate and attract potential targets. Among his recent engagements, from February 2019 to March 2021, Mr. Sobek was the Deputy Chief Compliance Officer and Money Laundering Reporting Officer of APAC, Citadel Group, including Citadel Asset Management, a global multi-strategy Hedge Fund, and Citadel Securities, a proprietary electronic trading firm and liquidity provider. From September 2014 to December 2018, Mr. Sobek was the APAC Head of Compliance; Business Development for Jane Street Asia Limited, a global proprietary electronic trading firm and liquidity provider that trades a range of global financial products. Prior thereto, Mr. Sobek worked in senior executive roles in a number of major investment firms. Mr. Sobek has an LLB (Hons) degree from the University of Hertfordshire and is a member of the New York State Bar Association. He has numerous certifications from industry and regulatory bodies related to securities regulation, practice, and governance. We believe Mr. Sobek is well qualified to serve as a member of our board of directors due to his extensive strategic, management and legal experience.

Mr. Hang Kon Louis Ma has served as our director, Chief Financial Officer and Secretary since September 2021. Mr. Ma is a highly experienced senior executive with extensive management and financial experience in listed companies in the United States and Hong Kong. He is currently an executive director, the chief financial officer, and the company secretary of G.A. Holdings Limited (SEHK: 8126), a listed company trading on the Hong Kong Stock Exchange Limited and serves as an independent non-executive director of Carnival Group International Holdings Limited (SEHK: 0996), which is also a listed company in Hong Kong. He is familiar with Hong Kong listing rules and has hands-on experience in listed companies including the initial public offerings, reverse takeovers, and mergers and acquisitions. He has been the key liaison of various listed companies with both the Stock Exchange of Hong Kong and the Securities and Futures Commission of Hong Kong. Among his recent engagements, since November 2015, Mr. Ma has been serving as an executive director, the Chief Financial Officer and Company Secretary for G.A. Holdings Limited, which engages in the sale, servicing and after-sales business of automobiles covering leading brands such as Ferrari, Maserati and BMW in China, and car rental business under Hertz licensing in Hong Kong. Since May 2019, he has been serving as an independent, non-executive director of Carnival Group International Holdings Limited, which principally engages in theme-based leisure and consumption business, focusing on the design, development, and operation of integrated large-scale tourist complex projects. Mr. Ma previously held senior positions at a number of international corporations and local enterprises in Hong Kong. An accountant by training, he held senior positions at one of the “Big Four” accounting firms and at a consulting subsidiary of another major accounting firm. Mr. Ma is a chartered secretary in the United Kingdom and Hong Kong, a chartered certified accountant in the United Kingdom, and a certified public accountant in Hong Kong and the United States. He received his Professional Diploma in Company Secretaryship & Administration from The Hong Kong Polytechnic (the predecessor to The Hong Kong Polytechnic University). Mr. Ma holds a master of business administration degree from Kellogg School of Management, Northwestern University & Hong Kong University of Science and Technology. We believe Mr. Ma is well qualified to serve as a member of our board of directors due to his extensive management and financial experience.

131

Joseph Mitchell Magen is our director. Mr. Magen is a trained software engineer and venture capitalist with more than 20 years of experience in high-tech companies, software development and the Israeli venture capital industry. Since June 2017, Mr. Magen has been serving as an investment advisor, broker and representative for two Israel based investment partnerships: Isratrade Investments and Management Ltd. (isratrade.co.il) and 12 Stones Investments (12stones.co.il). These firms have served as a bridge between investors throughout the Middle East and technology companies there and in Asia. Starting in 2020, Mr. Magen has worked as the managing editor for an Israeli news media site, All Israel News (allisrael.com), which is under a US non-profit organization, Near East Media. Previously, he worked at Evergreen Venture Partners and Red Hat Israel Ltd., a subsidiary of Red Hat, Inc. Mr. Magen holds a Bachelor of Science degree in Industrial and Systems Engineering from the Virginia Polytechnic Institute and State University and a Master of Business Administration degree from Bar-Ilan University, Israel. We believe Mr. Magen is well qualified to serve as a member of our board of directors due to his extensive technology and management experience.

William Welser IV is our director. Mr. Welser is a passionate, curious, and creative technologist motivated by tackling and communicating complex problems, Mr. Welser operates regularly at the forefront of working across disciplinary boundaries and business sectors toward the development and application of leading-edge technologies. Since April 2020, Mr. Welser has been the co-founder, Chief Executive Officer and Chief Technology Officer of Lotic.ai, LLC, a digital behavior company that combines clinical and behavioral sciences with state-of-the-art network analysis, data science and artificial intelligence (AI) to help humans understand themselves more fully and make better decisions. Since January 2018, Mr. Welser has also spent time as a sole proprietor delivering advanced technology expertise and consulting in the areas of healthcare, finance, and media. His technological achievements include developing a distributed ledger system to enable cross-border transactions, designing a multi-sided platform solution for a large healthcare system, scoping media concepts for merged media products, due diligence for acquisitions and partnerships, and design and scaling of a polymerase chain reaction (PCR) testing lab focused on COVID-19 detection and research. In the period spanning April 2019 to January 2020, Mr. Welser served as the Chief Technology Officer and Chief of Nano Labs for Nano Global Corporation. In this role he was the executive charged with the responsibilities of designing, building, testing, and preparing customer-facing products and features for release to the marketplace. From March 2018 until January 2019, Mr. Welser was a Senior Partner for ReD Associates, a boutique consulting firm. In this role, he was responsible for building and integrating a technology-focused set of offerings for Fortune 100 firms. From 2008 to 2018, Mr. Welser served in various senior and executive roles at the RAND Corporation, a noted policy institution and think tank, including serving as Director of the Engineering and Applied Sciences Research Department, as Senior Management Scientist, as Professor at the Pardee RAND Graduate School, and as co-founder and co-director of RAND’s Impact Lab. Following his departure as a full-time employee in March 2018, Mr. Welser has continued to contribute to RAND’s mission as an Adjunct, Senior Management Scientist. Previously, Mr. Welser served in the United States Air Force as an acquisitions officer and engineer responsible for program management, design of next generation technologies, systems engineering, and procurement and production of advanced technologies, some of which are actively used in the cyber, air, and space realms. In addition, Mr. Welser has held a number of important advisory and public speaking roles and has been a prolific author of research papers and periodical publications. His numerous publications in major outlets have informed policy decision-makers, corporate leaders, and the public on topics such as bias in artificial intelligence, future of work, privacy and cryptography, future of high performance computing, space debris mitigation and remediation, design of commercially-focused aerial drones, vulnerabilities and capabilities of space, air, and cyber systems, and performance of supply chain and industrial base systems. Mr. Welser received his Bachelor of Science degree in Chemical Engineering from University of Virginia, his Master of Business Administration degree from Boston College, and his Master of Science degree in Finance from Boston College. We believe Mr. Welser is well-qualified to serve as a member of our board of directors due to his expertise and experience as a research specialist and senior management, and his contacts and relationships.

132

Garry Richard Stein is our director. Mr. Stein has global experience of over 50 years in banking, investment management, mergers and acquisitions, private equity, and public and private board and executive roles. He is a financial and strategic advisor for a number of resource-based, scientific and technology ventures. Since August 2021, Mr. Stein has been serving as an independent non-executive director of Liberty Resources Acquisition Corp. and the manager of its sponsor, Liberty Fields LLC. Liberty Resources Acquisition Corp. is a blank check special purpose acquisition company aiming to acquire a company in the natural resources, oil or gas industries. Since May 2021, Mr. Stein has been serving as an executive director and the Chief Financial Officer of PHP Ventures Acquisition Corp. (NASDAQ: PPHPU). PHP Ventures Acquisition Corp. is a Nasdaq listed blank check special purpose acquisition company aiming to acquire consumer-facing companies with a significant Africa presence or a compelling Africa potential. From July 2019 to September 2021, Mr. Stein served as a director of Hope Gold Limited, a junior gold mining producer in the Republic of Ghana and until April 2021, he also served as its Chief Financial Officer. From November 2017 to March 2019, Mr. Stein served as the Managing Partner and Chief Knowledge Officer of Quotable Management Limited. Quotable was a strategic advisor in partnership with the World Reserve Trust Group of Companies in development and operation of the technology design for the global trade settlement platform based on Digital Ledger Technology. In this role, Mr. Stein was instrumental in the strategic planning, design concepts and implementation of modern distributed ledger and related technologies to the issues of global trade on which he held several trademarks and patents. Mr. Stein was the founder and, from November 2013 to January 2018, the Managing Director of CAF Limited, a company established to develop and operate a unique new financial services business that designed a unique structured finance commodity streaming product. In addition, Mr. Stein was the President of a top-performing resource based mutual fund, head of investments for a Canadian bank, head of asset/liability management for a major Canadian bank, manager of a large high-income bond fund, and held several other advisory and investment management roles. He held roles as director and/or officer of numerous public and private companies and foundations. Mr. Stein holds a Bachelor of Science degree in Chemistry from the Case Western Reserve University, a Master of Applied Science degree in Metallurgy and Material Science from University of Toronto, a Master of Business Administration degree from Schulich School of Business, York University, and is a Fellow of the Institute of Canadian Banking. We believe Mr. Stein is well-qualified to serve as a member of our board of directors due to his experience in financial industry, international expertise, and his contacts and relationships.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

NEWSIGHT’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to Newsight as of the date of this proxy statement/prospectus and to the Combined Company immediately following the consummation of the Business Combination. See page 3 for a glossary of certain terms used throughout this section. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of Newsight’s business.

Company Overview and Recent Developments

Newsight is a leading developer and supplier of advanced image sensor chips for three-dimensional (3D) machine vision and spectral analysis. Newsight’s core image sensing technology are designed to capture the highest depth of all points. Such advanced real-time image sensing capabilities are crucial for industries, including automotive, smart city, robotics, medical diagnosis and water monitoring solutions, applications in order to help in ensuring the highest precision and safety. The Company also provides highly integrated solutions for production supervision, with a goal of enabling real-time monitoring and maneuverability, which is important for many manufacturing processes.

Newsight’s core image sensing technology is driven by the enhanced time-of-flight (eTOF) principle which is designed to enable sensors to obtain remarkable depth. This state-of-the-art image sensing technology is designed to enhance accuracy and reliability in automotive applications and other applicable industry applications, including for our machines vision image sensors, smart cities, robotic vision and LiDAR, and for our spectorgraphy image sensors, remote patient monitoring, and water quality monitoring, among other industries. The Company’s chips use complementary metal-oxide-semiconductor, or CMOS, technology. Newsight’s technology has been shown to dramatically improves LiDAR (Light Detection And Ranging) for autonomous vehicles in a cost-effective manner.

133

In addition, Newsight’s sensors are designed to be used in a spectrum of applications, including automotive, mobile, robotics, industrial, healthcare, water treatment and food & beverage industries. The Company produces and is engaged in development of software based on its sensors, for decrypting and/or producing data from the information provided by these sensors.

Using its extensive knowledge with regard to integration of image sensors in electronic devices, the Company also offers a service of creating a prototype of its customer’s end product which incorporates the sensors developed by the Company – in order to assist its customers in development of their end products. The Company has been granted patents in the U.S. and the EU and has received multiple grants from the Israeli Innovation Authority.

Operating Segments

The Company operates in two major operating segments:

A.	Machine vision image sensors. Image sensors for machine vision, consisting of chip developments for areas such as vehicles, robotics, smart cities among other applications. The Company focuses on four areas for its machine vision image sensor operating segment – (i) car safety; (ii) autonomous vehicles and LiDAR; and (iii) smart cities and infrastructure and (iv) robotic vision capabilities.

B.	Spectrography image sensors. Spectral image sensors, for development and sale of chips and products that enable spectral sensing in areas such as quality tests for water and rapid diagnosis of pathogens such as the COVID-19 virus. Operations in this segment are mostly carried out by our subsidiaries – Virusight and Watersight. The Company focuses on three areas for its spectral image sensors – (i) remote patient monitoring (ii) point of care medical diagnosis assistance and (iii) water quality monitoring.

Recent Developments

On June 9, 2022, Newsight received a 2022 Technology Innovation Leadership Award from Frost & Sullivan, an American business consulting and research firm, based on Frost & Sullivan’s analysis of the European automotive image sensors industry.

In August 2022, Newsight announced it has joined NVIDIA Inception, or Inception, a program Sponsored by the chip manufacturer NVIDIA Corporation, designed to nurture startups revolutionizing industries with technology advancements. Membership in Inception will enable Newsight to expand its approach to the automotive depth-vision ecosystem, which includes makers of LiDARs, advanced driver-assistance systems, autonomous vehicle-safety technology and more, as well as to support customers wishing to build products based on Newsight’s sensors and the NVIDIA AI platform. Inception will also provide Newsight the opportunity to collaborate with industry-leading experts and other AI-driven organizations.

In September 2022, Newsight announced the first shipments of an initial batch of the next generation chips for image sensor solutions, call the NSI9000 one-chip (non-stacked) CMOS image sensor solution for depth imaging to selected customers. The new chip is equipped with 491,520 depth 5×5-micron pixels (1024×480) (almost 5X more than its closest competitor), global shutter (with up to 132 fps on full resolution), and a depth accuracy of less than 1% of the distance. The sensor is designed for an optimal distance of 0-200 meters. The new chip offers new capabilities at a competitive price to the rapidly growing markets for LiDAR systems, automotive advanced driver assistance systems (referred to as ADAS), Metaverse AR/VR applications, Industry 4.0, and Smart City/IOT, including smart traffic 3D vision systems.

Since the third quarter of 2021 through the date of this prospectus, Newsight has launched its majority-owned, joint venture company together with Mekorot, the National Water Company of the State of Israel – called Watersight. By June 2022, Watersight announced the official launch of the AquaRing, a complete real-time sensing device for online water condition monitoring for water, utility, and food & beverage industries. The patent-pending AquaRing is based on the game-changing spectral technology developed by Newsight, powered by machine learning and AI, and supported by a cloud-based dashboard. The device provides an advanced real-time monitoring solution that alerts based on water conditions. From source to tap, inlet to outlet, Watersight’s solution is fast, smart, and scalable at a highly competitive price. The company has started a Pilot program following the release of the AquaRing, with major industry leaders already signing up to the program.

134

Since establishment in 2020, Newsight’s other majority owned subsidiary joint venture named Virusight has been developing a pathogen detection solution based on spectral signatures acquired by Newsight’s SpectraLIT. In June 2022, the company announced the results of a major clinical study that found its ultra-rapid, point of care Pathogens Diagnostic solution consistently delivers 96.3% accuracy when compared to the gold standard RT-PCR. After announcing these successful results, the Company is now starting further applications of the product in Hong Kong.

Industry and Market Opportunity

Global investments in chip industry

Sensors (which are made from computer chips) are a critical component of many electronic systems and products, including car systems, mobile phones, smart home, robotics, healthcare, water treatment and food & beverage industries.

Sensors are a crucial component in many of these industries. Insufficient computer chip inventory or supply chain disruption may delay or preclude completion of the manufacturing process of many devices and governmental services. Since this is a component used in industries with enormous sales and revenues, delays in manufacturing severely impact those companies and the economies in which they operate. As a result, governments and regions have placed strategic importance their goals in sensor chip, and other chip, acquisition.

The global shortage in semiconductor chips, which started in late 2020 in part due to the COVID pandemic, has exposed the existing vulnerabilities in supply chains of semiconductors. The strategic importance the chip industry, and the need for resilience of supply chains, has placed the chip industry at the focus of interest of various global organizations and governments.

The U.S. Government proposed this year a program for chip research and manufacturing, budgeted at $52 billion. Other governments, such as the government of the E.U., as well as important countries in East Asia, including Korea and China, have announced in recent years potential government investments of up to $250 billion over the coming decade, designated for the semiconductor industry.7

For example, the Semiconductor Industry Association of the United States, or SIA, a prominent industry organization, recently reported that each of China, South Korea, the European Union and the United States have in the last three years implemented significant policies to expand government investments and support for the semiconductor industry. South Korea, the European Union and China have announced the potential for up to $250 billion in government investments in aggregate over the next decade, as described below.

7 https://www.semiconductors.org/global-governments-ramp-up-pace-of-chip-investments/

135

Similarly, on August 9, 2022, the CHIPS and Science Act was made law in the United States which provides $52.7 billion for American semiconductor research and development, including $39 billion for manufacturing incentives, $13.2 billion for R&D and workforce development and $500 million for international information communications security and semiconductor supply chain activities.8 This legislation also requests a historic investment in scientific research and development that amounts to nearly $170 billion over five years.9

Internet of Things

Technology is becoming an integral part of daily life, from the food we consume, to the cars we drive and to transactions at the bank or in healthcare (HMOs, hospitals, home-based treatment and so forth). According to a study by Startup Nation Central, published in September 2020, the COVID pandemic has resulted in significantly faster digitalization of various aspects of day-to-day life.

Digitalization is often based on the use of sensor chips. These chips are used in many devices to improve processes conducted at the business, at home or by individuals. The trend towards digitalization of devices, and the interconnectivity between devices – which uses computer chips and often sensor chips – is sometimes referred to as the “Internet of Things”.

The “Internet of Things” refers to devices which communicate with each other, as well as with an end user. According to consulting firm McKinsey & Company (a global strategic consulting firm based in the USA), the global Internet of Things, or IoT, market value is expected to grow to USD 620 billion by 202510.

Sensors which report in real time allow businesses and consumers to automate and digitalize many functionalities of devices. For example, a sensor in a water faucet analyzes and alerts in real time as to the customer water quality, while a scanning sensor in a car, can monitor the road conditions and driving. Automobile sensors can also communicate with other cars to enable advanced automation in autonomous driving. The growing market demand allows these sensors to be widespread across diverse technology areas, to make progress in improved digital efficiency and automation.

Three Dimensional (3D) Sensors for Distance Measurement

The three dimensional (3D) sensor market is estimated to reach $57 billion in less than a decade, by 2031, with substantial growth, including an estimated compound annual growth rate, or CAGR, of 13 percent, according to industry estimates. 3D sensors are electronic components that are able to capture volumetric and distance measurements. Sensors (chips) are a critical component of many electronic systems and products allowing for a smarter, cheaper, and faster product that improves the user experience.

The ability to capture 3D data of the object’s surroundings within small sensors has increased the application opportunities from electronics and mobile, to the automotive industries, and smart industry, or Industry 4.0 (as we describe below). In these applications, the sensor’s ability to capture distance data, rather than estimate it, is based on 2D camera output using image processing. Some of these trends in 3D sensor applications are described below.

a.	Automotive Safety & ADAS

In the field of car safety, many applications use image sensors for automated distance measurement, relating to advanced driver assistance systems, or ADAS, which enable safety functions by mapping the surroundings and identifying dangers or obstructions. These sensor solutions are installed in the car or offered to car manufacturers as external systems.

The safety aspects of this new technology would be even stricter in autonomous driving solutions. Autonomous driving requires sensors as a component of new and complex systems, both in the vehicle itself as well as part of municipal infrastructure, to enhance the safety of autonomous driving while limiting damage to body and property. One of the significant changes in these safety systems lies in the need for an optical sensor, or “eye” component, to replace the human eyes, with smart image sensors enabling safety solutions with faster performance than some human reaction times.

8 https://www.whitehouse.gov/briefing-room/statements-releases/2022/08/09/fact-sheet

9 https://edition.cnn.com/2022/08/09/politics/chips-semiconductor-manufacturing-science-act/index.html

10 https://www.kmrom.com/Site/Articles/ViewArticle.aspx?ArticleID=2399

136

The trends in the need for optical and image sensors for car safety is expected to benefit the market for the Newsight’s products. The car safety market is expected to grow significantly over the coming years, with the market valuation according to industry estimates generally for the car safety market is expected to grow from $88 billion in 2020 to $120 billion by 2026.

b.	Autonomous Vehicles and LiDAR

Many companies in the automotive industry have announced technological developments with regard to the trend of autonomous driving. Although currently in preliminary development stages, the market for autonomous driving is expected to grow significantly, with some industry estimates predicting that autonomous driving market is forecasted to have up to 39.47% CAGR growth by the year 2030, up to an estimated market valuation of $556.7 billion. Manufacturers of autonomous and technology-assisted vehicles use a combination of three-dimensional sensor components and software to attempt to control, navigate and enable safer driving without requiring a driver’s eyes.

Some companies also use LiDAR, which refers to 3D mapping technology of the surroundings, in order to enable autonomous driving. LiDAR manufacturers likewise use sensors, along with software and optics, to enable faster and more accurate 360 degree mapping of the near and far surroundings of the vehicle. Autonomous car development is addressing multiple challenges in order to allow for accuracy with minimal room for error. Some of the major challenges faced by major car and LiDAR manufacturers in the market are to obtain optical sensors with the ability to withstand changes to weather conditions and which provide information security to the vehicle’s computer, at a manageable cost for the technology.

In this area, too, Newsight is focused on marketing and sale of its products to companies that develop LiDAR systems for the auto industry, in order to have those companies incorporate the Company’s sensors in their products offered to various auto makers.

c.	LiDAR-based Security Systems

Automated home and building security systems are designed to allow constant real-time monitoring of public buildings, private homes, industrial facilities, or any assets that require protection from vandalism or theft. Most of the current solutions used by consumers are either camera-based, motion-detection based or rely on humans as guards. The most popular and effective security systems used today require a combination of multiple technologies to ensure sufficient guarding, particularly when there is need for heightened resolution to distinguish objects or activities. Radar or conventional cameras alone often do not provide the resolution needed to accurately distinguish objects. 3D LiDAR solutions, however, can overcome these limitations to increase effectiveness and reliability, reduce false alarms, and improve operational efficiency.

d.	Smart cities and infrastructure

The smart cities and infrastructure trend refers to the trend for use of optical and smart sensor in cities and municipalities for efficient or responsive lighting, road traffic monitoring, management of emergencies and infrastructure management. Smart cities and infrastructure use IoT-based systems, which include communication based on wireless internet communications. The information gathered could also be used in urban planning and on-going city maintenance. Due to a possible extensive distribution for use of sensors to enable efficient and more responsive cities, smart cities, some industry estimates indicate that the smart cities market is expected to reach $676.6 billion by 2028, or 29.3% CAGR over 7 years.

Use of sensors in smart cities includes 3D sensors and sensor components to map surroundings on the streets, monitor parking spaces in real-time, identify safety hazards to civilians, provide smart street lighting in order to conserve electricity, and to monitor against possible malfunctions in real time of urban infrastructure. Technology giants established in other technology markets are reportedly working on the development of smart city systems. Therefore, this market is one of the key growth engines in the 3D sensors and sensor component market, allowing for possible extensive global deployment of sensor solutions.

137

e.	Smart Industry Applications, or Industry 4.0

There currently is a trend for manufacturing technologies in many industries to adopt further automation and digitalization. 3D sensors are key components of these advanced industry applications because they allow quality inspection during the manufacturing process. Three-dimensional scanning of the surface of products on the conveyer belt or assembly process in real-time can alert to defects, dents, and scratches, or other non-conformities, in the early and critical stages of the manufacturing process. Compared to the prior technology of 2D cameras which have latency in response due to the extensive image processing required for processing thousands of optical frames, 3D sensors can produce the relevant data more quickly and with three-dimensional depth perception. Other applications include the ones mentioned below as well as transport and warehousing of materials and products in warehouse that need on-time and smart sensors for product delivery. In 2021, industry estimates of smart industry applications technology, which we refer to as Industry 4.0, were valued at $114 billion and estimates indicate the industry was expected to reach $377 billion by 2029.11

f.	Augmented Reality and Metaverse

A further trend is the industrial, commercial and residential use of augmented reality (AR) to allow digital images and characteristics to be displayed in the physical environment. This often requires an external camera or 3D sensor to map the existing physical environment which is then uploaded or integrated into the AR environment. The AR environment is then visible using mobile phones or using dedicated glasses. As AR evolves further, it will become more agile among various applications. Other than being enabled in consumer electronic devices, AR technology is venturing into various segments that need digitization of real-world skills, such as construction, medical training or defense operation of armed forces. According to industry estimates, the AR market size is expected to reach up to $461 billion, and with a CAGR of up to 41.50% by 2030.12

g.	Robotic vision

The trend in robotic vision refers to the trend many applications are being automated through use of sensors, without as much intervention by humans. These include: Industry 4.0 (as described above), robotics in household appliances or autonomous vehicles among other applications. The robotic vision market is forecasted by industry estimates to grow at a 9.86% CAGR by 2026, which is in line with the anticipated growth of the use of robotic machines. Concurrently, robotics manufacturers emphasize smart, low-cost vision sensors, since these service machines are intended to improve efficiency, in terms of both time and money, and accordingly the sensor components to service these markets should be attractively priced in order to make these solutions feasible for consumers and profitable for manufacturers.

11 See, e.g.: https://www.fortunebusinessinsights.com/industry-4-0-market-102375

12 See, e.g.: https://www.globenewswire.com/en/news-release/2022/09/27/2523487/0/en/Augmented-Reality-AR-Market-Size-to-Hit-USD-461-25-Billion-at-a-CAGR-of-41-50-CAGR-by-2030-Report-by-Market-Research-Future-MRFR.html

138

Our Competitive Strengths

a.	Optimized Products and Services

●	Optimized Products. Advantages of our sensors include:

○	High Resolution. Our sensors support up to 1,024 spectral channels, whereas many industry standards are 8 to 16 spectral channels.

○	Proprietary technology. Our “enhanced time of flight,” which we refer to as eTOF, technology enhances optical performance of existing time of flight technology, which refers to the optical speed between two points for optical sensing, and this eTOF technology we build into both our hardware as well as our software.

○	Multiset configuration that changes range by frame for an increased dynamic interface for the user.

○	High frame rate allows real-time response.

○	Cost-effective solution is designed to be feasible for mass-market applications.

●	Low Power Consumption. The sensors developed by the Company have been designed to have very low power consumption, which is a critical advantage for high-quality distance measuring in a robotic solution, which does not take too much out of the battery life.

●	Multiple Uses and Industrial Applications. Company sensors are existing, off-the-shelf products that may be sold to the customer in their current configuration (with an adapted board that allows the product to be operated and tested with a simple connection to a computer), but the software operating the sensors may be adapted to allow for different uses of these sensors.

●	Realtime Data Capabilities. Company sensors can produce data that support connection using various (wired or wireless) communications, and therefore can be suited for applications that require real-time data, such as manufacturing control in factories, or connecting in-car sensors to a central processing unit and so forth.

●	Realtime Response Capabilities. As robotic automation grows world-wide, so the demand for low-cost machine vision sensors grows, in order to allow for machine / robotic vision and understanding of the physical environment in which they operate with real-time response.

Some examples of realtime response capabilities for the Company’s products include: (a) In the automotive world – in particular for car safety (a major project currently under way with such sensor is the design of smart car headlights that adjust the intensity of LED lights according to road conditions and other cars; (b) Smart city and smart infrastructure, which require accurate monitoring of the environment in real time, to allow for data collection and analysis at any time; (c) Robotics and improved manufacturing efficiency, where the sensor is used as eyes to allow for autonomous navigation around the factory / warehouse; and (d) Real-time scanning and alerting of any changes or defects in manufacturing (Industry 4.0), distance measurement for robotics and autonomous navigation for devices and so forth.

●	Big Data and Data Collection Functionality. All sensors are backed by computer software that allows the sensor to be controlled and the information collected to be presented on the computer.

b.	Strong and Interdisciplinary Production and Design Team

●	Innovation and cross-disciplinary design and production due to integration of different areas – The Company has extensive integration capabilities of various technology departments at the Company which work together: Optics, mechanics, sensor development and artificial intelligence. This unique combination enables development of a more complete product within a short time.

●	Lean development technology – Unlike traditional development processes using serial development methods (create prototype – launch field testing with early customers – transition to mass production); Since its inception, the Company has implemented innovative methods of a lean startup, meaning constant, direct contact with potential customers, from product definition through mass production, providing constant feedback and improving the product along the way. Thus, when the product is released in the market, it has in fact a preliminary market, allowing the Company to quickly achieve a significant market share.

139

●	Israel as a sensor eco-system – Company management has decades of experience as senior, well-known figures in the Israeli sensor industry, which is currently at the forefront of the sensor world, and therefore the Company benefits from the managers’ experience and strong contacts with sensor manufacturing plants and co-operation in development of new technologies. This may also be helpful in recruitment of new talent for the Company.

●	Diverse human resources – Another significant factor of our competitive strength, we believe, is the diversity of Newsight staff, both in terms of gender (currently there are more women than men employed by Newsight Group) and in terms of minorities working at our offices, including religious minorities. This principle results in growth of creative solutions at work, allowing employees with basic experience to make a difference through their capabilities.

c.	Strategic Partnerships for cooperative and stable relationships

●	Another competitive strength factor we believe is co-operation and stable work relationships with leading major suppliers in areas adjacent to the Company’s core operations. Our co-operation with German Fraunhofer organization has been successful in resulting in sensors that operate correctly from the outset, as well as the relationship and mutual respect with chip fabs, such as Tower Semiconductor at Migdal HaEmek in Israel, allowing for maximizing the manufacturing technology with creativity in finding advanced solutions while adhering to a standard manufacturing process, which allows for reasonable pricing for customers. Newsight has also joined the Smart Imaging Consortium (elected and managed by the Israeli Innovation Authority) in co-operation with leading companies and academic institutions, and has established joint subsidiaries with two Government corporations – ARC, the innovation division of a leading hospital, Sheba /Tel HaShomer Medical Center, as well as Mekorot, the national water company of Israel.

d.	Vertical Integration and Efficiencies.

●	In the spectral chip market there are companies which sell devices for spectral analysis, but which do not develop their own sensors – which can result their products becoming more costly and sometimes with varying performance, because they are relying on development from other companies, and because of a lack of development capabilities, they are unable to customize the sensor. On the other hand the Company develops both the sensor and the product, and is therefore able to regularly customize these in order to improve product performance.

e.	High Resolution Sensors – a High Number of Spectral Channels

●	High Number of Spectral Channels. The industry standard spectral sensors provide 8 to 16 spectral channels. In comparison, the Company’s sensors support up to 1,024 different spectral channels. As a result, in comparison to many competitors, the Company’s products allow for creation of a spectral image at a higher resolution and, consequently, enable better image recognition.

f.	Experienced Management Team and Key Members

●	Our founders and executives each have over 25 years of experience in the semiconductor and sensor industry. Our CEO, Mr. Eli Assoolin, and our Chief Technology Officers, Mr. Eyal Yatskan, have worked for leading semiconductor and technology companies, including Motorola and DSP Group and Digital Equipment and Siemens, respectively. Our executive officers also have experience in technology related industries for Fortune 500 companies. Our founders experienced management team also remains in position to provide further growth the Company, including both as chief executive officer and chief technology officer.

140

Our Growth Strategies

Newsight strives to be a world leader in its core areas: development of sensors and systems for machine vision and development of spectral sensors and sensing systems. To achieve this objective, we have the following growth strategies:

A.	Broaden our solution offerings in the Company’s existing areas of expertise and enter into new operating areas, such as: (a) Automotive (car safety systems based on 3D sensors); (b) Smart phones (supply camera sensors for use in augmented reality applications) and Augmented Reality; (c) Water monitoring and food process control; and (d) Medical diagnostics (an area in which the Company has started to conduct feasibility studies).

B.	Expand the Company’s customer base through: (a) Expansion of the Company’s marketing and sales staff; (b) Provision of services to existing Company customers and increase the scope of operations; (c) Develop proof of concept jointly with major companies, which may turn into major customers of the Company.

C.	Expand our sales and distribution network through continued engagement with our customers, our joint venture partners and the innovation networks in which we participate.

D.	Enhance our ability to attract talented professionals, management and/or technical staff to provide better support to customers, thereby expand business and preserve current customers.

E.	Continue to incorporate and support joint ventures with major partners. Examples of such joint ventures include our subsidiary, Virusight Diagnostic, which is incorporated jointly with Sheba Medical Center, a leading hospital center in Israel, and our subsidiary, Watersight, which is incorporated jointly with Mekorot, the Israel national water authority.

Collaboration with a third party that is a corporation with significant capabilities and resources would help the Company enter into this regulation-intensive area, requiring long-term processes at significant cost, where entities with financial resilience and robust reputation have an advantage.

F.	Enter and expand into new geographic regions. We plan to expand our product offerings primarily the USA, Europe and Korea / Japan.

Our Business Model

Our Products and Services and related Trends

We operate in two major product line segments, the (A) machine vision imaging sensors segment, and (B) the spectrography image sensor segment. We sell our products both directly and in certain circumstances in a bespoke or white-label manner, and we sell our systems as a device complemented with a subscription service. Our products and services and trends relating to each of these segments are discussed below.

A.	Machine vision image sensors segment

For our machine vision image sensors segment, the following discusses (a) trends relating to this segment, (b) our existing products and (c) our products currently under development.

a.	Trends in Machine Vision Image Sensors

The trends relating to our Machine Vision Image sensors are described above under the sub-heading “Industry and Market Opportunity - Three Dimensional (3D) Sensors for Distance Measurement. These include trends for increased demand for optical sensors in automotive safety & ADAS, autonomous vehicles and LiDAR, LiDAR-based security systems, smart cities and infrastructure, smart industry, or Industry 4.0, augmented reality and Metaverse applications and robotic vision applications.

141

b.	Our Products – Our Existing Products in Machine Vision Image Sensors

1.	Machine vision sensors, including the NSI3000, the NSI1000 and the NSI9000

A machine vision sensor is a hardware component which allows for accurate distance measurement, for various applications that require real-time processing of distances or changes in distances from a sensor to objects in the vicinity of the sensor.

Our machine vision sensors are typically used by three methods: (a) High-speed camera with high sensitivity, allowing for diagnosis of the rapidly-changing surroundings; (b) Remote sensor triangulation using highly accurate sensors at the micron level; and (c) Remote sensor using our proprietary eTOF technology, which also works at large distances and high resolution, based on measuring distance relative to the speed of light.

The sensors developed by the Company have been designed to have very low power consumption, which is a critical advantage for high-quality distance measuring in many optical solutions. Company sensors can produce data that support connection using various (wired or wireless) communications, and therefore can be suited for applications that require real-time data, such as manufacturing control in factories, or connecting in-car sensors to a central processing unit and so forth.

All sensors are backed by computer software that allows the sensor to be controlled and the information collected to be presented on the computer. Company sensors are existing, off-the-shelf products that may be sold to the customer in their current configuration (with an adapted board that allows the product to be operated and tested with a simple connection to a computer), but the software operating the sensors may be adapted to allow for different uses of these sensors.

In connection with these trends in machine vision imaging, the Company offers the following products and solution packages:

1. The NSI3000

The NSI3000 is an image chip with a virtual resolution of 8192X1, and a physical resolution of 2048X8. This sensor is the first sensor to be designed and released by Newsight and has received market traction to be used in laser LiDAR for SLAM, Barcode readers, AR/VR, and Industry 4.0 applications.

The NS13000 chip can be operated in two main modes: high-sensitive camera, and high-resolution mode. For customer testing and integration into their products, the sensor can be offered with a supporting custom operational board also developed be Newsight, named the NSI3000 RDC. The NSI3000 supports programmable high frame rate speeds, allowing better analysis and reaction to events. The sensor is manufactured using Complementary metal–oxide–semiconductor, or CMOS, technology, and has extremely high-sensitivity pixels. The high sensitivity allows the sensor to replace more expensive charge-coupled device, or CCD, technology for light detection.

2. The NSI1000

The NSI1000 is a CMOS technology image sensor for machine vision applications. It is designed for high-volume markets such as robotics LiDAR, industry 4.0, automotive & ADAS, and smart city markets, which require accurate high resolution in a competitive price. The sensor is composed of 32 rows of 1024 pixels, and two effective lines of 2048 pixels which are composed of analog binned pixels. One of these lines has larger pixels for added sensitivity and can also operate as a one-line of 1024 pixels with ultra-high sensitivity. The NSI1000 supports programmable frame rates, Multiline Triangulation (which is a technology used by lasers in assembly and production lines to allow precise laser operations), 3D distance measurement per pixel using eTOF methodology (described below), automatic exposure control to avoid saturation from close or bright objects and enhance sensitivity to distant or dark objects, automatic peak detection for triangulation and per-frame configuration to allow on-the-fly reactions to events. For customer testing and integration into their products, the sensor can be offered with a supporting custom operational board also developed by Newsight, named the NSI1000 RDC.

142

3. The NSI9000

The NSI9000 is an advanced eTOF sensor with a higher resolution, using new patents relating to its eTOF technology to enlarge the sensor’s range and accuracy. The sensor has an event-driven advanced mixed design 3D CMOS image sensor chip, using 1024x480 of 5μm x 5μm pixels. The event recognition is pulled back to the pixel array, the frame rate is adjusted to the events rate, thus decreasing redundant data. It is designed for global shutter operation and column-parallel output. The sensor supports programmable frame rates, Multiline Triangulation, eTOF 3D distance measurement per pixel, automatic exposure control to avoid saturation from close bright objects and enhance sensitivity to distant or dark objects, automatic peak detection for Triangulation, and per-frame configuration to allow on-the-fly reactions to events. The eTOF technology is based on short pulses that save power consumption. This resource efficient method of calculation enables LiDAR-level performance at competitive pricing. For customer testing and integration into their products, the sensor can also be offered with Newsight’s supporting custom operational board, the NSI9000 RDC.

Market Demand

As robotic automation grows world-wide, so the demand for low-cost machine vision sensors grows, in order to allow for machine / robotic vision and understanding of the physical environment in which they operate with real-time response.

Some of the major markets for such sensors include the following: (a) In the automotive world – in particular for car safety (a major project currently under way with such sensor is the design of smart car headlights that adjust the intensity of LED lights according to road conditions and other cars; (b) Smart city and smart infrastructure, which require accurate monitoring of the environment in real time, to allow for data collection and analysis at any time; (c) Robotics and improved manufacturing efficiency, where the sensor is used as eyes to allow for autonomous navigation around the factory / warehouse; (d) Real-time scanning and alerting of any changes or defects in manufacturing (Industry 4.0), distance measurement for robotics and autonomous navigation for devices and so forth.

c.	Our Solution Packages – in our Machine Vision Image Sensors segment

In addition to our suite of advanced technology sensors, including our NSI3000, NSI1000 and NSI9000 sensors, the Company sells and licenses integrated solutions for machine vision image sensing. These solutions center on our eTOF Technology.

eTOF Technology (enhanced Time Of Flight)

The Company has developed advanced technology for measuring distance from objects, which we refer to as eTOF (enhanced Time Of Flight) technology. Our eTOF technology has been partially registered as provisional patents in the U.S. and is offered to customers by way of a licensing model.

This technology is based on optimization of measuring the return time of a light wave to the sensor. The technology estimates the distance between the sensor and the object in an innovative way.

Our advanced eTOF technology measures distance between sensors and other objects. It can provide a high frame rate for a fast and detailed acquisition of depth points. Each pixel is configurable for all eTOF steps, enabling full ToF results in a single frame and allowing an extremely fast and accurate distance measurement. Alternatively, switching eTOF steps between frames allows for high sensitivity and high-resolution results. Moreover, the multiple configurations enable alerts of fast-moving close objects while maintaining a long-distance view of road obstacles and vehicles.

143

Solution Packages using eTOF Technology – Our Reference Design and Evaluation Kits

Customers purchase sensors from the Company, together with a license to the eTOF technology that allows them to develop customized machine sensing applications. By licensing eTOF technology customers can build their own products, using Newsight’s algorithms and other propriety development tools (including SDK, code samples, custom calculations).

Our product solution packages provide products and services on a subscription basis. These solution packages include:

A.	eTOF LiDAR Reference Design Package

Our enhanced Time-of-Flight (eTOF) solid-state LiDAR is a complete solution for a versatile and affordable 3D mapping device, using our patented eTOF technology (as described below) for improved performance. The reference design is highly configurable for different applications and very flexible in coping with different scenarios and environmental conditions. It offers superior performance, including high accuracy, high sensitivity, long-range, and low power consumption, as compared to conventional sensors.

Based on our NSI1000 sensor, the eTOF LiDAR is specially designed for a wide horizontal field of view (FOV) and a high frame rate. It provides high accuracy and precision with a high dynamic range. The eTOF LiDAR is expected to enable a reliable and affordable 3D vision solution for ADAS and autonomous driving.

This device is primarily intended as a reference design to support customers when developing their own product for customers in the automotive, robotics, and Industry 4.0 markets.

Our eTOF LiDAR device uses LiDAR to display the performance of the sensor and using our eTOF technology. The device, using our sensors and the eTOF technology, can measure and sense relatively long distances of up to 100 meters.

The device allows for optimization and improved performance of the eTOF technology using the camera sensor. The eTOF LiDAR device is primarily designed to present the capabilities of our sensors to conduct high-quality distance measurement in the automotive world, with no moving parts, while maintaining competitive cost and small size. The device also allows for full customization into the customer’s vehicle or application.

The eTOF LiDAR’s sensor capabilities of 100 meters is an advantage for customers in the automotive, robotics and Industry 4.0 or Smart City industries. The device has multiple features that provide it with other advantages in these markets: Identification and avoidance of obstacles and dangers, autonomous navigation based on road conditions, concurrent mapping of the short- and long-distance around the vehicle, and manipulation of resulting wave length data, so as to allow for accurate identification even in fog and in challenging weather conditions. This product is sold separately, or bundled with our other products and technologies.

B.	MT LiDAR Reference Design Package

The MT LiDAR (Multi-Triangulation reference design) offers a complete solution for versatile and affordable 3D scanning. Newsight’s Multi-Triangulation technology allows ultra-high accuracy for short-distance measurement applications. The technology supports a high frame rate and is highly configurable for different applications and scenarios. The MT LiDAR is based on the NSI1000 sensor and demonstrates the multi-triangulation technology for client evaluation. Under our licensing model, the customer purchases the sensors from Newsight, along with a license that allows them to develop custom applications in machine sensing, through access to advanced operating functions of the sensor which we provide. The customer receives computer software and algorithms in order to calculate the distance between the sensors and objections around them.

144

d.	Products under development in the Machine Vision Image Segment

As a rapidly expanding Company in research and development we are continually innovating to improve our products and services to fit with our customer demand. The products which we currently have under development in our machine vision image sensor segment include the following sensors:

a.	Series NSI7000 sensors

The Company is developing a new series of sensors, using the eTOF technology at VGA resolution. Its use is intended for high-quality identification of surrounding features, such as: monitoring of civilians and crowds, identification of objects and people during autonomous driving and specialized security sensors. The combination of VGA and 3D identification is being designed to allow for maximum accuracy regardless of lighting conditions, weather conditions or disruptive distance from or in proximity to the camera.

The sensor allows for use of variable configurations between frames, to capture distance images and camera images and to compare the two within one hundredth of a second. The NS17000 sensor may be integrated into mobile devices, advanced facial recognition and augmented reality.

b.	eTOF LiDAR 3.0

The eTOF LiDAR 3.0 offers a versatile and affordable solution for 3D mapping. Based on the NSI9000, an event-driven advanced mixed design 3D CMOS image sensor chip, using 1024×480 of 5μm x 5μm pixels. Newsight’s unique pixel design provides ultra-high resolution images while being very cost-effective. The solution is designed for global shutter operation and column-parallel output.

B.	Spectrography Image Sensors Segment

Our product lines currently consist of our machine vision image sensor segment, discussed above, and our spectrography image sensor segment. For our spectrography image sensors segment, the following discusses (a) trends relating to this segment, (b) our existing products and solutions and (c) our products currently under development.

a.	Trends in Spectrography Sensors

The trends relating to our spectrography sensors are described above under the sub-heading “Industry and Market Opportunity - Three Dimensional (3D) Sensors for Distance Measurement. In addition to these trends, two specific additional trends that are relevant to our spectrography sensors in particular include (i) remote patient monitoring, (ii) medical diagnosis at point of care and (iii) water quality monitoring.

(i)	Remote patient monitoring

As the technology matures, and in particular in view of the COVID pandemic, which required social isolation, there is increased demand for technology to be used for diagnosis and treatment of patients at home, thus reducing the risk of infection when going out in public (for both the patient and the healthcare staff), while providing healthcare services, in particular to those at high risk. Therefore, diagnostic components based on network connections that allow for accurate diagnosis of the patient at home (using materials that do not require a lab, such as: saliva, mouth wash and urine, to conduct remote diagnostics while testing multiple parameters) have become more in demand than ever. The remote patient monitoring market is expected to significantly grow, at a 33% CAGR by 202513.

In order to have such medical devices approved, regulatory approvals are required in that country, such as FDA approval (for marketing and distribution of healthcare devices in the USA), or CE approval (for marketing and distribution of healthcare devices in EU countries). Many current technologies in the patient diagnosis and monitoring market are based on identification of biological elements using chemical means. Spectral technology, which is based on physical identification of materials, is currently primarily based in laboratories, using heavy equipment that is not mobile; The Company offers smaller, mobile devices using the Company’s advanced, miniaturized technology – a spectral image sensor that can be connected quickly using the network, thus offering obvious advantages over the existing technology. Therefore, the Company regards this market as a significant growth engine for the Company.

13 https://www.globenewswire.com/news-release/2020/07/16/2063572/0/en/The-global-remote-healthcare-market-by-revenue-is-expected-to-grow-at-a-CAGR-of-over-33-during-the-period-2019-2025.html.

145

(ii)	Medical diagnosis at point of care

Patient diagnosis at the point of care is a trend which has been significantly accelerated with the COVID pandemic outbreak, when the need for immediate patient diagnosis, without sending the sample to a remote lab, became critical. In order to avoid a pandemic outbreak and mass infection, a definitive patient diagnosis at the point of care (be it at the physician’s office, nurse station or other public locations) is required in order to place the patient in isolation, treatment or rest, as required, while reducing the risk of continued infection during the time from testing to obtaining the test results. The foregoing has been significantly reinforced during the COVID pandemic, with the need for low-cost devices to allow for immediate diagnosis of a large number of people. Currently there are many companies developing mobile COVID tests that provide instant results. Currently, the emphasis is on a test to provide instant diagnosis that is highly accurate and easy to use. The Company product for such spectral diagnosis provides an answer to these requirements and may be an important tool in addressing future pandemics, since the Company’s product can identify pathogens and conditions other than COVID using the same device (subject to a software update from the Company for each such additional pathogen), with results obtained within seconds. According to studies, the point of care diagnosis market is expected to grow to USD 50 billion by 202514.

(iii)	Water quality monitoring

Real-time water quality monitoring is an innovative application, which allows for testing the water quality to alert to presence of any toxins, metals or other components that affect water quality, both for drinking and for agriculture. In the market there is still demand and considerable competition for a solution for immediate monitoring of flowing water, with development of such solutions supported by major humanitarian and governments entities. Development of a low-cost, high-quality monitoring product is also significant for organizations which support third-world countries, as well as developed nations, in order to provide for automation and smart monitoring at minimal cost.

A sensing and monitoring component (such as the Company’s spectral image sensor) can be part of an integrated smart water system – from a smart water meter which provides a real-time reading of consumption to the utility company, up to a smart faucet to ensure drinking water quality at the consumer’s home.

The water quality monitoring market is expected to be valued at USD 7.4 billion by 202715. Spectral devices for testing water quality currently offered in the market are mostly lab-based only, and there is market demand for a mobile system to provide real-time alerts on water quality issues which provides identification that is as accurate as a laboratory spectrometer.

b.	Our Products – Our Existing Products in Our Spectrography Segment

Our current products in our spectrography image sensor segment, or spectrograpy segment, include our recently released next generation NSP1020 sensors, our foundational NSP2020 sensors and our innovative SpectraLIT B sensors.

The Company licenses to use and/or distribute the technology to entities looking to develop spectral diagnosis products based on Company sensors.

1.	Series NSP1020 sensors

The NSP1020 is Newsight’s next generation sensor, which takes to the next generation the NSP2020. In comparison, NSP1020 has a larger scale of wavelengths and a smaller design. The sensor features a state-of-the-art global shutter pixel architecture, consists of a correlated double sampling, or CDS mechanism, which means it allows extremely high sensitivity while keeping low noise as well as low power dissipation. Wavelength range for the sensor is 370nm up to 1067.5nm (2.5nm step).

14 https://www.marketsandmarkets.com/Market-Reports/point-of-care-diagnostic-market-106829185.html

15 https://www.verifiedmarketresearch.com/product/global-water-quality-monitoring-market-size-and-forecast-to-2025/

146

2.	Series NSP2020 sensors

Our NSP2020 sensor allows for diagnosis of various liquids using spectral methods in a small, low-cost device. Currently, such diagnosis is traditionally accomplished using large, high-cost laboratory equipment.

Our NSP2020 sensor categorizes wave lengths from a light beam that hits the sensor after passing through the liquid being diagnosed. Categorization by wave length generates a spectral profile of the tested material. Analysis in turn of this spectral profile, using machine learning and artificial intelligence (AI) tools developed by the Company, allows for identification of specific components within the material and categorization by groups and identifiers.

Another application of these sensors, with growing demand, is not just the baseline analytical result, but there is in the market for variations from an analytical benchmark which is used for testing changes in a given matter compared to a standard, in order to alert any deviation from the standard range.

The NSP2020 sensor has the capability of testing material at a rate of thousands of times per second. The speed of this testing thereby permits instantaneous analysis and alerts.

Applications for products based on this sensor include a number of industrial and environmental analytic uses among others. These include the ability to diagnose, for example, a change in a beverage production line, and ability to detect toxins, bacteria and pollutants in water. Many other applications for this sensor include differentiation and categorization of various liquid types.

3.	SpectraLIT B

The SpectraLIT B is Newsight’s Mini-Spectrometer based on Newsight’s Spectrometer-on-Chip NSP2020. The NSP2020 is a small size chip, which can differentiate light intensity in wavelengths between 400 to 700nm. The NSP2020 has a high resolution and provides vectors of 1024 12bit digital values, representing the light intensity of each wavelength. Each vector represents a unique Spectral Profile of the tested substance. It uses machine learning and artificial intelligence technology to detect specific components within the material analyzed.

Due to the use of this product for medical purposes, we have applied and received for this product the CE mark in Europe for use in pathogen detection, and specifically for use in detection of COVID-19. The Company is in the advanced stages of obtaining approval to market the product in other countries.

To date, agreements have been signed to sell our SpectraLIT Sensors (for COVID virus diagnosis) to Mexico and India, with negotiations under way regarding other sale transactions. We have also entered into a license with Alinnobio to sell this system in the Asia-Pacific region.

Our subsidiary Virusight is conducting clinical studies to expand the application to identification of more pathogens separately from the COVID virus and other applications.

c.	Our Integrated Solutions - Licenses in Our Spectrography Segment

In addition to the Spectrography and spectral hardware products, the Company offers licenses to use and/or distribute the technology to entities looking to develop spectral diagnosis products based on Company sensors. As of the prospectus issue date, the Company has sold licenses (other than licenses provided to its subsidiaries Virusight and Watersight) to another entity in the Asia Pacific region that develops and markets a spectral compliant device for pathogen testing.

147

d.	Products under development in Our Spectrography Segment

While our existing sensors and products in our Spectrography segment are described above, the Company continues to innovate.

Under development is a next generation of SpectraLIT design and technology, to be based on the NSP1020. The extremely compact design is smaller than the palm of your hand, and the new sensor base is structured to enable a larger scale of wavelengths.

Cautionary Note regarding Estimates Generally regarding Products Under Development

The Company’s estimates with regard to anticipated milestones for device development, the time required to achieve them and their cost, as well as anticipated amount to complete development and the marketing start date, as described in the table above, in each case constitutes forward-looking statements and forward-looking information as defined in the Securities Act. These estimates are based on current development stages of Company products, on known production methods today and on accumulated knowledge with regard thereto, and on current price levels in the market, among other factors. These estimates may not materialize, in whole or in part, or may materialize in a manner different from that anticipated. The major factors which may affect the aforementioned assessments not materializing, in whole or in part, or materializing differently than anticipated, include: technological challenges, deviation from development schedule or failures, unexpected regulatory issues, regulatory changes, failure to obtain regulatory approvals, changes to market structure, entry of new competitors into the market, delays in supply of raw materials, changes to raw material costs among other factors.

Sales and Marketing

The Company sells its products through a combination of a direct sales force, distributors and joint ventures.

1.	Direct distribution channel

In our direct distribution channel, the Company initiates contact with potential customers. These potential customers are identified after an analysis process which includes a study of relevant features and match between Company products and customer applications.

In this process, the relevant parties at the Company and/or Company management initiate contact with decision makers of potential customers, starting negotiations whereby our sales staff propose a purchase of one or more of our devices in order for the potential customer to test the capabilities of the Company’s technology. The Company provides full support to the potential customer (for example, from the eTOF LiDAR device for machine vision applications, to the SpectraLIT device for spectral diagnostics applications). After the customer has tested the capabilities of our technology, if the customer would like customization, of the sensor can be adapted for the end product the customer is seeking. Concurrently, a contract is signed with the customer specifying the details such as number of sensors offered, term of the contract and other commercial terms.

Under the Spectrograpy business segment, Newsight sells hardware and licenses for spectral technology usage (according to the application) as well to its JV companies, Virusight and Watersight.

2.	Authorized distributors

In addition to our direct distribution sales channel, in order further to increase sales, Newsight uses authorized distributors in specified territories and industries, which include China, Korea, Japan, the United States and the United Kingdom. Our local distributors are tasked with facilitating market penetration, an expanded customer base (which the Company might be unable to reach on its own without investing significant resources) and support services for the end customer, based on the distributor’s infrastructure.

In general, when contracting with authorized distributors the distributors purchase the products from the Company and sell them on to their customers. Distributors are the primary marketing channel for Virusight, since the Virusight product is a medical device intended for medical institutions, which typically purchase equipment through suppliers that specialize in marketing and distribution of medical devices.

148

As described above, Newsight has entered into an exclusive license to its partner Ainnobio Ltd. to sell the SpectraLIT solution for six years in the Asia Pacific region. One of the owners of Ainnobio is an affiliate of VSAC. Please also see information about this license under “Related Party Transactions – Newsight.”

3.	Joint Ventures with third parties

In our spectral sensor segment, the Company has formed ventures with leading institutions in the industry as discussed above. These include forming a subsidiary Virusight in co-operation with the leading hospital, Sheba /Tel HaShomer in Israel, and our incorporation of our subsidiary Watersight in participation with the Israeli governmental water authority (which is named Mekorot). The Company provides these joint ventures with a license to use the intellectual property relevant for their operations, and the joint ventures develop the custom software for the application when marketing and selling the product (hardware and software) to customers.

As a result, regarding our sales processes for example, our spectral devices are sold to Virusight, which then in turn sells them on to the end customer (i.e., for COVID testing) together with sales of software developed by Virusight. Virusight, a joint venture with Israel’s Tel HaShomer Hospital offers an AI-Driven solution to detect and identify pathogens using the SpectraLIT technology. The company has a license from Newsight to use spectral signatures acquired by SpectraLIT to discover pathogens using reagents, including COVID-19. Virusight announced the results of a major clinical trial that confirm the SpectraLIT device instantly (under 20 seconds) detects COVID-19 with 96.3% accuracy. The company has proceeded with deployment in Hong Kong and subject to regulatory approvals in certain Latin American countries.

Watersight, a joint venture with Mekorot, Israel’s national water company, offers a solution to monitor water for toxins and pollutants. Through Watersight, we are deploying the AquaRing, for real-time water quality monitoring and process control from source to tap. The company has a license from Newsight to use spectral signatures acquired by the AquaRing for water analysis. The company is developing a supportive SaaS – Sensing as a Service platform to allow constant monitoring and data transmission to the client. Watersight has announced a pilot program with significant companies in the water and beverage industry.

Sales Cycles and Processes.

For sales outside of our joint ventures, including our direct sales channel and to some degree our authorized distributor channel, our sales processes occur in four stages:

a.	Initial contact stage (create lead in customer management system) – In this stage, the Company capabilities and products are presented, following advertising or contact initiated by the Company with a potential customer.

b.	Technical evaluation stage – In this stage, the customer buys the Company’s reference design system, such as the eTOF LiDAR, and conducts feasibility testing and measurements to evaluate the performance of the technology and sensor.

c.	Prototype creation stage – Following a successful evaluation, the customer creates their electronic board and creates several hundred prototypes for field testing, designed to generate interest among their customers.

d.	Order stage for mass production – In this stage, the customer has in effect decided to purchase the sensor and starts issuing orders, which are typically repeat orders, throughout the product life cycle with the customer.

The aforementioned process typically lasts for 6 to 12 months.

149

Employees and Human Capital

As of June 30, 2022, we had 43 full-time employees, primarily based in Israel, with our subsidiaries having an additional 3 employees in China and 1 in Hong Kong, as well as a contractor in Australia. Our team draws from a broad spectrum of backgrounds and experiences, with strong technical capabilities. We foster an entrepreneurial culture so that we may remain focused and innovative. We believe our culture, and the personal and professional development opportunities we offer, helps us to attract and retain talented personnel.

The Company believes it is dependent on Mr. Eli Assoolin and on Mr. Eyal Yatskan, co-founders of the Company. This dependence is due to their long experience, technical expertise, business relations and reputation they have accumulated over the years. The Company believes that should either of these officers cease to be an officer of the Company, the Company has sufficiently experienced management to continue running the Company business, but this may materially impact Company operations over the short term.

Newsight’s employees are not represented by labor unions. While Newsight’s employment arrangements generally are at-will, subject to providing certain prior notice, pursuant to Israeli law, Newsight is legally required to pay severance benefits upon certain circumstances, including the death of an employee or the termination of employment of an employee without due cause. Newsight acts in conformity with the approval issued by the Minister of Labor under Section 14 of the Israeli Severance Pay Law, 1963, pursuant to which Newsight’s regular deposits with pension funds and/or insurance policies, for the benefit of its employees, exempt Newsight from any additional liability towards the employees on account of severance in respect of which such deposits are made. Pursuant to Israeli law, employers are required to conduct a hearing before making a decision on terminating an employee’s employment, regardless of the reason. The hearing requirement includes providing notice and reasons for the contemplated termination prior to making any decision on termination. Israeli employers and employees are also required to pay predetermined amounts to the National Insurance Institute, which is substantially similar to the United States Social Security Administration.

Customers

Customers of our machine vision segment currently include companies in the automotive, robotics, manufacturing, smartphone and smart city industries.

Key customers of our spectrography sensor segment currently consist of our subsidiaries – Virusight and Watersight.

Demand for our products is highly dependent on market conditions in the end markets in which our customers operate, which are subject to competitive conditions.

As of December 31, 2021, three customers accounted for 36%, 15% and 22% of our revenues, respectively, and as of June 30, 2022, two customers accounted for 27% and 16% of our revenues, respectively.

Competition

We compete with many major chip system manufacturers that currently, or may in the future, develop sensor technology, as well as smaller niche companies that produce systems or chips that compete with our individual offerings on a product-by-product basis.

Competitors in the machine vision sensors segment

Sensors for robotics industry and manufacturing process quality

In the sensor industry intended for the robotics industry and manufacturing process quality (using distance measuring sensors based on the geometric method), a number of companies produce optical sensors. We compete in various degrees on the basis of price, technical performance, product features, product system compatibility and customized design. To the best of the Company’s knowledge, the Company’s products are better suited for customers which require sensors with advanced capabilities sensors with emphasis on processing and integration capabilities.

150

Sensors for the automotive and cellular industries

As for sensors that use advanced 3D technology (TOF), primarily intended for the automotive and cellular industries, a major competitor to the Company is PMD. PMD is a German company which develops and sells 3D sensors for the automotive and cellular industries. PMD products are considered to be of high quality, but they are costly and therefore less attractive for customer that require a large number of sensors, who emphasize lower prices – which is a significant barrier to entry for PMD. The Company competes with PMD on cost as well as quantity, with the goal of providing products with high quality with lower cost.

Competitors in the spectral sensors segment

In the spectrography and spectral market there are participants which sell devices for analysis – for spectral analysis but do not develop their own sensors. Because they do not develop their own sensors they have limitations in comparison to the Company, on being able to customize the sensor for a customer. The Company develops both the sensor and the product, and is therefore able to regularly customize these in order to improve product performance. Of the competitors that develop sensors, a large Austrian Company, AMS, is developing spectral sensors and offering solutions for the diagnostics market. The AMS sensor currently however provides much fewer spectral channels. The AMS spectral sensors provide 8 spectral channels, compared to the Company’s, which support 1,024 different spectral channels. High spectral channels enable the Company’s product to allow for creation of a spectral image at a higher resolution and, consequently, better optical recognition.

The Company strategy is focused on projecting future trends in the relevant markets, and on adapting its products to these future trends, so as to provide its customers with a product that is at the forefront of technology and ahead of the competition. The Company is also focused on working with customers who are early adopters, allowing for understanding of the true market need and for appropriate customization. The Company closely supports its customers, including at customer premises overseas, providing specific product customization and improving the product features based on customer needs.

Many of Newsight’s competitors and potential competitors have significantly greater financial, human and other resources than Newsight does and have established relationships with healthcare professionals, customers and third-party payors. In addition, many of Newsight’s competitors are more established globally and better positioned with sales and distribution networks, greater resources for product development, additional lines of products and the ability to offer financial incentives that Newsight cannot provide.

Research and Development

Our research and development, or R&D, efforts focus primarily on developing new sensors, systems and technologies, as well as improving our existing systems with additional innovative features and functionality. For example, based on our NSP2020 sensor, we developed the NSP1020 sensor to be used in further high resolution applications. The development of sensor chips requires us to improve the performance, size, power consumption, product roadmap, resilience and cost of our sensors. We combine technologies, such as eTOF Technology with our proprietary design methods, intellectual property and our expertise to develop new technologies and advanced systems.

Our research and development expenses were $4.97 million and $5.67 million in 2021 and 2020, respectively, and 3.44 million for the six months ended June 30, 2022, before the deduction of R&D grants. Our research and development activities are carried out primarily in Israel.

We have received research and development funding from the IIA. The total grants that Newsight has received from the IIA until September 30, 2022, amount to approximately $3.2 million The Company is required to pay to the IIA with respect to the royalty-bearing grants (i.e., grants in an amount of approximately $1.7 million) royalties at the rate of between 3% and 4% from any income deriving from a product (including know-how) which was developed, in whole or in part, directly or indirectly, in the framework of such IIA royalty-bearing research and development programs, including any derivatives, and related services thereof. The royalty payments are capped at the amount of the royalty-bearing grants received by Newsight plus annual interest. We have also received grants from the IIA which are not subject to royalty payment obligation. For more information regarding the IIA, please see “Newsight’s Business – Government Regulations – Other Regulations”.

151

Intellectual Property

Newsight has filed applications for 12 patents covering a wide range of fields that include active-pixel sensor array range imaging camera, time of flight (TOF) measurements, and spectral analysis. Of these, 9 patent applications are pending in the US and Israel, and 3 patents have been granted in the US. If patents are granted, the patents generally have a term of 20 years from the filing date.

In addition to patent protection, Newsight also relies on trade secrets, including unpatented know-how, technology innovation, technical specifications and other proprietary information, as well as trade names, trademarks and service marks and non-disclosure and confidentiality agreements and other contractual arrangements with Newsight’s employees, consultants, partners, suppliers, customers and others in attempting to develop and maintain Newsight’s competitive position.

There can be no assurance that our patent rights can be successfully enforced against competitive systems in any particular jurisdiction. Although we believe the protection afforded by our intellectual property portfolio (including our patents and trade secrets) and confidentiality agreements has value, the rapidly changing technology in the sensor chip industry and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our personnel, rather than on the protections afforded by our intellectual property portfolio and contractual rights. Accordingly, while these legal protections are important, they must be supported by other factors, such as the expanding knowledge, ability and experience of our personnel and the continued development of new systems and product enhancements.

Certain of our systems include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek new licenses or to renew existing licenses relating to various elements of the technology we use to develop these systems or our future systems, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that such licenses would be available on commercially reasonable terms, if at all.

The industries in which we compete are characterized by rapidly changing technologies, a large number of patents, and claims and related litigation regarding patent and other intellectual property rights. We cannot ensure that our patents and other intellectual property and proprietary rights will not be challenged, invalidated or circumvented, that others will not assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not adequately protect our systems or intellectual property or proprietary rights.

For further information, see “Risk Factors — Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity.”

Government Regulation

Overview

Newsight must comply with the laws, regulations and standards applicable to Newsight’s activities in the countries in which Newsight operates and in which Newsight’s products are to be used. In particular, Newsight is subject to laws, regulations and standards applicable to Newsight’s manufacturing activities as well as to laws and regulatory requirements in each country in which Newsight intends to market and sell its products, including the United States and Israel.

We are also required to obtain authorizations or licenses from governmental authorities for certain of our operations and have to protect our intellectual property worldwide. In the jurisdictions in which we operate, we need to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies.

152

We are subject to Israeli and American export laws, as subject well as local standards for laser safety at each country where are products are sold.

For our spectrography sensors these include solution related regulation, such as certification or approval from the European Union or FDA as well as device related regulation such as from ISOs.

International Standards Organizations (ISOs).

Standards imposed by with international standards organizations in relation to our products as follows:

A.	IEC standards, Q100AE standard (with regard to image sensors for machine vision for the automotive industry)

In the spectral imaging sensors segment, the Company complies with standards issued by The International Electrotechnical Commission (hereinafter: “IEC”) which is a standards organization in electrical and electronics, with many of the standards issued thereby being co-developed with the International Standards Organization (ISO). The organization is comprised of representatives from international standards institutes, with membership currently covering dozens of countries that adopt these standards. IEC standards apply, inter alia, to product safety, critical performance of medical devices, specifications of tests and testing levels to improve product safety and so forth. Compliance with IEC standards is often a pre-condition for compliance with regulatory requirements, to allow products to be sold to the automotive industry. These include ASIL-B and AEC standards (with regard to machine vision sensors for the automotive industry).

B.	Eye safety standards for safety of laser products (with regard to machine vision sensors)

The Company’s image sensors use light sources, and in order to ensure proper and safe operation of the module, and to avoid any potential harm to the user or to any other person in the vicinity, they are tested by the Israeli Standards Institute, based on the relevant laser safety standards. The laser radiation safety standard defined the permitted operating envelope, so as to avoid any person being injured in their eyes due to laser radiation, even if invisible.

Our SpectraLIT Product

For our SpectraLIT product, we are subject to standards for medical equipment regarding the identification of pathogens. Are SpecraLIT product has received CE certification in the European Union for this purpose.

i.	EC directive EC/98/79 for medical equipment (with regard to image sensors for SpectraLIT for identification of pathogens) (hereinafter: “the Directive”)

CE issues standards with regard, inter alia, to licensing of medical devices, and compliance with these standard is a pre-condition for marketing and sale of such devices in EU countries. The CE standard relevant for the Company’s product refers, inter alia, to mandatory requirements with regard to safety, health, design and manufacturing - so as to ensure a high level of protection for users. Compliance with CE standards is a pre-condition for marketing Company products in EU countries.

As of the date of the prospectus date, there is approval for the Directive dated March 2021, which allows products to be sold in the EU, including affixing a CE Mark badge. This approval is by self-certification. The Company is starting the accreditation proceedings for approval of the CE Mark standard for IVDR (non-invasive testing devices) based on the new regulation (which would become effective in 2022).

ii.	FDA approval for medical equipment (with regard to image sensors for SpectraLIT for identification of pathogens)

The US Food and Drug Administration (FDA) is the Federal agency of the US Department of Health and Human Services. The FDA is tasked with protection and promotion of public health, through control and supervision over product safety, including medical devices.

153

The FDA is also responsible for handling pandemics. One of the tools used by the FDA in handling pandemics is emergency approval of drugs, processes or devices for addressing pandemics. The Company is not currently in the process of seeking FDA authorization for its SpectraLIT device, but may in the future.

iii.	Approvals by the Israeli Standards Institute (with regard to spectral image sensors for identification of pathogens)

The Company has approval from the Israeli Standards Institute, under the following standards. The Israeli Standards Institute conducts audits, at its own discretion, to test for Company compliance with the specified procedures. To date, the Company has been compliant with all such tests.

Other than CE approval for marketing and sales in EU countries, and FDA approval for marketing and sales in the USA, many other countries also have regulatory bodies for medical devices to be marketed and sold in those countries.

As of the prospectus date, the Company is in advanced stages of obtaining COFEPRIS approval in Mexico, CMRD approval in India, CFDA approval in China and MHRA approval in the UK.

Environmental risk and management

The Company products and services are based on raw materials produced by third parties, hence the Company does not identify any environmental risk with material impact on its operations. To the extent there are any environmental activities we may incur joint and several costs associated with investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated, even if we fully comply with applicable environmental laws and regulations. We are also subject to various federal, state, local, international and non-U.S. laws and regulations relating to occupational health and safety. Any failure on our part to comply with these laws and regulations may subject us to significant fines or other civil or criminal costs, obligations, sanctions or property damage or personal injury claims, or suspension of our facilities’ operating permits. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict our ability to expand our business or require us to modify processes or incur other substantial expenses which could harm our business.

Other Regulations

General

As an Israeli company, Newsight is also subject to laws and regulations applicable to all companies, including export controls, privacy, cybersecurity, anti-corruption, labor relations and workplace laws and regulations.

Newsight is also subject to announced and unannounced inspections and audits by such regulatory bodies, primarily of Newsight’s manufacturing facilities and Newsight’s contractors.

Regulation or standardization may stipulate that automakers or vehicle-owners install or optical sensors in general or ADAS systems in particular, which could facilitate Newsight’s penetration into potential target markets.

Similarly, internal regulation adopted by large automotive corporations and municipalities voluntarily, or by regulation, or by requirements from insurance companies requiring ADAS as a prerequisite for an insurance policy may also benefit Newsight’s operations and business outcomes.

Israeli Innovation Authority

Newsight received grants under programs of the Israeli Innovation Authority, or IIA. This governmental support is conditioned upon Newsight’s ability to comply with certain restrictions and obligations specified in the IIA’s programs and under the Innovation Law, which, inter alia, restrict its ability to transfer outside of Israel manufacturing rights with respect to products developed using the IIA grants, and restrict Newsight’s ability to grant licenses in the IIA-funded know-how for R&D purposes or otherwise transfer such know-how inside and outside of Israel.

154

In general, the Innovation Law restricts the ability to transfer know-how funded by the IIA outside of Israel. The determination of any such transfer for the purpose of the Innovation Law is generally interpreted very broadly and includes, among other things, any sale of the IIA-funded know-how, any license to develop the IIA-funded know-how or the products resulting from such IIA-funded know-how or any other transaction, which, in essence, constitutes a transfer of IIA-funded know-how. The transfer of IIA-funded know-how outside of Israel requires prior approval and may be subject to payment of a redemption fee to the IIA, calculated in accordance with formulas provided under the Innovation Law (which is subject to a cap of six times the total amount of the IIA grants, plus interest). The limitation on transfer of know-how does not restrict the transfer and export of products that incorporate IIA-funded know-how.

In general, manufacturing products developed with IIA-funded know-how outside of Israel also requires prior approval from the IIA. Even if we do receive approval to manufacture products developed with IIA-funded know-how outside of Israel, the royalty rate may be increased and we may be required to pay royalties up to three times the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel.

Subject to prior approval of the IIA, we may transfer the IIA-funded know-how to another Israeli company. This transfer would still require IIA approval but would not be subject to the payment of the redemption fee (provided, however that we will still be required to pay royalties to the IIA from the income derived from such transfer). In such case, the acquiring company would have to assume all of the applicable restrictions and obligations towards the IIA as a condition to the IIA’s approval.

The government of Israel does not own intellectual property rights in technology developed with IIA funding and there is no restriction on the export of products manufactured using technology developed with IIA funding.

The Innovation Law imposes on a grant recipient certain reporting obligations, including submitting to the IIA periodic reports regarding the progress of the research and development activities under the approved program and the related research expenses, and regarding the scope of sales of its products. In addition, a grant recipient is required to notify the IIA in writing of any direct change in the “control” of the grant recipient or direct change in the “holding” of the “means of control” in the grant recipient transforming any person who is not a citizen or resident of Israel or entity incorporated in Israel into a direct “Interested Party” in the grant recipient (each of such terms as defined in the Israeli Securities Law). In addition, such foreign “Interested Party” is required to execute an undertaking towards the IIA which includes an obligation to comply with the Innovation Law, the regulations promulgated thereunder and the IIA rules.

The restrictions under the Innovation Law continue to apply even after payment of the full amount of royalties payable in respect of the grants. In addition, the government of the State of Israel from time to time may audit sales of products which it claims incorporate IIA funded know-how and this may lead to additional royalties being payable on such additional products, and may subject such products to the restrictions and obligations under the Innovation Law.

Data Privacy and Security

In the course of our business we do not generally collect, use, transfer or process sensitive and personal information. However, global enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by us or a third party with which we are affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to our reputation, disruption of our business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which we may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. While the GDPR and the U.K. GDPR are substantially the same, going forward there is increasing risk for divergence in application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. Additionally, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks.

155

The U.S. Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which we may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and we are, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, although we do not currently do business in California, the California Consumer Protection Act of 2018 (the “CCPA”), which became effective on January 1, 2020, applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Further, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”) (which was passed via a ballot initiative as part of the November 2020 election) will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. Laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. Certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid, and may be interpreted and applied in a manner that is inconsistent with our data practices.

Further, while we strive to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, we cannot ensure that our privacy policies and other statements regarding our practices will be sufficient to protect us from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although we endeavor to comply with our privacy policies, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject us to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

Any failure or perceived or inadvertent failure by us to comply with our privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against us by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

Facilities

The Company leases all its facilities. The Company’s main offices are located at the Ness Ziona Science Park, in a leasehold with total area of 235 m2, with monthly rent payable at $6,500. The lease term was through December 31, 2023, with an optional 12-month extension subject to fulfillment of provisions of the lease. Either party may terminate the lease by 4 months’ advance notice, without any penalty or compensation payable.

The Company also leases another office, also located at the Ness Ziona Science Park, used by the Company’s development and marketing teams, in a leasehold with total area of 278 square meters, with monthly rent payable at $6,800. The lease term is through April 30, 2023.

Our subsidiary Virusight also leases its offices nearby the Company’s offices, in a leasehold with total area of 130 m2, with monthly rent payable at $2,700. The lease term is eighteen (18) months beginning January 15, 2022, with an optional 18-month extension. Our subsidiary Nengsai has an office in Shenzhen, China with a lease expiring in June 30, 2023.

Beginning January 2018, the Company signed a lease for an office in Jerusalem, which currently is on a month-to-month basis for $2,000 per month. Pursuant to this lease, the Company may terminate the lease by giving one month’s notice. The lease automatically renews at the start of each quarter.

Legal proceedings

From time to time, Newsight may become involved in actions, claims, and other legal proceedings arising in the ordinary course of its business. Newsight is not currently a party to any legal or arbitration proceedings the outcome of which, if determined adversely to it, would individually or in the aggregate have a material adverse effect on Newsight’s business, financial condition and results of operations.

156

VSAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to VSAC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and related notes included herein.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “VSAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

The Company is a blank check company formed under the laws of the State of Delaware on August 13, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to effectuate its initial Business Combination using cash from the proceeds of Public Offering and the Private Placement, the proceeds of the sale of our securities in connection with our initial Business Combination, our shares, debt or a combination of cash, stock and debt.

On November 3, 2021 we consummated our initial public offering of 10,120,000 units, including the underwriters’ over-allotment option of an additional 1,320,000 units. Each unit consists of one share of Class A common stock of the Company, par value $0.0001 per share, and three-quarters of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $101,200,000. Simultaneously with the consummation of the initial public offering, we completed the private placement of an aggregate of 472,700 units to our Sponsor, including 46,200 units issued pursuant to the underwriters’ exercise of the over-allotment option in full, at a purchase price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,727,000. A total of $102,718,000, comprised of $101,200,000 of the proceeds from the IPO (which amount includes $3,542,000 of the underwriters’ deferred discount) and $1,518,000 of the proceeds of the sale of the Private Placement Units, was placed in the Trust Account.

On December 23, 2021, the Class A ordinary shares and Public Warrant included in the Units began separate trading.

On August 30, 2022, we entered into the Business Combination Agreement with Newsight and Merger Sub. Pursuant to the Business Combination Agreement, at the Closing of the Transactions and following the Recapitalization and the PIPE Investment, (i) Merger Sub will merge with and into VSAC, with VSAC continuing as the surviving entity and a wholly owned subsidiary of Newsight; (ii) our common stock (including our Class A common stock and our Class B common stock) will be converted into Newsight’s ordinary shares on a one-for-one basis; (iii) warrants to purchase our common stock will instead become eligible to purchase the same number of Newsight ordinary shares at the same exercise price and for the same exercise period; (iv) we will become a wholly owned subsidiary of Newsight; and (v) we will change our corporate name to “Newsight HoldCo, Inc.,” and will have a restated certificate of incorporation appropriate for a private corporation.

Prior to the Closing, but subject to the completion of the Closing, Newsight will effect the Recapitalization so that the only class of outstanding equity of Newsight will be the Newsight Ordinary Shares (and certain options and warrants that are exercisable for Newsight Ordinary Shares). To effect the Recapitalization, (i) Newsight will effect a recapitalization of the Newsight Ordinary Shares so that the holders of the then outstanding Newsight Ordinary Shares will have shares valued at $10.00 per share having a total value of $215,000,000; and (ii) with respect to outstanding options to purchase Newsight Ordinary Shares, the number of Newsight Ordinary Shares issuable upon exercise of such security will be multiplied by the Conversion Ratio, as defined in the Business Combination Agreement, and the exercise price of such security will be divided by the Conversion Ratio. The Business Combination Agreement does not provide for any post-closing purchase price adjustments.

157

Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations other than the completion of our initial business combination. We intend to complete the Business Combination using remaining cash in our Trust Account after the redemption of our Public Shares from all of our public shareholders who properly request redemption as described below under the heading “Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination” and the proceeds from the PIPE Investment.

Our amended and restated certificate of incorporation provides that we have up to 12 months from the closing of our IPO, or until November 3, 2022, to consummate an initial business combination; however, if we anticipate that we may not be able to consummate our initial business combination within 12 months, we may, by resolution of our board if requested by our Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 18 months, or until May 3, 2023, to complete a business combination), subject to the Sponsor depositing additional funds into our Trust Account.

On October 28, 2022, at the request of our Sponsor, our board extended the period of time to consummate by a business combination to February 3, 2023, our Sponsor deposited $1,012,000 (representing $0.10 per public unit sold in the Company’s initial public offering) into our Trust Account, and we issued to out Sponsor a non-interest bearing, unsecured promissory note in that amount. If we do not complete the Business Combination with Newsight or another business combination by November 3, 2022 (which can be extended to May 3, 2023 if our Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by our stockholders in an amendment to the VSAC Charter), then our existence will terminate, and we will distribute all amounts in the Trust Account.

We expect to continue to incur significant costs in the pursuit of our initial Business Combination plans. We cannot assure you that our plans to raise capital or to complete our initial Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the nine months ended September 30, 2022 and for the period from August 13, 2021 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for our IPO and identifying a target company for a business combination, and for the nine months ended September 30, 2022, conducting due diligence, negotiating the Business Combination Agreement and preparing with Newsight this Registration Statement. We will not generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses and transaction expenses in connection with the Business Combination Agreement and this Registration Statement.

For the Period August 31, 2021 (inception) Through December 31, 2021

For the period from August 13, 2021 (inception) through December 31, 2021, we had a net loss of $353,318, which consists of formation and operating costs of $283,641, franchise tax cost of $77,310, and interest earned on investments held of $7,633.

158

For the Three and Nine-Month Periods Ended September 30, 2022 and September 31, 2021

For the three months ended September 30, 2022, we recorded net loss of $307,397, which resulted from interest and dividend income on investments held in the Trust Account in the amount of $463,661, offset by operating and formations costs of $771,058.

For the three months ended September 30, 2021, we had a net loss of $547, which consisted of operating costs of $547.

For the nine months ended September 30, 2022, we recorded net loss of $579,494, which resulted from a gain on interest and dividend income on investments held in the Trust Account in the amount of $612,720, partially offset by operating and formation costs of $1,145,828 and franchise tax expense of $46,386.

For the period from August 13, 2021 (inception) through September 30, 2021, we had a net loss of $547, which consisted of operating costs of $547.

Going Concern, Liquidity and Capital Resources

On November 3, 2021, we consummated our initial public offering of 10,120,000 Units at a price of $10.00 per Unit, generating gross proceeds of $101,200,000. Simultaneously with the consummation of the initial public offering, we completed the private placement of an aggregate of 472,700 units to our Sponsor at a purchase price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,727,000. A total of $102,718,000, comprised of $101,200,000 of the proceeds from the IPO (which amount includes $3,542,000 of the underwriters’ deferred discount) and $1,518,000 of the proceeds of the sale of the Private Placement Units, was placed in the Trust Account.

As of and for the Period Ended December 31, 2021

For the period from August 13, 2021 (inception) through December 31, 2021, cash used in operating activities was $274,675.

For the period from August 13, 2021 (inception) through December 31, 2021, there were no investing activities

For the period from August 13, 2021 (inception) through December 31, 2021, net cash provided by financing activities was $103,491,976, which was comprised of proceeds of $25,000 from the issuance of Class B common stock to the Sponsor, $99,176,000 of proceeds from the IPO net of underwriting discount paid and $4,727,000 of proceeds from the issuance of Private Placement Units to our Sponsor partially offset by the payment of $436,024 of offering costs for the IPO.

As of December 31, 2021, we had investments of $102,725,633 held in the Trust Account, and we had cash of $499,301 held outside of the Trust Account. During the period ended December 31, 2021, we did not withdraw any interest earned on the Trust Account.

As and For the Nine-Month Periods Ended September 30, 2022 and September 30, 2021

For the nine months ended September 30, 2022, net cash used in operating activities was $489,161, which was due to interest and dividend income on the investments held in the Trust Account of $612,720, partially offset by net loss of $547,494 and changes in working capital of $718,515.

For the period from August 13, 2021 (inception) through September 30, 2021 net cash used in operating activities was $0, which was due to the net loss of $547 and changes in working capital of $547.

For the nine months ended September 30, 2022, net cash provided by financing activities was $66,000 due to proceeds received pursuant to the Sponsor Convertible Note.

159

For the period from August 13, 2021 (inception) through September 30, 2021, net cash provided by financing activities was $25,000 due to proceeds received from the issuance of Class B common stock to the Sponsor of $25,000.

For the nine months ended September 30, 2022, there were no investing activities.

For the period from August 13, 2021 (inception) through September 30, 2021, there were no investing activities.

As of September 30, 2022, we had investments of $103,338,353 held in the Trust Account, and we had cash of $76,140 outside of the Trust Account. During the period ended September 30, 2022, we did not withdraw any interest earned on the Trust Accounts.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Accounts (less taxes paid and deferred underwriting commissions) to complete our initial Business Combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

The Business Combination Agreement permits Newsight and us to enter into and consummate Subscription Agreements in form and substance mutually acceptable in good faith to Newsight and us among the PIPE Investors and either Newsight or us or both Newsight and us for an aggregate of up to $40,000,000 in connection with one or more private placements in Newsight and/or us, to purchase Newsight Ordinary Shares and/or our Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs; provided however, that the aggregate amount of PIPE Investments in Newsight Ordinary Shares pursuant to Subscription Agreements with Newsight shall not exceed $10,000,000. We intend to use the proceeds of any PIPE Investments in our Class A Common Stock to complete the Business Combination and to provide Newsight with funds of working capital and other business purposes after Closing.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Accounts to repay such loaned amounts but no proceeds from our Trust Accounts would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units identical to the Placement Units, at a price of $10.00 per unit at the option of the lender.

On August 9, 2022, our Sponsor agreed to advance up to $1,000,000 of such loans to us, and we issued to our Sponsor the Sponsor Convertible Note in the principal amount of up to $1,000,000 which is convertible at the Sponsor’s option into units that are identical to the Private Placement Units, a price of $10,00 per unit. As of September 30, 2002 we have received advances totaling $66,000 under the Sponsor Convertible Note.

We do not currently believe we will need to raise additional funds other than from the Sponsor Convertible note and the PIPE Investments in order to meet the expenditures required for operating our business, completing the Business Combination and redeeming our Public Shares in the Redemption. However, if our estimate of the costs to complete our initial Business Combination are less than the actual amount necessary to do so, if the Business Combination with Newsight is terminated without consummation and we determine to seek an initial business combination with another target or we do not raise sufficient funds from PIPE Investments, we may have insufficient funds available to us for our operations. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of the Business Combination and we do not receive sufficient funds from PIPE Investments to satisfy the $25 Million Minimum Cash Closing Condition, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

160

Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. Management plans to address this uncertainty with the successful closing of the Business Combination. The Company will have until February 3, 2023 (which can be extended to May 3, 2023 if the Company’s Sponsor deposits an additional $1,012,000 into the Trust Account for such extension or such later date as may be approved by the Company’s stockholders in an amendment to the Existing Company Charter), to consummate the Business Combination or another initial business combination. If a business combination is not consummated by May 3, 2023 (assuming that the Company’s stockholders do not approve an amendment to the Company Charter extending such deadline), less than one year after the date these condensed consolidated financial statements were issued, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company’s management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, as well as the Company’s working capital deficit, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 3, 2023. The Company intends to complete the proposed Business Combination before February 3, 2022; however, there can be no assurance that the Company will be able to consummate any Business Combination by February 3, 2023 or by May 3, 2023. Based upon the above analysis, management determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within less than one year after the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022 and December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Promissory Note - Related Party

On August 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate of $300,000 to cover expenses related to the IPO. The Promissory Note was non-interest bearing and is payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the IPO. The Promissory Note was fully repaid on November 8, 2021.

Sponsor Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, our Sponsor extended to us a line of credit of up to $1,000,000 pursuant to a Convertible Promissory Note dated August 9, 2022 (“Sponsor Working Capital Loan”). Such Sponsor Working Capital Loan is to either be repaid upon the consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, up converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans. As of September 30, 2022, there was $66,000 outstanding under the Sponsor Working Capital Loan. In the event that we need additional working capital, our Sponsor may provide us with additional loans, but such additional loans may not be convertible into Units.

161

Newsight Bridge Financing

In connection with our entry into the Business Combination Agreement, we agreed to provide Newsight with up to $1 million of bridge financing to fund Newsight’s transaction expenses in certain circumstances and subject to certain conditions in respect of the amount of funding of Newsight. Dr. George Cho Yiu So, a principal of our Sponsor and a director of Newsight and an indirect beneficial owner of 7.45% of Newsight’s outstanding shares, has agreed to loan such funds to us on substantially identical terms in order to fund our obligation to make advances to Newsight. On November 4, 2022, Dr. So advanced $1,00,000 to us, which we in turn advanced to Newsight.

Sponsor Loan to Fund Extension of Deadline to Complete the Business Combination

On October 28, 2022, at the request of our Sponsor, our board extended the period of time to consummate a Business Combination to February 3, 2023, our Sponsor deposited $1,012,000 (representing $0.10 per public unit sold in the Company’s initial public offering) into our Trust Account, and we issued to our Sponsor a non-interest bearing, unsecured promissory note in that amount (the “First Extension Note”). Underwriting Agreement

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The underwriter is entitled to a deferred fee of three and a half percent (3.50%) of the gross proceeds of the Offering upon closing of the Business Combination, or $3,542,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 - Derivatives and Hedging - Contracts in Entity’s Own Equity under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our condensed consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 - Distinguishing Liabilities from Equity. Shares of Class A Common Stock subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.

162

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. We apply the two-class method in calculating earnings per share. Remeasurement associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. We adopted ASU 2020-06 effective January 1, 2022 using the modified retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements for the nine months ended September 30, 2022 and for the period from August 13, 2021 (inception) through September 30, 2021.

Our management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. Following the consummation of our Initial Public Offering, the net proceeds of our Initial Public Offering, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we do not believe that there will be an associated material exposure to interest rate risk.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2022, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Changes in Internal Control over Financial Reporting

During the most recently completed fiscal quarter ended September 30, 2022, there was no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

163

NEWSIGHT’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Newsight’s management believes is relevant to an assessment and understanding of Newsight’s results of operations and financial condition. This discussion and analysis should be read together with “Summary Historical Financial Information of Newsight” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with Newsight’s pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements”. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Certain figures, including interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Newsight’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Unless the context otherwise requires all references in this section to “Newsight,” the “Company,” “we,” “us” and “our” refer to Newsight Imaging Ltd. and its consolidated subsidiaries.

Company Overview

Newsight develops advanced CMOS image sensor chips for 3D machine vision and spectral analysis. Newsight’s depth camera sensors for machine vision serve verticals such as Mobile & Metaverse, Robotics, Industry 4.0, Automotive Safety, etc. Newsight recently launched its one-of-a-kind solid-state LiDAR reference design, the eTOF™ LiDAR, based on the NSI1000 sensor. In addition, Newsight has developed its spectral chip backed by AI technology that has multiple uses in rapid pathogen detection and in continuous, condition-based monitoring of fluid flows, including water quality. Newsight’s Virusight subsidiary’s SpectraLIT™ offers a unique and affordable solution for remote healthcare, real time diagnosis, and quality inspection solutions for water, food & beverage, etc., including COVID detection in <20 seconds with 96% accuracy. Newsight’s Watersight subsidiary’s AquaRing provides real-time, AI-based monitoring of flow systems or processes, including installations for water quality monitoring, Newsight has been granted several patents in the U.S. and EU and has received multiple grants by the Israeli Innovation Authority.

The mailing address of Newsight’s principal executive office is 3 Golda Meir Park Hamada, P.O.B 4114, Ness Ziona, Israel, 7414002, Israel and its telephone number is +972-8-379-2388.

Operating Segments

The Company operates in two major operating segments:

1.	Design, development, and distribution of camera sensors for machine vision. Application of computer based vision for control of machines, robots and various processes. These operations are carried out by the Company.

2.	Design, development, and distribution of camera sensors for spectrography (hereinafter: “the Spectral Segment”). These products enable spectral sensing in areas such as quality tests for water and rapid diagnosis of pathogens such as the COVID-19 virus. These operations are carried out by the Company and through Virusight and Watersight.

164

Business Combination and Public Company Requirements

On August 30, 2022, Newsight entered into the Business Combination Agreement with VSAC and Merger Sub. Pursuant to the Business Combination Agreement, at the closing of the Business Combination (“Closing”) and following the Recapitalization (described below) and any related investments (i) Merger Sub will merge with and into VSAC, with VSAC continuing as the surviving entity and a wholly owned subsidiary of Newsight (the “Business Combination”); (ii) the common stock of VSAC (including Class A common stock and Class B common stock) will be converted into Newsight ordinary shares on a one-for-one basis; (iii) warrants to purchase VSAC common stock will instead become eligible to purchase the same number of Newsight Ordinary Shares at the same exercise price and for the same exercise period; (iv) VSAC will become a wholly owned subsidiary of Newsight.

Prior to the Closing, but subject to the completion of the Closing, Newsight will effect a recapitalization of its outstanding equity securities, which we refer to as the Recapitalization, so that the only class of outstanding equity of Newsight will be the Newsight ordinary shares (and certain options and warrants that are exercisable for Newsight ordinary shares). To effect the Recapitalization, (i) Newsight will effect a recapitalization of the Newsight ordinary shares so that the holders of the then outstanding Newsight ordinary shares will have shares valued at $10.00 per share having a total value of $215,000,000; and (ii) with respect to outstanding options to purchase Newsight ordinary shares, the number of Newsight ordinary shares issuable upon exercise of such security will be multiplied by the Conversion Ratio (as defined in the Business Combination Agreement) and the exercise price of such security will be divided by the Conversion Ratio.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination agreement, the Business Combination will be accounted for as a recapitalization in accordance with GAAP. Under this method of accounting, VSAC will be treated as the “acquiree” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Newsight issuing shares in the Business Combination for the net assets of VSAC, accompanied by a recapitalization. The net assets of VSAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Newsight has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Newsight’s existing shareholders will have the greatest voting interest in the combined entity under both the No Redemption and Maximum Redemption (both terms, as defined below) scenarios

●	Newsight’s senior management will be the senior management of the combined entity following the consummation of the Business Combination; and

●	Newsight’s operations prior to the acquisition comprising the only ongoing operations of the combined entity.

The business combination is not within the scope of ASC 805 (“Business Combinations”) because VSAC does not meet the definition of a business in accordance with ASC 805. As such, it will be accounted for as a recapitalization with any difference between the fair value of Newsight ordinary shares issued and the fair value of VSAC’s identifiable net assets should be recorded as additional paid-in capital.

With respect to Newsight warrants to be issued in connection with the Business Combination, they will be accounted for as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity” and will be charged directly to shareholders’ equity. Newsight is also expected to incur compliance costs as a public company listed on Nasdaq.

Apart from the above-mentioned, the most significant change in the successor’s future reported financial position and results are expected to be an increase in cash as compared to Newsight’s consolidated statement of financial position as of June 30, 2022 of up to $102.8 million assuming the No Redemption Scenario. However, in the 50% Redemption Scenario, the increase to the cash balance is expected to be approximately $51.4 million. Such expected increase to Newsight’s cash balance, in each case, does not take into account non-recurring transaction fees and expenses of Newsight and VSAC as a result of the Business Combination or the deferred underwriting discount of approximately $3.5 million in connection with VSAC’s IPO.

165

We have experienced significant growth since our founding. For 2021 and 2020 respectively, our revenue was $1,184 thousands and $430 thousands respectively, representing year-over-year growth of 175% in 2021.

As a development stage company, we have had a history of net losses, although have turned to revenue positive. For the six months ended June 30, 2022, and June 30, 2021, our revenue was $428 thousands and $563 thousands, respectively, representing period-over-period decrease of 24%, which was segment specific, and primarily due to a decrease in revenue in our spectrography sensor segment relating to the developmental release of our next generation NSP1020 sensor and our SpectraLIT B sensor, while the revenue in our machine vision imaging sensor segment increased during this period. We recorded net losses of $8,845 thousands and $7,760 thousands in 2021 and 2020, respectively. We recorded a net loss of $6,203 thousands and net loss of $ 3,839 thousands in the six months ended June 30, 2022, and June 30, 2021, respectively.

Our History

Since our founding in May 2016, we have focused on providing advanced image sensor chips for three-dimensional (3D) machine vision and spectral analysis. We received recognition for our chips by leaders in the industry, including receiving from Frost & Sullivan the Best Automotive Sensor Innovation Leadership Award for the year 2022. We have released this year two next generation image sensor chips for both machine vision and spectral analysis. We also provide packages of technological solutions to assist our clients to develop their final products.

Our Company includes four subsidiaries.

In December 2019, we established a wholly owned foreign subsidiary in China, incorporated in China under its local name Zhuhai Newvision Tech Ltd. (hereinafter: “Zhuhai WOFE”). Starting 2020 Zhuhai WOFE controls 99% of a subsidiary under the name “Shenzhen Nengsai Visual Technology Ltd.” (which had been incorporated in 2018). We refer to this indirect subsidiary as Nengsai.

In August 2020, we established Virusight Diagnostic Ltd”, an Israeli company, together with Tel HaShomer Research, Infrastructure and Medical Services Ltd. (hereinafter: “Tel HaShomer”), an affiliate of a leading Israeli hospital. We refer to this subsidiary as Virusight. Virusight specializes in immediate diagnostics of pathogens (bacteria or viruses) based on the technology developed by the Company for camera sensors used in spectrography. We own 61% of the ordinary shares in Virusight, on a fully diluted basis, as of June 30, 2022. In November 2021, Virusight acquired 100% ownership of a company incorporated in the UK under the name “Inventive Healthcare Solutions (UK) Limited.

In March 2021, we jointly established, with Mekorot Water Company Ltd., the national water company of Israel (hereinafter: “Mekorot”), an Israeli company named Watersight Ltd., which we refer to as Watersight. Watersight develops advanced solutions for monitoring and analysis of water quality data in water transmission systems and in houses, for the local and global markets, based on technology developed by the Company for camera sensors used in spectrography. We own 80% of Watersight as of June 30, 2022.

In December 2021, we established a wholly owned subsidiary in Hong Kong, incorporated under its local name Newsight Imaging Hong Kong Limited, which we refer to as Newsight HK.

In 2020 and 2021, we launched the NSI1000M sensor, which is an optimized version of our existing NSI1000 sensor chip, an eTOF LiDAR reference design based on the NSI1000M CMOS and the SpectraLIT spectrometer product, based on the NSP2020 spectral chip.

In 2022, we launched the NSI9000 image sensor chip and its module the NSI9000RDC 3.0. We also launched the NSP1020 sensor which is the next generation of our NSP2020 spectrography sensor and our SpectraLIT B system.

166

Our Business

Newsight business model is B2B, while our target customers are usually manufactures of vision systems (Tier 1, Tier 2) or OEMs that commercialize full products to the market that require advanced 3D or spectral sensing. Newsight is competitive to other existing solutions in the market not only by the superior performance of its products or its affordable pricing but also with its flexible business model offered to customers. The customers could choose their preferred option to engage from buying a sensor (of the sensors described above in the section entitled “Newsight’s Business”), to buying a full system, as described below:

Option A: Buying Sensor Chips/Wafers. The sensors include software compiled in .exe for PC and MCU, a Customer kit, Demo tool, Configuration tool and Documentation.

Option B: eTOF License with Sensor Chip, buying the components with our unique patented eTOF technology, which includes Chip + Option A, eTOF License, SDK, Code samples, specific calculations and close support by Newsight team.

Option C: LiDAR 3.0 – white label, which enables use of our current reference design as a white label LiDAR product. The package includes: Chip + Option A, RDC 3.0 Kit (PCB), Eye safety protection board (that will provide the ability to pass the eye safety regulation), optics + light source, mechanical and electrical references design drawings alongside a support package.

Option D: Customized eTOF system per specific requests. Depending on the terms of the contract, Newsight designs customized systems for its clients.

The flexibility of the Company to support different engagement modules, assists to be able to sell its products to a large variety of customers in multiple markets, from Tier 2 or Tier 1 that purchase sensors with ability to upgrade and license the technology, to an ability to provide a full system solution to OEMs, some as white label and others with a customized product.

Key Factors Affecting Our Results of Operations

Newsight believes that its future performance and success depends to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Global demand for our products. Our business performance is related to global automotive, smart city, robotics, medical diagnosis and water monitoring solutions which seek higher precision for monitoring and safety. Economic conditions in North America, Europe and Asia can have a large impact on the production volume of new vehicles, implementation of manufacturers of robotic solutions and the adoption by municipalities of smart monitoring and diagnostic solutions. While the automotive industry and these other industries are showing recovery from the COVID-19 pandemic, the pandemic had an impact on purchases during the fiscal year ended 2020. For example, the automotive industry has had approximately 3% growth in global vehicle production year over year in 2021, production in 2021 was still approximately 13% below the 2019 level. Moreover, automakers continue to face supply chain shortages, and it is expected that global vehicle production will not fully recover from the impact of supply chain constraints in 2022 and 2023. As discussed in the section entitled “Newsight’s Business – Industry and Market Opportunity,” industry estimates indicate that the smart cities market is expected to reach $676.6 billion by 2028, or 29.3% CAGR over 7 years. We believe that the expected continued constraint on global automotive production resulting from supply chain shortages and the effects of economic uncertainty will limit our ability to increase our revenue. Newsight’s technology has been shown to dramatically improves LiDAR (Light Detection And Ranging) for autonomous vehicles in a cost-effective manner. We expect the global demand in these industries to recover in the near term from the effects of the Covid-19 pandemic and will be driven in part by a renewed emphasis by consumers, companies and governments on innovative technology using optical sensor solutions.

167

Expanding our Customer Base and Relationships. We are focused on attracting new customers and expanding our relationships and revenue with existing customers, which we believe will be driven by our ability to continue to improve our technologies and products that make our offerings compatible with the latest advances in sensor technology. Ongoing business developments discussed elsewhere in this proxy/statement prospectus continue to impact our customer base and plans for expansion. See “Proposal One — The Business Combination Proposal — Unaudited Prospective Financial Information of Newsight.”

Supply and manufacturing capacity. Our solutions are dependent on the global semiconductor supply chain. The continued and timely supply of input materials, the availability of manufacturing capacity, and packaging and testing services at reasonable prices impact our ability to meet customer demand. Supply chain disruptions, shortages of raw material, such as wafers and substrates, and manufacturing limitations as a result of COVID-19 or other factors could limit our ability to meet customer demand and result in delayed, reduced, or canceled orders. The semiconductor industry is experiencing widespread shortages of substrates and other components and available foundry manufacturing capacity, and we anticipate that such shortages will continue. As a result, we are substantially reliant on timely shipments of silicon wafers to fulfill customer orders and are unable to offset future supply constraints through the use of inventory on hand. The limited supply of silicon wafers has already led to rescheduling deliveries to our customers on certain occasions and may continue to cause delays in our ability to fulfill our customers’ orders as scheduled. Our results of operations in the six months ended July 30, 2022 have not been impacted by the shortfall of chips. Our reliance on single or limited suppliers and vendors for silicon wafers have led to increased supply chain risks and continue to stress our ability to meet the supply demands of our customers. To mitigate these supply chain constraints, management is monitoring inventory levels on an ongoing basis. Although we cannot fully predict the length and the severity of the impact these pressures will have on a long-term basis, we do not anticipate that our current supply chain constraints would materially adversely affect our results of operations, capital resources, sales, profits, and liquidity.

Investment in technology leadership and product development. We believe our ability to continue to develop and design highly advanced and cost-efficient Machine vision and Spectrography image sensors solutions will position us to extend our technology leadership and encourage greater adoption of our solutions by enabling greater levels of autonomy. We expect that our development of the NSI9000 will provide a significant cost advantage by eliminating the existing limitation of expensive LiDARs or insufficient radar solutions used around the vehicle, our NSI9000 will enable to offer the market a cost effective LIDAR solution with superior performance that will be feasible to intergrade several system around the vehicle and allow a real level of autonomous vehicle. We believe the ability of our foundational technology to provide a low-cost scale solution with low power-consumption, both from an on-board technology and sensor suite perspective, will be critical to enabling the mass adoption of autonomous driving solutions, AR/VR glasses to the metaverse market and mass volume robotics and industrial products. While our significant investments in these technologies may not all result in revenue in the near term, we believe these investments will position us for revenue growth over time. Our developments in the spectral technology enable to offer a unique solution to the medical and water monitoring world, that wasn’t possible before. The ability to offer an innovative healthcare platform to point of care, or even consumers in the future, to test accurately their status of health regrading different pathogens, with a cost effective device with ability to learn and improve over time using big data. |In the water industry, ability to offer a small size spectrometer device enable to monitor water quality in real time from source to tap.

Impact of COVID-19 Pandemic on Our Operations and Financial Performance

During March 2020 through 2021 the COVID-19 pandemic has significantly affected businesses around the world. In order to curb the spread of COVID-19, many countries have imposed restrictions on travel, encouraging people to stay at home and avoid gathering in public places. Many countries, including Israel, took significant steps to stem the spread of the virus. These measures included: quarantines, social distancing, restrictions on the movement of citizens, minimizing (and preventing) gatherings and events, restricting transportation of passengers and goods, closing international borders.

The spread of COVID-19 and the actions taken by governments have had a significant impact on the automotive industry, among others, which experienced a dramatic decline in volumes of vehicle production and sales. Some automotive factories were shut down during this period, and new project planned for the near future were put on hold or cancelled. As a result, some automotive providers, announced following the spread of the pandemic that production would be suspended due to low demand and bottlenecks in the supply chain, alongside their commitment to safeguard the health of employees.

168

As a result of the pandemic and the steps taken by the Government of Israel to address the pandemic, Newsight has increased its expenses but establishing in August 2020 its subsidiary Virusight which specializes in immediate diagnostics of pathogens based on the technology developed by the Company and the main efforts were in relation to a swift detection of COVID- 19.

In the beginning of the fourth quarter of 2020, Newsight saw that the automotive industry among other industries was starting to become normal, and, based on its indications from the Tier 1 suppliers and OEMs with which Newsight had been working before the pandemic, it ramped up its operations, started hiring and started working toward its full production plan. Overall, Newsight significantly reduced its research and development expenses for 2020 from the level of 2019 and Newsight does not believe that there was any material adverse effect on its revenue.

See “Risk Factors—General Risks—Any catastrophe, including natural catastrophes, outbreaks of health pandemics such as the ongoing global COVID-19 pandemic or other extraordinary events, could disrupt our business operations and have a materially adverse impact on our business and results of operations”.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s consolidated financial statements include the financial statements of Newsight and its subsidiaries in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. The Company’s consolidated financial statements are presented after elimination of inter-company transactions and balances.

Key Financial and Operating Metrics

We monitor several financial and operating metrics in order to measure our current performance and project our future performance.

We use revenue as a key operating metric. We also use a metric to assess our pipeline of customer projects and evaluations which includes the total number of advanced evaluations, which we refer to as pilots, and also their quality.

Based on a final grade, the Company assigns metrics to its pipeline and also in respect to each potential customer or customer project. As of November 20, 2022, the number of advanced pilots/evaluations are in total are 33. This consists of each of (1) 25 in our machine vision segment (2) 4 in our spectrography segment for Virusight and 4 in our spectrography segment for Watersight.

We have use metrics for dividing pilots divided by quality. These are graded per customer based, among other things, on market capitalization of the customer, revenue for product acquisition and a proprietary risk assessment of management. In the highest grade we have pilots with 7 companies, most of our pilots are graded in the medium grade, and we have 5 pilot/evaluation projects at the subsidiary grade.

Components of Results of Operations

Revenue

We currently derive substantially all of our revenue from our commercially deployed machine vision and spectrography image sensors solutions. For presentation in the annual financial statements done by GAAP we divide our revenues to two categories, “Products” and “Services.” We generate the majority of our revenue in both categories from the sale of our products and services through direct sale to our end customers.

169

Products

Products sales represented approximately 70% and 59% of our revenue for each of the years 2021 and 2020, respectively. For the six months ended June 30, 2022 and June 30, 2021, products sales represent approximately 70% and 90% of our revenue, respectively.

Services

Revenue generated from Services represented approximately 30% and 41% of our revenue for each of the years 2021 and 2020, respectively. For the six months ended June 30, 2022 and June 30, 2021, services sales represent approximately 30% and 10% of our revenue, respectively

Cost of Revenue

Products

Products cost of revenues represented approximately 83% and 71% of our cost of revenue for each of the years 2021 and 2020, respectively. For the six months ended June 30, 2022 and June 30, 2021, products cost of revenue represent approximately 75% and 90% of our revenue, respectively.

Services

Cost of revenue from services represented approximately 17% and 29% of our cost of revenue for each of the years 2021 and 2020, respectively. For the six months ended June 30, 2022 and June 30, 2021, services cost of revenue represent approximately 25% and 10% of our revenue, respectively

Research and Development Expenses, net

Research and development expenses primarily consist of expenses related to personnel, equipment and supplies for research and development activities including share-based compensation, material, parts and other prototype development, consulting, and other professional services, including, verification within the development programs, and allocated overhead costs. For more information regarding Research and Development activities please see “Newsight’s Business - Research and Development”.

We intend to continue our significant investment in research and development activities to attain our strategic objectives. Accordingly, we expect research and development expenses to increase in absolute dollars, but to gradually decrease as a percentage of total revenue, over time. We expect that in the near term our research and development expenses will increase compared to 2021, mainly due to additional research and development headcount and higher direct expenses that we expect to incur in connection with the development of our products. Recently, Newsight has expanded its strategic marketing approach to include the development and marketing of systems in addition to selling sensors.

Selling and marketing expenses

Selling and marketing expenses consist primarily of expenses associated with personnel-related expenses, including share-based compensation, of our sales force, as well as advertising and marketing expenses and allocated overhead costs. For more information regarding selling and marketing activities please see “Newsight’s Business - Sales and Marketing”.

We expect to increase our sales and marketing expenses as we continue our efforts to increase market awareness of the benefits of our solutions, but we expect sales and marketing expenses to decrease as a percentage of total revenue as our business grows.

170

General and Administrative Expenses

General and administrative expenses consist of personnel-related expenses, including share-based compensation, as well as legal and accounting fees, litigation expenses, and fees for professional and contract services.

We expect our general and administrative expenses to increase in absolute dollars but to decrease as a percentage of total revenue as our business grows. The primary reasons for the growth in general and administrative expenses will be the costs related to being a public company, including the need to hire more personnel to support compliance with the applicable provisions of the Sarbanes-Oxley Act and other SEC rules and regulations as well as increased premiums for directors’ and officers’ insurance and the increased use of share-based compensation for general and administrative personnel.

Other (expense) income, net

Other income consist primarily of expenses from multiple awards to the Company for participating in competitions for companies showcasing technology innovation.

Financing expenses, net

Financing expenses consist primarily of expenses associated with two loans, consisting of the 2019 Convertible Loan and the 2021 Loan agreement, as described below.

The 2019 Convertible Loan was entered into in January 2019. In 2020 and 2021, the Company recognized $612 thousand and $190 thousands of principal and interest on this loan, respectively, and for the six months ended June 30, 2022, the Company recognized $102 thousands as interest.

Our 2021 Loan was signed in October 2021, and during 2021, the Company paid $111 thousands of interest on this loan. For the six months ended June 30, 2022, the Company paid $301 thousands.

Our functional currency is the U.S. dollar. Other expense consists primarily of fluctuations in value due to foreign exchange differences between our monetary assets and liabilities denominated in New Israeli Shekels and to a much lesser extent, the Euro, the Chinese Yuan, and other currencies.

171

Results of Operations

Our results of operations for the years ended December 31, 2020, and 2021 and for the six months ended June 30, 2021 and 2022 are presented below:

	For the Six-Months Period ended June 30,			For the Year ended December 31,
	2022	2021	%	2021	2020	%
	USD in thousands		Change			Change
Revenue:
Products	301	509	-41%	831	252	230%
Services	127	54	135%	353	178	98%
Total revenue	428	563	-24%	1,184	430	175%
Cost of revenue:
Products	184	338	-46%	540	119	354%
Services	62	37	68%	109	49	122%
Total cost of revenue	246	375	-34%	649	168	286%
Operating expenses:
Research and development expenses, net	3,449	2,238	54%	4,972	5,678	-12%
Selling and marketing expenses	669	403	66%	935	844	11%
General and administrative expenses	1,637	1,241	32%	2,381	1,410	69%
Impairment	-	-		936	-	-
Total operating expenses	5,755	3,882	40%	9,224	7,932	16%
			40%
Operating loss	(5,573)	(3,694)	43%	(8,689)	(7,670)	13%
Other expense, net:
Financing income, net				-	83	-
Financing expenses, net	(630)	(145)	322%	(156)	(173)	-10%
Total other (expense) income, net	(630)	(145)	322%	(156)	(90)	73%

Net loss for the year	(6,203)	(3,839)	61%	(8,845)	(7,760)	14%
Net loss attributable to non-controlling interest	(631)	(371)	69%	1,381	621	122%
Net loss attributable to Newsight Imaging Ltd.	(5,572)	(3,468)	-60%	(7,464)	(7,139)	5%

Basic and diluted loss per share (USD)	(35.44)	(22.01)	60%	(50.55)	(44.47)	13%
Weighted average number of ordinary shares outstanding used in computing basic and diluted loss per ordinary share	(175,034)	(174,452)	0.3%	(174,533)	(164,051)	6%

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2			1	-
Comprehensive loss for the year	(6,201)	(3,839)	61%	(8,844)	(7,752)	14%

Comprehensive loss attributable to non-controlling interest	(631)	(371)	68%	1,381	621	122%
Comprehensive loss attributable to Newsight Imaging Ltd.	(5,570)	(3,468)	60%	(7,463)	(7,131)	5%

Comparison of Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021

(Unless otherwise indicated, all numbers are in thousands of USD)

Revenue

Total revenue decreased by $135, from $563 for the six months ended June 30, 2021 to $428 for the six months ended June 30, 2022. The decrease was primarily attributable to expenses and allocation resources in our Spectrography segment relating to launching the next generation sensor NSP2020 and the sensor SpectraLIT B. This resulted in revenues decrease in the spectrography image sensor segment. As described below, revenues in our machine image sensor segment increased during this period ending June 30, 2022 to $353, as compared to $317 in the same period ending June 30, 2021.

172

Cost of Revenue

Cost of revenue decreased by 34%, from $375 for the six months ended June 30, 2021 to $246 for the six months ended June 30, 2022. The decrease was in line with the decrease in our revenue, described above.

Research and Development Expenses

Research and development expenses increased by 54%, from $2,238 for the six months ended June 30, 2021 to $3,449 for the six months ended June 30, 2022. The increase was primarily due to an increase in personnel and consultants’ costs for launching our new products sensors serious including NSI9000, NSP2020 and the Spectralit B device.

Selling and Marketing Expenses

Sales and marketing expenses increased by 71%, from $403 for the six months ended June 30, 2021 to $691 for the six months ended June 30, 2022. The increase was primarily due our efforts to enlarge our marketing efforts not only by increasing headcount but also by launching new campaigns and by improving marketing materials by participating in product exhibitions, compared to the same period in 2021 during which there were few or no expenses relating to participation in exhibitions because of a cancellation of exhibitions due to the Covid-19 pandemic.

General and Administrative Expenses

General and administrative expenses increased by 30%, from $1,241 for the six months ended June 30, 2021 to $1,618 for the six months ended June 30, 2022. The increase was primarily due to Business Combination Agreement transaction-related fees such as legal, audit and tax consultants that we incurred as part of the process relating to this Business Combination.

Financing expenses, net

Finance costs are mainly for payment of interest generated from loans and effect of foreign currency translation adjustments. Financing expenses, net increase by 334%, from $145 for the six months ended June 30, 2021 to $630 for the six months ended June 30, 2022. The main reason was the payment of interest for the 2021 Loan which the Company entered into in November 2021.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2021

(Unless otherwise indicated, all numbers are in thousands of USD)

Revenue

Total revenue increased by 175%, in 2021, from $430 for the year ended December 31, 2020 to $1,184 for the year ended December 31, 2021. The increase was attributable to increase in selling of our machine image sensor products to direct customers (about $420 increase), to the increase in selling of Spectrography image sensors products particularly SpectraLIT (about $230 thousands increase) and to sales of “Pilot services” in relation to SpectraLIT evaluation.

173

Cost of Revenue

Cost of sales and services increased by 286%, from $168 for the year ended December 31, 2020 to $649 for the year ended December 31, 2021.

The increase was primarily due to an increase in associated revenues. In addition, the manufacturing costs increased in 2021 mainly because higher costs associated with purchasing silicon wafers across the semiconductor industry.

Research and Development Expenses

Research and development expenses decrease by 12%, from $5,678 for the year ended December 31, 2020 to $4,972 for the year ended December 31, 2021. The decrease was primarily due to a one-time impairment expense of an intangible asset recorded in 2020.

Sales and Marketing Expenses

Sales and marketing expenses increased by 11%, from $844 for the year ended December 31, 2020 to $935 for the year ended December 31, 2021. The increase was primarily due to an increase in salary costs and increased spend in marketing campaigns.

General and Administrative Expenses

General and administrative expenses increased by 68%, from $2,381 for the year ended December 31, 2020 to $1,410 for the year ended December 31, 2021. The increase was primarily due to an increase in expenses associated with a possible registration or issuance of shares on the Tel Aviv Stock Exchange, which did not occur that year, including legal, audit and tax consultants’ fees, and the cost of establishing our subsidiary and joint venture Virusight, which was established at the end of 2020 but began its substantial operation in 2021.

Impairment

Virusight recorded an impairment loss of $936 thousands in the consolidated statement of comprehensive loss under impairment expense. See also Note 16 the financial statements for 2021.

Financing expenses, net

Finance costs are mainly for payment of interest generated from loans and the effect of foreign currency translation adjustments. Financing expenses, net decreased by 12%, from $173 for the year ended December 2020 year to $155 for the year ended December 2021 year. The main reason was the “income” from foreign currency translation adjustments compared to interest paid.

174

Results by Segment

The following is a discussion of revenues, cost of revenues and the operating loss for the Machine Vision Image Sensors segment and the Spectrography Image Sensor Segment for the year ended December 31, 2021 as compared to the year ended December 31, 2020, and for the six months ended June 30, 2022 with the comparable period in 2021.

Machine Vision Image Sensors Segment

The following table sets forth revenues, cost of revenues, and operating loss for the Machine Vision Image Sensors segment for the years ended December 31, 2021, and 2020, and the six months ended June 30, 2022 and June 30, 2021:

	For the years ended December 31		For the six months ended June 30
(U.S.$ in thousands, except percentages)	2021	2020	2022	2021
Revenues	715	296	353	317
Cost of revenues	378	101	206	222
Operating loss	6,232	5,234	4,011	2,660

Revenues

Machine vision revenues represented approximately 60% and 69% of our total revenue for each of the years 2021 and 2020, respectively. For the six months ended June 30, 2022 and June 30, 2021, Machine vision sales represented approximately 82% and 56% of our revenue, respectively.

Revenues totaled $715 for the year ended December 31, 2021, an increase of $419 or 141%, from $296 for the year ended December 31, 2020. The increase in revenues was due primarily to the sale of machine vision image sensors. The machine vision image sensor segment experienced higher transaction volumes and pricing in 2021 compared with 2020 due to improving global demand for sensors as economies around the world recovered from the COVID-19 pandemic and related lockdowns.

Revenues totaled $353 for the six months ended June 30, 2022, an increase of $36 or 11%, from $317 for the six months ended June 30, 2021. The slight increase in revenues was due primarily to the sale of machine vision image products to new customers due to improving global demand for sensors in 2022.

Cost of Revenue

Cost of revenue consists primarily of expenses associated with the manufacturing cost of production for the company’s machine vision sensors. Additional costs are royalty fees for the intellectual property that is included in the cost of revenue, logistics costs and allocated overhead costs.

Cost of revenues totaled $378 for the year ended December 31, 2021, an increase of $277 or 274% from $101 for the year ended December 31, 2020. Cost of sales consists primarily of direct manufacturing costs. The increase in costs of revenue in 2021 is primarily the result of the increase in revenues.

Cost of revenues totaled $206 for the six months ended June 30, 2022, a decrease of $16 or 7% from $222 for the six months ended June 30, 2021. The decrease was in spite the fact that revenues were increased by 11% and it is attributed mainly for sales to few customers with higher gross margins. We were able to negotiate higher margins due to increased demand from customers for the company’s sensors solutions.

Operating Loss

Operating loss totaled $6,232 for the year ended December 31, 2021, an increase of $998 or 19%, from $5,234 for the year ended December 31, 2020. The increase in operating loss was due primarily to the increase of $89 in selling and marketing expenses primarily due to launching new campaigns and by improving marketing materials and by participating in product exhibitions, compared to the same period in 2020 and an increase of $731 in general and administrative expenses mostly for personnel costs, overhead expenses and consultants, offset by the decrease of $343 in research and development expenses primarily due to the more extensive use of subcontractors in 2020 as compared with 2021.

Operating loss totaled $4,011 for the six months ended June 30, 2022, an increase of $1,351 or 50%, from $2,660 for the six months ended June 30, 2021. The increase in operating loss was due primarily to the increase of $875 in research and development expenses mainly due to an increase in personnel and consultants’ costs for launching our new product series including NSI9000 sensor, an increase of $192 in selling and marketing expenses mainly due to our efforts to enlarge our marketing efforts not only by increasing headcount but also by launching new campaigns, improving marketing materials and participating in product exhibitions, compared to the same period in 2021, and an increase of $336 in general and administrative expenses. We allocate such indirect expenses based on specific contribution to the segment.

Spectrography Image Sensors Segment

The following table sets forth revenues, cost of revenues for the Spectrography Image Sensors segment for the years ended December 31, 2021, and 2020, and the six months ended June 30, 2022 and June 30, 2021.

	For the years ended December 31		For the six months ended June 30
(U.S.$ thousands, except percentages)	2021	2020	2022	2021
Revenue	469	134	75	246
Cost of revenues	271	67	40	153
Operating loss	2,457	2,436	1,562	1,034

175

Revenues

Revenues from spectrography image sensors are generated from two main sources:

Products - Spectrography image sensors embedded in the SpectraLIT device.

Services - Before selling the Spectralit devices, the Company provides its customers other services such as spectral pilots aimed for customers evaluation of the SpectraLIT performance. Pilot is a joint technical collaboration done between the Company or Virusight experts and the potential SpectraLIT customers usually, in which the Company provides support and data analysis services to the customer. For these services, revenue recognition occurs over time when the customers receive the services.

Revenues from spectrography image sensors represented approximately 40% and 31% of our revenue for each of the years 2021 and 2020, respectively. For the six months ended June 30, 2022, and June 30, 2021, Spectrography image sensors sales represented approximately 18% and 44% of our revenue, respectively.

Revenues totaled $469 for the year ended December 31, 2021, an increase of $335 or 250%, from $134 for the year ended December 31, 2020. The increase in revenues was due primarily to the fact that the spectrography image sensor segment experienced higher transaction volumes and pricing in 2021 compared to 2020 due to improving demand for the company’s fast diagnosis solution products. In addition, a moderate increase ($40) in revenues was generated by Pilots.

Revenues totaled $75 for the six months ended June 30, 2022, a decrease of $171 or 69%, from $246 for the six months ended June 30, 2021. The decrease in revenues in this segment is due to lower transaction volumes of the SpectraLIT devices for COVID-19 detection following the decrease in global demand for COVID-19 fast detection solutions in 2022.

Cost of revenue

Cost of revenue consists primarily of expenses associated with the manufacturing cost of spectrography image sensors. Additional costs are mainly salary costs for the technical support that are included in the cost of revenue.

Cost of revenues totaled $271 for the year ended December 31, 2021, an increase of $204 or 305% from $67 for the year ended December 31, 2020. The increase in costs of revenues in 2021 is primarily the result of the increase in revenues in 2021.

Cost of revenues totaled $40 for the six months ended June 30, 2022, a decrease of $113 or 74% from $153 for the six months ended June 30, 2021. The decrease was primarily due to decrease in revenues in the period.

Operating Loss

Operating loss totaled $2,457 for the year ended December 31, 2021, an increase of $21 or less than 1% from $2,436 for the year ended December 31, 2020. The moderate increase in operating loss was attributed to the increase in general and administrative expenses offset by the increase in revenues.

Operating loss totaled $1,562 for the six months ended June 30, 2022, an increase of $528 or 51%, from $1,034 for the six months ended June 30, 2021. The increase in operating loss was due primarily to the increase of $336 in research and development expenses mainly due to an increase in personnel and consultants’ costs for developing the SpectraLIT B product, an increase of $74 in selling and marketing expenses mainly due to launching new campaigns and by improving marketing materials compared to the same period in 2021, and an increase of $60 in general and administrative expenses. We allocate indirect expenses based on specific contribution to the segment.

Liquidity and Capital Resources

Historically, we have generated revenues but incurred net losses primarily relating to R&D and selling, marketing and administrative expenses. We have financed our operations mainly through private placements of our equity securities as well as our debt providers, payments received from our customers and grants received from the Israeli Innovation Authority, or IIA. As of June 30, 2022, we had cash and cash equivalents of $3,496, which consisted of cash and cash equivalents invested in time deposits in accordance with our investment policy.

Our cash requirements for the two years ended December 31, 2021 and interim period ended June 30, 2022, primarily include our expenditures for working capital and general operational expenses. Our lease obligations consist of the commitments under the rental agreements for our office premises and leased cars for management. Our contractual obligations primarily consist of minimum commitments for marketing activities. From a dollar amount perspective, we believe that both lease obligations and contractual obligations have been immaterial.

We expect these items to continue to be the primary part of our short-term cash requirements, and we currently do not expect any material capital expenditures in the foreseeable future) other than for R&D). In addition, as part of our growth strategy, we have plans to further invest in R&D, develop new machine vision sensors and spectral sensors and related solutions. Our business plan is to focus of selling solutions such as complete modules and final products in tandem to selling image sensors, and which plan will require significant expenses for R&D mainly for personnel, contractors, regulatory compliance and marketing. We intend to fund our future material cash requirements with net proceeds from the Business Combination, equity contributions from our shareholders and payments received from our customers as well as grants mostly from the IIA.

In May 2021, the Company received a second approval for a government grant from the IIA in Benefit Track 5 - “Magnet” (which we refer to as Track 5) in net amount of $770 thousand. This grant reimburses the Company for research and development expenses it incurs, which expenses are reported to the IIA every quarter for approval and receipt of the grant. Amounts received in Track 5 are not subject to repayment to the IIA.

176

We believe that our cash on hand following the consummation of the Business Combination, including the current available cash and cash equivalents on our balance sheet, the funds contained in VSAC’s Trust Account (assuming the no redemption and 50% redemption scenarios) will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months from the date of this proxy statement/prospectus and sufficient to fund our operations. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or delay, scale back or abandon all or part of our growth strategy, which could have an adverse impact on our business and financial prospects.

Debt and other financing arrangements

As of June 30, 2022, we had total borrowings (not including lease liabilities) of approximately $7,055 thousands of which all were long-term, under various two loan agreements, including a loan from one of our shareholders. See Notes 8 and 5 to Newsight’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus and as detailed below.

In January 2019, the Company signed a convertible loan agreement with an investor (which holds less than 1% of the company share capital) valued at $2 million. The loan has not been converted to the Company’s ordinary shares. Starting February 11, 2020, the loan began bearing interest at 12% per annum. The loan has no maturity date. In 2021, the Company paid $190 thousand interest on the loan. The carrying amount of the loan as of December 31, 2021 and June 30, 2022 was $1,520 thousand and $1,623 thousand respectively.

In October 2021, the Company signed a loan agreement (referred to as the 2021 Loan Agreement) and later on that year in the beginning of November 2022 received the first withdrawal of that agreement in an amount equal to $5.5 million to be repaid in 12 equal quarterly payments beginning 18 months after the origination date thereof, such that the first principal repayment date would be on March 31, 2023, and final maturity would be on December 31, 2025. The loan bears interest at the prime lending rate, but not less than 1.5% over the Bank of Israel interest rate, plus 8%.

The lender would be entitled to receive an additional payment should the Company conduct an IPO and/or conduct an M&A transaction and/or raise capital at a valuation in excess of the threshold set forth in the loan agreement, and such additional payment would not exceed $1.25 million.

Government Grants

Our research and development efforts were financed, in part, through grants from the IIA. The total grants that we have received from the IIA until September 30, 2022, amount to approximately $3.2 million. We are required to pay to the IIA with respect to the royalty-bearing grants (i.e., grants in an amount of approximately $1.7 million) royalties at the rate of between 3% and 4% from any income deriving from a product (including know-how )which was developed, in whole or in part, directly or indirectly, in the framework of such IIA royalty-bearing research and development programs, including any derivatives, and related services thereof. The royalty payments are capped at the amount of the royalty-bearing grants received by Newsight plus annual interest. We have also received grants from the IIA which are not subject to royalty payment obligation.

We may in the future apply to receive additional grants from the IIA. However, we cannot predict whether we will be entitled to any future grants, or the amounts of any such grants. For more information regarding such IIA programs, please see “Newsight’s Business – Government Regulations – Other Regulations.”

In addition to royalty-bearing grants from the IIA, in 2017-2022 we participated in two ‘Magnet’ programs, sponsored by the IIA, each a “Smart Imaging Consortium”. Under the terms of each of these programs, we cooperated with additional companies and research institutes in Israel in the applicable, consortium. The purpose of the programs was the development of simulation capabilities, detection and tracking of fast dynamic events and their classification in real time.

177

No royalties from this funding are payable to the IIA, however, the regulations promulgated under the Innovation Law and the IIA’s rules regarding IIA funded know-how (including, inter alia, the restrictions on the transfer of IIA funded know-how and manufacturing rights of IIA funded products outside of Israel) apply. In general, any know-how and proprietary and intellectual property rights which were developed by a consortium member in the framework of the Magnet program remain owned by such consortium member, whereas new know-how developed jointly by different consortium members are subject to specific mechanisms. In addition, such new know-how is subject to certain access rights as detailed in the consortium agreement and certain limitations with respect to the transfer and licensing of the new know-how. Any know-how held by a consortium member prior to its entering into the consortium agreement or which was developed as a result of activities outside the framework of the consortium program remain owned by the member who developed it. In certain circumstances, such existing know-how is subject to certain access rights as detailed in the consortium agreement. The Magnet program will end in April 2023.

Cash Flows Summary

Presented below is a summary of our operating, investing, and financing cash flows:

	Year ended December 31,		Six months ended June 30,
(U.S.$ in thousands, unless otherwise stated)	2021	2020	2021	2022
Net cash used in operating activities	(6,612)	(4,394)	(4,764)	(3,104)
Net cash used in investing activities	(42)	(69)	(54)	(6)
Net cash provided by financing activities	8,978	7,968	4	791
Net decrease in cash, cash equivalents and restricted cash	(2,324)	(3,505)	(4,814)	(2,319)

Net cash used in operating activities

Cash flows generated or used in operating activities primarily relate to the collection of accounts receivables, payment of provision and payables mostly to employees, consultants, trade payables and inventory.

Net cash used in operating activities was $4,764 for the six months ended June 30, 2022, and $3,104 for the six months ended June 30, 2021. The increase was mainly due to an increase in personnel costs mainly for R&D activities and transaction related fees (legal, audit, etc.) that we incurred in the course of the Business Combination.

Net cash used from operating activities was $6,612 in 2021 and $4,394 in 2020. The net cash used from operating activities increased in 2021 compared to 2020 due to increase in R&D activities mostly personnel and contractors’ costs.

Net cash provided by investing activities

Net cash used in investing activities is mostly for acquisition of fixed assets, consisting of laptops and furniture.

Net cash used in investing activities was immaterial. Amounts were $54 for the six months ended June 30, 2022 and net cash used in investing activities was $6 for the six months ended June 30, 2021. The change is not material. Net cash used in investing activities was $42 in 2021 and $69 in 2020.

178

Cash Flows from Financing Activities

Net cash from financing activities was $4 for the six months ended June 30, 2022, consisting of share issuance for former employees due to the exercise of their options to shares. Net cash used in financing activities for the six months ended June 30, 2021, was $791, primarily consisting of share issuance of subsidiary to non-controlling interest.

Net cash generated from financing activities was $8,978 in 2021, primarily consisting of proceeds from non-current loans and share issuance of subsidiary to non-controlling interest.

Net cash generated from financing activities was $7,968 in 2020, primarily consisting of share issuance, (net of issuance expenses) and share issuance of subsidiary to non-controlling interest partially offset by principal payments on non-current loans.

Material Contractual Obligations and Commitments

As of the date of this proxy statement/prospectus, our material financial commitments were comprised of the amounts outstanding under the loan agreements, as described above, the lease liabilities and described in Note 9 to our audited consolidated financial statements for 2021 included elsewhere in this proxy statement/prospectus.

We have received significant research and development funding from the IIA. The total grants that we have received from the IIA until September 30, 2022, amount to approximately $3.2 million. We are required to pay to the IIA with respect to the royalty-bearing grants (i.e., grants in an amount of approximately $1.7 million) royalties at the rate of between 3% and 4% from any income deriving from a product (including know-how) which was developed, in whole or in part, directly or indirectly, in the framework of such IIA royalty-bearing research and development programs, including any derivatives, and related services thereof. The royalty payments are capped at the amount of the royalty-bearing grants received by Newsight plus annual interest. We have also received grants from the IIA which are not subject to royalty payment obligation. As of November 17, 2022, Newsight’s potential royalty debt towards the IIA is in the amount of approximately $1.7 million (which includes current interest and linkage differentials), subject to future sales of IIA-funded products. For more information regarding such IIA programs, please see “Newsight’s Business – Government Regulations – Other Regulations.”

In April 2020, the Company signed an agreement under which the Company will grant to a customer, who holds over 5% of the issued and paid-up ordinary shares of the Company (hereinafter “the Customer”), a license for exclusive use of construction technology and sale of virus or bacteria diagnostic equipment and the sale of a device for blood tests in the Asia-Pacific region for 30 months. In September 2020, the Company extended the term of the agreement to 60 months. Under the agreement, the Customer will purchase the hardware for the production of the SpectraLIT diagnostic device for COVID-19 detection and will also purchase the tests for COVID-19 from Virusight. During 2020, an amount of $194 thousand was received from the Customer, which is included in the Customer’s advances balance as of December 31, 2020. As of the year ended December 31, 2021 and the six month period ended June 30, 2022, $132 thousand and 0$ (none) respectively were recognized by Newsight as revenue in respect of this agreement and $62 thousand is included in the Customer’s advances balance. The customer is also an affiliate of VSAC. See “Related Party Transactions – Newsight” for more information.

Other than the commitments and contingencies disclosed in this discussion and analysis, our consolidated financial statements included elsewhere in this proxy statement/prospectus and the costs related to the transactions described under “Unaudited Pro Forma Condensed Combined Financial Information,” we did not have material contractual commitments or contingencies for payments of cash as of the date of this proxy statement/prospectus.

179

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Other than the contingencies described in Note 8B in our audited financial statements for 2021, and certain transactions related to the Business Combination described under “Unaudited Pro Forma Condensed Combined Financial Information,” we did not have any off-balance sheet arrangements as of the date of this proxy statement/prospectus.

Seasonality

We do not believe that demand for our products and services is seasonal. As an early stage company, most of our revenue to date has been generated as a result of direct sell to our customers. Accordingly, our revenue and results of operations may fluctuate from period to period based on the number of customer or projects or the achievement of key milestones under our customer contracts.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. See Note 2 to Newsight’s audited consolidated financial statements for 2021 included elsewhere in this proxy statement/prospectus for a summary of our significant accounting policies.

The following is a discussion of what we believe to be the critical accounting policies and estimates used in the preparation of our consolidated financial statements.

Going Concern

As a developmental, early stage company, Newsight has had a history of net losses. As of December 31, 2021 and June 30, 2022, Newsight has an accumulated deficit of approximately $25.1 million and $30.6 million, respectively, and a cash balance of $8.3 million and $3.5 million, respectively.

To date, Newsight has not generated enough revenues from its activities and therefore continues to depend on fundraising from new and existing investors, lenders and government grants to finance its activities up until a positive cash flow from its business operation will be achieved. Newsight’s management expects to have the required funds in order to continue to operate as a going concern in the coming year from the Business Combination. In the event that the Business Combination is not consummated, Newsight will seek to raise funds from other sources, including its cash balance, expected operating revenues and possible investments from existing investors. Nonetheless, there can be no assurance that necessary financing will be available on satisfactory terms, if at all. If Newsight is unable to secure needed financing, management may be forced to take additional restructuring actions, which may include significantly reducing its anticipated level of expenditures. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

180

Revenue Recognition

Revenue is measured based on consideration specified in the contract with a customer, adjusted for any other factors affecting the transaction and recognized when the Company transfers the control of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. While most of the Company’s revenues are generated from sales of image sensors and chips the Company also generate revenues from its manufactured device “Spectralit” that was developed for analyzing spectral signature of a compound specimen and can detect the COVID-19 virus in a high level of certainty.

Before selling the Spectralit devices, the Company provides its customers other services such as spectral pilots in order for the customers to evaluate the Spectralit performance. Pilot is a joint technical collaboration done between the Company or Virusight experts and the potential Spectralit customers usually, in which the Company provides support and data analysis services to the customer. For these services, revenue recognition occurs over time when the customers receive the services.

Share-Based Compensation

From time to time the Company grant options to management, directors, employees and consultants. The Company recognizes compensation expense at fair value. Under this method, the fair value of each option is estimated on the date of the grant and amortized over the vesting period, with the resulting amortization credited to paid in capital. The fair value of each grant is determined using the Black-Scholes option-pricing model which includes estimates of the dividend yield, expected volatility, risk-free interest rate and the expected life in years. Any changes in these estimates may have a significant impact on the amounts reported. Consideration paid upon exercise of stock options is recorded in equity as share capital.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company. As such, we will be eligible for and intend to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, which we refer to as Section 404, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Newsight will remain an emerging growth company under the JOBS Act until the last day of the fiscal year following the fifth anniversary of the date of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though we may cease to be an emerging growth company earlier if (1) we have more than $1.235 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We currently intend to take advantage of each of the reduced reporting requirements and exemptions described above. As a result, our shareholders may not have access to certain information they may deem important.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected, and expect to continue to elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

It is difficult to predict whether investors will find our securities less attractive as a result of our taking advantage of these exemptions and the relief granted to emerging growth companies. If some investors find our securities less attractive as a result, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market price of our securities may be more volatile.

When we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404. We may not be able to complete our evaluation, testing and any required remediation of such internal controls in a timely fashion. In addition, although it would be currently unexpected, at that time, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

Upon losing emerging growth company status, if we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our ordinary shares. Upon losing emerging growth company status, we will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Foreign Private Issuer Status

Newsight is a company organized under the laws of the State of Israel. After the consummation of the Business Combination, Newsight will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to Newsight on June 30, 2023. Even after Newsight no longer qualifies as an emerging growth company, for so long as Newsight qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

181

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Newsight will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Newsight intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Newsight is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Newsight shareholders will receive less or different information about Newsight than a shareholder of a U.S. domestic public company would receive.

After the consummation of the Business Combination, Newsight expects to be listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as Newsight to follow the corporate governance practices of its home country. Certain corporate governance practices in Israel, which is Newsight’s home country, may differ significantly from Nasdaq listing standards. Among other things, upon such election, Newsight under Nasdaq rules would not be required to have:

●	a majority of the Board consisting of independent directors;
●	compensation committee;
●	nominating committee; or
●	regularly scheduled executive sessions with only independent directors each year.

Newsight intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. Newsight would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Newsight no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

If at any time Newsight ceases to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

182

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various risks in relation to financial instruments. The main types of risks are foreign currency risk and interest rate risk. While we may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, we do not have foreign-exchange hedging contracts in place with respect to all currencies in which we do business.

Foreign Currency Risk

We are exposed to foreign exchange risk on transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables, and borrowings that are denominated in a currency other than the respective functional currencies of our entities. Our sales are substantially denominated in U.S. dollars, but the functional currencies of our entities are in NIS and RMB. Accordingly, changes in exchange rates are reflected in reported income and loss from our international businesses included in our consolidated statements of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from our international businesses included in our consolidated statements of operations.

Interest on external borrowings is denominated in the currency of the borrowing. Generally, our entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations, which is also the currency of the country in which the entity operates.

For the periods presented in the financial statements accompanying this proxy statement/prospectus, the amounts incurred relating to foreign exchange risk have been immaterial. For the six months ended June 30, 2022, we had $2 thousand of other comprehensive loss generated from the exchange differences on translation of foreign operations, whereas for the same six month period in 2021, we did not have other comprehensive income generated from the same. During the year of 2021, we had an $1 thousand of other comprehensive income generated from the same.

Based on the above, we believe we are not exposed to significant currency transactional foreign currency risk. While we have not engaged in the hedging of our foreign currency transactions to date and do not enter into any hedging contracts for trading or speculative purposes, we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Interest Rates Risk

Other than indebtedness relating to 2021 Loan Agreement, which bears interest tied to the Bank of Israel interest rate, plus a fixed percentage, the risk arising from the fluctuation of interest rates should only be limited to interest income from interest-bearing assets such as cash and cash-equivalent assets that bear variable interest rates.

Credit Risk

Our main credit risk was that counterparties could not repay in full the accounts receivable based on the agreed terms. We actively monitor and manage our credit risk by performing credit checks and monitoring credit limits. With respect to our customers, our local entities are responsible for managing and analyzing the credit risk for each of their new customers before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by our Board.

Liquidity Risk

We manage liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance our operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

183

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. Unless the context otherwise requires, the terms “we,” “us,” “our,” “Newsight,” and the “Company” refers to Newsight Imaging Ltd and its consolidated subsidiaries following the Closing Date, and references to “Vision Sensing” and “VSAC” refer to Vision Sensing Acquisition Corp. and its subsidiaries at or prior to the Closing Date.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination and the pre-listing financing described herein (collectively, the “Transactions”).

The Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022, assumes that the Transactions occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021, assumes that the Transactions had been completed on January 1, 2021.

Management has made estimates and assumptions in its determination of the pro forma transaction accounting adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The unaudited pro forma transaction accounting adjustments reflecting the completion of the Transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what Newsight’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of VSAC was derived from (i) the unaudited financial statements of VSAC as of and for the six months ended June 30, 2022 included in VSAC’s Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission on August 12, 2022, and (ii) from the audited financial statements of VSAC as of December 31, 2021 and for the period from August 13, 2021 (inception) to December 31, 2021, included in this proxy statement/prospectus.

The historical financial information of Newsight was derived from (i) the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2022, and from (ii) the audited consolidated financial statements as of and for the year ended December 31, 2021, each of which is included elsewhere in this proxy statement/prospectus.

184

The unaudited pro forma condensed combined financial statements are presented in three scenarios: (1) assuming no redemptions, (2) assuming fifty percent redemptions, and (3) assuming maximum redemptions. The no redemptions scenario assumes that no VSAC stockholders elect to redeem their Class A common shares for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account as of closing is available for the Business Combination. The 50% redemptions scenario assumes that holders of half of the VSAC Public Shares elect to redeem their VSAC Class A Common Shares for a pro rata portion of cash in the Trust Account. The maximum redemptions scenario assumes that VSAC stockholders redeem 7,583,783 of their Class A common shares (or 74.9% of the VSAC Public Shares) for a pro rata portion of cash in the Trust Account. In all three scenarios, the amount of cash available is sufficient to satisfy the $25 million Minimum Cash Closing Condition, including the payment of Business Combination Expenses.

The unaudited pro forma condensed combined financial information is qualified in its entirety by reference to, and should be read together with Newsight’s and VSAC’s audited and unaudited financial statements and related notes, included in this proxy statement/prospectus, as well as “Newsight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus.

Description of the Business Combination

VSAC, Newsight and Merger Sub entered into the Business Combination Agreement on August 30, 2022. Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into VSAC (which we refer to as the Business Combination), following which the separate corporate existence of Merger Sub shall cease and VSAC shall continue as the surviving entity and a wholly-owned subsidiary of Newsight.

In connection with the Closing, (a) VSAC will change its name from “Vision Sensing Acquisition Corp.” to “Newsight HoldCo, Inc.”, (b) each share of VSAC Common Stock outstanding immediately prior to the Effective Time will be exchanged for one Newsight ordinary share, and (c) each VSAC Warrant entitling the holder to purchase one share of VSAC Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time will be assumed by Newsight and will become a Newsight Warrant entitling the holder to purchase one Newsight ordinary share at a price of $11.50 per share, subject to adjustment in certain circumstances.

Prior to the Closing, but subject to the completion of the Closing, Newsight will effect a recapitalization of its outstanding equity securities, which we refer to as the Recapitalization, so that the only class of outstanding equity of Newsight will be the Company Ordinary Shares (and certain options and warrants that are exercisable for Company Ordinary Shares). To effect the Recapitalization, (i) Newsight will effect a recapitalization of the Company Ordinary Shares so that the holders of the then outstanding Company Ordinary Shares will have shares valued at $10.00 per share having a total value of $215,000,000; and (ii) with respect to outstanding options to purchase Company Ordinary Shares, the number of Company Ordinary Shares issuable upon exercise of such security will be multiplied by the Conversion Ratio (as defined in the Business Combination Agreement) and the exercise price of such security will be divided by the Conversion Ratio.

185

The following table shows the outstanding shares of Newsight after giving effect to the Business Combination:

	Pro Forma Outstanding Newsight Ordinary Shares
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Total Newsight Ordinary Shares Outstanding after Recapitalization but before Closing	21,500,000	21,500,000	21,500,000	21,500,000
Newsight Ordinary Shares issued in Pre-Transaction Financing (1)	64,655	64,655	64,655	64,655
Newsight Ordinary Shares issuable to VSAC Stockholders pursuant to the Business Combination (before giving effect to redemptions)	13,122,700	13,122,700	13,122,700	13,122,700
Shares of Class A Common Stock issued pursuant to the PIPE Subscription Agreements	—	—	—	—
Shares of Class A Common Stock issued pursuant to conversion ratio in VSAC’s charter (1)	—	—	—	—
Share redemptions	—	(2,530,000)	(5,060,000)	(7,583,783)
Total Newsight Global Ordinary Shares outstanding post-Business Combination	34,687,355	32,157,355	29,627,355	27,103,572

(1)	Represents the shares to be issued by Newsight as part of signed subscriptions for a total of $525,000.

In addition, the following table illustrates varying ownership levels in Newsight Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of Newsight:

		% of Total (2)
Additional Dilution Sources (1)	Total Shares	Assuming No Redemptions	Assuming 25% Redemptions (3)	Assuming 50% Redemptions(4)	Assuming Maximum Redemptions(5)
Shares underlying VSAC private placement warrants (6)	354,525	1.0%	1.1%	1.2%	1.3%
Shares underlying VSAC public warrants (7)	7,590,000	18.0%	19.1%	20.4%	21.9%
Shares underlying Newsight options (8)	1,365,898	3.8%	4.1%	4.4%	4.8%
Total additional dilution sources	9,310,423	21.2%	22.5%	23.9%	25.6%

(1)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)	The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative no redemption scenario, the Percentage of Total with respect to the Newsight Ordinary Shares underlying the private placement warrants would be calculated as follows: (a) 354,525 shares issued pursuant to the private placement warrants; divided by (b) (i) 34,687,355 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the private placement warrants) plus (ii) 354,525 shares issued pursuant to the shares underlying the private placement warrants.

(3)	Amount shown represents share redemption levels reflecting 25% of the redeemable public shares outstanding (2,530,000 shares).

(4)	Amount shown represents share redemption levels reflecting 50% of the redeemable public shares outstanding (5,060,000 shares).

(5)	Assumes that approximately 74.9% of VSAC’s redeemable public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

186

(6)	Assumes exercise of all private placement warrants to purchase 354,525 shares of VSAC Common Stock.

(7)	Assumes exercise of all publicly held warrants to purchase 7,590,000 shares of VSAC Common Stock.

(8)	Assumes exercise of all Newsight options to purchase 1,365,898 shares of VSAC Common Stock.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares. The following table shows the dilutive effect and the effect on the per share value of Newsight Ordinary Shares held by non-redeeming holders of VSAC Common Stock under a range of redemption scenarios and VSAC Warrant exercise scenarios:

	Assuming No Redemptions (1)		Assuming 25% Redemptions (2)
	Shares	Value per Share (5)	Shares	Value per Share (6)
VSAC Public Stockholders	10,120,000	$11.50	7,590,000	$11.50
All VSAC Stockholders	12,650,000	11.50	10.120,000	11.50
Base Scenario (9)	34,687,355	11.50	32,157,355	11.50
Excluding Sponsor Shares (10)	31,684,655	12.59	29,154,655	12.68
Exercising VSAC public warrants (11) (12)	42,277,355	9.44	39,747,355	9.30
Exercising VSAC private placement warrants (11) (12)	35,041,880	11.38	32,511,880	11.37
Exercising all VSAC warrants (11) (12)	42,631,880	9.36	40,101,880	9.22

	Assuming 50% Redemptions (3)		Assuming Maximum Redemptions (4)
	Shares	Value per Share (7)	Shares	Value per Share (8)
VSAC Public Stockholders	5,060,000	$11.50	2,536,217	$11.50
All VSAC Stockholders	7,590,000	11.50	5,066,217	11.50
Base Scenario (9)	29,627,355	11.50	27,103,572	11.50
Excluding Sponsor Shares (10)	26,624,655	12.80	24,100,872	12.93
Exercising VSAC public warrants (11) (12)	37,217,355	9.15	34,693,572	8.98
Exercising VSAC private placement warrants (11) (12)	29,981,880	11.36	27,458,097	11.35
Exercising all VSAC warrants (11) (12)	37,571,880	9.07	35,048,097	8.89

(1)	Assumes that no shares of VSAC Class A Common Stock are redeemed.

(2)	Assumes that 2,530,000 shares of VSAC Class A Common Stock, or 25.0% of VSAC’s outstanding redeemable public shares, are redeemed

(3)	Assumes that 5,060,000 shares of VSAC Class A Common Stock, or 50.0% of VSAC’s outstanding redeemable public shares, are redeemed.

(4)	Assumes that 7,583,783 shares of VSAC Class A Common Stock, or 74.9% of VSAC’s outstanding redeemable public shares, are redeemed.

(5)	Based on a post-transaction equity value of the Combined Company of $100.7 million.

(6)	Based on a post-transaction equity value of the Combined Company of $75.4 million.

(7)	Based on a post-transaction equity value of the Combined Company of $50.1 million.

(8)	Based on a post-transaction equity value of the Combined Company of $24.8 million.

(9)	Represents the post-Closing share ownership of pre-Closing VSAC stockholders and Newsight shareholders of the Combined Company assuming various levels of redemption by holders of VSAC Common Stock.

(10)	Represents the Base Scenario excluding the 2,530,000 founders shares (the VSAC Class B Common Stock) held by Sponsor and the VSAC Initial Stockholders and excluding the 472,700 private placement units (consisting of placement shares and private placement warrants) held by Sponsor, and which we collectively refer to in this table as “Sponsor Shares.”

(11)	Represents the Base Scenario plus the full exercise of the VSAC Warrants. VSAC Warrants are exercisable up to 7,944,525 shares of Newsight Ordinary Shares. Of these, VSAC’s public warrants are exercisable into 7,590,000 shares, and VSAC’s private placement warrants are exercisable into 354,525 shares. VSAC’s public warrant and private placement warrants are only exercisable after the consummation of the Business Combination, and following their conversion into Combined Company Warrants. Assumes no redemption of VSAC warrants. See “Description of Securities of the Combined Company —Warrants” for more information, including the terms for redemption of warrants, which, among other things, are only redeemable after the Business Combination and if the price of the Combined Company Common Stock exceeds $11.50 per share for a specified period of time.

187

(12)	Does not account for proceeds paid to VSAC or the Combined Company, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of our public warrants, by payment either of an exercise price or on a cashless basis under certain circumstances. See “Description of Securities of The Combined Company —Warrants” for more information.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination agreement, the Business Combination will be accounted for as a recapitalization in accordance with GAAP. Under this method of accounting, VSAC will be treated as the “acquiree” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Newsight issuing shares in the Business Combination for the net assets of VSAC, accompanied by a recapitalization. The net assets of VSAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Newsight has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Newsight’s existing shareholders will have the greatest voting interest in the combined entity under both the No Redemption and Maximum Redemption (both terms, as defined below) scenarios

●	Newsight’s senior management will be the senior management of the combined entity following the consummation of the Business Combination; and

●	Newsight’s operations prior to the acquisition comprising the only ongoing operations of the combined entity.

The business combination is not within the scope of ASC 805 (“Business Combinations”) because VSAC does not meet the definition of a business in accordance with ASC 805. As such, it will be accounted for as a recapitalization with any difference between the fair value of Newsight ordinary shares issued and the fair value of VSAC’s identifiable net assets should be recorded as additional paid-in capital.

Accounting Policies and Reclassifications

Based on management’s initial analysis of the accounting policies of Newsight and VSAC, there were no significant differences identified that would have an impact on the unaudited pro forma condensed combined financial information or that would require adjustments to the unaudited pro forma condensed combined statements. Currently, management is performing a comprehensive review of the accounting policies of Newsight and VSAC. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities, which, when conformed, could have a material impact on the financial statements of the post-combination company.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are based on the historical financial statements of Newsight and VSAC. The unaudited pro forma transaction accounting adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

188

NEWSIGHT IMAGING LTD
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022

			ASSUMING NO REDEMPTIONS			ASSUMING 50% REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	Newsight Imaging Ltd	Vision Sensing Acquisition Corp.	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,496,000	$65,640	$102,874,692	A	$100,837,832	$52,274,692	A	$50,237,832	$27,036,862	A	$25,000,002
			(4,873,500)	D		(4,873,500)	D		(4,873,500)	D
			525,000	F		525,000	F		525,000	F
			(1,250,000)	H		(1,250,000)	H		(1,250,000)	H
Trade receivables	243,000	—	—		243,000	—		243,000	—		243,000
Inventory	765,000	—	—		765,000	—		765,000	—		765,000
Prepaid expenses	—	28,154	—		28,154	—		28,154	—		28,154
Restricted deposit	98,000	—	—		98,000	—		98,000	—		98,000
Other accounts receivable	176,000	—	—		176,000	—		176,000	—		176,000
Cash and marketable securities held in Trust Account	—	102,874,692	(102,874,692)	A	—	(102,874,692)	A	—	(102,874,692)	A	—
Total current assets	$4,778,000	$102,968,486	$(5,598,500)		$102,147,986	$(56,198,500)		$51,547,986	$(81,436,330)		$26,310,156

Noncurrent assets:
Restricted deposits	44,000	—	—		44,000	—		44,000	—		44,000
Operating lease- right of use assets	307,000	—	—		307,000	—		307,000	—		307,000
Fixed assets net	136,000	—	—		136,000	—		136,000	—		136,000
Total noncurrent assets	$487,000	$—	$—		$487,000	$—		$487,000	$—		$487,000

Total assets	$5,265,000	$102,968,486	$(5,598,500)		$102,634,986	$(56,198,500)		$52,034,986	$(81,436,330)		$26,797,156

Liabilities and stockholder’s deficit
Current liabilities:
Trade payables	$435,000	$—	$—		$435,000	$—		$435,000	$—		$435,000
Other accounts payable	2,161,000	—	—		2,161,000	—		2,161,000	—		2,161,000
Current operating lease liability	228,000	—	—		228,000	—		228,000	—		228,000
Current interest payable	355,000	—	—		355,000	—		355,000	—		355,000
Accounts payable	—	57,000	—		57,000	—		57,000	—		57,000
Accrued expenses	—	14,000	—		14,000	—		14,000	—		14,000
Tax payable	—	30,925	—		30,925	—		30,925	—		30,925
Deferred underwriter fee payable	—	3,542,000	(3,542,000)	D	—	(3,542,000)	D	—	(3,542,000)	D	—
Total current liabilities	$3,179,000	$3,643,925	$(3,542,000)		$3,280,925	$(3,542,000)		$3,280,925	$(3,542,000)		$3,280,925
(continued)

189

NEWSIGHT IMAGING LTD

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)

AS OF JUNE 30, 2022

			ASSUMING NO REDEMPTIONS			ASSUMING 50% REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	Newsight Imaging Ltd	Vision Sensing Acquisition Corp.	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Noncurrent liabilities:
Non-current loans	7,055,000	—	—		7,055,000	—		7,055,000	—		7,055,000
Non-current operating lease liability	79,000	—	—		79,000	—		79,000	—		79,000
Total noncurrent liabilities	$7,134,000	$—	$—		$7,134,000	$—		$7,134,000	$—		$7,134,000

Total liabilities	$10,313,000	$3,643,925	$(3,542,000)		$10,414,925	$(3,542,000)		$10,414,925	$(3,542,000)		$10,414,925

Temporary equity
Class A stock subject to possible redemption; 10,120,000 shares at redemption value ($10.15 per share)	$—	$102,718,000	$(102,718,000)	B	$—	$(102,718,000)	B	$—	$(102,718,000)	B	$—
Ordinary shares subject to possible redemption, 17,423 shares at redemption value	5,914,000	—	—		5,914,000	—		5,914,000	—		5,914,000

Stockholders’ equity/(deficit)
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized	—	—	—		—	—		—	—		—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	47	1,012	B	4,301	1,012	B	4,300	1,012	B	4,301
			253	C		253	C		253	C
			6	F		6	F		6	F
			2,982	G		2,982	G		2,982	G
Class B common stock, $0.0001 par value; 10,000,000 shares authorized	—	253	(253)	C	—	(253)	C	—	(253)	C	—
Additional paid-in capital	17,608,000	—			116,121,760	(50,600,000)	A	65,521,761	(75,837,830)	A	40,283,930
			102,716,988	B		102,716,988	B		102,716,988	B
			(1,331,500)	D		(1,331,500)	D		(1,331,500)	D
			(3,393,739)	E		(3,393,739)	E		(3,393,739)	E
			524,994	F		524,994	F		524,994	F
			(2,982)	G		(2,982)	G		(2,982)	G
Accumulated deficit	(30,649,000)	(3,393,739)	3,393,739	E	(31,899,000)	3,393,739	E	(31,899,000)	3,393,739	E	(31,899,000)
			(1,250,000)	H		(1,250,000)	H		(1,250,000)	H
Total stockholders’ equity/(deficit)	$(13,041,000)	$(3,393,439)	$100,661,500		$84,227,061	$50,061,500		$33,627,061	$24,823,670		$8,389,231
Non-controlling interest	2,079,000	—	—		2,079,000	—		2,079,000	—		2,079,000
Total equity/(deficit)	$(10,962,000)	$(3,393,439)	$100,661,500		$86,306,061	$50,061,500		$35,706,061	$24,823,670		$10,468,231

Total liabilities and stockholders’ equity/(deficit)	$5,265,000	$102,968,486	$(5,598,500)		$102,634,986	$(56,198,500)		$52,034,986	$(81,436,330)		$26,797,156

190

NEWSIGHT IMAGING LTD
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022

			ASSUMING NO REDEMPTIONS		ASSUMING NO REDEMPTIONS		ASSUMING MAXIMUM REDEMPTIONS
	Newsight Imaging Ltd	Vision Sensing Acquisition Corp.	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Revenue	$428,000	$—	$—	$428,000	$—	$428,000	$—	$428,000

Cost of revenue	246,000	—	—	246,000	—	246,000	—	246,000

Operating expenses:
Research and development expense, net	3,449,000	—	—	3,449,000	—	3,449,000	—	3,449,000
Selling and marketing expenses	669,000	—	—	669,000	—	669,000	—	669,000
General and administrative expenses	1,637,000	—	—	1,637,000	—	1,637,000	—	1,637,000
Formation and operating costs	—	225,785	—	225,785	—	225,785	—	225,785
Franchise tax	—	30,924	—	30,924	—	30,924	—	30,924
Other (income) expense	—	—	—	—	—	—	—	—
Total operating expenses	5,755,000	256,709	—	6,011,709	—	6,011,709	—	6,011,709

Other income (expense):
Interest earned on marketable securities held in Trust Account	—	138,714	—	138,714	—	138,714	—	138,714
Financing expenses, net	(630,000)	—	—	(630,000)	—	(630,000)	—	(630,000)
Total other income (expense)	(630,000)	138,714	—	(491,286)	—	(491,286)	—	(491,286)

Net income (loss)	(6,203,000)	(117,995)	—	(6,320,995)	—	(6,320,995)	—	(6,320,995)

Attribution of net loss for the year:		—
To equity holders of the company	(5,572,000)	(117,995)	—	(5,689,995)	—	(5,689,995)	—	(5,689,995)
To non-controlling interest	(631,000)	—	—	(631,000)	—	(631,000)	—	(631,000)
Net loss	(6,203,000)	(117,995)	—	(6,320,995)	—	(6,320,995)	—	(6,320,995)

Basic weighted average shares outstanding – excluding non-controlling interests				34,687,355		29,627,355		27,103,572
Fully diluted weighted average shares outstanding – excluding non-controlling interests				43,997,778		38,937,778		36,413,995
Basic net loss per share				$(0.16)		$(0.19)		$(0.21)
Fully diluted net loss per share				$(0.16)		$(0.19)		$(0.21)

191

NEWSIGHT IMAGING LTD
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

	For the period from August 13 , 2021 (inception) through December 31, 2021	For the 12 months ended December 31, 2021	ASSUMING NO REDEMPTIONS			ASSUMING 50% REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	Newsight Imaging Ltd	Vision Sensing Acquisition Corp.	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue	$1,184,000	$—	—		$1,184,000	—		$1,184,000	—		$1,184,000

Cost of revenue	649,000	—	—		649,000	—		649,000	—		649,000

Operating expenses:
Research and development expense, net	4,972,000	—	—		4,972,000	—		4,972,000	—		4,972,000
Selling and marketing expenses	935,000	—	—		935,000	—		935,000	—		935,000
General and administrative expenses	2,381,000	—	—		2,381,000	—		2,381,000	—		2,381,000
Formation and operating costs	—	283,641	—		283,641	—		283,641	—		283,641
Franchise tax	—	77,310	—		77,310	—		77,310	—		77,310
Other (income) expense	936,000	—	—		936,000	—		936,000	—		936,000
Total operating expenses	9,224,000	360,951	—		9,584,951	—		9,584,951	—		9,584,951

Other income (expense):
Interest earned on marketable securities held in Trust Account	—	7,633	—		7,633	—		7,633	—		7,633
Financing expenses, net	(156,000)	—	(1,250,000)	I	(1,406,000)	(1,250,000)	I	(1,406,000)	(1,250,000)	I	(1,406,000)
Total other income (expense)	(156,000)	7,633	(1,250,000)		(1,398,367)	(1,250,000)		(1,398,367)	(1,250,000)		(1,398,367)

Net income (loss)	(8,845,000)	(353,318)	(1,250,000)		(10,448,318)	(1,250,000)		(10,448,318)	(1,250,000)		(10,448,318)

Attribution of net loss for the year:
To equity holders of the company	(7,464,000)	(353,318)	(1,250,000)		(9,067,318)	(1,250,000)		(9,067,318)	(1,250,000)		(9,067,318)
To non-controlling interest	(1,381,000)	—	—		(1,381,000)	—		(1,381,000)	—)		(1,381,000)
Net loss	(8,845,000)	(353,318)	(1,250,000)		(10,448,318)	(1,250,000)		(10,448,318)	(1,250,000)		(10,448,318)

Basic weighted average shares outstanding – excluding non-controlling interests					34,687,355			29,627,355			27,103,572
Fully diluted weighted average shares outstanding – excluding non-controlling interests					43,997,778			38,937,778			36,413,995
Basic net loss per share					$(0.26)			$(0.31)			$(0.33)
Fully diluted net loss per share					$(0.26)			$(0.31)			$(0.33)

192

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company.

There were no intercompany balances or transactions between VSAC and Newsight as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations includes $256,709 and $360,951 of expenses incurred by VSAC as of June 30, 2022 and December 31, 2021, respectively, as well as $138,714 and $7,633 of interest earned in VSAC’s Trust Account as of June 30, 2022 and December 31, 2021, respectively. These items are directly related to the Business Combination and are not expected to recur.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of shares outstanding, assuming the Business Combination occurred on January 1, 2021.

The unaudited pro forma transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021, are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents the reclassification of cash and investments held in the Trust Account of $102,874,692 that become available at the closing of Business Combination, less any cash paid for redemptions under the 50% redemptions scenario and the maximum redemptions scenario. Redemption amounts are calculated by multiplying the number of shares redeemed by the redemption price of $10.00 per share.

B.	Represents the reclassification of 10,120,000 VSAC Class A common stock subject to possible redemption to permanent equity.

C.	Represents the conversion of 2,530,000 shares of VSAC Class B common stock to 2,530,000 VSAC Class A common stock pursuant to the Business Combination and the waiver by the Sponsor in the Sponsor Voting Agreement of the antidilution measures in VSAC’s charter.

D.	Represents the pro forma transaction accounting adjustments for estimated transaction costs incurred in aggregate by VSAC and Newsight, for legal, financial advisory, insurance and other professional fees as part of the Business Combination.

E.	Represents the pro forma transaction accounting adjustments to eliminate VSAC’s historical accumulated deficit at the time of the common control reverse acquisition.

F.	Represents the pro forma transaction accounting adjustments for issuance of 64,655 shares issued in Newsight’s Pre-Transaction Financing for aggregate net proceeds of $525,000.

G.	Represents the pro forma transaction accounting adjustments to eliminate Newsight’s ordinary shares as a result of the recapitalization, which were converted into 29,822,116 units and corresponding shares of Newsight pursuant to the Business Combination Agreement.

H.	Represents the pro forma transaction accounting adjustment for the $1,250,000 payment to Newsight’s lender upon consummation of the Business Combination, pursuant to Newsight’s loan agreement dated October 2021.

193

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

I.	Represents the pro forma transaction accounting adjustment for the $1,250,000 payment to Newsight’s lender upon consummation of the Business Combination, pursuant to Newsight’s loan agreement dated October 2021.

Net Income Per Share

Represents the net income/loss per share calculated using the historical weighted average shares outstanding of Vision Sensing Acquisition Corp., giving the effect of shares issued in the Business Combination to Vision Sensing Ventures Equity holders assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income/loss per share assumes that the shares currently outstanding as well as issued related to the Business Combination have been outstanding for the entire period presented.

	Six months ended June 30, 2022
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to common shareholders	$(5,689,995)	$(5,689,995)	$(5,689,995)
Weighted average common shares outstanding, basic	34,687,355	29,627,355	27,103,572
Weighted average common shares outstanding, diluted	43,997,778	38,937,778	36,413,995
Net loss per share, basic	$(0.16)	$(0.19)	$(0.21)
Net loss per share, diluted	$(0.16)	$(0.19)	$(0.21)

Weighted average common shares calculation:
Total Newsight Ordinary Shares Outstanding after Recapitalization but before Closing	21,500,000	21,500,000	21,500,000
Newsight Ordinary Shares issued in Pre-Transaction Financing (1)	64,655	64,655	64,655
Newsight Ordinary Shares issuable to VSAC Stockholders pursuant to the Business Combination (before giving effect to redemptions)	13,122,700	13,122,700	13,122,700
Share redemptions	—	(5,060,000)	(7,583,783)
Weighted average common shares outstanding, basic	34,687,355	29,627,355	27,103,572
Public warrants issued	7,590,000	7,590,000	7,590,000
Private warrants issued	354,525	354,525	354,525
Stock options issued by Newsight	1,365,898	1,365,898	1,365,898
Weighted average common shares outstanding, diluted	43,997,778	38,937,778	36,413,995

194

	Year ended December 31, 2021
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to common shareholders	$(9,067,318)	$(9,067,318)	$(9,067,318)
Weighted average common shares outstanding, basic	34,687,355	29,627,355	27,103,572
Weighted average common shares outstanding, diluted	43,997,778	38,937,778	36,413,995
Net loss per share, basic	$(0.26)	$(0.31)	$(0.33)
Net loss per share, diluted	$(0.26)	$(0.31)	$(0.33)

Weighted average common shares calculation:
Total Newsight Ordinary Shares Outstanding after Recapitalization but before Closing	21,500,000	21,500,000	21,500,000
Newsight Ordinary Shares issued in Pre-Transaction Financing (1)	64,655	64,655	64,655
Newsight Ordinary Shares issuable to VSAC Stockholders pursuant to the Business Combination (before giving effect to redemptions)	13,122,700	13,122,700	13,122,700
Share redemptions	—	(5,060,000)	(7,583,783)
Weighted average common shares outstanding, basic	34,687,355	29,627,355	27,103,572
Public warrants issued	7,590,000	7,590,000	7,590,000
Private warrants issued	354,525	354,525	354,525
Stock options issued by Newsight	1,365,898	1,365,898	1,365,898
Weighted average common shares outstanding, diluted	43,997,778	38,937,778	36,413,995

195

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as Newsight’s executive officers and directors following the merger. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Eli Assoolin	56	Chief Executive Officer, Chairman of the Board of Directors and Co-Founder
Eyal Yatskan	62	Chief Technology Officer, Director and Co-Founder
Yaron Cohen	52	Chief Financial Officer
Benny Bar	65	Chief Operating Officer
Dr. George Cho Yiu So	63	Director
Aninda Dasgupta*	56	Independent Director Nominee
Dr. Renu Bhatia	63	Independent Director Nominee
Adm. William A. Owens	82	Independent Director Nominee
Patricia Ackerman*	62	Independent Director Nominee

*Proposed to serve as an external director under the Companies Law subject to ratification of election as an external director under the Companies Law by our shareholders within three months following the closing.

Executive Officers

Eli Assoolin, CEO & Chairman of the Board

Mr. Assolin co-founded the Company and has served as our Chief Executive Officer and as our Chairman of our board of directors since 2016. Mr. Assoolin brings to the Company over24 years of experience in the semiconductor industry and sensor technology. Before establishing Newsight, Mr. Assoolin has held key positions in chip design and CAD in several leading companies, including Motorola, DSP Group, Magma, ICCOM, Transchip, and others. He has also served as the General Manager of Maple Technologies. Mr. Assoolin holds a BSc in Computer Sciences from the Open University and holds an Executive-MBA from the Bar Ilan University.

Eyal Yatskan, CTO & Director

Mr. Yatskan co-founded the Company and has served as our Chief Technology Officer and as a director since 2016. Mr. Yatskan brings to the Company over 25 years of experience in the semiconductor industry. Prior to founding Newsight, Mr. Yatskan held CTO, R&D manager and VLSI department manager positions in full custom ASIC/FPGA design at leading semiconductor corporations. Among others, Mr. Yatskan served as Consulting VLSI Director at Rachip and Director Chip Design at TransChip. He is a Senior Lecturer at the Holon Institute of Technology, Hightech Experts Training and CDC. Mr. Yatskan holds a BA in Computer Engineering from the Technion – Israel Institute of Technology and an MBA from Boston University.

Yaron Cohen, CFO

Mr. Cohen joined the Company in 2017 as its Chief Financial Officer. Mr. Cohen has vast experience as the Chief Financial Officer. He has worked for several global companies in the fields of electric infrastructures, e-commerce and renewable energy. Mr. Cohen specializes in fundraising, cooperating with global boards of’ directors and venture capital firms. He played a crucial role in establishing global subsidiaries all over the word mostly in China and Hong Kong, where he led the intricate financial, operational and tax processes. Mr. Cohen was responsible for public and private companies in his role as manager at BDO. Mr. Cohen has a C.P.A license and an M.B.A and, a B.B with a major in finance and accounting from the faculty of finance and accounting from the College of Management in Rishon Lezion, Israel.

196

Benny Bar, COO

Mr. Bar joined the Company in 2016 as its Chief Operating Officer. Mr. Bar brings to the Company over 33 years of experience in the semiconductor industry. Mr. Bar has held key positions as analog and digital chip designer and layout manager at National Semiconductor. Among others, Mr. Bar has established the Avanti and Apache offices in Israel. Mr. Bar was also a VP at VLSI of the DSP Group and has served as the Sales Account Manager Technology at Cadence Design Systems. Mr. Bar holds a B.Sc. in Electronics Engineering from the Ben Gurion University.

Directors

Dr. George Cho Yiu So, Director

Dr. So has served as a member of our Board since 2020. Dr. So is passionate about driving innovation and technology in sustainable developments to improve human lives and protect the environment. His vision and leadership were demonstrated in his involvement in different associations, the HK Innovation Association (Founding Chairman); the Guangdong-HK-Macao-Bay Area Innovation Technology and Knowledge Transfer Centre (Chairman); the HK International Blockchain, and Financial Association (Advisor), etc. His achievements also include appointments as the advisor to Our Hong Kong Foundation; member of the Hong Kong Accreditation Service Advisory Board to the HKSAR Innovation and Technology Commission, and the Innovation and Technology Committee of the Hong Kong Trade Development Council. Dr. So holds a bachelor’s degree in chemical science engineering from the University of Saskatchewan, an honorary Doctor of Engineering degree from the University of Lincoln and an Honorary Doctor of Science degree from Simpson University.

Anindadeb “Aninda” Dasgupta, Independent Director Nominee

Mr. Dasgupta is currently Senior Vice President at A. O. Smith Corp and President of A. O. Smith Holdings Srl. part of the S&P 500 index and listed on the NYSE. A. O. Smith is a 148-year-old leader in the global water heating and water treatment markets. Mr. Dasgupta is a member of A.O. Smith’s executive leadership team and responsible for its international businesses. Over a 34-year career, Mr. Dasgupta has held senior leadership roles in R&D, Marketing, Business Development, General Management, and International Sales in large corporations, start-ups, and family-owned businesses. Mr. Dasgupta holds a BE degree in Electronics Engineering from MS University of Baroda, India, an MS degree and Doctoral studies in Electrical, Computer and Systems Engineering from Rensselaer Polytechnic Institute and an MBA degree from Kellogg School of Management, Northwestern University, Illinois and Hong Kong University of Science and Technology.

Dr. Renu Bhatia, Independent Director Nominee

Dr. Bhatia has over 25 years of experience in the finance, fintech, health care and real estate sectors. She has extensive experience in board and senior executive roles in the financial services industry, investment banking, asset management, and venture capital, including among others at Goldman Sachs and HSBC Asset Management. Dr. Bhatia is currently Chair of Opharmic Technology and is the Deputy Chair of the Main Board and GEM Listing Committee of the Stock Exchange of Hong Kong. She is a member of the Enterprise Support Scheme Assessment Panel, Business Professional Federation Healthcare Committee and on the board of directors of several significant non-profits, technology companies and investment groups Among her awards and honors, Dr. Bhatia holds an MBA degree from Yale University, an MBBS degree from the University of London and a Postgraduate Diploma in Therapeutics and Internal Medicine from the University of Hong Kong.

197

Admiral William A. Owens, Independent Director Nominee

Admiral Owens is a retired four-star admiral of the United States Navy who served as the Vice Chairman of the Joint Chiefs of Staff from 1994 to 1996. Admiral Owens is executive chairman of Red Bison, (information and communication technology) and serves on the board of directors at Wipro, and the public SPAC, Compass, and is a director of 11 private companies as well as Seattle University, the Fiscal Responsibility Amendment Assn (the aim of which is a balanced budget amendment to the US Constitution). He is also a member of the Council of Foreign Relations.

Admiral Owens has served as an executive or as a member of the board of directors of various companies, including as CEO of Nortel Networks Corporation, President and vice chairman of Science Applications International Corporation; Chair and CEO of Teledesic LLC (satellite communications); chairman and Managing Director of AEA Holdings Asia overseeing all Private Equity in Asia, Chairman of CenturyLink (telecommunications); Vice Chair of the NYSE for Asia, and more. Admiral Owens holds a degree in Mathematics from the United States Naval Academy, a PPE degree from Oxford University and an MBA from George Washington University.

Patricia Ackerman, Independent Director Nominee

Ms. Ackerman has over 30 years of experience in progressive corporate finance positions culminating in her last role before retiring in 2022 as Senior Vice President of Investor Relations, Corporate Responsibility and Sustainability, and Treasurer of NYSE listed A.O. Smith. She has also served on over five not-for-profit boards, helping the community face healthcare and diversity challenges, and assuring the continued competitiveness of a major research-driven state university, including the American Red Cross for the Southeast Region of Wisconsin, Wisconsin School of Business and past Chairwoman of Milwaukee Women, Inc. Ms. Ackerman holds a BBA-Finance degree from the University of Wisconsin-Madison and an MBA degree from Marquette University.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Arrangements for Election of Directors and Members of Management

Following the closing of the Business Combination, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. As a foreign private issuer whose shares will be listed on The Nasdaq Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of The Nasdaq Capital Market.

After the closing of the Business Combination, we will be a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the following:

●	whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 331⁄3% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our Restated Newsight Articles, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 331⁄3% of the total outstanding voting power of our shares except in the case of an adjourned meeting at which any number of shareholders shall constitute a quorum for the business for which the original general meeting was called;

198

●	we intend to adopt and approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions. In addition, we intend to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees, or consultants;

●	we also intend to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule requiring shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company); and

●	as permitted by the Companies Law, our board of directors will select director nominees, and we will not have a written charter or board resolution addressing the nominations process. Directors will not be selected, or recommended for board of director selection, by independent directors constituting a majority of the board’s independent directors or by a nominations committee comprised solely of independent directors as required by the Nasdaq corporate governance rule.

We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and our Restated Newsight Articles, to be effective upon the closing of the Business Combination, our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our Restated Newsight Articles, to be effective upon the closing of the Business Combination, the number of directors on our board of directors will be no less than three and no more than nine. Other than the external directors (as discussed below), the board of directors will be divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). At each annual general meeting of our shareholders, the election or re-election of directors (other than the external directors) following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors who are not external directors will be divided among the three classes as follows:

●	the Class I director will be Dr. George Cho Yiu So, whose term will expire at the annual general meeting of shareholders to be held in 2024;
●	the Class II directors will be Adm. William A. Owens and Dr. Renu Bhatia, and their terms will expire at our annual meeting of shareholders to be held in 2025; and
●	the Class III directors will be Eli Assoolin and Eyal Yatskan and their terms will expire at our annual meeting of shareholders to be held in 2026.

199

Patricia Ackerman and Aninda Dasgupta will serve as our external directors and, subject to their election within three months following the closing of the Business Combination, will each have a term of three years.

Our directors, other than our external directors, will generally be elected by a simple majority vote of holders of Newsight ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors (i.e., the nominees receiving the largest number of “for” votes will be elected in such contested election) under the terms of the Restated Newsight Articles.

Each director, other than our external directors, will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our Restated Newsight Articles, to be effective upon the closing of the Business Combination, the approval of the holders of at least 60% of the total voting power of our shareholders is generally required to remove any of our directors (other than the external directors) from office or amend the provision requiring the approval of at least 60% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. The office of a director that was appointed by the Board to fill any vacancy shall only be for the remainder of the term during which the director whose service has ended was filled would have held office. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Restated Newsight Articles, to be effective upon the closing of the Business Combination, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Chairperson of the Board

Our Restated Newsight Articles, to be effective upon the closing of the Business Combination, provide that the board of directors shall appoint a member of the board to serve as the Chairperson. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

●	at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years each.

In addition, a person who is subordinate, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinate to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary (provided that the chairperson may serve as a director or chairperson of a controlled subsidiary).

200

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are generally required to appoint at least two external directors.

Pursuant to the regulations promulgated under the Companies Law, companies whose shares are traded on specified U.S. stock exchanges, including Nasdaq, which do not have a controlling shareholder (as such term is defined in the Companies Law) and which comply with the independent director requirements and the audit committee and compensation committee composition requirements of U.S. federal securities law and the U.S. stock exchange applicable to domestic issuers, may (but are not required to) elect to opt out of the requirement to maintain external directors and opt out of the composition requirements under the Companies Law with respect to the audit and compensation committees. We have determined that we currently do not qualify for such exemption and cannot “opt out” from such requirement. However, we will review this determination from time to time and may determine in the future that we qualify for such exemption. In such event, we may elect to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of our audit and compensation committees.

The appointment of initial external directors must be made by a general meeting of our shareholders no later than three months following the closing of the Business Combination, and therefore we intend to hold a meeting of shareholders within three months of the closing of the Business Combination for the appointment of two external directors.

The provisions of the Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a meeting of shareholders, provided that either:

●	such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, which we refer to as a “disinterested majority”; or

●	the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

The term “controlling shareholder” as used in the Companies Law for purposes of all matters related to external directors and for certain other purposes (such as the requirements related to appointment to the audit committee or compensation committee, as described below), means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint a majority of the directors of the company or its general manager. With respect to certain matters (various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

The initial term of an external director is three years. Thereafter, an external director may be re-elected, subject to certain circumstances and conditions, by shareholders to serve in that capacity for up to two additional three-year terms, provided that either:

(i)	his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company, subject to additional restrictions set forth in the Companies Law with respect to affiliations of external director nominees;

(ii)	the external director proposed his or her own nomination, and such nomination was approved in accordance with the requirements described in the paragraph above; or

(iii)	his or her service for each such additional term is recommended by the board of directors and is approved at a meeting of shareholders by the same majority required for the initial election of an external director (as described above).

201

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including Nasdaq, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements (as described above regarding the re-election of external directors). Prior to the approval of the re-election of the external director at a general meeting of shareholders, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

External directors may be removed from office by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election or by a court, in each case, only under limited circumstances, including ceasing to meet the statutory qualifications for appointment or violating their duty of loyalty to the company. An external director may also be removed by order of an Israeli court if, following a request made by a director or shareholder of the company, the court finds that such external director has ceased to meet the statutory qualifications for his or her appointment as stipulated in the Companies Law or has violated his or her duty of loyalty to the company.

If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Companies Law to call a meeting of the shareholders as soon as practicable to appoint a replacement external director. Each committee of the board of directors that exercises the powers of the board of directors must include at least one external director, except that the audit committee and the compensation committee must include all external directors then serving on the board of directors and an external director must serve as chair thereof. Under the Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to the Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Companies Law provides that a person is not qualified to be appointed as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no controlling shareholder or any shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director any affiliation or other disqualifying relationship with a person then serving as chair of the board or chief executive officer, a holder of 5% or more of the issued share capital or voting power in the company or the most senior financial officer.

The term “relative” is defined in the Companies Law as a spouse, sibling, parent, grandparent or descendant, a spouse’s sibling, parent or descendant and the spouse of each of the foregoing persons. Under the Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):

●	an employment relationship;

●	a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

●	control; and

●	service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

202

The term “office holder” is defined in the Companies Law as a general manager (i.e., chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority or an Israeli stock exchange. A person may also not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to indemnification or exculpation contracts or commitments and insurance coverage for his or her service as an external director, other than as permitted by the Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

According to the Companies Law and regulations promulgated thereunder, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below), provided that at least one of the external directors must be determined by our board of directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the independence requirements of Nasdaq rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under the Companies Law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of the following: (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his or her position in the company or (iii) at least five years of experience serving in one of the following capacities or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Director Independence

The Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). Our board of directors is expected to determine that Aninda Dasgupta, Dr. Renu Bhatia, Admiral William Owens and Patricia Ackerman are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

203

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chair of the committee. The audit committee may not include (i) the chair of the board; (ii) a controlling shareholder of the company; (iii) a relative of a controlling shareholder; (iv) a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or (v) a director who derives most of his or her income from a controlling shareholder. In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director” under the Companies Law is defined as either an external director or as a director who meets the following criteria:

●	he or she meets the qualifications for being appointed as an external director, except for the requirement that the director (i) be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed for trading outside of Israel) and (ii) have accounting and financial expertise or professional qualifications; and

●	he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in his or her service as a director shall not be deemed to interrupt the continuity of the service.

Each member of our audit committee (each, as identified in the second paragraph under “—Listing Requirements” below) is an unaffiliated director under the Companies Law, thereby fulfilling the foregoing Israeli law requirement for the composition of the audit committee.

Listing Requirements

Under the corporate governance rules of the Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the closing of the Business Combination, our audit committee will consist of Ms. Ackerman, Mr. Dasgupta and Dr. Bhatia. Ms. Ackerman will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq. Our board of directors is expected to determine that Ms. Ackerman is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

Our board of directors is expected to determine that each member of our audit committee is “independent”, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee, which is consistent with the Companies Law, the SEC rules, and the corporate governance rules of the Nasdaq. These responsibilities include:

●	retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;
●	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;
●	overseeing the independence, compensation and performance of the company’s independent auditors;
●	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

204

●	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;
●	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;
●	recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;
●	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;
●	identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;
●	reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and
●	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

Additionally, under the Companies Law, the role of the audit committee includes the identification of irregularities in our business management, among other things, by consulting with the internal auditor or our independent auditors and suggesting an appropriate course of action to the board of directors. In addition, the audit committee or the board of directors, as set forth in the articles of association of the company, is required to approve the yearly or periodic work plan proposed by the internal auditor. The audit committee is required to assess the company’s internal audit system and the performance of its internal auditor. The Companies Law also requires that the audit committee assess the scope of the work and compensation of the company’s external auditor. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and whether certain transactions with a controlling shareholder will be subject to a competitive procedure.

The audit committee charter will state that in fulfilling its role the committee is empowered to conduct or authorize investigations into any matters within its scope of responsibilities

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee. The compensation committee generally must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. The chair of the compensation committee must be an external director. Each compensation committee member who is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to who may not serve as a member of the compensation committee. Each member of our compensation committee (each, as identified in the second paragraph under “—Listing Requirements” below) fulfils the foregoing Israeli law requirements related to the composition of the compensation committee.

Listing Requirements

Under the corporate governance rules of Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.

205

Following the closing of the Business Combination, our compensation committee will consist of Ms. Ackerman, Mr. Dasgupta, and Adm. Owens. Mr. Dasgupta will serve as chairperson of the compensation committee. Our board of directors is expected to determine that each member of our compensation committee is independent under the corporate governance rules of the Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:

●	making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;
●	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;
●	resolving whether to approve arrangements with respect to the terms of office and employment of office holders; and
●	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors will adopt a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of the Nasdaq and include among others:

●	recommending to our board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;
●	reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;
●	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and
●	administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

Compensation Policy under the Companies Law

In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, the compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of Newsight ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

●	the majority of such Newsight ordinary shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or
●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation committee, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

206

If a company adopts a compensation policy in anticipation of its initial public offering (or in this case, prior to the closing of the Business Combination) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the foregoing procedures, then it will remain in effect for a term of five years from the date such company becomes a public company. We have elected to follow such relief, and our compensation policy, which we intend to adopt prior to the closing of the Business Combination, is described below.

The compensation policy must be based on certain considerations and include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

●	the education, skills, experience, expertise, and accomplishments of the relevant office holder;
●	the office holder’s position and responsibilities;
●	prior compensation agreements with the office holder;
●	the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, and in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;
●	if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and
●	if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

The compensation policy must also include, among other things:

●	with regards to variable components:

●	with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or
●	the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

●	a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;
●	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
●	a limit to retirement grants.

207

We intend that our compensation policy will be approved by our board of directors and shareholders prior to the closing of the Business Combination and will become effective immediately prior to the closing of the Business Combination. Our compensation policy is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy to be adopted, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus, retention bonus, relocation bonus, special bonuses and commissions, equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total annual variable compensation components (cash bonuses and equity-based compensation) of each executive officer may be at any percentage less than 100% of the total compensation package of such executive officer on an annual basis.

Pursuant to our compensation policy to be adopted, an annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, other than our Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer. The annual cash bonus that may be granted to executive officers, other than our Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

Under our compensation policy to be adopted, our executive officers’ (including members of our board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with our compensation policy), and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

208

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchanges Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

We intend that our compensation policy will be approved by our board of directors and shareholders prior to the closing of the Business Combination, will become effective immediately prior to the closing of the Business Combination and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting, in that order. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately approved by (i) the compensation committee, (ii) board of directors, and (iii) the shareholders by a simple majority of ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

●	at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or
●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company (such a majority, a “Special Majority”).

Executive Officers other than the Chief Executive Officer

The Companies Law requires that the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii), if such compensation arrangement is inconsistent with the company’s compensation policy, the company’s shareholders by a Special Majority. If the shareholders do not approve the compensation arrangement for a non-director office holder that is inconsistent with the compensation policy, the compensation committee and board of directors may nevertheless approve such compensation, provided that the compensation committee and the board of directors each document the basis for their decision to override the decision of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an immaterial amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

209

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders by a Special Majority), in that order. However, if the shareholders do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision provided that the compensation is in accordance with the company’s compensation policy and the compensation committee and board of directors each document the basis for their decision and approve the compensation .

In the case of the compensation of a candidate for the position of chief executive officer, the compensation committee may waive the requirement to obtain shareholder approval of the proposed compensation of such candidate if the compensation committee determines that: (i) the proposed compensation arrangement is consistent with the company’s compensation policy, (ii) the candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of the compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2022, was approximately $0.86 million. This amount includes $0.11 million of amounts set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel.

As of December 31, 2022, options to purchase 3,800 ordinary shares (or 395,940 ordinary shares after giving effect to the currently anticipated split ratio, which is subject to change) granted to our executive officers and directors as a group were outstanding under our equity incentive plans at a weighted average exercise price of $4.75 per ordinary share (or $0.046 per ordinary share after giving effect to the anticipated split ratio, which is subject to change).

After the closing of the Business Combination and subject to the approval of our shareholders which we expect to obtain prior to the closing of the Business Combination, we intend to pay each of our non-employee directors an annual retainer of $[●] , with an additional annual payment for service on board committees as follows: $[●] for membership on the audit committee and $[●] for membership on the compensation committee plus an additional $[●] for the chairperson of the audit committee and $[●] for the chairperson of the compensation committee. In addition, the lead independent director will receive an additional $[●] annually. Each non-employee director will be granted equity with a value of $[●].

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. We intend to appoint an internal auditor following the closing of the Business Combination.

210

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management Following the Business Combination— Management and Board of Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

●	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and
●	all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:

●	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;
●	refrain from any activity that is competitive with the business of the company;
●	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and
●	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act that would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), the transaction needs to be approved by the board of directors unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

211

Any extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest needs to be approved first by the company’s audit committee and then by the board of directors.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee generally (unless it is with respect to a transaction which is not an extraordinary transaction) may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof. In such case, if the audit committee and board of directors approve such transaction, the subsequent approval of the shareholders is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Business Combination—Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

●	an amendment to the company’s articles of association;
●	an increase of the company’s authorized share capital;
●	a merger; or
●	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our Restated Newsight Articles, to be effective upon the closing of the Business Combination, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

212

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;
●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;
●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;
●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and
●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5748-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
●	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;
●	a financial liability imposed on the office holder in favor of a third-party;
●	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and
●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
●	an act or omission committed with intent to derive illegal personal benefit; or
●	a fine, monetary sanction, or forfeit levied against the office holder.

213

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined to be in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

Our Restated Newsight Articles, to be effective upon the closing of the Business Combination, allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We will enter into agreements that will become effective upon the consummation of the Transactions with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of (i) 25% of our total shareholders’ equity as reflected in our last published consolidated financial statements prior to the date on which the indemnity payment is made, (ii) $[●] million, (iii) 10% of our market capitalization (calculated as the average closing price of our ordinary shares over the 30 trading days prior to the date of each payment in respect of the indemnification undertakings multiplied by the total number of issued and outstanding ordinary shares and (iv), in connection with or arising out of a public offering of our securities, the aggregate amount of proceeds from the sale of, or value exchanged in relation to, such securities by us and/or any shareholder in such offering. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

214

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Dr. George Cho Yiu So’s Relationships with Both VSAC and Newsight

VSAC’s Sponsor was formed by, and is controlled by, Dr. George Cho Yiu So. Dr. So is also a director of Newsight, the chairman of Newsight’s Hong Kong subsidiary, Newsight Imaging Hong Kong Limited, the beneficial owner of 7.45% of Newsight’s ordinary shares that are held of record by Innovative Thinker Limited, which is controlled by Dr. So, and the beneficial owner of 2.35% of the outstanding share capital of Newsight’s subsidiary Virusight.

Certain Relationships and Related Person Transactions—VSAC

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to VSAC before the Business Combination.

Initial Issuance of Founder Shares to VSAC’s Sponsor

On September 2, 2021, we issued an aggregate of 2,530,000 shares of our Class B common stock, which we sometimes refer to as the “Founder Shares” to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.01 per share. The number of Founder Shares equaled, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Private Placement Units Issued to VSAC’s Sponsor at Its IPO Closing

Simultaneously with the closing of our IPO on November 3, 2021, we completed the private sale of 472,700 Private Placement Units to our Sponsor at a purchase price of $10.00 per Private Placement Unit in the Private Placement, generating gross proceeds to the Company of $4,727,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from our initial public offering held in the Trust Account. A total of $102,718,000, comprised of $101,200,000 of the proceeds from the IPO (which amount includes $3,542,000 of the underwriters’ deferred discount) and $1,518,000 of the proceeds of the sale of the Private Placement Units, was placed in a U.S.-based Trust Account, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Registration Rights with Respect to Founder Shares, Private Placement Units & Units Issuable upon conversion of Working Capital Loans

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement dated November 1, 2021 requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

215

Sponsor Loan to Fund IPO Expenses

On August 31, 2021, our Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2022, or the closing of the IPO. The promissory Note was fully repaid on November 8, 2021.

Administrative Support Agreement with Our Sponsor

Commencing on November 1, 2021, we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the Initial Business Combination or the Company’s liquidation, we will cease paying these monthly fees. For the period August 13, 2021 (inception) through September 30, 2022, $110,000 of expense was recorded and included in formation and operating costs in our statement of operations.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers or directors or any affiliate of our Sponsor, officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Working Capital Loans from Our Sponsor

In order to finance transaction costs in connection with our intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units. Other than as described above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Our Sponsor extended a Working Capital Loan to us in the form of a line of credit of up to $1,000,000 pursuant to a Convertible Promissory Note dated August 9, 2022). Convertible Promissory Note is to either be repaid upon the consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, up converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans. As of September 30, 2022, there was $66,000 outstanding under the Sponsor Convertible Note. In the event that we need additional working capital, our Sponsor may provide us with additional loans, but no more than $500,000 in principal amount of such additional loans may be convertible into Units.

We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

216

Newsight Bridge Financing

In connection with our entry into the Business Combination Agreement, we agreed to provide Newsight with up to $1 million of bridge financing to fund Newsight’s transaction expenses in certain circumstances and subject to certain conditions in respect of the amount of funding of Newsight. Dr. George Cho Yiu So, an affiliate of both VSAC and Newsight as described above, agreed to loan such funds to us on substantially identical terms in order to fund our obligation to make advances to Newsight. On November 4, 2022, Dr. So advanced $1,000,000 to us, which we in turn advanced to Newsight.

First Extension Note

On October 28, 2022, at the request of our Sponsor, our board extended the period of time to consummate a Business Combination to February 3, 2023, our Sponsor deposited $1,012,000 (representing $0.10 per public unit sold in the Company’s initial public offering) into our Trust Account, and we issued to our Sponsor a non-interest bearing, unsecured promissory note in that amount (the “First Extension Note”).

Potential Employment or Consulting Arrangements Between Our Management Team and Newsight After Closing

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

The holders of the founder shares, placement units, and units that may be issued upon conversion of working capital loans (and in each case holders of their component securities, as applicable) will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us.

Indemnification of Our Directors and Officers

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. Our amended and restated memorandum and articles of association also permit us to secure insurance on behalf of any officer or director who at the request of the company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

VSAC Related Party Policy

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. We have filed a copy of our code of ethics with the SEC and a copy is available on our website. You are able to review our code of ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K

217

In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We have filed a copy of our audit committee charter with the SEC and a copy is available on our website. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Since August 2021, Mr. Stein has been serving as an independent non-executive director of Liberty Resources Acquisition Corp. and the manager of its sponsor, Liberty Fields LLC. Liberty Resources Acquisition Corp is a blank check special purpose acquisition company aiming to acquire a company in the natural resources, oil or gas industries. Since May 2021, Mr. Stein has been serving as an executive director and the Chief Financial Officer of PHP Ventures Acquisition Corp. (NASDAQ: PPHPU). PHP Ventures Acquisition Corp. is a Nasdaq listed blank check special purpose acquisition company aiming to acquire consumer-facing companies with a significant Africa presence or a compelling Africa potential. VSAC does not believe that Mr. Stein’s positions with these two companies present a material conflict of interest with his service as a director of VSAC because these two other companies are not seeking acquisition targets in the same industries and markets as VSAC.

Certain Relationships and Related Person Transactions—Newsight

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Newsight before the Business Combination.

Rights of Appointment

Newsight’s board of directors immediately after the closing of the Business Combination will consist of nine directors. Pursuant to Newsight’s articles of association as in effect immediately prior to the Business Combination, certain of Newsight’s shareholders, including related parties, had rights to appoint directors and observers to its board of directors.

All rights to appoint directors and observers will terminate upon the closing of the Business Combination.

Agreements with Officers

Employment Agreements. Newsight has entered into employment agreements with each of its executive officers, specifying the terms of each individual’s employment or service, as applicable. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options. Since Newsight’s inception, Newsight has granted options to purchase Newsight ordinary shares to its executive officers and directors. Such ordinary shares issuable under these options are subject to contractual lock-up agreements with Newsight or the underwriters.

Exculpation, indemnification, and insurance. Newsight’s articles of association to be effective upon the closing of the Business Combination permit it to exculpate, indemnify and insure certain of its officeholders (as such term is defined under the Companies Law) to the fullest extent permitted by the Companies Law. Newsight intends to enter into agreements with certain officeholders, exculpating them from a breach of their duty of care to Newsight to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the closing of the Business Combination to the extent that these liabilities are not covered by insurance.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Newsight, the Sponsor and certain securityholders of Newsight entered into the Registration Rights Agreement pursuant to which, following completion of the Transactions, Newsight agreed to register for resale upon demand certain Newsight ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Newsight will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Newsight securities, and all such prior agreements shall be terminated.

Approval of Related Party Transactions under Israeli Law

For a discussion of the approval of related party transactions under Israeli law, see “Management Following The Business Combination—Approval of Related Party Transactions under Israeli Law.”

218

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of VSAC Common Stock and VSAC warrants (collectively “VSAC securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of VSAC Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Newsight ordinary shares and Newsight warrants following the Business Combination. This discussion applies only to the VSAC securities, Newsight ordinary shares and Newsight warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of VSAC Common Stock or the ownership and disposal of Newsight ordinary shares and Newsight warrants. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither VSAC nor Newsight has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of Newsight ordinary shares or Newsight warrants to be issued to holders of outstanding Newsight preferred shares in connection with the Business Combination. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities that use a mark to market method of accounting;
●	tax-exempt organizations or governmental organizations;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding VSAC securities or Newsight ordinary shares and/or Newsight warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to VSAC securities or Newsight ordinary shares and/or Newsight warrants, as the case may be, being taken into account in an applicable financial statement;
●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding VSAC Common Stock or, after the Business Combination, the outstanding Newsight ordinary shares;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	U.S. Holders having a functional currency other than the U.S. dollar;
●	persons who hold or received VSAC securities or Newsight ordinary shares and/or Newsight warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

219

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of VSAC securities and Newsight ordinary shares and/or Newsight warrants, as the case may be, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds VSAC securities, Newsight ordinary shares and/or Newsight warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF VSAC SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING NEWSIGHT ORDINARY SHARES AND NEWSIGHT WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF VSAC SECURITIES, NEWSIGHT ORDINARY SHARES AND NEWSIGHT WARRANTS.

U.S. Federal Income Tax Treatment of Newsight

Tax Residence of Newsight for U.S. Federal Income Tax Purposes

Although Newsight is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not organized in the United States. Because Newsight is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the former shareholders of the acquired U.S. corporation hold or are treated as holding, by vote or value, at least 80% (or 60% where Newsight is tax resident in a jurisdiction other than Israel, which is not expected to be applicable in respect of the Business Combination) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

220

Newsight will indirectly acquire substantially all of the assets of VSAC as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause Newsight to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, VSAC and Newsight currently expect that the Section 7874 Percentage of the VSAC stockholders in Newsight should be less than 80% after the Business Combination. Accordingly, Newsight is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former VSAC securityholders will be deemed to own an amount of Newsight ordinary shares in respect to certain redemptions by VSAC of shares of VSAC Common Stock prior to the Business Combination for purposes of determining the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of Newsight as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code Newsight’s status as a foreign corporation for U.S. federal income tax purposes, Newsight and certain Newsight shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Newsight and potential future withholding taxes on distributions to non-U.S. Newsight shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that Newsight were still respected as a foreign corporation under Section 7874 of the Code, Newsight may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Newsight were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Newsight attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that Newsight will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of VSAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Newsight and Newsight’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold or are treated as holding at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

221

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, VSAC and Newsight currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Newsight or VSAC after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Newsight and certain of Newsight’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Newsight include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. VSAC is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether VSAC has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that VSAC will have a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% (but less than 80%) and that Newsight is tax resident in a jurisdiction other than Israel, Newsight would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under”—Tax Residence of Newsight for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Newsight is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Newsight, significant adverse tax consequences would result for Newsight and for certain Newsight shareholders, including a higher effective corporate tax rate on Newsight.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Newsight or VSAC after the Business Combination.

A new 1% U.S. federal excise tax is expected to be imposed on VSAC in connection with redemptions of VSAC Class A Common Stock

On August 16, 2022 the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations. The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, no guidance has been issued to date. While not free from doubt, absent such guidance, we currently expect that VSAC (whose securities are currently traded on the Nasdaq Global Market and who will become a subsidiary of Newsight, whose securities are expected to also be traded on the Nasdaq Global Market after the Business Combination) will be subject to the excise tax with respect to any redemptions of its VSAC Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose if the Business Combination closes on a date after December 31, 2022. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the VSAC Class A Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. In addition, although issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase, absent the issuance of applicable guidance, it is not currently expected that this reduction would be available with respect to redemptions of VSAC Class A Common Stock by VSAC and the issuance of Newsight Class A Ordinary Shares by Newsight in connection with the Business Combination. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased. That said, the imposition of the excise tax could reduce the amount of cash available to VSAC for effecting the redemptions of VSAC Class A Common Stock such that the per-share redemption amount received by redeeming holders of VSAC Class A Common Stock may be less than $10.15 per share.

222

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

It is intended that the Business Combination qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as VSAC, since the Department of Treasury and Internal Revenue Service have never issued guidance or other authority that is factually on point with the present transaction. As a result, neither VSAC’s nor Newsight’s counsel is able to opine as to whether the Merger will qualify as a reorganization. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither VSAC nor Newsight intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, although the parties intend to report the Business Combination in a manner consistent with treatment as a reorganization within the meaning of Section 368(a) to the extent permitted by law, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. U.S. Holders of VSAC securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization.”

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, a U.S. Holder of VSAC securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of Newsight ordinary shares and/or Newsight warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the VSAC securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the VSAC securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the VSAC securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the VSAC securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Newsight ordinary shares and/or Newsight warrants received in the Business Combination, if any, would not include the holding period for the VSAC securities surrendered in exchange therefor. In the case of a U.S. Holder that holds VSAC securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of VSAC securities.

223

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the

Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination not result in gain recognition as of the Effective Time by a U.S. Holder exchanging VSAC Common Stock for Newsight ordinary shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of Newsight (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the Newsight and enters into a “gain recognition agreement” with respect to the transferred VSAC Common Stock. Each U.S. Holder that will own, actually or constructively, 5% or more of either the total voting power or the total value of the outstanding shares of Newsight after the Business Combination (taking into account, for this purpose, ownership of Newsight ordinary shares, and any Newsight ordinary shares not acquired in connection with the Business Combination) should consider entering into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that any transfer of VSAC Common Stock by a U.S. Holder pursuant to the Business Combination will qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holder is not satisfied, then a U.S. Holder of VSAC Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of the Newsight ordinary shares (and, if such U.S. Holder’s VSAC warrants convert to Newsight warrants, the fair market value of the Newsight warrants) received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the VSAC Common Stock (and VSAC warrants, if any) surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the VSAC Common Stock (and VSAC warrants, if any) for more than one year at the Closing Date (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the VSAC securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the VSAC securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. Holder’s holding period in the Newsight ordinary shares received in the Business Combination, if any, would not include the holding period for the VSAC Common Stock (and VSAC warrants, if any) surrendered in exchange therefor. In the case of a U.S. Holder that holds VSAC securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of VSAC securities.

224

U.S. Holders Exchanging VSAC Securities for Newsight Ordinary Shares and/or Newsight Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only VSAC Common Stock (but not VSAC warrants) for Newsight ordinary shares, (ii) exchanges VSAC warrants for Newsight warrants, or (iii) both exchanges VSAC Common Stock for Newsight ordinary shares and exchanges VSAC warrants for Newsight warrants.

In such a case, the aggregate tax basis of the Newsight ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the VSAC Common Stock surrendered in exchange therefor. The tax basis in a Newsight warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a Newsight warrant exchanged therefor. The holding period of the Newsight ordinary shares and/or Newsight warrants received by a U.S. Holder in the Business Combination should include the period during which the VSAC Common Stock and/or warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders Exercising Redemption Rights with Respect to VSAC Common Stock

In the event that a U.S. Holder’s shares of VSAC Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of VSAC Common Stock treated as held by the U.S. Holder relative to all of the shares of VSAC Common Stock outstanding, both before and after the redemption.

The redemption of VSAC Common Stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in VSAC, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only VSAC Common Stock actually owned by such U.S. Holder but also VSAC Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include VSAC Common Stock that could be directly or constructively acquired pursuant to the exercise of VSAC warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the VSAC Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the VSAC Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption and such U.S. Holder immediately following the redemption actually and constructively owned less than 50 percent of the total combined voting power of VSAC Common Stock. The redemption of the VSAC Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in VSAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in VSAC will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

225

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of VSAC Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s VSAC Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from VSAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s VSAC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the VSAC Common Stock. After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed VSAC Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining VSAC Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its VSAC warrants or possibly in other shares of common stock constructively owned by it.

U.S. Federal Income Tax Considerations of Ownership and Disposition of Newsight Ordinary Shares and Newsight Warrants

Distributions on Newsight Ordinary Shares

If Newsight makes distributions of cash or property on the Newsight ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Newsight’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Newsight does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of VSAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Newsight and Newsight’s Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the United States (such as the Nasdaq, where the Newsight ordinary shares are intended to be listed), or (b) Newsight is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;
●	Newsight is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Newsight’s in any taxable year in which the dividend is paid or the preceding taxable year;
●	the U.S. Holder satisfies certain holding period requirements; and
●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

226

There can be no assurances that Newsight will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. Furthermore, Newsight will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Newsight ordinary shares. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on Newsight ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Newsight with respect to the Newsight ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Newsight Ordinary Shares and Newsight Warrants.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Newsight ordinary shares or Newsight warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Newsight ordinary shares and/or Newsight warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Newsight ordinary shares or Newsight warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Newsight ordinary shares and/or Newsight warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Newsight Warrant

Except as discussed below with respect to the cashless exercise of a Newsight warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Newsight ordinary share on the exercise of a Newsight warrant for cash. A U.S. Holder’s tax basis in a Newsight ordinary shares received upon exercise of the Newsight warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Newsight warrant exercised and the exercise price. The U.S. Holder’s holding period for a Newsight ordinary share received upon exercise of the Newsight warrant will generally begin on the date following the date of exercise (or possibly the date of exercise) of the Newsight warrant and will not include the period during which the U.S. Holder held the Newsight warrant. If a Newsight warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Newsight warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Newsight warrant.

227

The tax consequences of a cashless exercise of a Newsight warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Newsight ordinary shares received would generally equal the U.S. Holder’s basis in the Newsight warrants exercised for such shares. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Newsight ordinary shares would generally be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Newsight warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Newsight ordinary shares would generally include the holding period of the Newsight warrants exercised therefor.

It is also possible that a cashless exercise of a Newsight warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Newsight Ordinary Shares and Newsight Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Newsight warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Newsight warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Newsight ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the Newsight warrants deemed exercised and (ii) the exercise price of such Newsight warrants. A U.S. Holder’s holding period for the Newsight ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Newsight warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Newsight warrants.

Possible Constructive Distributions

The terms of each Newsight warrant provide for an adjustment to the number of Newsight ordinary shares for which the Newsight warrant may be exercised or to the exercise price of the Newsight warrant in certain events, as discussed under “Description of Newsight warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Newsight warrant would, however, be treated as receiving a constructive distribution from Newsight if, for example, the adjustment increases the holder’s proportionate interest in Newsight’s assets or earnings and profits (for instance, through an increase in the number of Newsight ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Newsight ordinary shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Newsight ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Newsight warrant received a cash distribution from Newsight equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Newsight ordinary shares could be materially different from that described above, if Newsight is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income; or
●	at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For this purpose, Newsight will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Newsight owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, rents, royalties and capital gains.

228

Based on the current and anticipated composition of the income, assets and operations of Newsight and its subsidiaries, Newsight does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that Newsight will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Newsight can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Newsight or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Newsight or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Newsight’s income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of Newsight and its subsidiaries may cause Newsight to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Newsight were considered a PFIC at any time that a U.S. Holder owns Newsight ordinary shares or Newsight warrants, Newsight would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Newsight ordinary shares and/or Newsight warrants at their fair market value on the last day of the last taxable year in which Newsight is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below, but any loss would not be recognized. After the deemed sale election, the Newsight ordinary shares or Newsight warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Newsight subsequently becomes a PFIC.

For each taxable year that Newsight is treated as a PFIC with respect to a U.S. Holder’s Newsight ordinary shares or Newsight warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Newsight ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Newsight ordinary shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Newsight ordinary shares;
●	the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Newsight is a PFIC, will be treated as ordinary income; and
●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Newsight ordinary shares or Newsight warrants cannot be treated as capital gains, even though the U.S. Holder holds the Newsight ordinary shares or Newsight warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Newsight may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Newsight does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Newsight’s subsidiaries.

229

If Newsight is a PFIC, a U.S. Holder of Newsight ordinary shares (but not Newsight warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Newsight ordinary shares only if Newsight provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Upon written request, Newsight will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Newsight ordinary shares in the event Newsight is treated as a PFIC for any taxable year. There can be no assurance, however, that Newsight will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Newsight warrants will not be able to make a QEF election with respect to their warrants.

In the event Newsight is a PFIC, a U.S. Holder that makes a QEF election with respect to its Newsight ordinary shares would generally be required to include in income for each year that Newsight is treated as a PFIC the U.S. Holder’s pro rata share of Newsight’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Newsight ordinary shares. Any net deficits or net capital losses of Newsight for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Newsight ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Newsight ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Newsight ordinary shares by a corresponding amount.

If Newsight owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Newsight’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Newsight ordinary shares in which Newsight is a PFIC, then the Newsight ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Newsight ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Newsight ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Newsight ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Newsight ordinary shares to elect out of the Excess Distribution Rules discussed above if Newsight is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Newsight ordinary shares, such U.S. Holder will include in income for each year that Newsight is treated as a PFIC with respect to such Newsight ordinary shares an amount equal to the excess, if any, of the fair market value of the Newsight ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Newsight ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Newsight ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Newsight ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Newsight ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Newsight ordinary shares, as well as to any loss realized on the actual sale or disposition of the Newsight ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Newsight ordinary shares previously included in income. A U.S. Holder’s basis in the Newsight ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Newsight makes would generally be subject to the rules discussed above under “ —Distributions on Newsight ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Newsight warrants will not be able to make a mark-to-market election with respect to their Newsight warrants.

230

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Newsight ordinary shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Newsight ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Newsight.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Newsight ordinary shares in which Newsight is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Newsight ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Newsight ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Newsight is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Newsight ordinary shares and Newsight warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Newsight ordinary shares or Newsight warrants that is not a U.S. Holder, and is:

●	a nonresident alien individual, other than certain former citizens and residents of the United States;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder.

Non-U.S. Holders Exercising Redemption Rights with Respect to VSAC Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s VSAC Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s VSAC Common Stock, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to VSAC Common Stock.” Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Newsight Ordinary Shares and Newsight Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of VSAC Common Stock. However, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if VSAC Common Stock constitutes a U.S. real property interest by reason of VSAC’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. VSAC believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

231

If a Non-U.S. Holder receives cash for VSAC Common Stock, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits of VSAC, as determined under U.S. federal income tax principles, provided such dividends are not effectively connected with such Non-U.S. Holders’ conduct of a trade or business within the United States.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Newsight Ordinary Shares and Newsight Warrants to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Newsight ordinary shares (including constructive distributions treated as dividends as discussed above under “—U.S. Holders Possible Constructive Distributions”) or (ii) gain realized upon the sale or other taxable disposition of Newsight ordinary shares and/or Newsight warrants generally will not be subject to U.S. federal income taxation unless:

●	the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or
●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner discussed in “—U.S. Holders Distributions on Ordinary Shares” and “—U.S. Holders Sale, Exchange, Redemption or Other Taxable Disposition of Newsight Ordinary Shares and Newsight Warrants.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Newsight warrant, or the lapse of a Newsight warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a Newsight Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Newsight ordinary shares and Newsight warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

232

Foreign Account Tax Compliance Act

The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. financial institutions that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of Newsight ordinary shares and to withhold on a portion of payments with respect to our ordinary shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our ordinary shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to Newsight ordinary shares will not apply to payments made before the date that is two years after the date of publication of final regulations defining the term “foreign passthru payment”. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our ordinary shares should consult their tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of VSAC Common Stock, dividends received by U.S. Holders of Newsight ordinary shares, and the proceeds received on sale or other taxable the disposition of Newsight ordinary shares or Newsight warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to VSAC Common Stock and Newsight ordinary shares and proceeds from the sale, exchange, redemption or other disposition of Newsight ordinary shares or Newsight warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of VSAC Common Stock or VSAC warrants or their Newsight ordinary shares or Newsight warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Newsight ordinary shares and proceeds from the sale of other disposition of Newsight ordinary shares or Newsight warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

233

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of Ordinary Shares of Newsight Imaging Ltd. (“Newsight”) You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Newsight, and certain Israeli Government programs that benefit Newsight. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Newsight ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities, trusts or foundations, partnerships, controlled foreign corporations and any other type of taxpayer that are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Newsight cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies”.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

●	Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;
●	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and
●	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

234

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;
●	The research and development must be for the promotion of the company; and
●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

Every year, we apply to the IIA for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year they were incurred, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain eligible companies with incentives for capital investments in production facilities (or other eligible assets) and certain tax benefits with respect to certain eligible income.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or instead irrevocably, elect to forego such benefits and apply the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Preferred or Special Preferred Technological Enterprises, alongside the existing tax benefits.

The following discussion is a summary of the Investment Law following its most recent amendments:

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

235

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

As of December 31, 2020 Newsight did not apply the new benefits under the Preferred Enterprise regime.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law. The 2017 Amendment will apply to a Preferred Company which meets the “Preferred Enterprise” condition and certain additional conditions, including, all the following:

●	the company’s average R&D expenses in the three years prior to the current tax year must be greater than or equal to the average of 7% of its total revenue or exceed NIS 75 million per year; and
●	the company must also satisfy one of the following conditions: (1) the full salary of the lowest between at least 20% of the company’s overall workforce, or at least 200 employees, was recorded and paid as R&D expenses in the company’s financial statements; (2) a venture capital investment of an amount of at least NIS 8 million was previously made in the company; or (3) a growth in sales by an average of 25% over the three years preceding the tax year (provided transactions revenue of over NIS 10 million for the said years); (4) a growth in workforce by an average of 25% over the three years preceding the tax year (provided that the company employed at least 50 employees in the said years)

A Preferred Company satisfying certain conditions (including the conditions as stated above) will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A”. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group-consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

236

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%. Please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company.

As of December 31, 2020 Newsight did not apply for a tax ruling from the ITA or implemented benefits under The Preferred Technological Enterprise regime.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders.

Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of Newsight ordinary shares will be taxed at the rate of 25%. However, if the shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12- month period (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares), such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person with respect to the material matters of the corporation on a permanent basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2021).

A non-Israeli resident that derives capital gains from the sale of shares of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) hold, whether directly or indirectly, more than 25% of the means of control, as such term is defined above, in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

237

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA). For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable. However, under the United States-Israel Tax Treaty, a Treaty U.S. Resident may be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition of the shares, subject to the limitations under U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23%. An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares. With respect to corporate investors, capital gain tax equal to the corporate tax rate (23% starting in 2018) will be imposed on the sale of our traded shares, unless contrary provisions in a relevant tax treaty applies.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2013 or before) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Preferred Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129(C)(a)(1) of the Israeli Tax Ordinance is exempt from tax on dividend.

238

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2013 or before and subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced 15%, or such lower rate as may be provided under an applicable tax treaty, 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Technological Enterprise, and 4% if the dividend is distributed from income attributed to a Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, (please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Beneficiary Enterprise, a Preferred Enterprise or a Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise, Preferred Enterprise or a Preferred Technological Enterprise are not entitled to such reduced rate under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise, Preferred Enterprise or a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the ITA to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will be required to comply with certain administrative procedures with the Israeli Tax Authorities in order to receive a refund of the excess tax withheld.

A foreign resident receiving dividend income from an Israeli company, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Surtax (see below) in accordance with section 121B of the Ordinance.

Israeli Tax Withholding.

In addition to all of the above, any payment made by an Israeli resident company may be subject to Israeli withholding tax, regardless of whether the recipient should be subject to Israeli tax with respect to the receipt of such payment, unless the recipient provides the company with a valid certificate issued by the ITA to exempt the recipient from such withholding tax liability.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

239

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Israeli Transfer Pricing Regulations

On November 29, 2006, Income Tax Regulations (Determination of Market Terms) promulgated under Section 85A of the Tax Ordinance, came into effect (“TP Regulations”). Section 85A of the Tax Ordinance and the TP Regulations generally require that all cross-border transactions carried out between related parties be conducted on an arm’s length principle basis and will be taxed accordingly.

Certain Withholding Tax Consequences of the Business Combination

The Business Combination is a taxable event in Israel. The VSAC stockholders and holders of VSAC warrants that are not residents of Israel should, under certain conditions, be exempt from Israeli tax while those that are Israeli residents may be taxed on any capital gains resulting from the exchange of their VSAC Common Stock and the VSAC warrants.

Newsight, Merger Sub, their respective affiliates, and any other person making a payment under the Business Combination Agreement (including the issuance of shares as consideration under the Business Combination Agreement) is required to deduct and withhold tax from the consideration payable to them under the Business Combination Agreement in accordance with applicable legal requirements. VSAC has applied for a tax ruling from the ITA exempting Newsight, Merger Sub and their respective agents from any obligation to withhold Israeli tax from such consideration payable or otherwise deliverable to VSAC stockholders and holders of VSAC warrants, and deferring the taxable event to the time of the sale of the shares or warrants. We sometime refer to such tax ruling as the WHT Ruling. In case such tax ruling is not timely obtained or does not cover all VSAC stockholders and holders of VSAC warrants, according to the Business Combination Agreement: (1) any VSAC stockholder or holder of VSAC warrants that owns at least 5% of VSAC Common Stock or is a resident of Israel will be subject to tax withholding in Israel, unless an exemption certificate from the ITA is provided by such VSAC stockholder or holder of VSAC warrants; and (2) VSAC stockholder or holder of VSAC warrants that owns less than 5% of VSAC Common Stock may provide a valid declaration that it is not and has never been an Israeli tax resident, that it does not and has never maintained a permanent establishment in Israel, and that it is not a direct or indirect holder of 5% or more of VSAC Common Stock. No assurance can be given that the tax ruling will be obtained or that the ITA will exempt Newsight, Merger Sub and their respective agents from any obligation to withhold Israeli tax. In the event that such tax ruling is not obtained prior to the payment of such consideration, Israeli tax withholding may be required with respect to payments made to certain VSAC stockholders and holders of VSAC warrants who do not obtain an exemption certificate from the ITA or provide such tax declaration, by that time.

240

DESCRIPTION OF NEWSIGHT ORDINARY SHARES

A summary of the material provisions governing Newsight’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Restated Newsight Articles, a copy of which is appended to this proxy statement/prospectus as Exhibit H to Annex A.

The following descriptions of share capital and provisions of the Restated Newsight Articles are summaries and are qualified by reference to the Restated Newsight Articles. Copies of these documents will be filed with the SEC as exhibits to this registration statement. The description of the Newsight Ordinary Shares reflects changes to Newsight’s capital structure that will occur upon the closing of the Business Combination.

General

This section summarizes the material rights of Newsight shareholders under Israeli law, and the material provisions of the Restated Newsight Articles.

Share Capital

The authorized share capital of Newsight upon the closing of the Business Combination will consist of 700,000,000 Newsight ordinary shares, no par value per share, of which 104,621,052 shares are expected to be outstanding following the Recapitalization (assuming the Recapitalization has occurred)(based a stock split ratio, which is subject to change), no shares of VSAC Common Stock are redeemed in connection with the Business Combination) and the consummation of the Business Combination and the PIPE Investment.

All of the outstanding Newsight ordinary shares are validly issued, fully paid and non-assessable. The Newsight ordinary shares are not redeemable and do not have any preemptive rights.

Newsight’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Newsight may also issue and redeem redeemable securities on such terms and in such manner as Newsight’s board of directors shall determine.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 513887042. Our affairs are governed by the Restated Newsight Articles, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in the Restated Newsight Articles to be effective upon the completion of the Business Combination is to engage in any lawful act or activity.

Voting Rights

All Newsight ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Newsight ordinary shares are issued in registered form and may be freely transferred under the Restated Newsight Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the NASDAQ. The ownership or voting of Newsight ordinary shares by non-residents of Israel is not restricted in any way by the Restated Newsight Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

241

Election of Directors

Under the Restated Newsight Articles, our board of directors must consist of not less than three but no more than nine directors, including any external directors. Pursuant to the Restated Newsight Articles, each of our directors will be appointed by a simple majority vote of holders of Newsight ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, our directors (excluding our external directors) are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 60% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and the Restated Newsight Articles. In addition, the Restated Newsight Articles provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Restated Newsight Articles to be effective upon completion of the Business Combination, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and Liquidation Rights

Newsight may declare a dividend to be paid to the holders of Newsight ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Restated Newsight Articles to be effective upon completion of the Business Combination will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of Newsight’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Newsight ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Newsight ordinary shares, proceeds from the sale of the Newsight ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are or have been in a state of war with Israel.

242

Registration Rights

Concurrently with the execution of the Business Combination Agreement, Newsight, the Sponsor and certain securityholders of Newsight entered into the Registration Rights Agreement pursuant to which, following completion of the Transactions, Newsight agreed to register for resale upon demand certain Newsight ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Newsight will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Newsight securities, and all such prior agreements shall be terminated.

Additionally, under the Registration Rights Agreement, each of the securityholders of Newsight party thereto (other than the Sponsor) have agreed not to transfer its Newsight ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer the Sponsor Lock-Up Shares except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Newsight completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Newsight shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Separately, the articles of association of Newsight will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Newsight as of immediately prior to such amendment will be restricted from transferring its Newsight ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

Shareholder Meetings

Under Israeli law, Newsight is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Restated Newsight Articles as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Newsight’s issued and outstanding shares and 1% or more of Newsight’s outstanding voting power or (b) 5% or more of Newsight’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. The Restated Newsight Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to the articles of association;
●	appointment, terms of service and termination of services of auditors;
●	appointment of directors, including external directors;
●	approval of certain related party transactions;
●	increases or reductions of authorized share capital;
●	a merger; and
●	the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

243

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Restated Newsight Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Restated Newsight Articles, holders of the Newsight ordinary shares have one vote for each Newsight ordinary share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Newsight’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 331⁄3% of the total outstanding voting power of our shares, except in the case of an adjourned meeting at which any number of shareholders shall constitute a quorum for the business for which the original general meeting was called. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum.

Vote Requirements

The Restated Newsight Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Restated Newsight Articles to be effective upon completion of the Business Combination. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management Following the Business Combination—Compensation Committee” and “—Compensation Policy under the Companies Law.” Under the Restated Newsight Articles, the alteration of the rights, privileges, preferences or obligations of any class of Newsight’s shares (to the extent there are classes other than Newsight ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under the Restated Newsight Articles, the approval of the holders of at least 60% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 60% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document Newsight is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Newsight may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

244

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

245

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

246

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures in our Restated Newsight Articles

The Companies Law allows us to create and issue shares having rights different from those attached to Newsight ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Business Combination, no preferred shares will be authorized under the Restated Newsight Articles to be effective upon completion of the Business Combination. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of Newsight ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the Restated Newsight Articles to be effective upon completion of the Business Combination, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Restated Newsight Articles to be effective upon the completion of the Business Combination, as described above in “Description of Newsight Ordinary Shares—Shareholder Meetings.” In addition, as disclosed under “Description of Newsight Ordinary Shares—Election of Directors,” we will have a classified board structure upon completion of the Business Combination, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and the Restated Newsight Articles, our board of directors may exercise all powers and take all actions that are not required under law or under the Restated Newsight Articles to be effective upon completion of the Business Combination to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Restated Newsight Articles enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

The Restated Newsight Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in the Restated Newsight Articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Restated Newsight Articles. If a court were to find the choice of forum provision contained in the Restated Newsight Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. Alternatively, if a court were to find these provisions of the Restated Newsight Articles inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of the Restated Newsight Articles described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

247

The Restated Newsight Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Newsight ordinary shares is Continental Stock Transfer & Trust Company and its address is 1 State Street — 30th Floor, New York, New York 10004.

DESCRIPTION OF NEWSIGHT WARRANTS

Warrants

Each of the 7,590,000 public warrants and 354,525 private placement warrants entitles the registered holder to purchase one Newsight ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the Effective Time.

VSAC Warrants consist of VSAC public warrants as components of the VSAC Units issued in the VSAC IPO and VSAC Private Placement Warrants which were components of the VSAC Private Placement Units purchased by VSAC’s Sponsor in connection with VSAC’s IPO. As of [●], 2023, there were outstanding 7,590,000 VSAC public warrants each exercisable to purchase one share of VSAC Class A Common Stock at an exercise price of $11.50 per share, and 354,525 VSAC Private Placement Warrants each exercisable to purchase one share, of VSAC Class A Common Stock at an exercise price of $11.50 per share.

Following the Closing of the Business Combination, pursuant to the Assignment & Assumption of Warrant Agreement, each of the outstanding VSAC Warrants (consisting of both VSAC public warrants and VSAC Private Placement Warrants of VSAC), entitling the holder thereof to purchase one share of VSAC Class A Common Stock at an exercise price of $11.50 per share) will instead be exercisable to purchase one Newsight Ordinary Share at an exercise price of $11.50 per share, which are exercisable up to an aggregate of 7,944,525 Newsight Ordinary Shares. In the following description, reference to “our warrants” refers to VSAC Warrants prior to the Business Combination, and subject to and upon consummation of the Business Combination, refers to Newsight warrants, unless otherwise specified, and “warrant holder” likewise refers to a holder of VSAC Warrants prior to the Business Combination, or after the Business Combination is consummated, a holder of Newsight warrants. Reference to “our common stock” or “our ordinary shares” refers to VSAC Class A Common Stock prior to the Business Combination, and subject to and upon consummation of the Business Combination, refers to Newsight Ordinary Shares, similarly unless otherwise specified.

Each whole warrant entitles the registered warrant holder to purchase one Newsight ordinary share at a price of $11.50 per share, subject to the conditions as discussed below, commencing 30 days after the Closing of the Business Combination. Pursuant to the existing and amended warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. Each of the VSAC Units issued in the VSAC IPO includes three quarters of one warrant. No fractional warrants are issuable upon separation of the VSAC Units and only whole warrants will trade.

Public Warrants

Each whole Newsight warrant entitles the registered warrant holder to purchase one Newsight ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, commencing 30 days after the completion of the Business Combination. The warrants will expire five years after the Effective Time, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

If the Business Combination is not approved by VSAC shareholders, or the Business Combination is not otherwise closed in accordance with the terms of the Business Combination Agreement, and VSAC does not complete another initial business combination prior to being required to commence dissolution in accordance with its amended and restated certificate of incorporation, the warrants held by VSAC warrant holders will expire worthless.

Terms and Conditions for Exercise

Unless a registration statement under the Securities Act with respect to the Newsight Ordinary Shares is then effective and a prospectus relating thereto is current, Newsight will not be obligated to deliver any Newsight Ordinary Shares pursuant to the exercise of its warrants and will have no obligation to settle such warrant exercise subject to Newsight satisfying its obligations described below with respect to registration. The Newsight Ordinary share receivable upon exercise of the public Newsight warrants are being registered under the Securities Act by the registration statement of which this proxy statement/prospectus is a part. None of Newsight’s warrants will be exercisable and it will not be obligated to issue Newsight Ordinary Shares upon exercise of a warrant, unless Newsight Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of Newsight warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Newsight be required to net cash settle any warrant.

Except as set forth below, no warrants will be exercisable for cash unless Newsight has an effective and current registration statement covering the Newsight ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Newsight ordinary shares. The issuance of the Newsight ordinary shares issuable upon exercise of the public Newsight warrants is being registered by the registration statement of which this proxy statement/prospectus is a part.

Notwithstanding the foregoing, if a registration statement covering the Newsight ordinary shares issuable upon exercise of the warrants is not effective, warrant holders may, until such time as there is an effective registration statement and during any period when Newsight shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available.

If a registration statement covering the Newsight Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Newsight ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Newsight ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Newsight ordinary shares for the 10 trading days ending on the day prior to the date of exercise. For example, if a holder held 300 warrants to purchase 300 ordinary shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 70 ordinary shares without the payment of any additional cash consideration.

A warrant holder may notify us in writing in the event it elects to be subject to a requirement that such warrant holder will not have the right to exercise its warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Newsight Ordinary Shares outstanding immediately after giving effect to such exercise. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Newsight ordinary shares and not be able to take advantage of this provision.

Our warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised, (or on a cashless basis, if applicable, as discussed above).

The warrant holders do not have the rights or privileges of holders of our Newsight Ordinary Shares and any voting rights until they exercise their warrants and receive Newsight Ordinary Shares. After the issuance of shares of Newsight Ordinary Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Newsight Ordinary Shares to be issued to the warrant holder.

248

Redemption Terms

Newsight may call not less than all of the outstanding warrants for redemption at a price of $0.01 per warrant:

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the Newsight ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and
●	if, and only if, there is a current registration statement in effect with respect to the Newsight ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above; provided, however, that if and when the public warrants become redeemable by Newsight, Newsight may not exercise such redemption right if the issuance of Newsight Ordinary Shares upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws oNewsight is unable to effect such registration or qualification.

Recent trading prices for VSAC Class A Common Stock have not exceeded the $18.00 per share threshold at which the warrants would become redeemable, even if the Business Combination was consummated, the price of Newsight Ordinary Shares remained the same as those currently trading for VSAC Class A Common Stock, and Newsight had a registration statement effective, as described above, which would have allowed the warrants to be redeemable.

The redemption criteria for the Newsight warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

In the event Newsight elects to call the warrants for redemption, Newsight will fix a date of redemption (the “Redemption Date”). Newsight will mail or cause to be mailed notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the Redemption Date, to the registered holders of the warrants at the last address as they appear on the registration books. Any notice mailed in such manner shall be conclusively presumed to have been given whether or not the registered holder of our warrant received that notice. The warrants may be exercised on a cashless basis at any time after notice of redemption shall have been given by Newsight and prior to the Redemption Date.

On and after the Redemption Date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption.

If Newsight calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Newsight ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Newsight ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Newsight ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Newsight will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form pursuant to the Warrant Agreement. The warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Newsight ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Newsight ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Newsight ordinary shares and any voting rights until they exercise their warrants and receive Newsight ordinary shares. After the issuance of Newsight ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

249

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Newsight will, upon exercise, round down to the nearest whole number the number of Newsight ordinary shares to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our Sponsor on the same terms will not constitute an amendment requiring consent of any warrant holder.

You should review a copy of the warrant agreement, and Assignment & Assumption of Warrant Agreement, which is attached as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants, and which is incorporated herein by reference. The description herein in qualified in its entirety by reference to the warrant agreement. You are urged to read the warrant agreement completely and in its entirety.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of our public warrants, including as to exercise price, exercisability and exercise period.

The private placement warrants (including Newsight Ordinary Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing of our Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with VSAC’s Sponsor), and subject to securities laws restrictions regarding sale of private securities.

The private placement warrants will not be redeemable by VSAC or Newsight so long as they are held by VSAC's sponsor or its permitted transferees. If they are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by VSAC or Newsight and exercisable by the holders on the same basis as the public warrants.

VSAC’s Sponsor or its permitted transferees have the option to exercise the private placement warrants on a cashless basis. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Newsight Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Newsight Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of Newsight Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with VSAC or Newsight following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who typically could sell the shares of VSAC ordinary shares or Newsight Ordinary Shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of our private placement warrants are entitled to certain registration rights.

NEWSIGHT ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Newsight will have 700,000,000 ordinary shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, 104,621,052 ordinary shares issued and outstanding, assuming the Recapitalization has occurred based on a stock split ratio, which is subject to change, and no shares of VSAC Common Stock are redeemed in connection with the Business Combination. All of the Newsight ordinary shares issued in connection with the Business Combination will be freely transferable by persons other than by Newsight’s “affiliates” without restriction or further registration under the Securities Act, except 2,530,000 Newsight ordinary shares issued to the Sponsors, which are subject to the lock-up described below, and the PIPE Shares, each of which are also subject to securities law restrictions. The Newsight warrants will become exercisable following the closing of the Business Combination and we expect the Newsight ordinary shares underlying such Newsight warrants to be freely transferable upon such exercise, as we intend to file a registration statement registering such shares with the SEC. The remaining Newsight ordinary shares held by existing Newsight shareholders are subject to the lock-up restrictions described below and are subject to securities law restrictions, though may still be sold pursuant to existing registration rights or under Rule 144. Sales of substantial amounts of the Newsight ordinary shares in the public market could adversely affect prevailing market prices of the Newsight ordinary shares.

Lock-up Periods and Registration Rights

Registration Rights Agreement Lock-up

Concurrently with the execution of the Business Combination Agreement, Newsight, the Sponsor and certain securityholders of Newsight entered into the Registration Rights Agreement pursuant to which, following completion of the Transactions, each of the securityholders of Newsight party thereto (other than the Sponsor) have agreed not to transfer its Newsight ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer certain of its Newsight ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Newsight completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Newsight shareholders having the right to exchange their ordinary shares for cash, securities or other property.

250

Registration Rights Agreement Registration Rights

Under the Registration Rights Agreement, Newsight agreed to register for resale upon demand certain Newsight ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Newsight will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Newsight securities, and all such prior agreements shall be terminated.

Articles of Association Lock-up

The articles of association of Newsight will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Newsight as of immediately prior to such amendment will be restricted from transferring its Newsight ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

PIPE Resale Shelf

Pursuant to the PIPE Subscriptions relating to the PIPE, Newsight has agreed that, within thirty (30) calendar days after the consummation of the Business Combination, it will file with the SEC (at Newsight’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and Newsight will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Newsight ordinary shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Newsight at the time of, or at any time during the three months preceding, a sale and (ii) Newsight has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Newsight was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Newsight ordinary shares for at least six months but who are affiliates of Newsight at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Newsight ordinary shares then outstanding; or
●	the average weekly reported trading volume of the Newsight ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by affiliates of Newsight under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Newsight.

Options

Following the completion of the Business Combination, we intend to file a registration statement on Form S-8 under the Securities Act to register ordinary shares reserved for issuance under our equity compensation programs. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the applicable 180 day lock-up period expires.

251

COMPARISON OF RIGHTS OF NEWSIGHT SHAREHOLDERS
AND VSAC STOCKHOLDERS

The rights of the shareholders of Newsight and the relative powers of the Newsight board of directors are governed by the laws of the State of Israel and the Restated Newsight Articles. As a result of the Transactions, securities held by the VSAC shareholders will be canceled and automatically converted into the right to receive Newsight ordinary shares and/or Newsight warrants. Each Newsight ordinary share will be issued in accordance with, and subject to the rights and obligations of, the Restated Newsight Articles which will be effective upon the consummation of the Transactions, in substantially the form attached hereto as Exhibit H to Annex A. Because Newsight will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the shareholders of VSAC will be governed by Israeli law and the Restated Newsight Articles.

Many of the principal attributes of Newsight ordinary shares and VSAC Common Stock will be similar. However, there are differences between the rights of shareholders of Newsight under Israeli law and the rights of stockholders of VSAC.

The following is a summary comparison of the material differences between the rights of VSAC securityholders under the Existing VSAC Charter and the DGCL, and the rights of Newsight shareholders under Israeli law and the Restated Newsight Articles. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Newsight’s or VSAC’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Restated Newsight Articles, the DGCL and the Existing VSAC Charter and bylaws of VSAC as they will be in effect from and after the Effective Time. The Existing VSAC Charter is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Law and the DGCL for a more complete understanding of the differences between being a shareholder of Newsight and a stockholder of VSAC.

	Newsight	VSAC
Authorized and Outstanding Capital Stock

Upon the closing of the Business Combination, Newsight’s authorized capital shall include one class of ordinary shares, no par value per share. The aggregate registered share capital of Newsight is 125,000,000 ordinary shares.

Under the Existing VSAC Charter, VSAC has authorized 111,000,000 shares of capital stock, of which 110,000,000 shares are common stock and 1,000,000 shares are preferred stock.

252

	Newsight	VSAC
Special Meetings of Shareholders or Stockholders	Pursuant to the Companies Law, whenever it thinks fit the Newsight board of directors may convene an extraordinary general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Newsight’s issued and outstanding power or (b) 5% or more of Newsight’s outstanding voting power.	Under the Existing VSAC Charter, special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive officer, or the VSAC board of directors pursuant to a resolution adopted by a majority of the VSAC board of directors, and the ability of stockholders to call a special meeting is specifically denied.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Newsight.	Under the Existing VSAC Charter, any action required or permitted to be taken by the stockholders of VSAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Quorum

The quorum required for Newsight’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33-1⁄3% of the total outstanding voting power of Newsight’s shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum.

Under VSAC’s bylaws, generally, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of VSAC representing a majority of the voting power of all outstanding shares of capital stock of VSAC entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

253

	Newsight	VSAC
Notice of Meetings	Pursuant to the Companies Law and the regulations promulgated thereunder, Newsight shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law (including the appointment or removal of directors), not less than 35 days. Pursuant to the Restated Newsight Articles, Newsight is not required to deliver or serve prior notice of general meetings of Newsight shareholders or of any adjournments thereof to any Newsight shareholder, and notice by Newsight which is published on its website and/or on the SEC’s EDGAR website shall be deemed to have been duly given on the date of such publication to all Newsight shareholders.	Under VSAC’s bylaws, VSAC stockholder meetings generally require notice not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

Advance Notice Provisions	Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of Newsight’s voting rights may propose any matter appropriate for deliberation at a Newsight shareholder meeting to be included on the agenda of a Newsight shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Newsight shareholder meeting, or, if Newsight publishes a preliminary notice at least 21 days prior to publicizing the convening of a Newsight shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice, provided that such invitation shall not be delivered more than thirty five days prior to the date of convening of the meeting. Any such proposal must further comply with the information requirements under applicable law and the Restated Newsight Articles.	Under VSAC’s bylaws, stockholders may propose matters to be brought forth at the annual meeting of stockholders of VSAC if they are a stockholder of record entitled to vote if (i) that stockholder provides notice to the Secretary of VSAC at the principal executive offices of VSAC not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary of the immediately preceding annual meeting of stockholders; (ii) such notice (A) contains a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business, and the reasons for conducting such notice, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (iii) compliance with Rule 14a-8 of the Exchange Act.

254

	Newsight	VSAC
Amendments to the Articles of Association

According to the Restated Newsight Articles, shareholder resolutions, including amendments to Newsight’s Articles, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of at least 60% of the voting power of Newsight’s shareholders shall be required to amend or alter any of Articles 19.3-19.6 (relating to shareholder meetings and proposals), Article 22.1 (relating to the composition and election of directors) and Article 22.4 (dismissal or removal of director), and the affirmative vote of the holders of at least 85% of the voting power of Newsight’s shareholders shall be required to amend or alter Article 37 (regarding business combinations with interested shareholders).

Under the Existing VSAC Charter, VSAC reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Charter (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by its Charter and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to its Charter in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of its Charter may be amended only as provided therein.

Size of Board, Election of Directors

The Restated Newsight Articles provide that the number of directors shall be not less than three or more than nine, including any external directors, if any are elected. Immediately after the closing of the Business Combination, there will be seven (7) directors serving on the Newsight board of directors, which shall include two (2) External Directors.

Under the Existing VSAC Charter, the number of directors shall be fixed from time to time exclusively by the VSAC board of directors pursuant to a resolution adopted by a majority of the VSAC board of directors.

Under the Restated Newsight Articles,, the directors of Newsight (except for any external director that may be elected under the Companies Law, whose term is determined in accordance with the Companies Law) are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that commencing from the annual general meeting to be held in 2023 and after, each year the term of office of only one class of directors will expire.

Under the Companies Law, generally, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Newsight may classify directors as “independent directors” pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including NASDAQ, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors.

Under the Existing VSAC Charter, the VSAC board of directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The VSAC board of directors is authorized to assign members of the VSAC board of directors already in office to Class I, Class II or Class III. At each succeeding annual meeting of the stockholders of VSAC, beginning with the first annual meeting of the stockholders of VSAC following the effectiveness of the Existing VSAC Charter, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Removal of Directors	The Newsight shareholders may, by a vote of least 60% of the total voting power of the shareholders, remove any director from office.	Under the Existing VSAC Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of VSAC entitled to vote generally in the election of directors, voting together as a single class.

255

	Newsight	VSAC
Board Vacancies and Newly Created Directorships

The Restated Newsight Articles provide that in the event that one or more vacancies are created on the Newsight board of directors, however arising, including a situation in which the number of directors is less than the maximum number permitted, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an urgent matter, or (ii) to fill the office of a director which has become vacant up to a number equal to the minimum number of directors required, or (iii) in order to call a general meeting of the Newsight shareholders for the purpose of electing directors to fill any and all vacancies.

Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

Under the Existing VSAC Charter, newly created directorships resulting from an increase in the number of directors and any vacancies on the VSAC board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Exclusive Forum	The Restated Newsight Articles provide that unless Newsight consents in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of Newsight, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Newsight to Newsight or its shareholders, or (c) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israel Securities Law and the regulations promulgated thereunder.	No equivalent provision.

Limitation of Liability	The Restated Newsight Articles provide that Newsight may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt Newsight directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care, however Newsight may not exempt a director in advance from his liability toward the company due to the breach of his/her duty of care in the case of a distribution of a dividend.	Under the VSAC Charter, a director shall not be personally liable to VSAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to VSAC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification and Advancement	The Restated Newsight Articles provide that Newsight may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of Newsight for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Newsight and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.	Under the VSAC Charter, VSAC, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by VSAC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall finally be determined that he is not entitled to be indemnified by VSAC.

256

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
VSAC, NEWSIGHT AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of VSAC Common Stock as of November 28, 2022, by:

●	each person known by VSAC to beneficially own more than 5% of the outstanding shares of VSAC Common Stock;
●	each of VSAC’s current executive officers and directors; and
●	all of VSAC’s current executive officers and directors as a group.

Unless otherwise indicated, VSAC believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the VSAC warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the percentage of beneficial ownership is based on 13,122,000 shares of VSAC Common Stock outstanding as of November 28, 2022.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Vision Sensing Acquisition Corp., 78 SW 7th Street, Suite 500, Miami, Florida 90010.

	Founder Shares		Common Shares
Name of Beneficial Owners	Number of Shares Beneficially Owned	Approximate Percentage of Total Shares	Number of Shares Beneficially Owned	Approximate Percentage of Total Shares	Approximate Percentage of Voting Control
Beryl Capital Management LLC (1)	—	—	549,996	4.19%*	4.19%
Saba Capital Management, L.P. (2)	—	—	875,000	6.67%	6.67%
Vision Sensing LLC & Dr. George Cho Yiu So (3)	2,530,000	19.28%	472,700	3.6%	22.88%
George Sobek	—	—	—	—	—
Ma Hong Kon Louis	—	—	—	—	—
William Welser IV	—	—	—	—	—
Garry Richard Stein	—	—	—	—	—
All officers and directors as a group (four individuals)	—	—	—	—	—

*	Represents 5.19% of outstanding Class A Common Stock.

(1)	A Schedule 13G dated February 14, 2022 states that these shares are held by one or more private investment funds (the “Funds”) for which Beryl Capital Management LLC, a Delaware limited liability company, is the investment adviser (the “Adviser”). The Adviser is stated to be the general partner of Beryl Capital Management LP, which is itself stated to be the general partner of one or more of the Funds. David A. Witkin is stated to be the control person of the Adviser and Beryl Capital Management LP. Beryl Capital Management LLC’s business address is 140 East 45th Street, 14th Floor, New York, NY 10017.

(2)	A Schedule 13G dated November 10, 2021 states that these persons have entered into a Joint Filing Agreement, dated November 10, 2021, pursuant to which the Reporting Persons have agreed to file the Schedule 13G and any subsequent amendments hereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act; that any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party; and that the filing of this statement should not be construed as an admission that any of the foregoing persons or the Reporting Persons is, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein. Saba Capital Management LP’s business address is 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(3)	Vision Sensing LLC is VSAC’s Sponsor. Its holdings include 472,700 shares of outstanding Class A Common Stock and all 2,530,000 shares of outstanding Class B Common Stock, which are also referred to as founder shares. Dr. George Cho Yiu So is the manager and controlling member of Vision Sensing LLC and so could be deemed to be the beneficial owner of all of the shares held of record by Vision Sensing LLC. Dr. So, disclaims beneficial ownership of 1,814,181 of the shares of VSAC Class B common stock held by Vision Sensing LLC.

257

The following table shows the beneficial ownership of Newsight ordinary shares and Newsight preferred shares as of November 28, 2022 by:

●	each person known by Newsight to beneficially own more than 5% of the outstanding Newsight ordinary shares and Newsight preferred shares;
●	each of Newsight’s named executive officers and directors; and
●	all of Newsight’s executive officers and directors as a group.

Unless otherwise indicated, Newsight believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Newsight ordinary shares and Newsight preferred shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Newsight ordinary shares and Newsight preferred shares as to which the holder has sole or shared voting power or investment power and also any Newsight ordinary shares and Newsight preferred shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, conversion or any other right. As of November 28, 2022, and prior to the Recapitalization, there were 21,014,307 Newsight ordinary shares outstanding.

Unless otherwise noted, the business address of each beneficial owner is c/o Newsight Imaging Ltd., 3 Golda Meir Park Hamada, P.O.B 4114, Ness Ziona, Israel, 7414002, Israel.

	Newsight ordinary shares		Newsight preferred shares		All Capital Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Percentage Outstanding
Current Directors and Executive Officers of Newsight:
Eli Assoolin	50,000	25.95%	—	—	25.95%
Likai Li	36,235	18.81%	—	—	18.81%
Eyal Yatskan	50,000	25.95%	—	—	25.95%
Bai Song (1)	21,373	11.09%	—	—	11.09%
Zhao Xuemin (2)	17,423	9.05%	—	—	9.05%
George Cho Yiu So (3)	14,346	7.45%	—	—	7.45%
Alex Hong (4)	1,742	0.90%		—	0.90%
Yaron Cohen	—	—	—	—	—
Benny Bar	—	—	—	—	—
Aninda Dasgupta*	—	—	—	—	—
Renu Bhatia*	—	—	—	—	—
Patricia Ackerman*	—	—	—	—	—
William Owens*	—	—	—	—	—
All executive officers and directors as a group (13 individuals)	191,119	99.2%	—	—	99.2%
Five Percent or More Holders:**
Ningbo Infore	21,373	11.09%	—	—	11.09%
Zhuhai Zhongyi Yingfei New Industry Investment Fund	10,454	5.43%	—	—	5.43%
Innovative Thinker	14,346	7.45%	—	—	7.45%

*	To be appointed as a director upon the Business Combination’s closing.

258

**	This listing excludes individual directors and executive officers shown in the immediately preceding listing to hold 5% or more of Newsight’s outstanding shares.

(1)	Bai Song is or may be considered to be a beneficial owner of Ningbo Infore. Ningbo Infore holds 21,373 Newsight ordinary shares, representing 11.09% of all such outstanding shares.

(2)	Zhao Xuemin is or may be considered to be a beneficial owner of Shenzen Leaguer Infinity Innovation Investment Fund and of Zhuhai Zhongyi Yingfei New Industry Investment Fund. Shenzen Leaguer Infinity Innovation Investment Fund holds 6,969 Newsight ordinary shares, representing 3.62% of all such outstanding shares. Zhuhai Zhongyi Yingfei New Industry Investment Fund holds 10,454 Newsight ordinary shares, representing 5.43% of all such outstanding shares

(3)	George Cho Yiu So is or may be considered to be a beneficial owner of Innovative Thinker. Innovative Thinker holds 14,346 Newsight ordinary shares, representing 7.45% of all such outstanding shares.

(4)	Alex Hong is or may be considered to be a beneficial owner of Joyful Vision. Joyful Vision holds 1,742Newsight ordinary shares, representing 0.90% of all such outstanding shares.

The following table shows the beneficial ownership of Newsight ordinary shares following the consummation of the Business Combination by:

●	each person known to Newsight who will beneficially own more than 5% of the Newsight ordinary shares issued and outstanding immediately after the consummation of the Business Combination;
●	each person who will remain or become an executive officer or a director of Newsight upon consummation of the Business Combination; and
●	all of the executive officers and directors of Newsight as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Newsight ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Newsight ordinary shares as to which the holder has sole or shared voting power or investment power and also any Newsight ordinary shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Newsight ordinary shares post-Business Combination assuming none of the VSAC Common Stock are redeemed has been determined based upon the following: (i) that no holders of shares of VSAC Common Stock exercise their redemption rights (No Redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases shares of Newsight ordinary shares (post-Business Combination), (iii) the Recapitalization has been effected, (iv) 3,000,000 Newsight ordinary shares are issued to the PIPE Investors, (v) 10,120,000 Newsight ordinary shares are issued to holders of shares of VSAC Common Stock, and (vi) 3,002,700 Newsight ordinary shares are issued to the Sponsor of VSAC, (vii) 19,620,037 Newsight ordinary shares expected to be issued and outstanding held by the existing shareholders of Newsight, and (viii) 1,394,270 Newsight ordinary shares having been issued pursuant to the pre-listing financing, assuming the Recapitalization has occurred based on an assumed stock split ratio, which is subject to change

259

The expected beneficial ownership of Newsight ordinary shares post-Business Combination assuming that 25% of the number of shares of VSAC Common Stock have been redeemed has been determined based on the following: (i) holders of 2,530,000 shares of VSAC Common Stock exercise their redemption rights, (ii) none of the investors set forth in the table below has purchased or purchases shares of Newsight ordinary shares (post-Business Combination), (iii) the Recapitalization has been effected, (iv) 3,000,000 Newsight ordinary shares are issued to the PIPE Investors, (v) 7,590,000 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (vi) 3,002,700 Newsight ordinary shares are issued to the Sponsor of VSAC, (vii) 19,620,037 Newsight ordinary shares expected to be issued and outstanding held by the existing shareholders of Newsight, and (viii) 1,394,270 Newsight ordinary shares having been issued pursuant to the pre-listing financing, assuming the Recapitalization has occurred based on an assumed stock split ratio, which is subject to change.

The expected beneficial ownership of Newsight ordinary shares post-Business Combination assuming that 50% of the number of shares of VSAC Common Stock have been redeemed has been determined based on the following: (i) holders of 5,060,000 shares of VSAC Common Stock exercise their redemption rights, (ii) none of the investors set forth in the table below has purchased or purchases shares of Newsight ordinary shares (post-Business Combination), (iii) the Recapitalization has been effected, (iv) 3,000,000 Newsight ordinary shares are issued to the PIPE Investors, (v) 5,060,000 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (vi) 3,002,700 Newsight ordinary shares are issued to the Sponsor of VSAC, (vii) 19,620,037 Newsight ordinary shares expected to be issued and outstanding held by the existing shareholders of Newsight, and (viii) 1,394,270 Newsight ordinary shares having been issued pursuant to the pre-listing financing, assuming the Recapitalization has occurred based on an assumed stock split ratio, which is subject to change.

The expected beneficial ownership of Newsight ordinary shares post-Business Combination assuming that 75% of the number of shares of VSAC Common Stock have been redeemed has been determined based on the following: (i) holders of 7,590,000 shares of VSAC Common Stock exercise their redemption rights, (ii) none of the investors set forth in the table below has purchased or purchases shares of Newsight ordinary shares (post-Business Combination), (iii) the Recapitalization has been effected, (iv) 3,000,000 Newsight ordinary shares are issued to the PIPE Investors, (v) 2,530,000 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (vi) 3,002,700 Newsight ordinary shares are issued to the Sponsor of VSAC, (vii) 19,620,037 Newsight ordinary shares expected to be issued and outstanding held by the existing shareholders of Newsight, and (viii) 1,394,270 Newsight ordinary shares having been issued pursuant to the pre-listing financing, assuming the Recapitalization has occurred based on an assumed stock split ratio, which is subject to change.

The expected beneficial ownership of Newsight ordinary shares post-Business Combination assuming the maximum number of shares of VSAC Common Stock have been redeemed has been determined based on the following: (i) holders of 10,120,000 shares of VSAC Common Stock exercise their redemption rights (Maximum Redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases shares of Newsight ordinary shares (post-Business Combination), (iii) the Recapitalization has been effected, (iv) 3,000,000 Newsight ordinary shares are issued to the PIPE Investors, (v) 0 Newsight ordinary shares having been issued to public holders of shares of VSAC Common Stock, (vi) 3,002,700 Newsight ordinary shares are issued to the Sponsor of VSAC, (vii) 19,620,037 Newsight ordinary shares expected to be issued and outstanding held by the existing shareholders of Newsight, and (viii) 1,394,270 Newsight ordinary shares having been issued pursuant to the pre-listing financing, assuming the Recapitalization has occurred based on an assumed stock split ratio, which is subject to change.

260

Unless otherwise noted or as previously provided in a foregoing table, the business address of each beneficial owner is c/o Newsight Imaging Ltd., 3 Golda Meir Park Hamada, P.O.B 4114, Ness Ziona, Israel, 7414002, Israel.

	Post-Business Combination (Percentage Outstanding)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Assuming no redemptions	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming maximum redemptions (1)
Directors and Executive Officers of Newsight Post-Business Combination:
Eli Assoolin	5,092,015	14.68%	15.83%	17.19%	18.79%
Eyal Yatskan	5,092,015	14.68%	15.83%	17.19%	18.79%
George Cho Yiu So (2)	4,463,701	12.87%	13.88%	15.07%	16.47%
Yaron Cohen	—	—	—	—	—
Benny Bar	—	—	—	—	—
Aninda Dasgupta	—	—	—	—	—
Renu Bhatia	—	—	—	—	—
Patricia Ackerman	—	—	—	—	—
William Owens	—	—	—	—	—
All executive officers and directors as a group (13 individuals)	14,647,731	42.2%	45.6%	49.4%	54.0%
Five Percent or More Holders:
Likai Li	3,690,183	10.64%	11.48%	12.46%	13.62%
Ningbo Infore	2,176,633	6.28%	6.77%	7.35%	8.03%
Vision Sensing LLC (3)	3,002,700	8.66%	9.34%	10.13%	11.08%

(1)	Assumed redemption of 7,583,783 or 74.9% of the outstanding VSAC public shares.

(2)	Includes 1,461,001 Newsight ordinary shares held by Innovative Thinker after giving effect to the Recapitalization, and 3,002,700 Newsight ordinary shares to be issued to Vision Sensing LLC in the Business Combination in exchange for Vision Sensing LLC’s 2,530,000 shares of VSAC Class B common stock and 472,700 shares of VSAC Class A common stock constituting the Private Placement Shares. Dr. George Cho Yiu So is the manager and controlling member of Vision Sensing LLC and so could be deemed to be the beneficial owner of all of the shares held of record by Vision Sensing LLC. Dr. So, disclaims beneficial ownership of 1,814,181 of the shares of VSAC Class B common stock held by Vision Sensing LLC.

(3)	The shares owned by Vision Sensing LLC are also included in the shares listed as being beneficially owned by Dr. George Cho Yiu So.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, Newsight shareholders will be entitled to attend and participate in Newsight’s annual general meetings of shareholders. Newsight will provide notice of the date on which its annual general meeting will be held in accordance with the Newsight Articles and the Companies Law.

APPRAISAL RIGHTS

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of VSAC Common Stock and VSAC warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with VSAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of VSAC, 78 SW 7th Street, Suite 500, Miami, Florida 90010 or (786) 633-2520. Following the Business Combination, such communications should be sent in care of Newsight, 3 Golda Meir Park Hamada, P.O.B 4114, Ness Ziona, Israel, 7414002, Israel. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all nonmanagement directors.

LEGAL MATTERS

The legality of the Newsight ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Newsight by Gross & Co., Tel Aviv, Israel. The legality of the Newsight warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for Newsight by Ellenoff Grossman & Schole LLP, New York, New York. Certain legal matters will be passed upon for VSAC by Nelson Mullins Riley & Scarborough LLP, Washington, D.C. Certain Israeli legal matters will be passed upon for VSAC by Goldfarb Seligman & Co., Tel Aviv, Israel.

261

EXPERTS

The financial statements of Newsight Imaging, Ltd. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a member of the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Vision Sensing Acquisition Corp.’s balance sheet as of December 31, 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from August 13, 2021 (inception) through December 31, 2021, and the related notes and schedules, have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing. The fairness of the Business Combination was passed upon for VSAC by BDO Ziv Haft Consulting and Management Ltd.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, VSAC and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of VSAC’s proxy statement. Upon written or oral request, VSAC will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that VSAC delivers single copies of such document in the future. Stockholders may notify VSAC of their requests by writing or calling VSAC at its principal executive offices at 78 SW 7th Street, Suite 500, Miami, Florida 90010 or (786) 633-2520.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the Business Combination or any purchase or sale of securities in connection with the Business Combination. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

We have been informed by our legal counsel in Israel, Gross & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

262

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	competent to render the judgment;
●	the judgment was rendered by a court which was, according to the laws of the state of the court,
●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
●	the judgment was obtained by fraud;
●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Newsight’s securities will be Continental Stock Transfer & Trust.

WHERE YOU CAN FIND MORE INFORMATION

Newsight has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

VSAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on VSAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Vision Sensing Acquisition Corp.

78 SW 7th Street

Suite 500

Miami, Florida 90010

(786) 633-2520

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than [●], 20[●].

All information contained in this proxy statement/prospectus relating to Newsight has been supplied by Newsight, and all such information relating to VSAC has been supplied by VSAC. Information provided by one another does not constitute any representation, estimate or projection of the other.

263

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Newsight Imaging Ltd.
Report of Independent Registered Public Accounting Firm (PCAOB ID #1197)	F-2
Financial Statements:
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2021 and 2020	F-4
Consolidated Statements of Changes in Temporary Equity and Shareholders’ Deficit for the Years Ended December 31, 2021 and 2020	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-6
Notes to the Financial Statements	F-7
Unaudited Condensed Financial Statements of Newsight Imaging Ltd. as of and for the Quarter Ended June 30, 2022
Interim Condensed Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-27
Interim Condensed Consolidated Statements of Comprehensive Loss for the six months ended June 30, 2022 and 2021	F-28
Unaudited Interim Condensed Statements of Changes in Temporary Equity and Shareholder’s Deficit for the three and six month period Ended June 30, 2022 and 2021	F-29
Unaudited Interim Condensed Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-30
Notes to the Unaudited Interim Condensed Consolidated Financial Statements as of June 30, 2022	F-31
Audited Financial Statements of Vision Sensing Acquisition Corp.
Report of Independent Registered Public Accounting Firm (PCAOB ID #3686)	F- 34
Financial Statements:
Balance Sheet as of December 31, 2021	F-35
Statement of Operations for the period from August 13, 2021 (inception) through December 31, 2021	F-36
Statement of Changes in Shareholders’ Deficit for the period from August 13, 2021 (inception) through December 31, 2021	F-37
Statement of Cash Flows for the period from August 13, 2021 (inception) through December 31, 2021	F-38
Notes to the Financial Statements	F-39
Unaudited Consolidated Financial Statements of Vision Sensing Acquisition Corp. as of and for the Quarter Ended September 30, 2022
Condensed Consolidated Balance Sheet as of September 30, 2022 (unaudited) and December 31, 2021 (audited)	F-49
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2022, and for the three months ended September 30, 2021, and for the period from August 13, 2021 (inception) through September 30, 2021	F-50
Condensed Consolidated Statements of Changes in Stockholder’s (Deficit) Equity for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021, and for the period from August 13, 2021 (inception) through September 30, 2021	F-51
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and for the period from August 13, 2021 (inception) through September 30, 2021	F-52
Notes to Condensed Financial Statements	F-53

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Newsight Imaging Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Newsight Imaging Ltd. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive loss, temporary equity and shareholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.B to the financial statements, the Company has incurred substantial operating losses and negative cash flow from its operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1.B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

December 5, 2022

We have served as the Company’s auditor since 2022.

F-2

Newsight Imaging Ltd. and subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share and per share data)

		December 31,
		2021	2020
	Note	USD in thousands
Assets

Current assets:
Cash and cash equivalents	3	8,339	6,043
Restricted deposit		62	39
Trade receivables		94	156
Other accounts receivable		156	143
Inventory	4	563	345
		9,214	6,726
Non-current assets:
Restricted deposits		51	46
Operating lease - Right of use assets	5	381	402
Property and equipment, net	6	104	96
		536	544
Total assets		9,750	7,270

Liabilities, temporary equity and shareholders’ deficit

Current liabilities:
Trade payables		154	469
Other accounts payable	7	1,525	1,275
Current operating lease liability	5	284	273
Current interest payable		253	251
		2,216	2,268
Non-current liabilities:
Non-current loans	8	7,055	1,267
Non-current operating lease liability	5	99	132
		7,154	1,399
Total liabilities		9,370	3,667

Temporary equity
Ordinary shares subject to possible redemption, 17,423 shares at redemption value	10	5,714	5,314
Total temporary equity		5,714	5,314

Shareholder’s deficit	11
Ordinary shares, NIS 0.01 par value; Authorized 2,000,000 shares; Issued and outstanding: 174,948 and 174,298 shares		5	5
Additional paid in capital		17,511	14,360
Accumulated other comprehensive loss		(5)	(6)
Accumulated deficit		(25,077)	(17,613)
Total shareholders deficit of Newsight Imaging Ltd.		(7,566)	(3,254)

Non-controlling interest		2,232	1,543

Total shareholders’ deficit		(5,334)	(1,711)
Total liabilities, temporary equity and shareholders’ deficit		9,750	7,270

The accompanying notes are an integral part of the financial statements.

F-3

Newsight Imaging Ltd. and subsidiaries

Consolidated Statements of Comprehensive Loss

(U.S. dollars in thousands, except share and per share data)

		Year ended December 31,
		2021	2020
	Note	USD in thousands
Revenue:	14
Products		831	252
Services		353	178
Total revenue		1,184	430
Cost of revenue:	15
Products		540	126
Services		109	42
Total cost of revenue		649	168
Operating expenses:
Research and development expenses, net		4,972	5,678
Selling and marketing expenses		935	844
General and administrative expenses		2,381	1,410
Impairment	16	936	-
Total operating expenses		9,224	7,932
Operating loss		(8,689)	(7,670)
Other (expense) income, net:
Other income	17	-	83
Financing expenses, net		(156)	(173)
Total other (expense) income, net		(156)	(90)
Net loss for the year		(8,845)	(7,760)

Net loss attributable to non-controlling interest		1,381	621
Net loss attributable to Newsight Imaging Ltd.		(7,464)	(7,139)

Basic and diluted loss per share (USD)	18	(50.68)	(47.30)
Weighted average number of ordinary shares outstanding used in computing basic and diluted loss per ordinary share		(174,533)	(164,051)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments		1	8
Comprehensive loss for the year		(8,844)	(7,752)

Comprehensive loss attributable to non-controlling interest		1,381	621
Comprehensive loss attributable to Newsight Imaging Ltd.		(7,463)	(7,131)

The accompanying notes are an integral part of the financial statements.

F-4

Newsight Imaging Ltd. and subsidiaries

Consolidated Statements of Changes in Temporary Equity and Shareholders’ Deficit

(U.S. dollars in thousands, except share and per share data)

	Temporary equity		Ordinary shares			Accumulated		Total shareholders deficit of
	Number of shares	USD	Number of shares	USD	Additional paid in capital	other comprehensive income (loss)	Accumulated deficit	Newsight Imaging Ltd.	Non- controlling interest	Total Shareholders’ deficit

Balance as of January 1, 2020	10,454	3,032	159,350	4	7,672	(14)	(10,474)	(2,812)	-	(2,812)
Changes during the year
Share issuance, net of issuance expenses			14,948	1	4,641			4,642	-	4,642
Changes in holding stake in subsidiary which do not involve loss of control					1,871			1,871	561	2,432
Proceed on account of future shares to non-controlling interest in subsidiary								-	1,399	1,399
Issuance of ordinary shares subject to possible redemption	6,969	2,008
Interest on temporary equity		274			(383)			(383)	-	(383)
Benefit component of options awarded to employees					559			559	204	763
Net loss for the year							(7,139)	(7,139)	(621)	(7,760)
Other comprehensive loss for the year						8		8	-	8
Balance as of December 31, 2020	17,423	5,314	174,298	5	14,360	(6)	(17,613)	(3,254)	1,543	(1,711)
Changes during the year
Share issuance, net of issuance expenses			650	*	1			1	-	1
Proceed on account of future shares to non-controlling interest in subsidiary								-	(460)	(460)
Changes in holding stake in subsidiary which do not involve loss of control					3,070			3,070	1,514	4,584
Interest on temporary equity		400			(400)			(400)	-	(400)
Benefit component of options awarded to employees and service providers					480			480	1,016	1,496
Net loss for the year							(7,464)	(7,464)	(1,381)	(8,845)
Other comprehensive loss for the year						1		1	-	1

Balance as of December 31, 2021	17,423	5,714	174,948	5	17,511	(5)	(25,077)	(7,566)	2,232	(5,334)

* Represents an amount less than USD 1,000

The accompanying notes are an integral part of the financial statements.

F-5

Newsight Imaging Ltd. and subsidiaries

Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	Year ended December 31,
	2021	2020
	USD in thousands
Cash flows from operating activities
Net loss	(8,845)	(7,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based payment	480	558
Share-based payment in a subsidiary	1,016	534
Depreciation and amortization expenses	34	23
Research and development intangible asset with no alternative future uses	-	1,350
Impairment of goodwill	936	-

Changes in operating assets and liabilities:
Decrease (increase) in trade receivables	62	(60)
Increase in other accounts receivable	(14)	(111)
Increase in inventory	(218)	(256)
Increase (decrease) in trade payables	(315)	446
Increase in other accounts payable	250	809
Increase in current interest payable	2	73

Net cash used in operating activities	(6,612)	(4,394)

Cash flows from investing activities
Acquisition of property and equipment	(42)	(69)

Net cash used in investing activities	(42)	(69)

Cash flows from financing activities
Proceeds from non-current loans	5,788	-
Share issuance, net of issuance expenses	1	4,640
Principal payments on non-current loans	-	(733)
Temporary equity issuance	-	1,900
Share issuance of subsidiary to non-controlling interest	3,189	2,161

Net cash provided by financing activities	8,978	7,968

Net increase in cash, cash equivalents and restricted cash	2,324	3,505
Cash, cash equivalents and restricted cash balance at beginning of year	6,128	2,623
Cash, cash equivalents and restricted cash at end of year	8,452	6,128

Non-cash activities
Recognition of right-to-use asset against new lease liability	17	124
Interest of temporary equity	400	393
Acquisition of subsidiary	939	-

Supplemental disclosure of cash flow information
Cash paid during the period for interest	(301)	(147)

The accompanying notes are an integral part of the financial statements.

F-6

Newsight Imaging Ltd. and subsidiaries

Notes to consolidated financial statements as of December 31, 2021

(U.S. dollars in thousands, except share and per share data)

Note 1 - Description of Business and General

A.	Incorporation and operations

Newsight Imaging Ltd. (hereinafter: “the Company”) was incorporated in Israel on May 22, 2016. The Company and its subsidiaries (hereinafter: “the Group”) are engaged in design, development, and sale of camera sensors, primarily to market in China, other Asian countries and Europe.

The Group companies are as follows:

1.	In December 2019, the Company established a wholly foreign-owned subsidiary in China, incorporated under its local name “Zhuhai Newvision Tech Ltd.” (hereinafter: “Zhuhai WOFE”). Zhuhai WOFE established a 99% owned subsidiary under the name “Shenzhen Nengsai Visual Technology Ltd.” (hereinafter: “Nengsai”).
2.	In August 2020, the Company established “Virusight Diagnostic Ltd” (hereinafter: “Virusight”) together with Tel HaShomer Research, Infrastructure and Medical Services Ltd. (hereinafter: “Tel HaShomer”). Virusight specializes in immediate diagnostics of pathogens (bacteria or viruses) based on the technology developed by the Company for camera sensors used in spectrography. The Company owns a 61% of the ordinary shares in Virusight (fully diluted) as of December 31, 2021. See also Note 11.B. In November 2021, Virusight acquired 100% ownership of a company incorporated in the UK under the name “Inventive Healthcare Solutions (UK) Limited” (hereinafter: “IHS UK”).
3.	In March 2021, the Company and Mekorot Water Company Ltd., the national water company of Israel (hereinafter: “Mekorot”) established Watersight Ltd. (hereinafter: “Watersight”) to develop advanced solutions for monitoring and analysis of water quality data in water transmission systems and in houses, for the local and global markets, based on technology developed by the Company for camera sensors used in spectrography. The Company owns 80% of Watersight as of December 31, 2021.
4.	In December 2021, the Company established a wholly owned subsidiary in Hong Kong, incorporated under its local name “Newsight Imaging Hong Kong Limited” (hereinafter: “Newsight HK”).

B.	Going Concern

Since its inception, the Company has incurred substantial operating losses and negative cash flow from its operations. To date, the Company mostly financed its operations through issuance of equity instruments, loans and grants received from the Israeli Innovation Authority.

As of December 31, 2021 and 2020, the cash balance on the financial statements amounted to USD 8,339 thousand and USD 6,043 thousand, respectively; the cumulative loss amounted to USD 25,624 thousand and USD 18,096 thousand, respectively. The Company’s plan for continued research and development, manufacturing, and marketing of its products in the coming year are supported by financing sources primarily consisting of the Company’s cash balance and expected operating revenues. Management believes that these financing sources allow the Company to continue its operations for the near future.

The Company is acting to obtain additional financing that would allow it to continue its operations even further. These sources include sources raised from private and/or institutional investors in Israel and overseas, or from the public at large. There is no certainty that the Company would be able to raise such additional financing.

These factors give raise to substantial doubt about the Company’s ability to continue as a going concern. The financial statements include no adjustments to values of assets and liabilities nor to classification thereof, which may be required should the Company fail to survive as a going concern.

F-7

C.	COVID-19

In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a global pandemic. Since then, several measures have been implemented worldwide in response to the increased impact from COVID-19. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. The impact of COVID-19 posed some serious challenges to the scientific community involved in the medical aspect, including an urgent need to develop a vaccine against the virus, develop medication for those already infected and the need for devolving rapid testing technologies.

The Company is engaged in the spectral field, and has developed a device that may allow for identification of pathogens, including COVID-19. As noted above, in conjunction with development of the rapid testing solution for virus identification, including the COVID-19 virus, the Company has incorporated Virusight.

Note 2 - Summary of Significant Accounting Policies

A.	Basis of presentation of financial statements

The Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles (“US GAAP”).

B.	Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, affect the disclosure of contingent assets and liabilities as of the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

C.	Principles of consolidation

The Company’s consolidated financial statements include the financial statements of Newsight and its subsidiaries in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means. When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting.

Changes in ownership interest of a subsidiary, while retaining control over that subsidiary is accounted for as equity transactions, with no gain or loss to be recognized in earnings.

The Company’s consolidated financial statements are presented after elimination of inter-company transactions and balances.

D.	Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less as of the date acquired and that are readily convertible to known amounts of cash and are subject to an insignificant risk.

F-8

E.	Short-term and long-term restricted deposits:

Short-term restricted deposits are invested in bank deposits, which mature within one year. Such deposits are used as collateral for the lease of some of the Company’s offices, and bear weighted average interest rates of 0.12%. Long-term restricted cash is primarily invested in bank deposits, which mature after more than one year. It bears annual weighted average interest rates of 0.12%. Such deposits are used as collateral for performance guarantees to the lease of some of the Company’s offices.

F.	Inventories

Inventories are stated at the lower of aggregate cost or net realizable value. If inventory costs exceed expected net realizable value, the Company writes off the difference between the cost and the expected net realizable value. Cost of raw materials is determined mainly on the basis of the weighted average moving price per unit. Work in progress is measured at production costs including acquisition costs, processing costs and other costs incurred in bringing the inventories to their present location in the production line and condition.

G.	Property and Equipment

The Company accounts for property and equipment in accordance with Accounting Standards Codification ASC 360 “Accounting for the Property, Plant and Equipment”. Property and equipment are presented at cost, including capitalizable costs. Capitalizable costs include only property and equipment and are presented net of accumulated depreciation.

Depreciation is calculated based on the straight-line method over the Company’s estimated useful lives of the assets, as follows:

Buildings and building improvements, including facility infrastructure 10-25 Years

Machinery and equipment, software and hardware 3-15 Years

H.	Intangible Assets and Goodwill

The Company accounts for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other”. Intangible assets include the values assigned to intangible assets as part of purchase price allocation made at the time of acquisition as well as intangibles acquired directly by the Company. Intangible assets are amortized over the expected estimated economic life of the intangible assets commonly used in the industry. Goodwill is not amortized and subject to impairment testing. Impairment charges on intangibles or goodwill, if needed, are determined based on the policy outlined in I1 below. In 2021, the Company recorded an impairment of goodwill that arose from its acquisition of IHS UK. See also Notes 11.B.d, 12 and 16. The Company accounts for intangible assets that are purchased from others for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) as research and development expenses at the time the costs are incurred, in accordance with ASC 730 “Research and Development”. In 2020, the Company recorded a research and development expense in respect of an intangible asset that was acquired in return to shares issuance in Virusight. See also Note 9.D.e.

I.	Impairment of Assets

1.	Impairment of Property, Equipment, and Intangible Assets

The Company reviews long-lived assets and intangible assets on a periodic basis, as well as when such review is required based upon relevant circumstances, to determine whether events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, considering the undiscounted cash flows expected from them. If applicable, the Company recognizes an impairment loss based upon the difference between the carrying amount and the fair value of such assets, in accordance with ASC 360-10 “Property, Plant and Equipment”. As described above in Note 2.H, during 2021 and 2020, the Company recorded an impairment of its intangible assets. As of December 31, 2021, the Company concluded there was no impairment to its long-lived assets.

2.	Impairment of Investment in Privately Held Companies

The Company concluded there was no impairment to its investments in privately held companies in 2021.

F-9

J.	Leases

On January 1, 2020, the Company adopted ASC 842 using the modified retrospective transition method. The results for the reporting period beginning January 1, 2020, are presented under ASC 842. Due to the adoption of ASC 842, as of December 31, 2021, operating lease ROU in the amount of approximately $342 thousands are recorded as assets and as operating lease liabilities. The adoption of ASC 842 did not have any impact on the results of operations or cash flows.

For all leases that commenced before the effective date of ASC 842, the permitted “practical expedients” as stipulated in ASC 842 were elected and accordingly, the Company did not reassess: (1) whether any expired or existing contracts contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases.

The determination if an arrangement is a lease is to be made at inception of a lease contract. ROU assets represent Company’s right to use an underlying asset for the lease term and lease liabilities represent Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Since the rate implicit in the leases are not readily determinable, incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The lease terms used to calculate the ROU asset and related lease liability include options to extend the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Certain lease agreements require payments for lease and non-lease components and the Company elected to account for these agreements as a single lease component related to other operating facilities. For additional information, please see Note 5.

K.	Revenue Recognition

The Company follows ASC 606 “Revenue from Contracts with Customers” and recognizes revenue when it transfers the control of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company’s revenues are generated principally from sales of image sensors chips and spectral products.

Image sensors chips and spectral products (on a “stand alone” base) sales are recognized at a point in time, based on the shipping terms of the products to unaffiliated customers.

Accordingly, control of the products transfers to the customer in accordance with the transaction’s shipping terms. Taxes imposed by governmental authorities, such as sales taxes or value-added taxes, are not recognized as revenues. The Company’s contracts with customers typically contain a single performance obligation that is fulfilled upon shipment and based on shipping terms stipulated in the contract.

The Company manufactures a device called “Spectralit” that was developed for analyzing spectral signature of a compound specimen and can detect the COVID-19 virus in a high level of certainty.

Before selling the Spectralit devices, the Company provides its customers other services such as spectral pilots in order for the customers to evaluate the Spectralit performance. Pilot is a joint technical collaboration done between the Company or Virusight experts and the potential Spectralit customers usually, in which the Company provides support and data analysis services to the customer. For these services, revenue recognition occurs over time when the customers receive the services.

F-10

L.	Research and Development, net

Research and development costs are charged to operations as incurred. Amounts received or receivable from the government of Israel and others, such as participation in research and development programs, are offset against research and development costs. The accrual for grants receivable is determined based on the terms of the programs, provided that the criteria for entitlement have been met.

M.	Income Taxes

The Company accounts for income taxes using an asset and liability approach as prescribed in ASC 740-10 “Income Taxes” (“ASC 740-10”).

This topic prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred taxes are measured using the enacted tax rates anticipated (under applicable law as of the consolidated balance sheet date) to apply when the deferred taxes are expected to be paid or realized.

Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. Deferred tax assets and liabilities, as well as any related valuation allowance, are classified as noncurrent items on the consolidated balance sheets.

N.	Basic and diluted net loss per ordinary share:

Basic loss per share is calculated in accordance with ASC 260, “Earnings Per Share” by dividing the net loss attributable to ordinary shareholders of Newsight by the weighted average number of ordinary shares outstanding during the reported period. Diluted loss per share is calculated, if applicable, by adjusting net loss attributable to ordinary shareholders of Newsight, and the weighted average number of ordinary shares, taking into effect all potential dilutive ordinary shares.

O.	Comprehensive Income

In accordance with ASC 220 “Comprehensive Income”, comprehensive income represents the change in shareholders’ equity during a reporting period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a reporting period except those resulting from investments by owners and distributions to owners. Other comprehensive income (“OCI”) represents gains and losses that are included in comprehensive income but excluded from net profit.

P.	Functional Currency and Exchange Rate Income (Loss)

The currency of the primary economic environment in which the company conduct its operations is the U.S. Dollar (“dollar”).

Therefore, the dollar is it’s functional and reporting currency. Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with ASC 830-10 “Foreign Currency Matters”. All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

The financial statements of Nengsai, whose functional currency is the Chinese RMB (“RMB”), have been translated into dollars. The assets and liabilities have been translated using the exchange rate in effect as of the balance sheet date. The statements of operations of Nengsai have been translated using the average exchange rate for the reported period. The resulting translation adjustments are charged or credited to OCI.

F-11

Q.	Share-Based Compensation

The Company applies ASC 718-10, “Share-Based Payment”, (“ASC 718-10”) which requires the measurement and recognition of compensation expenses for all share-based payment awards granted to employees, directors and non-employees including share options granted under the Company’s incentive share option plan based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of share-based payment awards on the date of grant. The portion of the grant-date fair value of the share-based payment award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of comprehensive loss. The Company recognizes forfeitures as they occur.

The Company estimates the fair value of share options granted as share-based payment awards using a Black-Scholes option pricing model. The Black-Scholes option pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on volatility of similar companies in the technology sector. The expected option term is calculated for options granted to employees and directors using the “simplified” method, and grants to non-employees are based on the contractual term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends. The risk-free interest rate is based on the yield from Israel Treasury zero-coupon bonds with an equivalent term. Changes in the determination of each of the inputs can affect the fair value of the share options granted and the results of operations of the Company.

R.	Fair value Measurements of Financial Instruments

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments primarily consist of cash, bank deposits, account receivables and payables, accrued liabilities, loans and leases whose carrying values approximate their current fair values because of their nature and respective maturity dates or durations.

The Company had no financial assets or liabilities carried and measured on a non-recurring basis during the reporting periods.

S.	Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”) which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company will adopt this guidance on January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company does not expect ASU 2019-12 to have a material effect on the Company’s current consolidated balance sheet, statement of comprehensive income or financial statement disclosures.

F-12

In November 2021, the FASB issued ASU 2021-10 “Government Assistance (Topic 832)”, which requires annual disclosures that increase the transparency of transactions involving government grants, including: (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The Company will adopt the amendments in this update on December 15, 2021. The adoption of this guidance does not have a material impact on the Company’s financial results of operations, financial position or cash flows.

T.	Recently Issued Accounting Pronouncements Not Yet Adopted

The Company does not expect recently issued accounting standards or interpretations to have a material impact on the Company’s financial position, results of operations, cash flows or financial statement disclosures.

Note 3 - Cash and cash equivalents

	December 31,
	2021	2020
	USD in thousands
Cash and cash equivalents in USD	4,777	5,510
Cash and cash equivalents in NIS	3,510	250
Cash and cash equivalents in EUR	23	254
Cash and cash equivalents in CNY	29	29
	8,339	6,043

Note 4 – Inventory

	December 31,
	2021	2020
	USD in thousands
Raw materials	129	123
Work in-process	62	170
Finished goods	372	52
Total	563	345

Work in process and finished goods are presented net of immaterial write-downs to net realizable value.

Note 5 - Leases

A.	General Information:

The Company enters into operating leases from time to time for office space and vehicles.

The Company has no finance leases.

The components of lease expenses recorded in the consolidated statements of comprehensive loss were as follows:

	December 31,
	2021	2020
	USD in thousands
Operating lease expenses	255	221
Short-term lease expenses	170	255

F-13

The maturity of lease payments under operating leases as of December 31, 2021 were as follows:

2022	369
2023	75
Total future lease payments	444
Less imputed interest	(61)
Total lease liability balance	383

The weighted average lease term and weighted average discount rate as of December 31, 2021, was as follows:

Operating leases weighted average remaining lease term (in years)	1
Operating leases weighted average discount rate	4%

B.	Lease agreements:

a.	Starting in March 2017, the Company is engaged with an office lease agreement at Golda 3, Ness Ziona (hereinafter - Golda 3 offices) used for the activities of the Company’s management until December 31, 2022. In the framework of this agreement, each of the parties may end the lease period with 4 months’ notice without paying a penalty. The monthly lease is about 5,400 USD.

b.	In October 2017, the Company signed a lease for office spaces at 5 Golda Meir, Ness Ziona (hereinafter: “Offices at 5 Golda Meir”), for a term from November 1, 2018, through May 1, 2019. In February 2019, a new lease was signed. In April 2020, Company terminated the lease at Offices at 5 Golda Meir.

c.	In January 2018, the Company signed a lease for office spaces in Jerusalem for a one-year term, with optional extension for an additional 12 months. The lease agreement has been renewed on a yearly basis since then. In January 2021, the Company extended the lease for a further 12 months. In the framework of this agreement, each of the parties may end the lease period with 3 months’ notice without paying a penalty. The monthly lease is about 1,400 USD.

d.	In January 2020, the Company signed a lease for additional office spaces at 3 Golda Meir, for a 12-month term from February 1, 2020, through January 31, 2020. In January 2021, the Company decided to extend the lease through January 2022. The monthly lease fee is about 6,700 USD.

e.	The Company’s two leases in Ness Ziona are secured by a bank guarantee amounting to 27,784 USD, against a deposit, presented under “Short-term restricted deposit” on the consolidated balance sheets.

f.	In June 2021, Nengsai entered into a lease agreement for an office in Shenzhen for one-year term, with optional extension for an additional 12 months.

g.	In September 2020, Virusight entered into a lease agreement for an office in Golda Meir 3. During December 2021, Virusight had signed a new lease agreement and Newsight replaced Virusight and took responsibility for all liabilities in relation to this office. The monthly lease is about 2,700 USD.

F-14

h.	In December 2020, Virusight entered into a lease agreement for an office in Haifa for a period of 12 months in exchange for a rent of about 1,200 USD per month. Under this agreement each of the parties may terminate the lease period with prior notice one month in advance without payment of a penalty for early departure from the contract.

i.	In December 2021, Virusight entered into a lease agreement for an office in Pinchas Sapir 8 Ness Ziona for a period of 18 months in exchange for a rent of about 9,000 USD per month.

j.	The Company is engaged with two car leasing companies which provides the Company’s employees leased cars for a period of 3 years per contract.

Note 6 - Property and Equipment, Net

	December 31,
	2021	2020
	USD in thousands
Cost:
Computers and electronic equipment	105	92
Office equipment and furniture	53	48
Leasehold improvements	34	10
Total	192	150

Accumulated depreciation:
Computers and electronic equipment	61	40
Office equipment and furniture	18	13
Leasehold improvements	9	1
Total	88	54

Net	104	96

Depreciation expenses for the years ended December 31, 2021, and 2020 were 34 and 23 USD thousands, respectively.

Note 7 - Other accounts payable

	December 31,
	2021	2020
	USD in thousands
Employees and institutions - payroll	277	187
Paid leave and vacation pay	538	363
Customers’ advances	182	453
Accrued expenses	253	25
Other accounts payable	275	247
	1,525	1,275

F-15

Note 8 - Non-current loans

A.	Convertible Loan Agreement

In January 2019, the Company signed a convertible loan agreement with a new investor, valued at USD 2 million. The loan can be converted to the Company’s ordinary shares and is bearing interest at 8% per annum through February 11, 2020 (“the Conversion Date”). Beginning February 11, 2020, the loan bears interest at 12% per annum. The loan has no maturity date.

In 2021, the Company paid USD 190 thousands of interest on the loan.

The convertible loan is accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”) and ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). Under ASC 815-40, to qualify for an equity classification (or non-bifurcation, if embedded) the instrument (or embedded feature) must be both (1) indexed to the issuer’s stock and (2) meet the requirements of the equity classification guidance. The Company evaluated whether the conversion feature needs to be bifurcated. Bifurcation is required if the conversion feature meets the definition of a derivative. Conversion feature that meets the requirements of ASC 815-40 to be indexed to the Company’s owns stock is not considered a derivative based on ASC 815-10-15-74. The Company determined that the conversion feature meets the requirements of ASC 815-40 and hence is not required to be bifurcated.

The carrying amount of the loan as of December 31, 2021 and 2020 was USD 1,520 thousands and USD 1,518 thousands, respectively, presented on the consolidated balance sheets under Non-current loans and Current interest payable.

B.	Loan Agreement

In October 2021, the Company signed a loan agreement, whereby the lender would extend to the Company a loan amounting up to USD 8 million; to be utilized in two withdrawals: (a) USD 5.5 million (hereinafter: “First Withdrawal”); (b) a further USD 2.5 million, to be utilized by the Company within 12 months after signing the loan agreement and subject to fulfillment of conditions stipulated in the loan agreement (hereinafter: “Second Withdrawal”). The Company has made the first withdrawal in November 2021, amounting to USD 5.5 million.

The first withdrawal is to be repaid in 12 equal quarterly payments as from 18 months after the origination date thereof, such that the first principal repayment date would be on March 31, 2023, and final maturity would be on December 31, 2025. The second withdrawal (if taken) is to be repaid in a single payment on December 31, 2025.

The loan bears interest at the prime lending rate, but not less than 1.5% over the Bank of Israel interest rate, plus 8%. Furthermore, should the Company fail to make any two payments (subject to a remedial period for such breach), the interest rate payable for the outstanding loan balance (from such date through full repayment of the loan) would be increased by 1.5%. The actual interest rate as of December 31, 2021 was 12%.

Moreover, should the Company be in breach of any of the financial covenants listed in the loan agreement for three consecutive periods, and subject to a remedial period for such breach, then as from the fourth period, the interest rate payable for the outstanding loan balance (through full repayment of the loan) would be increased by 0.5% for each such occurrence. In any case, the total additional interest payable pursuant to provisions of this section above shall not exceed 1.5% on aggregate.

The lender would be entitled to receive an additional payment should the Company conduct an IPO and/or conduct an M&A transaction and/or raise capital at a valuation in excess of the threshold set forth in the loan agreement, and such additional payment would not exceed USD 1.25 million. As an IPO and/or conduct an M&A transaction and/or raise capital is an event solely within the Company’s control, the Company did not record the additional payment as a liability in its financial statements as of December 31, 2021.

F-16

Note 9 - Commitments and contingent liabilities

A.	Royalties to Israeli Innovation Authority

a.	The Company is required to pay royalties to Israel Innovation Authority (hereinafter “IIA”) for revenues from all sales of the companies and according to Company’s audited financial statements. The royalties are at average of 3.5% of the cumulative consideration for the revenues of Company, up to 100% of the grant amount plus interest at LIBOR + 1.689% per annum. As of December 31, 2021 and 2020, the Company’s maximum potential future royalties liability, subject to future sales of such products and based on grants received from the IIA and yet to be repaid, is USD 1,764 thousands and USD 1,723 thousands, respectively.

The Company did not recognize any liability with respect to future royalties payments to the IIA.

b.	In 2020 and 2021, the Company received approval for a government grant from the IIA in Benefit Track 5 - “Magnet” (hereinafter - “Track 5”) in the total amount of approximately USD 850 thousand. This grant reimburses the Company for research and development expenses it incurs, which expenses are reported to the IIA every quarter for approval and receipt of the grant. Amounts received in Track 5 are not subject to repayment to the IIA. During 2021, an amount of USD 515 thousands was received in relation to this grant, which was recorded as a reduction in research and development expenses.

B.	In February 2020, a former contractor of the Company filed a lawsuit in the Tel Aviv Court of Magistrates, in the amount of USD 250 thousand. The plaintiff alleges that this amount is due pursuant to an agreement signed by the plaintiff and by the Company in August 2018. On March 31, 2020, the Company filed its statement of defense, rejecting the allegation due to non-fulfillment of the conditions that entitle the plaintiff to receive the mentioned amount, pursuant to terms and conditions of the agreement. In March 2022, during an arbitration hearing both sides have agreed that the lawsuit will be settled in return to paying USD 50 thousand by the Company to the plaintiff. See also Note 20.3.

C.	In April 2020, the Company signed an agreement under which the Company will grant to a customer, who holds over 5% of the issued and paid-up ordinary shares of the Company (hereinafter “the customer”), a license for exclusive use of construction technology and sale of virus or bacteria diagnostic equipment and the sale of a device for blood tests in the Asian region for 30 months. In September 2020, the Company extended the term of the agreement to 60 months. Under the agreement, the customer will purchase the hardware for the production of the corona diagnostic devices and will also purchase the corona tests from Virusight. During 2020, an amount of USD 194 thousand was received from the customer, which is included in the customers’ advances balance as of December 31, 2020. As of December 31, 2021, USD 132 thousand were recognized as revenue in respect of this agreement and USD 62 thousand is included in the customers’ advances balance.

D.	Royalties to Tel Hashomer

a.	In July 2020, the Company entered into a memorandum of understanding (“MOU”) with Tel Hashomer according to which a researcher employed by Tel Hashomer (hereinafter: “the Researcher”) and the Company will work together to further examine and develop the Researcher’s invention, fully funded by the Company or a third party. Upon completion of the research, the Company will have the option, after evaluating the results of the research, to purchase from Tel Hashomer an exclusive global license that can be transferred to third parties, for use, among other things, in the results of such research, in order to “commercialize” by the Company for the same purpose which will develop tools for diagnosing viruses and other diseases (hereinafter: “the enterprise company”). The license from Tel Hashomer will be conditional on the payment of royalties. Each party will retain its rights in its intellectual property while both parties will have ownership rights in the intellectual property developed by them together.

F-17

b.	On August 12, 2020, the Company established Virusight. See Note 1.A.2.

c.	On September 10, 2020, Virusight entered into an agreement with Tel Hashomer for a purpose of joint research with Tel Hashomer, based on the MOU. Virusight has acquired from Tel Hashomer a license to use patents in return for the issuance of 20,000 ordinary shares to Tel Hashomer. In addition, Virusight issued 4,900 ordinary shares to the Researcher.

d.	The license is perpetual (subject to its termination under the terms of the license agreement), worldwide, exclusive, subject to royalties and including the right to grant sub-licenses, in accordance with the terms of the license agreement.

e.	In respect of the license agreement, since it was acquired from others for a particular research and development project and it has no alternative future uses (in other research and development projects or otherwise), the Company recorded in 2020 an expense in the amount of approximately USD 1,350 thousands. In addition, the Company incurred in 2020 an expense in respect of the 4,900 ordinary shares issued to the Researcher in the amount of approximately USD 0.3 million. These expenses were recognized as research and development expenses in the consolidated statements of comprehensive income.

E.	On August 2021, the Company signed an agreement with ZKW, an Austrian manufacturer of lighting systems for the automotive industry, for a joint development and commercialization of products in the field of automotive adaptive lighting segment as well as vehicle control and driver-assistance systems. According to the agreement, ZKW will transfer an amount equal to EUR 750 thousand over the next years after meeting certain development milestones as detailed in the agreement.

Note 10 - Ordinary shares subject to possible redemption

During August 2019, the Company entered into a convertible loan agreement with a new investor for a total amount of 3 million USD. In November 2019, the Company issued 10,454 ordinary shares of the Company to this investor. In accordance with this agreement, after 5 years from the date of signing the convertible loan agreement (hereinafter - the day the return date begins) and during a period of six months from this date, the investor will have the right to ask the Company to buy back the 10,454 ordinary shares if certain conditions specified in the convertible loan agreement are met, as follows: (a) There was no event of “liquidity” on or before this date; (b) there was no registration of the shares for trading on the stock exchange, or (c) the process of purchasing the Company’s shares by a third party did not begin. The buyback price will be equal to the aggregate investment amount plus 8% interest that will accrue until the day the shares are returned at the time of the buyback.

During January 2020, the Company entered into a share purchase agreement with a new investor that is related to the investor described above for a total amount of 2 million USD. In that month, the Company issued 6,969 ordinary shares of the Company to this investor. In accordance with this share purchase agreement, after 5 years from the date of signing the share purchase agreement (hereinafter - the day the return date begins) and during a period of six months from this date, the investor will have the right to ask the Company to buy back the 6,969 ordinary shares if certain conditions specified in the agreement are met, as follows: (a) There was no event of “liquidity” on or before this date; (b) there was no registration of the shares for trading on the stock exchange, or (c) the process of purchasing the company’s shares by a third party did not begin. The buyback price will be equal to the aggregate investment amount plus 8% interest that will accrue until the day the shares are returned at the time of the buyback.

In respect of these two investors’ right to oblige the Company to buy back its ordinary shares starting from the day the return date begins and according to ASC 480 “Distinguishing Liabilities From Equity”, the Company recognized the ordinary shares issued as a “Temporary equity” as event not solely within the control of the Company as described above could force it to redeem the equity instrument for cash at a fixed price and at the option of the Investor. Based on the agreement, the temporary equity will continue to accrue interest (8% per annum) that will be recorded against Additional paid in capital to adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period.

F-18

Note 11 - Shareholders’ deficit

A.	Description of Ordinary Shares

As of December 31, 2021, the Company had 1.8 million authorized ordinary shares, par value NIS 0.1, of which approximately 175 thousand were outstanding. Holders of ordinary shares are entitled to participate equally in the payment of cash dividends and bonus share distributions (stock dividend) and, in the event of the liquidation of the Company, in the distribution of assets after satisfaction of liabilities to creditors. Each ordinary share is entitled to one vote on all matters to be voted on by shareholders.

Share capital composition as of December 31, 2021, and 2020:

	As of December 31, 2021		As of December 31, 2020
	Registered	Issued and paid-in	Registered	Issued and paid-in

Ordinary shares (0.1 NIS par value)	1,800,000	174, 948	1,800,000	174,298

B.	Transactions with non-controlling interest:

a.

Share capital issued to non-controlling interest in a subsidiary in August 2020

In August 2020, Virusight signed an investment agreement with multiple investors, including related parties, whereby the investors would contribute USD 753 thousand in return for issuance of 11,111 ordinary shares (of which USD 250 thousand were invested by related parties to the Company, at identical terms and conditions). After completion of the investment and prior to issuance of ordinary shares to Tel HaShomer (see Note 9.D), the Company held 87% of all Virusight ordinary shares after the share issuance.

b.	Share capital issued to non-controlling interest in subsidiary in September 2020

In September 2020, Virusight signed an investment agreement with a new investor, whereby the investor would contribute USD 2 million to Virusight in return for issuance of 3,079 Virusight ordinary shares. In June 2021, the investor has completed their full investment amount in Virusight.

c.	Share capital issued to non-controlling interest in subsidiary in June 2021

In June 2021, Virusight signed an investment agreement with a new investor, whereby the investor would contribute USD 2 million to Virusight in return for issuance of 3,097 Virusight ordinary shares. In June 2021, the investor has completed their full investment amount in Virusight.

d.	Share capital issued to non-controlling interest in subsidiary in November 2021

In November 2021, Virusight signed an investment agreement with a new investor, whereby the investor would contribute USD 3 million to Virusight in return for issuance of 3,079 Virusight ordinary shares. As of December 31, 2021, the investor completed the transfer of USD 0.6 million to Virusight in return for issuance of 929 Virusight ordinary shares.

F-19

In addition, Virusight has acquired full ownership of a UK subsidiary (“IHS UK”) that had been fully owned, prior to the investment, by this non-controlling investor, in consideration of an issuance of 1,455 Virusight ordinary shares to the non-controlling investor (hereinafter: “the Merger agreement”). The difference between the fair value of net assets acquired and the consideration transferred resulted in a goodwill that was fully impaired as of December 31, 2021. See also Note 12 – Business combination and Note 16 – Impairments.

In accordance with the terms of the agreements described in paragraph b, c and d above, investors as a group were granted the right to appoint 2 directors out of 6 at Virusight and the right to appoint Virusight’s CEO. See also Note 20 – Subsequent Events.

C.	Share based payment - Newsight:

a.	In 2016, the Board of Directors approved an incentive share option plan (hereinafter: “the Plan”), whereby Company employees, directors and non-employees would be granted up to 14,878 options; each option may be exercised for one ordinary share of NIS 0.1 par value. Ordinary shares to be issued upon option exercise would carry the same rights as the Company’s ordinary shares immediately upon issuance. The Plan term is 10 years after adoption by the Board of Directors.

b.	For the years ended December 31, 2021, and 2020, the Company recorded an expense of USD 480 thousands and USD 558 thousands, respectively, in respect for the Plan grants.

c.	As of December 31, 2021 and 2020, there were USD 700 thousands and USD 732 thousands, respectively, of total unrecognized compensation cost related to non-vested options granted under the Plan.

d.	In April 2021, an employee exercised 250 options for payment of NIS 25, in conformity with terms and conditions of the Plan. The related ordinary shares are held in trust.

e.	In July 2021, an employee exercised 400 options for payment of USD 1.5 thousands, with terms and conditions of the Plan. The related ordinary shares are held in trust.

f.	The following table summarizes the option activity for options to employees:

	2021		2020
	Number of share options	Weighted average exercise Price USD	Number of share options	Weighted average exercise Price USD

Outstanding as of beginning of year	13,643	5.77	12,388	5.17
Granted	1,265	31.11	2,138	10.00
Exercised	650	2.33	-	-
Terminated	150	10.00	883	7.55
Forfeited	-	-	-	-
Outstanding as of end of year	14,108	8.16	13,643	5.77
Options exercisable as of end of year	10,796	5.13	9,005	3.6

F-20

Summary of Information about Employees’ Incentive Share Option Plan

The following table summarizes information about employees’ share options outstanding as of December 31, 2021:

Outstanding
Range of exercise prices USD	Number outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price USD

0.03-30.00	14,108	6.94	8.16

Details for the year ended December 31	2021	2020
	USD in thousands
The intrinsic value of options exercised	244	-
The original fair value of options exercised	93	-

D.	Share based payment - Virusight:

a.	In 2020, Virusight’s Board of Directors approved an incentive share option plan (hereinafter: “the Virusight’s Plan”), whereby Virusight’s employees, directors and non-employees would be granted up to 9,900 options; each option may be exercised for one ordinary share of NIS 0.1 par value. Ordinary shares to be issued upon option exercise would carry the same rights as the Company’s ordinary shares immediately upon issuance. The Virusight’s plan term is 10 years after adoption by the Board of Directors.

b.	For the years ended December 31, 2021, and 2020, Virusight recorded an expense of USD 1,016 thousands and USD 204 thousands, respectively, in respect for the Virusight’s Plan grants.

c.	As of December 31, 2021 and 2020, there were USD 884 thousands and USD 1,132 thousands, respectively, of total unrecognized compensation cost related to non-vested options granted under the Virusight’s Plan.

d.	The following table summarizes the option activity for options to Virusight’s employees:

	2021		2020
	Number of share options	Weighted average exercise Price USD	Number of share options	Weighted average exercise Price USD

Outstanding as of beginning of year	2,100	10.00	-	-
Granted	1,250	30.00	2,100	10.00
Exercised	-	-	-	-
Terminated	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of end of year	3,350	17.46	2,100	10.00
Options exercisable as of end of year	700	10.00	-	-

F-21

Summary of Information about Virusight Employees’ Incentive Share Option Plan

The following table summarizes information about Virusight employees’ share options outstanding as of December 31, 2021:

Outstanding
Range of exercise prices USD	Number outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price USD

10.00-30.00	3,350	9.09	17.46

Note 12 – Business combination

Acquisition of IHS UK

On November 10, 2021, Virusight completed the acquisition of 100% equity interest of IHS UK (the “Acquisition”). The total consideration of the acquisition is issuance of an aggregate 1,455 ordinary shares of Virusight (valued at $645.4 per share, equivalent to USD 939 thousands).

As detailed below, the purchase price allocation did not include intangible assets identified and resulted in USD 936 thousands of goodwill, primarily attributable to the assembled workforce:

USD in thousands
Acquired assets:
Cash and cash equivalents	1
Other receivable	3
4
Assumed liabilities:
Accounts payable	(1)
(1)

Fair value of net assets acquired	3
Goodwill recorded	936
Consideration allocated	939

As of December 31, 2021, the goodwill was fully impaired. See also Note 16 – Impairment.

F-22

Note 13 - Income taxes

A.	Tax rates applicable to the Company:

The Company’s taxable income in Israel is taxed at the standard corporate income tax rate of 23%.

Tax rates applicable to subsidiaries - Subsidiaries incorporated outside Israel are taxable pursuant to tax statutes in their country of residence.

B.	Carry-forward tax losses:

As of December 31, 2021, the Group had tax loss carryforward amounting to USD 17,102 thousands.

C.	Deferred income taxes:

Provided in respect of the following:

	December 31,
	2021	2020
	USD in thousands
Deferred taxes due to carryforward losses	3,933	2,495
Valuation allowance	(3,933)	(2,495)
	-	-

As of December 31, 2021 and 2020, the Company has provided a full valuation allowances in respect of its deferred tax assets resulting from tax loss carryforward as it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future.

D.	Effective tax expense:

Following is a reconciliation of the Company’s theoretical tax benefit to the Company’s actual tax expense, assuming all income is taxed at the standard corporate income tax rate applicable to companies in Israel:

	December 31,
	2021	2020
	USD in thousands

Loss before taxes	8,845	7,760
Israeli statutory income tax rate	23%	23%

Theoretical tax benefit	2,034	1,785
Losses and other items for which a valuation allowance was provided or benefit from loss carryforwards	(2,034)	(1,785)
Income tax expense	-	-

E.	Tax assessments:

The Company’s tax assessments through the 2016 tax year are not deemed final.

F-23

Note 14 - Revenues

A.	Group revenues by major geographic regions:

	Year Ended December 31,
	2021	2020
	USD in thousands
China	458	110
Hong Kong	270	40
Austria	178	162
Israel	51	20
Other foreign countries	227	98
	1,184	430

B.	Revenues from major customers, each accounting for 10% or more of total revenues:

	Year Ended December 31,
	2021	2020
	USD in thousands

Costumer A	430	94
Costumer B	178	158
Costumer C	265	-

Total sales to the Company’s large customers whose sales constitute over 10% of revenue accounted for approximately 74% and 59% of revenues for the years ended December 31, 2021 and 2020, respectively. The Company is substantially dependent upon the continued participation of these customers in order to maintain its revenues.

Note 15 - Cost of revenues

	Year Ended December 31,
	2021	2020
	USD in thousands

Use of materials	176	29
Payroll and associated expenses	62	53
Sub-contracted work and sub-contractors	411	86
	649	168

Note 16 - Impairment

In 2021, based on the results of the annual goodwill impairment test, Virusight determined it was more likely than not that the goodwill, primarily attributable to the assembled workforce, recorded as part of the acquisition of IHS UK, detailed in Note 11.B.d and Note 12 - Business combination, was fully impaired due to the inability to fulfil management plans resulted in a decision to currently pause IHS UK operations. Due to the above, Virusight recorded an impairment loss of USD 936 thousand in the consolidated statement of comprehensive loss under impairment expense. See also Note 20.7.

F-24

Note 17 - Other income

In 2020, the Company had other income from multiple awards to the Company for participating in competitions for companies showcasing technology innovation in an amount of USD 83 thousands.

Note 18 - Loss per share

Basic and diluted loss per share is calculated by dividing the loss by the weighted average number of ordinary shares issued

	Year Ended December 31,
	2021	2020
Loss attributable to holders of ordinary of the Company (USD in thousands)	8,845	7,760
Weighted average number of ordinary shares issued (in thousands)	174,533	164,051
Basic and diluted loss per ordinary share (USD)	50.68	47.30

As of December 31, 2021, and 2020, 14,108 and 13,643 options, respectively, were excluded from calculation of the weighted average number of ordinary shares (diluted) - since they have an anti-dilutive effect.

Note - 19 Reportable Segments

The Company applies ASC 280, “Segment Reporting”. ASC 280 establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the “CODM”) in deciding how to allocate resources and in assessing performance.

The CODM of the Company is the Chief Executive Officer. The CODM reviews financial information presented for each one of the operating segments as well as on a consolidated basis for purposes of allocating resources and evaluating financial performance.

F-25

The Company has two operating segments:

1.	Design, development, and distribution of camera sensors for machine vision. Application of computer-based vision for control of machines, robots and various processes. These operations are carried out by the Company.
2.	Design, development, and distribution of camera sensors for spectrography (hereinafter: “the Spectral Segment”). These products enable spectral sensing in areas such as quality tests for water and rapid diagnosis of pathogens such as the COVID-19 virus. These operations are carried out by the Company and through Virusight and Watersight.

	Year Ended December 31, 2021
	Machine Vision	Spectral	Total
	USD in thousands
Revenues	715	469	1,184
Cost of Revenues	378	271	649
Operating Loss	6,232	2,457	8,689

	Year Ended December 31, 2020
	Machine Vision	Spectral	Total
	USD in thousands
Revenues	296	134	430
Cost of Revenues	101	67	168
Operating Loss	5,234	2,436	7,670

Note 20 - Subsequent Events

The Company evaluated subsequent events from December 31, 2021, the date of these consolidated financial statements, through December 5, 2022, which represents the date the financial statements were issued, for events requiring recording or disclosure in the financial statements for the year ended December 31, 2021. The Company concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements, except as described below:

1.	In January 2022, Virusight entered into a lease agreement for an office in Ness Ziona for a period of 18 months beginning on January 15, 2022, with an option to extend for an additional 18 months.

2.	During 2022, three Company employees exercised 286 options into ordinary shares, in conformity with terms and conditions of the Company’s Plan. 150 of these ordinary shares are held in trust and the other 136 are held directly by the employee.

3.	In March 2022, during an arbitration hearing on the lawsuit mentioned in Note 9.B, both sides have agreed that the suit will be settled in return to paying USD 50 thousand by the Company to the plaintiff.

4.	In November 2021, the Board of Directors approved a resolution to hold the Company’s listing in TASE and to examine other listing alternatives. In January 2022, the Board of Directors approved the Company’s NASDAQ listing in a deSPAC process.

5.	In August 2022, the Board of Directors has approved a business combination agreement (“BCA”) with Vision Sensing Acquisition Corporation (“VASC”), a special purpose acquisition company (“SPAC”) which shares are listing NASDAQ.

6.	In September 2022, the company signed four share purchase agreements with new investors with the total amount of USD 525 thousands. The funds were transferred to the Company on account of shares that will be issued prior to the executing the BCA.

7.	In October 2022, the Board of Directors of Virusight has adopted a letter agreement between the Company and the group of investors in Virusight (see Note 11.B.d). According to the agreement, the Company will have the right to appoint Virusight’s CEO and the active management of Virusight will be done by the Company from October 2022. In addition, the Board of Directors of Virusight decided to take any action required to voluntarily liquidate its wholly owned subsidiary, IHS UK.

8.	In November 2022, the Board of Directors has approved the participation of the Company in Fast Lane program. In consideration, the Company shall issue to Next Gear Venture Partners 2 L.P., an option to purchase 6,376 shares (3% of the Company’s currently fully diluted share capital) based on the terms specified in the participation agreement between both sides.

F-26

Newsight Imaging Ltd. and subsidiaries

Interim Condensed Consolidated Balance Sheets

(U.S. dollars in thousands, except share and per share data)

		June 30,	December 31,
	Note	2022	2021
		(unaudited)	(audited)
		USD in thousands
Assets

Current assets:
Cash and cash equivalents		3,496	8,339
Restricted deposit		98	62
Trade receivables		243	94
Other accounts receivable		176	156
Inventory	3	765	563
		4,778	9,214
Non-current assets:
Restricted deposits		44	51
Operating lease - Right of use assets		307	381
Property and equipment, net		136	104
		487	536

Total assets		5,265	9,750

Liabilities, temporary equity and shareholders’ deficit

Current liabilities:
Trade payables		435	154
Other accounts payable		2,161	1,525
Current operating lease liability		228	284
Current interest payable		355	253
		3,179	2,216
Non-current liabilities:
Non-current loans		7,055	7,055
Non-current operating lease liability		79	99
		7,134	7,154

Total liabilities		10,313	9,370

Temporary equity
Ordinary shares subject to possible redemption, 17,423 shares at redemption value		5,914	5,714
Total temporary equity		5,914	5,714

Shareholder’s deficit
Ordinary shares, NIS 0.01 par value; Authorized 2,000,000 shares; Issued and outstanding: 175,234 and 174,948 shares		5	5
Additional paid in capital		17,606	17,511
Accumulated other comprehensive loss		(3)	(5)
Accumulated deficit		(30,649)	(25,077)
Total shareholders deficit of Newsight Imaging Ltd.		(13,041)	(7,566)

Non-controlling interest		2,079	2,232

Total shareholders’ deficit		(10,962)	(5,334)
Total liabilities, temporary equity and shareholders’ deficit		5,265	9,750

The accompanying notes are an integral part of the financial statements.

F-27

Newsight Imaging Ltd. and subsidiaries

Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss

(U.S. dollars in thousands, except share and per share data)

	For the Six-Months Period ended June 30,
	2022	2021
	USD in thousands
Revenue:
Products	301	509
Services	127	54
Total revenue	428	563
Cost of revenue:
Products	184	338
Services	62	37
Total cost of revenue	246	375
Operating expenses:
Research and development expenses, net	3,449	2,238
Selling and marketing expenses	669	403
General and administrative expenses	1,637	1,241
Total operating expenses	5,755	3,882
Operating loss	(5,573)	(3,694)
Other expense, net:

Financing expenses, net	(630)	(145)
Total other (expense) income, net	(630)	(145)
Net loss for the period	(6,203)	(3,839)

Net loss attributable to non-controlling interest	(631)	(371)
Net loss attributable to Newsight Imaging Ltd.	(5,572)	(3,468)

Basic and diluted loss per share (USD)	(35.44)	(22.01)
Weighted average number of ordinary shares outstanding used in computing basic and diluted loss per ordinary share	(175,034)	(174,452)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2	-
Comprehensive loss for the period	(6,201)	(3,839)

Comprehensive loss attributable to non-controlling interest	(631)	(371)
Comprehensive loss attributable to Newsight Imaging Ltd.	(5,570)	(3,468)

The accompanying notes are an integral part of the financial statements.

F-28

Newsight Imaging Ltd. and subsidiaries

Unaudited Interim Condensed Consolidated Statements of Changes in Temporary Equity and Shareholders’ Deficit

(U.S. dollars in thousands, except share and per share data)

	Temporary equity		Ordinary shares			Accumulated		Total shareholders deficit of
	Number of shares	USD	Number of shares	USD	Additional paid in capital	other comprehensive income (loss)	Accumulated deficit	Newsight Imaging Ltd.	Non- controlling interest	Total Shareholders’ deficit

Balance as of January 1, 2021	17,423	5,314	174,298	5	14,360	(6)	(17,613)	(3,254)	1,543	(1,711)
Changes during the period
Changes in holding stake in subsidiary which do not involve loss of control					1,503			1,503	683	2,186
Proceed on account of future shares to non-controlling interest in subsidiary								-	(1,399)	(1,399)
Interest on temporary equity		200			(200)			(200)	-	(200)
Share based compensation to employees and service providers					249			249	431	680
Net loss for the period							(3,468)	(3,468)	(371)	(3,839)
Other comprehensive loss for the period
Balance as of June 30, 2021	17,423	5,514	174,298	5	15,912	(6)	(21,081)	(5,170)	887	(4,283)

Balance as of January 1, 2022	17,423	5,714	174,948	5	17,511	(5)	(25,077)	(7,566)	2,232	(5,334)
Changes during the period
Share issuance, net of issuance expenses			286	*	4			4	-	4
Interest on temporary equity		200			(200)			(200)	-	(200)
Share based compensation to employees and service providers					291			291	478	769
Net loss for the period							(5,572)	(5,572)	(631)	(6,203)
Other comprehensive loss for the period						2		2	-	2

Balance as of June 30, 2022	17,423	5,914	175,234	5	17,606	(3)	(30,649)	(13,041)	2,079	(10,962)

* Represents an amount less than USD 1,000

The accompanying notes are an integral part of the financial statements.

F-29

Newsight Imaging Ltd. and subsidiaries

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	For the Six-Months Period ended June 30,
	2022	2021
	USD in thousands
Cash flows from operating activities
Net loss	(6,203)	(3,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based payment	291	249
Share-based payment in a subsidiary	478	431
Depreciation and amortization expenses	22	13

Changes in operating assets and liabilities:
Decrease (increase) in trade receivables	(149)	90
Decrease (increase) in other accounts receivable	(20)	78
Increase in inventory	(202)	(229)
Increase (decrease) in trade payables	281	(25)
Increase in other accounts payable	636	35
Increase in current interest payable	102	93

Net cash used in operating activities	(4,764)	(3,104)

Cash flows from investing activities
Acquisition of property and equipment	(54)	(6)

Net cash used in investing activities	(54)	(6)

Cash flows from financing activities
Share issuance, net of issuance expenses	4	-
Share issuance of subsidiary to non-controlling interest	-	791

Net cash provided by financing activities	4	791

Net increase in cash, cash equivalents and restricted cash	(4,814)	(2,319)
Cash, cash equivalents and restricted cash balance at beginning of period	8,452	6,128
Cash, cash equivalents and restricted cash at end of period	3,638	3,809

Non-cash activities
Recognition of right-to-use asset against new lease liability	117	36
Interest of temporary equity	200	200

Supplemental disclosure of cash flow information
Cash paid during the period for interest	(308)	-

The accompanying notes are an integral part of the financial statements.

F-30

Newsight Imaging Ltd. and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements as of June 30, 2022

(U.S. dollars in thousands)

Note 1 - Description of Business and General

A.	Incorporation and operations

Newsight Imaging Ltd. (hereinafter: “the Company”) was incorporated in Israel on May 22, 2016. The Company and its subsidiaries (hereinafter: “the Group”) are engaged in design, development, and sale of camera sensors, primarily to market in China, other Asian countries and Europe.

The Group companies are as follows:

1.	In December 2019, the Company established a wholly foreign-owned subsidiary in China, incorporated under its local name “Zhuhai Newvision Tech Ltd.” (hereinafter: “Zhuhai WOFE”). Zhuhai WOFE established a 99% owned subsidiary under the name “Shenzhen Nengsai Visual Technology Ltd.” (hereinafter: “Nengsai”).
2.	In August 2020, the Company established “Virusight Diagnostic Ltd” (hereinafter: “Virusight”) together with Tel HaShomer Research, Infrastructure and Medical Services Ltd. (hereinafter: “Tel HaShomer”). Virusight specializes in immediate diagnostics of pathogens (bacteria or viruses) based on the technology developed by the Company for camera sensors used in spectrography. The Company owns a 61% of the ordinary shares in Virusight (fully diluted) as of December 31, 2021. See also Note 11.B. In November 2021, Virusight acquired 100% ownership of a company incorporated in the UK under the name “Inventive Healthcare Solutions (UK) Limited” (hereinafter: “IHS UK”).
3.	In March 2021, the Company and Mekorot Water Company Ltd., the national water company of Israel (hereinafter: “Mekorot”) established Watersight Ltd. (hereinafter: “Watersight”) to develop advanced solutions for monitoring and analysis of water quality data in water transmission systems and in houses, for the local and global markets, based on technology developed by the Company for camera sensors used in spectrography. The Company owns 80% of Watersight as of December 31, 2021.
4.	In December 2021, the Company established a wholly owned subsidiary in Hong Kong, incorporated under its local name “Newsight Imaging Hong Kong Limited” (hereinafter: “Newsight HK”).

B.	Going Concern

Since its inception, the Company has incurred substantial operating losses and negative cash flow from its operations. To date, the Company mostly financed its operations through issuance of equity instruments, loans and grants received from the Israeli Innovation Authority.

The Company’s plan for continued research and development, manufacturing, and marketing of its products in the coming year are supported by financing sources primarily consisting of the Company’s cash balance and expected operating revenues. Management believes that these financing sources allow the Company to continue its operations for the near future.

The Company is acting to obtain additional financing that would allow it to continue its operations even further. These sources include sources raised from private and/or institutional investors in Israel and overseas, or from the public at large. There is no certainty that the Company would be able to raise such additional financing.
These factors give raise to substantial doubt about the Company’s ability to continue as a going concern. The financial statements include no adjustments to values of assets and liabilities nor to classification thereof, which may be required should the Company fail to survive as a going concern.

C.	COVID-19

In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a global pandemic. Since then, several measures have been implemented worldwide in response to the increased impact from COVID-19. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. The impact of COVID-19 posed some serious challenges to the scientific community involved in the medical aspect, including an urgent need to develop a vaccine against the virus, develop medication for those already infected and the need for devolving rapid testing technologies.

F-31

The Company is engaged in the spectral field, and has developed a device that may allow for identification of pathogens, including COVID-19. As noted above, in conjunction with development of the rapid testing solution for virus identification, including the COVID-19 virus, the Company has incorporated Virusight.

Note 2 - Summary of Significant Accounting Policies

A.	Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim consolidated balance sheet as of June 30, 2022, the interim consolidated statements of comprehensive loss, changes in temporary equity and shareholders’ deficit, and cash flows for the six months ended June 30, 2022 and 2021, and the related notes to such interim financial statements are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual financial statements prepared in accordance with US GAAP.

In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2022 and the Company’s results of operations and cash flows for the six months ended June 30, 2022 and 2021. The results for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022 or any other future interim or annual period.

B.	Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, affect the disclosure of contingent assets and liabilities as of the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

C.	Significant Accounting Policies

The significant accounting policies followed in the preparation of these unaudited interim condensed financial statements are identical to those applied in the preparation of the latest annual financial statements.

Note 3 – Inventory

	June 30,	December 31,
	2022	2021
	(unaudited)	(audited)
	USD in thousands
Raw materials	188	129
Work in-process	278	62
Finished goods	299	372
Total	765	563

Work in process and finished goods are presented net of immaterial write-downs to net realizable value.

F-32

Note 4 - Reportable Segments

The Company applies ASC 280, “Segment Reporting”. ASC 280 establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the “CODM”) in deciding how to allocate resources and in assessing performance.

The CODM of the Company is the Chief Executive Officer. The CODM reviews financial information presented for each one of the operating segments as well as on a consolidated basis for purposes of allocating resources and evaluating financial performance.

The Company has two operating segments:

1.	Design, development, and distribution of camera sensors for machine vision. Application of computer-based vision for control of machines, robots and various processes. These operations are carried out by the Company.
2.	Design, development, and distribution of camera sensors for spectrography (hereinafter: “the Spectral Segment”). These products enable spectral sensing in areas such as quality tests for water and rapid diagnosis of pathogens such as the COVID-19 virus. These operations are carried out by the Company and through Virusight and Watersight.

	For the Six-Months Period Ended June 30, 2022
	Machine Vision	Spectral	Total
	USD in thousands
Revenues	353	75	428
Cost of Revenues	206	40	246
Operating Loss	4,011	1,562	5,573

	For the Six-Months Period Ended June 30, 2021
	Machine Vision	Spectral	Total
	USD in thousands
Revenues	317	246	563
Cost of Revenues	222	153	375
Operating Loss	2,660	1,034	3,694

Note 5- Significant Events during the Reporting Period

A.	In January 2022, the Board of Directors approved the Company’s plans for NASDAQ listing in a deSPAC process.
B.	During 2022, three Company employees exercised 286 options into ordinary shares, in conformity with terms and conditions of the Company’s Plan. 150 of these ordinary shares are held in trust and the other 136 are held directly by the employee.
C.	In March 2022, during an arbitration hearing on a lawsuit filed by a former contractor of the Company, both sides have agreed that the suit will be settled in return to paying USD 50 thousand by the Company to the plaintiff.

Note 6 - Subsequent Events

The Company evaluated subsequent events from June 30, 2022, the date of these consolidated financial statements, through November 30, 2022, which represents the date the financial statements were issued, for events requiring recording or disclosure in the financial statements for the period ended June 30, 2022. The Company concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements, except as described below:

1.	In August 2022, the Board of Directors has approved a business combination agreement (“BCA”) with Vision Sensing Acquisition Corporation (“VASC”), a special purpose acquisition company (“SPAC”) which shares are listing NASDAQ.
2.	In September 2022, the company signed four share purchase agreements with new investors with the total amount of USD 525 thousands. The funds were transferred to the Company on account of shares that will be issued prior to the executing the BCA.
3.	In October 2022, the Board of Directors of Virusight has adopted a letter agreement between the Company and the group of investors in Virusight (see Note 11.B.d). According to the agreement, the Company will have the right to appoint Virusight’s CEO and the active management of Virusight will be done by the Company from October 2022. In addition, the Board of Directors of Virusight decided to take any action required to voluntarily liquidate its wholly owned subsidiary, IHS UK.
4.	In November 2022, the Board of Directors has approved the participation of the Company in Fast Lane program. In consideration, the Company shall issue to Next Gear Venture Partners 2 L.P., an option to purchase 6,376 shares (3% of the Company’s currently fully diluted share capital) based on the terms specified in the participation agreement between both sides.

F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Vision Sensing Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Vision Sensing Acquisition Corp. (the Company) as of December 31, 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from August 13, 2021 (inception) through December 31, 2021, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Adeptus Partners, LLC
We have served as the Company’s auditor since 2021.
PCAOB ID: 3686
Ocean, New Jersey March 30, 2022

F-34

VISION SENSING ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$499,301
Prepaid expenses	38,100
Total Current Assets	537,401

Marketable Securities held in trust account	102,725,633

Total Assets	$103,263,034

LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$17,066
Accrued expenses	30,000
Tax payable	77,310
Total Current Liabilities	124,376

Deferred underwriter fee payable	3,542,000

Total Liabilities	3,666,376

Commitments and Contingencies (Note 6)

Redeemable Class A Common Stock
Class A common stock subject to possible redemption; 10,120,000 shares (at $10.15 per share)	102,718,000

Stockholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 472,700 shares issued and outstanding (excluding 10,120,000 shares subject to possible redemption)	47
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,530,000 shares issued and outstanding	253
Additional paid-in capital	-
Accumulated deficit	(3,121,642)
Total Stockholders’ Deficit	(3,121,342)
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit	$103,263,034

The accompanying notes are an integral part of these financial statements

F-35

VISION SENSING ACQUISITION CORP.

STATEMENT OF OPERATIONS

DECEMBER 31, 2021

For the Period from August 13, 2021 (Inception) through December 31, 2021

Formation and operating costs	$(283,641)
Franchise tax	(77,310)
Loss from Operations	(360,951)

Other Income (Expenses)
Interest earned on marketable securities held in trust account	7,633
Net Loss	$(353,318)

Weighted average shares outstanding of Class A common stock	2,440,385
Basic and diluted net loss per common stock	$(0.08)
Weighted average shares outstanding of Class B common stock	2,171,135
Basic and diluted net loss per common stock	$(0.08)

The accompanying notes are an integral part of these financial statements

F-36

VISION SENSING ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM AUGUST 13, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - August 13, 2021 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Class B Common stock to Sponsor	-	-	2,530,000	253	24,747	-	25,000
Sale of Units in Initial Public Offering, net of offering costs	10,120,000	1,012	-	-	98,738,964	-	98,739,976
Class A Common Stock subject to possible redemption	(10,120,000)	(1,012)	-	-	(102,716,988)	-	(102,718,000)
Sale of Private Placement Units	472,700	47	-	-	4,726,953		4,727,000
Deferred underwriting commission	-	-	-	-	(3,542,000)		(3,542,000)
Re-classification	-	-	-	-	2,768,324	(2,768,324)	-
Net Loss	-	-	-	-	-	(353,318)	(353,318)
Balance - December 31, 2021	472,700	$47	2,530,000	$253	$-	$(3,121,642)	$(3,121,342)

The accompanying notes are an integral part of these financial statements

F-37

VISION SENSING ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 13, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash flows from operating activities:
Net loss	$(353,318)
Adjustments to reconcile net loss to net cash used in operating activities:

Interest earned on marketable securities held in Trust Account	(7,633)
Changes in operating assets and liabilities:
Prepaid expenses	(38,100)
Accounts payable and accrued offering costs	17,066
Accrued expenses	30,000
Tax payable	77,310
Net cash used in operating activities	(274,675)

Cash flows from investing activities:
Investment of cash in Trust Account	(102,718,000)
Net cash used in investing activities	(102,718,000)

Cash flows from financing activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discount paid	99,176,000
Proceeds from sale of private placement units	4,727,000
Payment of offering costs	(436,024)
Net cash provided by financing activities	103,491,976

Net change in cash	499,301
Cash at the beginning of the period
Cash at the end of the period	$499,301

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting fee payable	$3,542,000
Initial Classification of Class A common stock subject to redemption	$102,718,000

The accompanying notes are an integral part of these financial statements

F-38

VISION SENSING ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

Note 1 - Description of Organization and Business Operations

Vision Sensing Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 13, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from August 13, 2021 (inception) through December 31, 2021 relates to the Company’s formation and initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Vision Sensing LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 29, 2021.

On November 3, 2021, the Company consummated its Initial Public Offering of 8,800,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $88,000,000, and incurring offering costs of $7,520,024 of which $3,542,000 was for deferred underwriting commissions (which amount includes deferred underwriting commissions attributable to the exercise of the underwriters’ election of their over-allotment option, as described below) (see Note 6). The Company granted the underwriter a 45-day option to purchase up to an additional 1,320,000 Units at the Initial Public Offering price to cover over-allotments.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 426,500 units (the “Private Placement Units”) to Vision Sensing LLC, the sponsor of the Company (the “Sponsor”), at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,265,000 (the “Private Placement”) (see Note 4).

Additionally, on November 3, 2021, the Company consummated the closing of the sale of 1,320,000 additional units at a price of $10.00 per unit (the “Units”) upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $13,200,000 and incurred additional offering costs of $264,000 in underwriting fees. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and three-quarters of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, subject to adjustment, pursuant to the Company’s registration statement on Form S-1.

Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 46,200 Private Placement Units to Vision Sensing LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $462,000.

A total of $102,718,000, comprised of the proceeds from the Offering and the proceeds of private placements that each closed on November 3, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

F-39

Transaction costs of the Initial Public Offering with the exercise of the overallotment amounted to $6,002,024 consisting of $2,024,000 of cash underwriting fees, $3,542,000 of deferred underwriting fees and $436,024 of other costs.

Following the closing of the Initial Public Offering and full exercise of underwriter’s over-allotment option, $953,522 of cash was held outside of the Trust Account available for working capital purposes. As of December 31, 2021, we have available to us $499,301 of cash on our balance sheet and a working capital of $413,025.

Note 1 - Description of Organization and Business Operations (Continued)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

The Company will have until November 3, 2022 (or up to May 3, 2023, as applicable) to consummate a Business Combination. If the Company is unable to complete a Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit of up $1,012,000 ($0.10 per unit) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our certificate of incorporation), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 12th month (or up to 18 months from the closing of the IPO at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit of up to $1,012,000 ($0.10 per unit) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our certificate of incorporation) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

F-40

Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.15 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Management’s Plans

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since re-evaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through the earlier of the consummation of a Business Combination or one year from this filing and therefore substantial doubt has been alleviated. There is no assurance that the Company’s plans to consummate an initial Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

F-41

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had $499,301 in cash and no cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

On December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act. On December 31, 2021, the balance in the Trust Account was $102,725,633.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

F-42

The provision for income taxes was deemed de minimis for the period from August 13, 2021 (inception) to December 31, 2021.

Class A Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value ($10.15 per share) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

On December 31, 2021, 10,120,000 shares of Class A Common Stock outstanding are subject to possible redemption.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. On December 31, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. The amount of cash at bank above the insured amount of $250,000 is $499,301 as of December 31, 2021.

Net Loss Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the Initial Public Offering and warrants issued as components of the Private Placement Units (the “Placement Warrants”) since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Net loss per share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock shares, by the weighted average number of Class A and Class B non-redeemable common stock shares outstanding for the period. Non-redeemable Class A and Class B common stock shares includes the Founder Shares and non-redeemable common stock shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

F-43

For The Period from August 13, 2021 (Inception) Through December 31, 2021
Class A common stock
Numerator: net loss allocable to Class A common stock	$(183,380)
Denominator: weighted average number of Class A common stock	2,440,385
Basic and diluted net loss per Class A common stock	$(0.08)

Class B common stock
Numerator: net loss allocable to Class B common stock	$(169,938)
Denominator: weighted average number of Class B common stock	2,171,135
Basic and diluted net loss per Class B common stock	$(0.08)

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Fair Value of Financial Instruments

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets. This is the level that the Marketable Securities Held in Trust Account are considered (being $102,725,633 as of December 31, 2021);

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

F-44

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 -Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,120,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $101,200,000. Each Unit consists of one ordinary share and three-quarters of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder purchase one ordinary share at an exercise price of $11.50 per whole share.

Note 4 - Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 472,700 units (the “Private Placement Units”) to Vision Sensing LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company in the amount of $4,727,000.

A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

Note 5 - Related Party Transactions

Founder Shares

During the period ended December 31, 2021, the Sponsor purchased 2,530,000 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for $25,000. The number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of ordinary shares after the Initial Public Offering. The Founder Shares are no longer subject to forfeiture due to full exercise of the over-allotment by the underwriter.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

F-45

Promissory Note - Related Party

On August 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the Initial Public Offering. Promissory Note was fully repaid on November 8, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Sponsor Funding of Trust Account

In order to fund the trust to the required level, the Sponsor has deposited $1,518,000 into the trust account.

Administrative Support Agreement

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period August 13, 2021 (inception) through December 31, 2021, $20,000 of expense was recorded and included in formation and operating costs in the statement of operations.

Note 6 - Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,320,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

F-46

The underwriters were entitled to a cash underwriting discount of $0.2 per Unit, or $2,024,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $3,542,000 in the aggregate The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On November 3, 2021, the underwriters purchased an additional 1,320,000 Option Units pursuant to the exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $13,200,000.

Note 7 - Stockholders’ Equity

Preferred Shares - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - Our amended and restated memorandum and articles of association will authorize the Company to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 472,700 shares of Class A common stock issued and outstanding.

Class B Common stock - The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As at December 31, 2021 there were 2,530,000 shares of Class B common stock issued and outstanding, such that the Initial Stockholders will maintain ownership of at least 20% of the issued and outstanding shares after the Proposed Public Offering.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the IPO.

The shares of Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of Initial Public Offering plus all shares of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A ordinary shares redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants - Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

F-47

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary shares is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering.

Note 8 - Subsequent Events

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were available to issue. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements

F-48

VISION SENSING ACQUISITION CORP.

BALANCE SHEETS

SEPTEMBER 30, 2022

	September 30, 2022 (unaudited)	December 31, 2021 (audited)
ASSETS
Current Assets
Cash	$76,140	$499,301
Prepaid expense	28,154	38,100
Total Current Assets	104,294	537,401

Cash and Marketable Securities held in trust account	103,338,353	102,725,633

Total Assets	$103,442,647	$103,263,034

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$-	$30,000
Account payables	771,096	17,066
Working capital loan	66,000	-
Tax payable	46,387	77,310
Total Current Liabilities	883,483	124,376

Deferred underwriter commission	3,542,000	3,542,000

Total Liabilities	4,425,483	3,666,376

Commitments and Contingencies

Class A common stock subject to possible redemption; 10,120,000 shares (at $10.15 per share)	102,718,000	102,718,000

Shareholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 472,700 shares issued and outstanding (excluding 10,120,000 shares subject to possible redemption)	47	47
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,530,000 shares issued and outstanding	253	253

Additional paid-in capital	-	-
Accumulated deficit	(3,701,136)	(3,121,642)
Total Shareholders’ Deficit	(3,700,836)	(3,121,342)
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit	$103,442,647	$103,263,034

The accompanying notes are an integral part of these unaudited financial statements

F-49

VISION SENSING ACQUISITION CORP.

STATEMENT OF OPERATIONS

SEPTEMBER 30, 2022 (UNAUDITED)

	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022

Formation and operating costs	$(755,596)	$(1,145,828)
Franchise Tax	(15,462)	(46,386)
Loss from Operations	(771,058)	(1,192,214)

Other Income (Expenses)
Interest earned on marketable securities held in trust account	463,661	612,720
Net Loss	$(307,397)	$(579,494)

Weighted average shares outstanding of Class A common stock	10,592,700	8,274,928
Basic and diluted net loss per common stock	$(0.01)	$(0.04)
Weighted average shares outstanding of Class B common stock	2,530,000	2,530,000
Basic and diluted net loss per common stock	$(0.06)	$(0.11)

The accompanying notes are an integral part of these unaudited financial statements

F-50

VISION SENSING ACQUISITION CORP.

STATEMENT OF Changes in Stockholder’s (Deficit) Equity

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 (UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance – December 31, 2021	472,700	$47	2,530,000	$253	$-	$(3,121,642)	$(3,121,342)
Net loss						(154,102)	(154,102)
Balance – March 31, 2022	472,700	$47	2,530,000	$253	$-	$(3,275,744)	$(3,275,444)
Net loss						(117,995)	(117,995)
Balance – June 30, 2022	472,700	$47	2,530,000	$253	$-	$(3,393,739)	$(3,393,439)

Net loss	-	-	-	-	-	(307,397)	(307,397)
Balance – September 30, 2022	472,700	$47	2,530,000	$253	$-	$(3,701,136)	$(3,700,836)

The accompanying notes are an integral part of these unaudited financial statements

F-51

VISION SENSING ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(UNAUDITED)

Cash flows from operating activities:
Net loss	$(579,494)
Adjustments to reconcile net loss to net cash used in operating activities:

Interest earned on marketable securities held in Trust Account	(612,720)
Changes in operating assets and liabilities:
Prepaid expenses	9,946
Accounts payable and accrued offering costs	724,030
Tax payable	(30,923)
Net cash used in operating activities	(489,161)

Cash flows from investing activities:
Investment of cash in Trust Account	-
Net cash used in investing activities	-

Cash flows from financing activities:
Working capital loan	66,000
Proceeds from issuance of Class B common stock to Sponsor	-
Proceeds from sale of Units, net of underwriting discount paid	-
Proceeds from sale of private placement units	-
Payment of offering costs	-
Net cash provided by financing activities	66,000

Net change in cash	(423,161)
Cash at the beginning of the period	499,301
Cash at the end of the period	$76,140

The accompanying notes are an integral part of these unaudited financial statements

F-52

VISION SENSING ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 —Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,120,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $101,200,000. Each Unit consists of one ordinary share and three-quarters of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder purchase one ordinary share at an exercise price of $11.50 per whole share.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 472,700 units (the “Private Placement Units”) to Vision Sensing LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company in the amount of $4,727,000.

A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

Note 5 — Related Party Transactions

Founder Shares

During the period ended September 30, 2022, the Sponsor purchased 2,530,000 of the Company’s Class B common stock (the “Founder Shares”) in exchange for $25,000. The number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The Founder Shares are no longer subject to forfeiture due to full exercise of the over-allotment by the underwriter.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On August 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the Initial Public Offering. Promissory Note was fully repaid on November 8, 2021.

F-53

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, our Sponsor extended to us a line of credit of up to $1,000,000 pursuant to a Convertible Promissory Note dated August 9, 2022 (“Sponsor Working Capital Loan”). Such Sponsor Working Capital Loan is to either be repaid upon the consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, up converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans. As of September 30, 2022, the amount under the Sponsor Working Capital Loan was $66,000.

Newsight Bridge Financing

In connection with our entry into the Business Combination Agreement, we agreed to provide Newsight with up to $1 million of bridge financing to fund Newsight’s transaction expenses in certain circumstances and subject to certain conditions in respect of the amount of funding of Newsight. Dr. George Cho Yiu So, a principal of our Sponsor and a director of Newsight and an indirect beneficial owner of 7.45% of Newsight’s outstanding shares, has agreed to loan such funds to us on substantially identical terms in order to fund our obligation to make advances to Newsight. On November 4, 2022, Dr. So advanced $1,000,000 to us, which we in turn advanced to Newsight.

Sponsor Funding of Trust Account

In order to fund the trust to the required level, the Sponsor has deposited $1,518,000 into the trust account.

Administrative Support Agreement

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period August 13, 2021 (inception) through September 30, 2022, $1,100,000 of expense was recorded and included in formation and operating costs in the statement of operations.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement dated November 1, 2021 requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,320,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

F-54

The underwriters were entitled to a cash underwriting discount of $0.2 per Unit, or $1,760,000 in the aggregate (or $2,024,000 in the aggregate if the underwriters’ over-allotment option was exercised in full), payable upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $3,080,000 in the aggregate (or $3,542,000 in the aggregate if the underwriters’ over-allotment option was exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On November 3, 2021, the underwriters purchased an additional 1,320,000 Option Units pursuant to the exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $13,200,000.

Note 7 – Stockholders’ Equity

Preferred Shares — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of September 30, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — Our amended and restated memorandum and articles of association authorize the Company to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2022, there were 472,700 shares of Class A common stock issued and outstanding.

Class B Common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As at September 30, 2022 there were 2,530,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

F-55

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering except that, so long as they are held by our sponsor or its permitted transferees, they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial Business Combination and will be entitled to the registration rights described above in Note 6.

Note 8 – Subsequent Events

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were available to issue.

On October 28, 2022, the Company extended the date by which the Company has to consummate a business combination from November 3, 2022 to February 3, 2023 (the “Extension”). The Extension is the first of two three-month extensions permitted under the Company’s governing documents. In connection with the Extension, the Sponsor deposited an aggregate of $1,012,000 (representing $0.10 per public share) into the Company’s trust account on October 28, 2022 and we issued to our sponsor a non-interest bearing, unsecured promissory note in that amount.

As further described in Note 5, in connection with our entry into the Business Combination Agreement, we agreed to provide Newsight with up to $1 million of bridge financing to fund Newsight’s transaction expenses in certain circumstances and subject to certain conditions in respect of the amount of funding of Newsight. Dr. George Cho Yiu So, a principal of our Sponsor and a director of Newsight and an indirect beneficial owner of 7.45% of Newsight’s outstanding shares, has agreed to loan such funds to us on substantially identical terms in order to fund our obligation to make advances to Newsight. On November 4, 2022, Dr. So advanced $1,000,000 to us, which we in turn advanced to Newsight.

F-56

ANNEX A – BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

by and among

NEWSIGHT IMAGING LTD.,

NEWSIGHT MERGERSUB, INC.,

and

VISION SENSING ACQUISITION CORP.

Dated as of August 30, 2022

	TABLE OF CONTENTS

ARTICLE I MERGER		3

1.1	Merger	3
1.2	Effective Time	3
1.3	Effect of the Merger	4
1.4	Organizational Documents of the Company and the Surviving Company	4
1.5	Directors and Officers of the Company	4
1.6	Directors and Officers of the Surviving Company	4
1.7	Effect of Merger on Merger Sub Common Stock	4
1.8	Effect of Merger on Issued Securities of VSAC	5
1.9	Withholding Rights	6
1.10	Effect of Merger on Company Securities	9
1.11	VSAC Securities and Certificates	9
1.12	Taking of Necessary Action; Further Action	9
1.13	Tax Consequences	10
1.14	Certain Adjustments	10

ARTICLE II CLOSING		10

2.1	Closing	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF VSAC		10

3.1	Organization and Standing	11
3.2	Authorization; Binding Agreement	11
3.3	Governmental Approvals	12
3.4	Non-Contravention	12
3.5	Capitalization	12
3.6	SEC Filings and VSAC Financials	13
3.7	Absence of Certain Changes	14
3.8	Compliance with Laws	14
3.9	Actions; Orders; Permits	14
3.10	Taxes and Returns	15
3.11	Employees and Employee Benefit Plans	15
3.12	Properties	15
3.13	Material Contracts	16
3.14	Transactions with Affiliates	16
3.15	Investment Company Act	16
3.16	Finders and Brokers	16
3.17	Opinion of Financial Advisor	17
3.18	Certain Business Practices	17
3.19	Insurance	17
3.20	Information Supplied	18
3.21	Independent Investigation	18
3.22	Trust Account	18
3.23	Company Representations	19
3.24	No Other Representation	19

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20

4.1	Organization and Standing	20
4.2	Authorization; Binding Agreement	20
4.3	Capitalization	21
4.4	Subsidiaries	22
4.5	Merger Sub	23
4.6	Governmental Approvals	23
4.7	Non-Contravention	23
4.8	Financial Statements	24
4.9	Absence of Certain Changes	26
4.10	Compliance with Laws	26
4.11	Company Permits	26
4.12	Litigation	27
4.13	Material Contracts	27
4.14	Intellectual Property	29
4.15	Privacy	32
4.16	Taxes and Returns	32
4.17	Real Property	35
4.18	Personal Property	35
4.19	Employee Matters	36
4.20	Benefit Plans	37
4.21	Environmental Matters	38
4.22	Transactions with Related Persons	39
4.23	Insurance	40
4.24	Books and Records	40
4.25	Top Customers and Vendors	40
4.26	Certain Business Practices	41
4.27	Investment Company Act	42
4.28	Finders and Brokers	42
4.29	Information Supplied	42
4.30	Independent Investigation	42
4.31	Disclosure	43
4.32	No Other Representations or Warranties; No Reliance	43

ARTICLE V COVENANTS		44

5.1	Access and Information	44
5.2	Conduct of Business of the Company and Merger Sub	45
5.3	Conduct of Business of VSAC	48
5.4	Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements	50
5.5	Redemptions	51
5.6	VSAC Public Filings	51

ii

5.7	No Solicitation	51
5.8	No Trading	52
5.9	Notification of Certain Matters	53
5.10	Efforts	53
5.11	Further Assurances	55
5.12	The Registration Statement	55
5.13	Public Announcements	58
5.14	Confidential Information	59
5.15	Documents and Information	60
5.16	Post-Closing Board and Executive Officers	60
5.17	Equity Incentive Plan	61
5.18	Indemnification of Directors and Officers; Tail Insurance	61
5.19	Trust Account Proceeds	63
5.20	PIPE Investment	63
5.21	F-1 Registration Statement	64
5.22	Employment Agreements	64
5.23	Tax Matters	64
5.24	NASDAQ Listing	65

ARTICLE VI CLOSING CONDITIONS		65

6.1	Conditions to Each Party’s Obligations	65
6.2	Conditions to Obligations of the Company and Merger Sub	67
6.3	Conditions to Obligations of VSAC	69
6.4	Frustration of Conditions	71

ARTICLE VII TERMINATION AND EXPENSES		71

7.1	Termination	71
7.2	Effect of Termination	73
7.3	Fees and Expenses	73

ARTICLE VIII WAIVERS AND RELEASES		74

8.1	Waiver of Claims Against Trust	74

ARTICLE IX MISCELLANEOUS		75

9.1	Notices	75
9.2	Binding Effect; Assignment	75
9.3	Non-Survival of Representations, Warranties	76
9.4	Third Parties	76
9.5	Governing Law; Jurisdiction	76
9.6	WAIVER OF JURY TRIAL	77
9.7	Specific Performance	77
9.8	Severability	77
9.9	Amendment	77
9.10	Waiver	78

iii

9.11	Entire Agreement	78
9.12	Interpretation	78
9.13	Counterparts	79
9.14	Legal Representation	79

ARTICLE X DEFINITIONS		80

10.1	Certain Definitions	80
10.2	Section References	91

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Restated VSAC Certificate

Exhibit B	Form of Assignment, Assumption and Amendment to Warrant Agreement

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Form of Non-Competition and Non-Solicitation Agreement

Exhibit E	Founder Registration Rights Agreement Amendment

Exhibit F	Form of Sponsor Voting Agreement

Exhibit G	Form of Voting Agreement

Exhibit H	Restated Company Articles

Exhibit I	Form of Insider Letter Amendment

Exhibit J	Registration Rights Agreement

iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 30, 2022 by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”). The Company, Merger Sub and VSAC are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Company is a leading semiconductor company for 3D CMOS and spectral image sensor chips;

WHEREAS, the Company owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into VSAC, with VSAC continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which:

(i)	prior to, but contingent upon, the Closing of the Merger, pursuant to a recapitalization (the actions described in this clause (i), collectively, the “Recapitalization”) approved by the Company’s shareholders, the Company shall effect a share split (the “Split”) of the Company’s ordinary shares, with a nominal value of NIS 0.1 per share (“Company Ordinary Shares”), but excluding any Company Ordinary Shares issued or issuable in connection with the PIPE Investment (as defined below) as permitted by Section 5.20(a), using a conversion ratio (the “Conversion Ratio”) that will result in the aggregate value of all of the outstanding Company Ordinary Shares after giving effect to the Split being valued at $10.00 per share and having an aggregate value equal to $215,000,000, such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share, and as a result of the Recapitalization, each of the outstanding options to purchase Company Ordinary Shares (including, any options granted subsequent to the date of this Agreement pursuant to Section 5.2(b)(ii)) (collectively, the “Continuing Company Options”) shall be adjusted using the Conversion Ratio to reflect the Recapitalization as set forth in Section 1.10;

(ii)	as more thoroughly described in Article I, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into VSAC, which shall continue as a wholly-owned subsidiary of the Company, and in connection therewith, as more thoroughly described in Section 1.8(a), each share of VSAC Class A common stock, par value $0.0001 per share (“VSAC Class A Stock”), and each share of VSAC Class B common stock, par value $0.0001 per share (“VSAC Class B Stock,” and, together with the VSAC Class A Stock, the “VSAC Common Stock”), in each instance, issued and outstanding immediately prior to the Effective Time, including shares of VSAC Class A Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time (as more thoroughly described in Section 5.20 below), shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares;

1

(iii)	the certificate of incorporation of VSAC shall be amended and restated in the form of Exhibit A (the “Restated VSAC Certificate”) and each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall become and be converted into one share of common stock, par value $0.01 per share, of VSAC (“New VSAC Common Stock”), and the corporate name of VSAC shall be changed to Newsight HoldCo, Inc., with the result that the Surviving Company is a direct, wholly-owned subsidiary of the Company; and

(iv)	as more thoroughly described in Article I, the Company will assume all of the outstanding VSAC Warrants and each VSAC Warrant will become a warrant to purchase the same number of Company Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as the VSAC Warrant being assumed pursuant to the terms of an assignment, assumption and amendment agreement with respect to the Warrant Agreement substantially in the form attached hereto as Exhibit B (the “Assignment, Assumption and Amendment to Warrant Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall enter into Lock-Up Agreements between the Company and each of the Significant Company Shareholders in the form of Exhibit C all of which will automatically become effective as of the Effective Time (the “Lock-Up Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Vision Sensing LLC (“Sponsor”) has entered into a Voting Agreement with the Company, the form of which is attached as Exhibit F hereto (the “Sponsor Voting Agreement”);

WHEREAS, prior to the filing of the Registration Statement (as defined below), the Company, VSAC and Vision Sensing LLC (the “Sponsor”) shall enter into an amendment to the Registration Rights Agreement, dated as of November 1, 2021 (the “Founder Registration Rights Agreement”), by and between VSAC and the Sponsor, in the form of Exhibit E (the “Founder Registration Rights Agreement Amendment”), pursuant to which the Company shall assume the obligations of VSAC under the Founder Registration Rights Agreement, which will become effective as of the Effective Time;

WHEREAS, following their entry into this Agreement, VSAC and the Company may seek to enter into subscription agreements with certain investors in one or more private placements to purchase VSAC Class A Stock and/or Company Ordinary Shares on terms and conditions mutually acceptable to VSAC and the Company, to be consummated immediately prior to the Recapitalization with respect to subscriptions for Company Ordinary Shares and immediately following the Recapitalization with respect for subscriptions for VSAC Class A Common Stock, and in each case prior to the Effective Time;

WHEREAS, the Company and VSAC have received voting and support agreements in the form attached as Exhibit G hereto (collectively, the “Voting Agreements”) signed by VSAC, the Company, officers and directors of the Company and the Significant Company Shareholders, indicating the agreement of such Company shareholders to approve the Merger and the other Transactions contemplated by this Agreement;

2

WHEREAS, in connection with the consummation of the Merger, the Company, the Sponsor, VSAC and the other parties to the Insider Letter will on or prior to the Closing enter into an amendment to the Insider Letter, in substantially the form attached as Exhibit I hereto (the “Insider Letter Amendment”), to, among other matters, have the Company assume the rights and obligations of VSAC thereunder with respect to the Company Securities issued in replacement for the VSAC Securities;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company will on or prior to the Closing enter into a registration rights agreement to provide those shareholders of the Company with registration rights, in substantially the form attached as Exhibit J hereto (the “Registration Rights Agreement”), which will become effective as of the Effective Time;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the boards of directors of Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of VSAC (upon the unanimous recommendation of the Special Committee (as defined below) has (a) determined that the Transactions are fair, advisable and in the best interests of VSAC and its stockholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Section 10.1 hereof;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”), VSAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into VSAC with VSAC being the surviving entity (the “Surviving Company”), following which the separate corporate existence of Merger Sub shall cease and VSAC shall continue as the surviving entity.

1.2 Effective Time. VSAC and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to VSAC and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”) pursuant to the Delaware Law. The Certificate of Merger shall provide that upon the filing of the Certificate of Merger, the certificate of incorporation of the Surviving Company shall be the Restated VSAC Certificate.

3

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and VSAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and VSAC set forth in this Agreement and the Ancillary Documents to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company. Upon the effectiveness of the Merger, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Company, and the by-laws of Merger Sub shall become the by-laws of the Surviving Company.

1.4 Organizational Documents of the Company and the Surviving Company. Prior to or in connection with the Recapitalization, the Amended and Restated Articles of Association of the Company currently in effect (the “Existing Articles”) shall be amended and restated as provided in Exhibit H, following approval by the Company’s board of directors and shareholders (the “Restated Company Articles”), such amendment and restatement to the articles of association of the Company (i) to provide for the Recapitalization as described in the Recitals and this Article I, and (ii) to remain in effect until from and after its adoption through the Effective Time and until amended in accordance with the terms thereof and the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”).

1.5 Directors and Officers of the Company. At the Effective Time, (i) the executive officers of the Company shall continue as the executive officers of the Company, each to hold office in accordance with the Restated Company Articles and (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.16, to continue in such capacity until their respective successors are duly elected or appointed and qualified.

1.6 Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and officers of Merger Sub and VSAC shall cease to hold office, and the board of directors and officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the Amended and Restated Articles of Association of the Company of the Surviving Company until their respective successors are duly appointed and qualified.

1.7 Effect of Merger on Merger Sub Common Stock. Each outstanding share of common stock, $0.001 par value per share, of Merger Sub shall become and be converted into one share of New VSAC Common Stock, and the Surviving Company shall be a direct wholly-owned Subsidiary of the Company.

4

1.8 Effect of Merger on Issued Securities of VSAC.

(a) VSAC Common Stock. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, each share of VSAC Common Stock issued and outstanding prior to the Effective Time, including shares of VSAC Common Stock issued in the PIPE Investment (but, for the avoidance of doubt, excluding any Cancelled Shares), shall become and be converted into the right to receive one Company Ordinary Share. For the avoidance of doubt, if the Company elects to issue Company Ordinary Shares directly to a PIPE Investor who subscribed for VSAC Class A Shares, the Company shall issue one Company Ordinary Share for each share of VSAC Class A Stock otherwise subscribed for, and such issuance shall be in lieu of the obligation of VSAC to issue VSAC Class A Shares to the PIPE Investors.

(b) VSAC Units. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, every issued and outstanding VSAC Unit outstanding immediately prior to the Effective Time shall be automatically detached, and (i) each share of VSAC Class A Stock forming part of the Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.8(a) of this Agreement and (ii) the three-quarters of one redeemable VSAC Warrant forming part of the Unit shall be assumed by the Company pursuant to the Assignment, Assumption and Amendment to Warrant Agreement and become three-quarters of one Company Warrant to purchase one Company Ordinary Share at an exercise price equal to the exercise price of the VSAC Warrants pursuant to Section 1.8(c).

(c) VSAC Warrants. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, pursuant to and in accordance with the provisions of the Assignment, Assumption and Amendment to Warrant Agreement each outstanding VSAC Public Warrant and VSAC Private Warrant, including all VSAC Warrants that were included in the VSAC Units, shall be assumed by the Company and shall thereafter represent the right to acquire an equal number of Company Ordinary Shares at an exercise price equal to the exercise price of the VSAC Warrants (the “Company Warrants”), with the public or private nature of the VSAC Warrants being preserved in the Company Warrants. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants.

(d) Cancellation of Share Capital Owned by VSAC or the Company. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, each share of VSAC Common Stock, and any other share of capital stock of VSAC, (i) that are owned by VSAC as treasury shares, (ii) owned by any direct or indirect wholly-owned Subsidiary of VSAC or (iii) that is issued or outstanding and owned directly or indirectly by the Company or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

5

(e) Transfers of Ownership. Subject in all instances to Section 1.11, if any Company Ordinary Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of VSAC or any agent designated by it that such tax has been paid or is not payable.

(f) Exchange and Transfer Agent. Prior to the Closing, the Company shall appoint, and enter into an agreement with, Continental Stock Transfer & Trust Company (“Continental” or the “Exchange Agent”) to act as (i) the transfer agent for the Company Ordinary Shares issuable hereunder, and (ii) the warrant agent for the Company Warrants issuable hereunder, in each instance, upon surrender of any underlying certificates or book-entry shares, as applicable. As soon as practicable following the Effective Time, the Company shall cause Continental to record the issuance on the stock records of the Company of the amount of Company Ordinary Shares issuable hereunder and Company Warrants resulting from the assumption of the VSAC Warrants pursuant to the Assignment, Assumption and Amendment to Warrant Agreement.

(g) No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.8, none of the Company, VSAC or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any VSAC Securities and from and after the Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.8. At the close of business on the day on which the Effective Time occurs, the share transfer books of VSAC shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the VSAC Securities that were outstanding immediately prior to the Effective Time.

(h) No Dissenters Rights. No dissenter’s rights, appraisal rights or other similar rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement.

(i) Fractional Shares. No fractional Company Ordinary Shares shall be issued to holders of VSAC Securities. All fractional Company Ordinary Shares shall be rounded to the next higher integral number of Company Ordinary Shares.

1.9 Withholding Rights

(a) Each of the Company, VSAC, the Exchange Agent and each of their respective affiliates (each, a “Payor”) shall (i) be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law and (ii) duly pay over to the appropriate Governmental Authority any amounts so deducted and withheld. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that Payor receives a demand from the Israeli Tax Authority (the “ITA”) to withhold any amount out of the amount held by such Payor for distribution to a particular payee, such Payor (i) shall promptly after receipt of such demand notify such payee of such matter and provide such payee with a reasonable period to attempt to delay such requirement or extend the period for complying with such requirement which shall be as evidenced by a written certificate, ruling or confirmation from the ITA, unless otherwise required in writing by the ITA or any applicable Tax Law. The Parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). The Payor shall provide to any Person with respect to which amounts were deducted or withheld with a copy of documentary evidence of withholding and remittance of such amounts to the applicable authorities.

6

(b) Without limiting the generality of the foregoing, the Parties hereto agree that no withholding or a reduced amount of withholding under Israeli Tax laws will be made from any consideration payable or otherwise deliverable hereunder to any VSAC Security holder if such person provides the Company with a Valid Certificate, at least three (3) Business Days prior to the time such payment of consideration is to be made.

(c) For the avoidance of doubt, the consideration payable under this Agreement to any payee shall be retained by the Exchange Agent for the benefit of such payee until a Valid Certificate providing for a full exemption is delivered to the Company, by such person or that the applicable amounts required to be withheld are fully paid by such person to the Company’s satisfaction. For the avoidance of doubt, the relevant Payor or the Exchange Agent shall not withhold any taxes until such time as such person instructs the Exchange Agent to transfer its respective portion of the consideration, provided that following 180 days from the Closing Date (as may be further extended with respect to all or some of the payees by mutual agreement of the parties), and failing the delivery of such Valid Certificate, the Exchange Agent shall have, in its sole discretion, the authority but not the obligation to sell such person’s Company Ordinary Shares and/or Company Warrants to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes, to remit the Taxes withheld to the appropriate Governmental Authority, and consequently transfer to such person its respective amount of consideration less such numbers of Company Ordinary Shares and/or Company Warrants that represent the amount that was withheld at the source.

(d) Notwithstanding anything to the contrary in this Agreement, if the WHT Ruling (as defined below) shall be received and delivered to the Company prior to the applicable withholding date in form and substance reasonably acceptable to Company and the Exchange Agent, then the provisions of the WHT Ruling shall apply to each VSAC Security holder who holds less than five percent (5%) of the share capital of VSAC 10 days prior to the Closing Date (but after giving effect to the redemption of VSAC shares effected or to be effected in accordance with elections made by the VSAC Security holders).

7

(e) VSAC, in coordination with the Company, following the date hereof will file with the ITA an application for a ruling (in a form and substance acceptable to Company) confirming by virtue of Section 104H of the Ordinance, among others, that the Company and anyone acting on its behalf shall be exempt from withholding Tax obligations in relation to payments made under this Agreement including the issuance of Company Ordinary Shares to the VSAC Securities holders and/or the assumption of the VSAC Warrants making them Company Warrants (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “WHT Ruling”). VSAC shall cause its legal counsel, accountants and other advisors, to coordinate all activities in relation to preparation and filing of such application and obtaining the WHT Ruling with the Company and its legal counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, VSAC shall promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the WHT Ruling as promptly as practicable. The final text of the WHT Ruling, including applications and appendices thereof, shall in all circumstances be subject to the prior written consent of Company or its counsel which shall not be unreasonably delayed, conditioned or withheld.

(f) Notwithstanding the aforesaid in this Section 1.9, if, as of the Closing, the WHT Ruling has not been obtained (and if the WHT Ruling is obtained as of the Closing, then with respect to any holder of VSAC Securities that is not exempt from withholding pursuant to the WHT Ruling), then:

(i) the consideration payable to any payee shall be retained by the Exchange Agent for the benefit of such payee until the first to occur of (x) (A) the date on which such payee delivers to the Exchange Agent a valid declaration in a form and substance reasonably acceptable to the Company indicating that it is not and has never been an Israeli Tax resident, that it does not and has never maintained a permanent establishment in Israel, and that it is not a direct or indirect holder of 5% or more of the share capital of VSAC (a “Tax Declaration”), or, (B) if such payee fails to deliver a declaration described in the preceding clause (A), the date of delivery of a Valid Certificate (and if a payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”), and

(ii) if any payee that has not provided a Tax Declaration to the Exchange Agent pursuant to Section 1.9(f)(i) fails to provide the Exchange Agent with a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, then the amount to be withheld from such payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law.

(g) For the avoidance of doubt, each Payor, as applicable, shall not be required to transfer any portion of the consideration payable under this Agreement to any payee, unless (i) a Valid Certificate providing for a full or partial exemption is delivered by such person (and, if a partial exemption, clause (iii) below shall apply), (ii) a duly executed Tax Declaration is delivered by such person, (iii) the applicable amounts required to be withheld are fully paid by such person to the Company’s satisfaction, or (iv) such person’s Company Ordinary Shares and/or Company Warrants to the extent necessary to satisfy the full amount due with regards to Israeli Taxes were sold and the Israeli Taxes were remitted to the appropriate Governmental Authority.

8

1.10 Effect of Merger on Company Securities. Prior to the Closing (effective immediately prior to the Effective Time and the transactions described in Section 1.8), the Company shall effect the Recapitalization. For the avoidance of doubt, all Company Ordinary Shares and Continuing Company Options, in each instance, outstanding prior to the consummation of the Merger shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger. For the avoidance of doubt, each Continuing Company Option, in each instance, outstanding immediately prior to (and as part of) the consummation of the Recapitalization shall, without any action on the part of the holder thereof and in accordance with the provisions of the Continuing Company Option, become an option to purchase such number of Company Ordinary Shares, in each instance determined by (i) multiplying the number of Company Ordinary Shares issuable upon such exercise of such Continuing Company Option by the Conversion Ratio and (ii) dividing the exercise price of such Continuing Company Option by the Conversion Ratio. No fractional Company Ordinary Shares shall be issued to holders of Company Ordinary Shares. All fractional Company Ordinary Shares shall be rounded to the next lower integral number of Company Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to three decimal places and then rounded up to two decimal places.

1.11 VSAC Securities and Certificates.

(a) All securities issued upon the surrender of VSAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of VSAC Securities shall also apply to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such VSAC Securities are represented by physical certificates, the holders of such VSAC Securities will be provided a letter of transmittal to send their certificated VSAC Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which is the same as the transfer agent and warrant agent for VSAC Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s VSAC Securities. To the extent that the VSAC Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(b) In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.8; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VSAC and Merger Sub, the officers and directors of VSAC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

9

1.13 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the parties shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case unless otherwise required by applicable Law.

1.14 Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Recapitalization), if, between the effectiveness of the Recapitalization and the Effective Time, (a) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the shares of Company Ordinary Shares issuable hereunder in exchange for VSAC Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.PDF)), as promptly as practicable, but no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or, to the extent permitted by Law or under this Agreement, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law or under this Agreement, waiver of such conditions at the Closing, at 10:00 a.m. local time in New York City, or at such other date, time or place (including remotely) as VSAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF VSAC

Except as set forth in (i) the disclosure schedules delivered by VSAC to the Company on the date hereof (the “VSAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are filed with the SEC prior to the date hereof (excluding any forward looking disclosures or risk factor disclosures set forth therein, in each case, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), VSAC represents and warrants to the Company and Merger Sub, as of the date hereof and as of the Closing, as follows:

10

3.1 Organization and Standing. VSAC is a corporation incorporated, validly existing and in good standing under the Laws of the State of Delaware. VSAC has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted. VSAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. VSAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. VSAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. VSAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required VSAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Special Committee and the board of directors of VSAC and (b) other than the Required VSAC Shareholder Approval, no other corporate proceedings on the part of VSAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, VSAC’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of VSAC in accordance with the Delaware General Corporation Law, (ii) approved and adopted this Agreement, (iii) recommended that VSAC’s stockholders vote in favor of the approval of this Agreement, the Merger and the other VSAC Stockholder Approval Matters in accordance with the Delaware Law (the “SPAC Recommendation”) and (iv) directed that this Agreement and the VSAC Stockholder Approval Matters be submitted to VSAC’s stockholders for their approval. This Agreement has been, and each Ancillary Document to which VSAC is a party shall be when delivered, duly and validly executed and delivered by VSAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of VSAC, enforceable against VSAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

11

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of VSAC is required to be obtained or made in connection with the execution, delivery or performance by VSAC of this Agreement and each Ancillary Document to which it is a party or the consummation by VSAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws, (b) such other filings expressly contemplated by this Agreement, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of VSAC to consummate transactions contemplated by this Agreement.

3.4 Non-Contravention. The execution and delivery by VSAC of this Agreement and each Ancillary Document to which it is a party, the consummation by VSAC of the transactions contemplated hereby and thereby, and compliance by VSAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of VSAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to VSAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by VSAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of VSAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any VSAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be material to VSAC or reasonably be expected to have a material effect on the ability of VSAC to enter into or perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

3.5 Capitalization.

(a) VSAC is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are outstanding, 100,000,000 shares of VSAC Class A Stock, of which 10,547,700 shares are issued and outstanding, and 10,000,000 shares of VSAC Class B Stock, of which 2,530,000 shares are issued and outstanding. The issued and outstanding VSAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of VSAC Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, VSAC’s Organizational Documents or any Contract to which VSAC is a party. None of the outstanding VSAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, VSAC does not have any Subsidiaries or own any equity interests in any other Person and VSAC does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

12

(b) Except as set forth in Schedule 3.5(a), and except with respect to the Subscription Agreements relating to the PIPE Investment, including any Subscription Agreement for PIPE Investment subsequent to the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of VSAC, (B) obligating VSAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold, or repurchased any options or shares or securities convertible into or exchangeable for such shares of VSAC, or (C) obligating VSAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of VSAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of VSAC to repurchase, redeem or otherwise acquire any shares of VSAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which VSAC is a party with respect to the voting of any shares of VSAC.

(c) All Indebtedness of VSAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of VSAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by VSAC or (iii) the ability of VSAC to grant any Lien on its properties or assets.

(d) Since the date of formation of VSAC, and except as contemplated by this Agreement, VSAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and VSAC’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and VSAC Financials.

(a) VSAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by VSAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, VSAC has delivered or made available to the Company copies in the form filed with the SEC of all of the following: (i) VSAC’s annual reports on Form 10-K for each fiscal year of VSAC beginning with the first year VSAC was required to file such a form, (ii) VSAC’s quarterly reports on Form 10-Q for each fiscal quarter that VSAC was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by VSAC with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. (A) VSAC Units, VSAC Class A Ordinary Shares and VSAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, (B) VSAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such VSAC Securities, (C) there are no Actions pending or, to the Knowledge of VSAC, threatened against VSAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such VSAC Securities on Nasdaq and (D) all VSAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the SEC Reports. There is no Action, proceeding or investigation pending or, to the Knowledge of VSAC, threatened against VSAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any VSAC Securities or prohibit or terminate the listing of any VSAC Securities on Nasdaq. VSAC has taken no action that is designed to terminate the registration of the VSAC Securities under the Exchange Act. VSAC has not received any written or, to VSAC’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the VSAC Securities.

13

(b) The financial statements and notes of VSAC contained or incorporated by reference in the SEC Reports (the “VSAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of VSAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The VSAC Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of VSAC, as of their respective dates and the results of operations and the cash flows of VSAC, for the periods presented therein.

(c) Except as and to the extent reflected or reserved against in VSAC Financials, VSAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in VSAC Financials, other than Liabilities arising in the Ordinary Course of Business since its inception on August 13, 2021, all of which shall be accurately reflected or reserved against in the VSAC Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d) VSAC has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. VSAC’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by VSAC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to VSAC’s management as appropriate to allow timely decisions. VSAC is not required to disclose or include a report of management’s assessment regarding internal control over financial reporting or an attestation report of VSAC’s registered public accounting firm. As an Emerging Growth Company, VSAC is not required to provide auditor attestation to its internal controls. This representation is qualified to the extent that, if VSAC’s internal controls were reviewed by its independent auditors, such auditors would determine that VSAC’s disclosure controls and procedures and internal controls over financial reporting are not effective.

3.7 Absence of Certain Changes. VSAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. VSAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on VSAC, and VSAC has not received written notice alleging any violation of applicable Law in any material respect by VSAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of VSAC, threatened Action to which VSAC is subject which would reasonably be expected to have a Material Adverse Effect on VSAC. There is no material Action that VSAC has pending against any other Person. VSAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. VSAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on VSAC.

14

3.10 Taxes and Returns.

(a) VSAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in VSAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where VSAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against VSAC in respect of any Tax, and VSAC has not been notified in writing of any proposed Tax claims or assessments against VSAC (other than, in each case, claims or assessments for which adequate reserves in VSAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of VSAC’s assets, other than Permitted Liens. VSAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by VSAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, VSAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) VSAC does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(d) VSAC is Tax resident only in its jurisdiction of formation.

(e) VSAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f) The Sponsor is Tax resident only in its jurisdiction of formation.

3.11 Employees and Employee Benefit Plans. VSAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. VSAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. VSAC does not own or lease any material real property or Personal Property.

15

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which VSAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by VSAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of VSAC as its business is currently conducted, any acquisition of material property by VSAC, or restricts in any material respect the ability of VSAC from engaging in business as currently conducted by it or from competing with any other Person (together with the Trust Agreement, each, a “VSAC Material Contract”). All VSAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each VSAC Material Contract: (i) the VSAC Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the VSAC Material Contract is legal, valid, binding and enforceable in all material respects against VSAC and, to the Knowledge of VSAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) VSAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by VSAC, or permit termination or acceleration by the other party, under such VSAC Material Contract; and (iv) to the Knowledge of VSAC, no other party to any VSAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by VSAC under any VSAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between VSAC and any (a) present or former director, officer or employee or Affiliate of VSAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of VSAC’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. VSAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers. Except for EF Hutton, a division of Benchmark Investments LLC, who is serving as financial advisors to the Special Committee, BDO Ziv Haft Consulting and Management Ltd., who has provided a fairness opinion to the Special Committee, and ARC Group Ltd., who is serving as financial advisors to VSAC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from VSAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of VSAC.

16

3.17 Opinion of Financial Advisor. The Special Committee has received an opinion dated August 11, 2022 of BDO Ziv Haft Consulting and Management Ltd. to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration to be paid by the Company to VSAC’s stockholders pursuant to this Agreement and the Merger is fair from a financial point of view to VSAC and its stockholders . It is agreed and understood that such opinion, a copy of which will be provided to the Company promptly following execution of this Agreement for informational purposes only, is for the benefit of the Special Committee and may not be relied on by the Company or Merger Sub.

3.18 Certain Business Practices.

(a) Neither VSAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of VSAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder VSAC or assist it in connection with any actual or proposed transaction.

(b) The operations of VSAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving VSAC with respect to any of the foregoing is pending or, to the Knowledge of VSAC, threatened.

(c) None of VSAC or any of its directors or officers, or, to the Knowledge of VSAC, any other Representative acting on behalf of VSAC is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and VSAC has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by VSAC relating to VSAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and VSAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of VSAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by VSAC. VSAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on VSAC.

17

3.20 Information Supplied. None of the information supplied or to be supplied by VSAC expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by VSAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, VSAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.21 Independent Investigation. VSAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. VSAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to VSAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies or Merger Sub or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to VSAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.22 Trust Account. As of the date of this Agreement, VSAC has at least $102,718,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of VSAC and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Ordinary Shares who from and after the date hereof shall have exercised their redemption rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay any Tax obligation, including franchise Tax, owed by VSAC as a result of assets of VSAC or interest or other income earned on the Trust Account and up to $50,000 to pay dissolution expenses, and (B) to redeem Class A Ordinary Shares pursuant to the redemption rights. There are no Actions pending or, to the Knowledge of VSAC, threatened with respect to the Trust Account.

18

3.23 Company Representations. VSAC, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Company nor any of its Affiliates has made any representation or warranty, express or implied, to VSAC, other than as set forth in Article IV.

3.24 No Other Representation. Except for the representations and warranties contained in this Article III, (i) neither VSAC nor any other Person or entity on behalf of VSAC has made or makes any representation or warranty, whether express or implied, with respect to VSAC, its Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of VSAC, and (ii) neither VSAC nor any other Person or entity on behalf of VSAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of VSAC or its Affiliates, whether or not included in any management presentation. VSAC, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes, and VSAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to VSAC or any of its officer, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

19

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to VSAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to VSAC, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a company duly organized, validly existing under the Israeli Companies Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as proposed to be conducted except as would not materially and adversely impact the consolidated business and operations of the Company and the Target Companies. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 1 lists each Target Company and the jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to VSAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of any Target Company. The Company is not in violation of any provisions of, and no other Target Company is in violation of any material provision of, its Organizational Documents.

4.2 Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which (a) the Company is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and the Israeli Companies Law, and (b) Merger Sub is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of Merger Sub and by the Company as sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Delaware Law, and any other applicable Law and any Contract to which Merger Sub or the Company is a party or bound. No other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions other than the approval of this Agreement and the Transaction by the Company’s shareholders as required by the Existing Articles and the Israeli Companies Law (the “Required Company Shareholder Approval”). Except as set forth in Schedule 4.2, Other than the Required Company Shareholder Approval, there is no shareholder of the Company or any Target Company whose Consent (other than as set forth in the Existing Articles) is required for the execution of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which it is a party. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares representing at least the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect subject to the Enforceability Exception.

20

4.3 Capitalization.

(a) The registered (authorized) share capital of the Company is NIS 200,000 divided into 1,800,000 Company Ordinary Shares, of which 192,369 are outstanding, and 200,000 Company Participating Shares, none of which are outstanding. Schedule 4.3(a) sets forth, as of the date hereof, the number of issued and outstanding shares of each class or series of share capital of the Company, and identifies the holders, beneficially and of record, thereof. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) No Company Ordinary Shares, other equity securities or capital stock, options, warrants or similar rights of any Target Company are reserved for issuance to officers, directors, employees or consultants of any Target Company pursuant to any Benefit Plan or otherwise, except as set forth in Schedule 4.3(b). Except as set forth in Schedule 4.3(b) or with respect to the Recapitalization, there are no outstanding Company Convertible Securities, and there are no preemptive rights or rights of first refusal or first offer, nor are there any outstanding Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents or with respect to the Recapitalization, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, except as expressly contemplated by this Agreement including with regard to the Recapitalization, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

21

(c) Except as disclosed in the Company Financials, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of any Target Company, and the board of directors of no Target Company has authorized any of the foregoing.

(d) No shareholder of any Target Company has any rights of appraisal with respect to the Recapitalization or the Merger, whether pursuant to the Existing Articles, the Israeli Companies Law or any agreement between any Target Company and such shareholder.

4.4 Subsidiaries.

(a) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.001 per shares, all of which are owned by the Company. Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, and (d) any contractual limitation on the ability of the Company to exercise voting control of the Subsidiary. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company, any of its Subsidiaries or any of its or their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the Transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Subsidiary. Except as set forth in Schedule 4.4(a), there are no outstanding or authorized options, warrants, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(b), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

22

(b) No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the equity interest of the Company in such Person and any provisions which affect any change in such equity interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5 Merger Sub. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.6 Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the Transactions other than (a) such Consents expressly contemplated by this Agreement, (b) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (c) those Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement.

4.7 Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company and Merger Sub (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the Transactions and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Company or reasonably be expected to have a material effect on the ability of the Company or the Merger Sub to enter into or perform its obligations under this Agreement or the Ancillary Documents to which it is a party or to consummate the transactions contemplated by this Agreement.

23

4.8 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the reviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet as of June 30, 2022 (the “Interim Balance Sheet Date”), and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six-month period from January 1, 2022 through June 30, 2022 (the “Interim Financials”), (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets as of December 31, 2021, and 2020 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, all of which have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”), and (iii) once available and delivered by the Company, any audited financial statements of the Target Companies for periods following the Interim Balance Sheet Date that the Target Companies’ certified public accountants may issue, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Additional Audited Financials”). The Audited Financials and any Additional Audited Financials shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such Audited Financials or Additional Audited Financials, as applicable, fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Target Companies as of the dates or for the periods indicated in accordance with GAAP. True and correct copies of the Company Financials have been provided to VSAC; provided, however, that (I) the Interim Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unreviewed draft financials (the “Draft Interim Financials”), and (II) the Audited Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unaudited draft financials (the “Draft Audited Financials”). The Company Financials, including for the avoidance of doubt, the Draft Interim Financials, the Draft Audited Financials, the Interim Financials, the Audited Financials and any Additional Audited Financials: (i) are true and correct and accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Audited Financials will not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis, and the Interim Financials will not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis.

24

(b) Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Standards, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Standards and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Standards. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c). Except as disclosed on Schedule 4.8(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) reflected or reserved on or provided for in accordance with applicable Accounting Standards in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 contained in the Company Financials, or (ii) not material or that were incurred after December 31, 2021 in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by a Target Company of any of its covenants or agreements in this Agreement or any Ancillary Document to which such Target Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

25

(e) All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the Ordinary Course of Business, or represent advance payments with respect to future services or products ordered from the Company, and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any material right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.9 Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, and except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies since December 31, 2021, each Target Company has (a) conducted its business only in the Ordinary Course of Business consistent with past practice, and (b) not been subject to a Material Adverse Effect.

4.10 Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company oral, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties; assets; officers or directors (solely in their capacity as representatives of the Company), employees or consultants (or any one on their behalf, including their heirs and beneficiaries); business; or operations are or were bound or affected.

4.11 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to VSAC true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 4.11. There is no employee or, to the Knowledge of the Company, consultant or service provider of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct its business in the normal course. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened except where the failure thereof will not have a Material Adverse Effect. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

26

4.12 Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order, investigation, examining or auditing now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation of a Governmental Authority.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to VSAC, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.13(a) a “Company Material Contract”) that:

(i) contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

27

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix) is with any Top Customer or Top Vendor (as such terms are defined below);

(x) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(xi) is between any Target Company and any directors, officers or employees of a Target Company (other than employment arrangements with employees entered into in the Ordinary Course of Business consistent with past practice and are terminable by the Target Company for any reason upon less than 32 days’ notice without incurring any liability), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii) relates to a settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company currently has outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software.

28

(b) Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written, or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: (i) all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications and registered Internet Assets in which a Target Company is the owner, applicant or assignee or to which it received an exclusive license, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Software owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), under which a Target Company is a licensee. Except as set forth in Schedule 4.14 (a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are to the Knowledge of the Company, valid and in force with all applicable maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks by a Target Company are pending and in good standing, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

29

(c) Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than non-exclusive agreements entered into with customers of a Target Company in the Ordinary Course of Business substantially in the Target Company’s standard form (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by or exclusively licensed to a Target Company, or (ii) grants or requires the Target Company to grant any third Person any right with respect to any Intellectual Property owned by or exclusively licensed to a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Target Company (“Company IP”).

(e) All Persons including each Target Company’s founders, officers, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property for a Target Company or in the course of its employment or other engagement with a Target Company (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the trade secrets of the applicable Target Company and (ii) irrevocably assigned to such Target Company by way of assignment of exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company and, in the case of the Company’s founders, also in connection with the Target Company or its business, including prior to and in contemplation of the incorporation of the Company; and (iii) waived all non-assignable rights in and to such Intellectual Property, including moral rights and the right to receive royalties or any other consideration in respect thereof. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned or purported to be owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned or purported to be owned by a Target Company. Each Target Company has taken reasonable security measures in accordance with best industry standards in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s Knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 1967. Neither of the Target Companies’ founders, officers, employees, or individuals that a Target Company intends to hire, own any right, title or interest in any Intellectual Property that is required for any of the Target Companies’ business as currently conducted or as currently proposed to be conducted.

30

(f) Except as set forth in Schedule 4.14(f)(i), no facilities, grants or resources of any governmental organization, hospital, university, college, other educational institution or research center (“Governmental Grants” and “Institution”, respectively) was used in the development of any Intellectual Property owned or purported to be owned or, to the Knowledge of the Company, used or licensed by any of the Target Companies. Except as set forth in Schedule 4.14(f)(ii), to the Knowledge of the Company, no founder, employee, consultant or independent contractor of any of the Target Companies who was involved in, or who contributed to, the creation or development of any Company IP, was under restrictions resulting from his/her relations with any third party, including any Institution that resulted or may result in imposing any restrictions or obligations on any of the Target Companies or use of such Company IP or of any Institution having an ownership interest in any Company IP. The Target Companies are in compliance with all laws, regulations, rules, guidelines, contracts and undertakings in connection with all Governmental Grants that the any of Target Companies applied for or received.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License.

(h) None of the Target Companies or any of their founders, employees, consultants or any other person or entity then acting on their behalf has licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the license, or to the Knowledge of the Company disclosed or delivered or permitted the disclosure or delivery, to any escrow agent or other person or entity of, any source code of Company IP. No event has occurred, and to the Target Companies’ knowledge, no circumstance or conditions exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by any of the Target Companies or any person or entity then acting on its behalf (including without limitation the founders) to any other person or entity of any source code of Company IP.

31

(i) Except as set forth in Schedule 4.14(i), none of the Target Companies has (i) incorporated open source materials into, bundled with or combined open source materials with, the Company IP or any of the products of a Target Company; or (ii) distributed open source materials in conjunction with any Company IP or any of the products of a Target Company; or (iii) used open source materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Target Company with respect to any Company IP or grant, or purport to grant, to any third party, any rights or immunities under any Company IP (including using any open source materials that require, as a condition of use, modification and/or distribution of such open source materials that other software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). With respect to any open source materials that are were used by a Target Company in any way, the Target Company has been and is in compliance with all applicable licenses with respect thereto.

4.15 Privacy.

(a) Each Target Company is in compliance in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines (the “Data Security Requirements”). The Transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(b) (i) No Person has obtained unauthorized access to third party information and Personal Information in the possession of any Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company.

(c) Since December 31, 2017, the Company has taken reasonable steps in accordance with industry standards (as customary in companies of similar size offering similar services) to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(d) None of the Target Companies has received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Target Companies.

4.16 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax. There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company. There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

32

(b) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(c) Each Target Company has materially complied with all applicable Laws relating to the withholding and remitting of Taxes.

(d) No Target Company has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(e) Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has materially complied with all requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) except as set forth in schedule 4.16(e), if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes. Each Target Company required to register for VAT under the laws of any country other than Israel has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

(f) Except as set forth in schedule 4.16(f), no Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Target Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA) in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

33

(g) No Target Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(h) The Company currently complies and has always complied in the past with all the relevant requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102 and the requirements and guidance of ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30-day period from the filing of the equity incentive plan with the ITA, the receipt of the required written consents from the grantees, the appointment of the Section 102 trustee to hold the Section 102 options, and the due deposit of such Section 102 options with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable), with respect to any Company option issued pursuant to the provisions of such section. Each Target Company equity incentive plan and any amendments thereto were timely and duly filed with the ITA and with the Company’s Section 102 trustee, as applicable, and all Company options purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Ordinance (capital gains route) (“Section 102 Options”) shall be taxed in accordance therewith.

(i) No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(j) No Target Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(k) Each Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(l) Each Target Company is Tax resident only in its jurisdiction of formation.

(m) No claim has been made in writing by any Government Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

34

(n) No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(p) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. No Target Company has made an election pursuant to Section 965(h) of the Code.

4.17 Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to VSAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.

4.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to VSAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

35

4.19 Employee Matters.

(a) Except for extension orders applicable to all employees in Israel, no Target Company is, and has been at any time, either directly or by operation of law, a party to or otherwise bound by or subject to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, consultant, independent contractor, officer or manager, of any of the Target Companies. No current officer or key employee of a Target Company has provided such Target Company notice of his or her plan to terminate his or her employment with any Target Company or to go on leave of absence, and the Company has no Knowledge that any current officer or key employee of a Target Company intends to terminate his or her employment with any Target Company within the next twelve (12) months.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws relating to employment and labor and the employment agreements listed in such Schedule 4.19(b), including Laws relating to employment and employment practices, terms and conditions of employment and other related labor matters, including health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, any local orders relating to COVID-19, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages, any Taxes, or due arrears of transfer to employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds, or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or other labor-related matters, or alleging breach of any express or implied contract relating to labor matters, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct or other unlawful act of a similar nature in connection with the labor relationship.

36

(c) Each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to VSAC by the Company.

(d) All of the independent contractors and service providers and their representatives who provide services to the Target Company and that are involved in the development of intellectual property of the Company are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to VSAC by the Company. For the purposes of applicable Law, all independent contractors who are currently, or since the Company’s organization have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and would not reasonably be expected to be misclassified as an employee of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. Each of the Target Companies has not engaged any personnel through manpower or other similar third-party agencies and has no Liability with respect to any misclassification of (i) any employee leased from another employer or (ii) any employee currently or formerly classified as exempt from overtime compensation.

4.20 Benefit Plans.

(a) Set forth on Schedule 4.20(a)(i) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Company Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to VSAC accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

37

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely and fully made; (v) each of the Target Company’s liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or Company Benefit Plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, are adequately reserved in accordance with GAAP and are reflected on the Company Financials; (vi) Section 14 of the Israel Severance–Pay Law - 1963 (“Section 14 Arrangement”) was properly applied in accordance with the terms of the general Permit issued by the Israeli Labor Minister regarding mandatory pension arrangement regarding all Company Target employees based on 8.33% of their full salaries and from their commencement date of employment and, upon the termination of employment of any of the such employees, any Target Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement; and (vii) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21 Environmental Matters.

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would be reasonably expected to adversely affect such continued compliance with Environmental Permits and Environmental Laws.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material liability.

38

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws.

(e) The Company has provided to VSAC all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

(f) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

4.22 Transactions with Related Persons. No Target Company nor any of its Affiliates, nor any officer, director or 5% beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Target Company is party to any Contract with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.22 specifically identifies those Contracts, arrangements or commitments set forth on such Schedule 4.22 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty. All material transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Existing Articles have been duly approved. To the Company’s Knowledge, no officer or director of any Target Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the Ordinary Course of Business.

39

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to VSAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Vendors. Schedule 4.25 lists, by Dollar volume received or paid, as applicable, for each of the years ended December 31, 2021 and 2020, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”). The relationships of each Target Company with such vendors and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or advised any Target Company of its plan or intention to terminate any relationship of such Person with a Target Company and the Company has no Knowledge that any Top Vendor or Top Customer intends to terminate any material relationship of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially its relationship with a Target Company, and (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer.

40

4.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the equivalent Laws of Israel or of the country in which any Target Company is located or conducts business,(iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any anti-corruption Laws, or (iv) otherwise made any unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, since the Company’s inception. Neither the Target Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or VSAC of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

41

(d) No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of any anti-corruption Laws.

(e) No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Target Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from either VSAC or the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of VSAC or its Affiliates.

4.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the VSAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of VSAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of VSAC set forth in this Agreement (including the related portions of the VSAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of VSAC for the Registration Statement; and (b) none of VSAC or its Representatives have made any representation or warranty as to VSAC or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the VSAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of VSAC for the Registration Statement.

42

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents to which it is a party, any fact necessary to make the statements or facts contained therein not materially misleading.

4.32 No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Article IV, (i) neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to VSAC, its Affiliates or any of its Representatives by or on behalf of the Company, and (ii) neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to VSAC with respect to any projections, forecasts, estimates or budgets made available to VSAC, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its business, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither VSAC nor any other Person or entity on behalf of VSAC has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to VSAC, its Affiliates or its respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of VSAC.

43

Article V
COVENANTS

5.1 Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 7.1, or (ii) the Closing (the “Interim Period”), subject to Section 5.14 and the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause their respective Representatives to give (subject, in each instance to (x) compliance with applicable Law, (y) the Company’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), VSAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies as VSAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including monthly unaudited financial statements) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with VSAC and its Representatives in their investigation; provided, however, that VSAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub; provided, further, that such access may be limited to the extent any of the Target Companies or Merger Sub reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies or Merger Sub. VSAC hereby agrees that, during the Interim Period, it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, the business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided that, in each such case of clause (i), (ii) or (iii), the Company will inform VSAC of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by VSAC in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to VSAC hereunder.

44

(b) During the Interim Period, subject to Section 5.13 and the Confidentiality Agreement, VSAC shall give (subject, in each instance to (x) compliance with applicable Law, (y) VSAC’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to VSAC or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding VSAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of VSAC’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of VSAC or any of its Subsidiaries; provided, further, that such access may be limited to the extent VSAC or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of VSAC or its Subsidiaries. Notwithstanding the foregoing, VSAC shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided that, in each such case of clause (i), (ii) or (iii), VSAC will inform the Company of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of VSAC set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

5.2 Conduct of Business of the Company and Merger Sub.

(a) Unless VSAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement, including but not limited with regard to the Recapitalization and the PIPE Investment, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with VSAC) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations.

45

(b) Without limiting the generality of Section 5.2(a) and except (A) as contemplated by the terms of this Agreement, including but not limited with regard to the Recapitalization, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of VSAC (such consent not to be unreasonably withheld, conditioned or delayed), except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with VSAC) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except in connection with the exercise, adjustment or replacement of options outstanding as of the date of this Agreement or the grant of options to employees in the Ordinary Course of Business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) except for the Recapitalization, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the Ordinary Course of Business consistent with past practice;

46

(vi) except for the Recapitalization: (i) make or rescind any material election relating to Taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (iii) file any amended Tax Return or claim for refund; (iv) make any material change in its accounting or Tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); in each case except as required by applicable Law or in compliance with GAAP or otherwise;

(vii) terminate, waive or assign to any Person that is not a Target Company any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the Ordinary Course of Business;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xii) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii) close or materially reduce its activities;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

47

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Target Company;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or

(xix) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of VSAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment), (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3, VSAC shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to VSAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.3(a) and except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment), (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), VSAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities.

48

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $200,000 in the aggregate (provided, that this Section 5.3(b)(iv) shall not prevent VSAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Transaction Expenses incurred in connection with the consummation of the Transactions, including the PIPE Investment);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner;

(vii) terminate, waive or assign any material right under any VSAC Material Contract or enter into any Contract that would be a VSAC Material Contract, in any case outside of the Ordinary Course of Business consistent with past practice;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting VSAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, VSAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in VSAC Financials;

49

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xiv) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements.

(a) The Company shall deliver the Interim Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis, not later than such date as may be necessary to include the Interim Financials in the initial filing of the Registration Statement.

50

(b) The Company shall deliver the Audited Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis, not later than such date as may be necessary to include the Audited Financials in the initial filing of the Registration Statement.

(c) During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to VSAC unaudited consolidated financial statements, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP. If the form of the Registration Statement requires inclusion of such interim financial statements in the Registration Statement, the Company will also provide comparable financial statements for the prior year and the interim financial statements shall comply with Rules 8-03 and 8-04 of Regulation S-X.

(d) During the Interim Period, the Company shall provide VSAC, within sixteen (16) days after the end each calendar month, with financial information for the month and the year to date in such form as VSAC may reasonably request.

(e) During the Interim Period, the Company will also promptly deliver to VSAC copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5 Redemptions. During the Interim Period, the Parties will use their reasonable best efforts to minimize the amount of funds in the Trust Account paid to VSAC’s shareholders in the Redemption.

5.6 VSAC Public Filings. During the Interim Period, VSAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of VSAC Units, VSAC Class A Stock and VSAC Public Warrants on Nasdaq. During the Interim Period, VSAC shall, to the extent possible, provide the Company with a reasonable review period prior to making any public filing with the SEC and, with respect to filings that relate to this Agreement and the Merger, will consider in good faith any suggestion or revision that may be proposed by the Company or its representatives.

5.7 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Merger Sub and their respective Subsidiaries, a transaction (other than the transactions contemplated by this Agreement including for the avoidance of doubt the Recapitalization) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than sales of products and services in the Ordinary Course of Business) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests or assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and5.3) and (B) with respect to VSAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for VSAC.

51

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company or VSAC, as applicable, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8 No Trading. The Company and Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of VSAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (together, the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of VSAC, communicate such information to any third party other than to its representatives in connection with the transactions contemplated hereunder who need to know such information and understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action with respect to VSAC in violation of such Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

52

5.9 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall use reasonable best efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

53

(b) In furtherance and not in limitation of Section 5.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

54

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company, and Merger Sub shall take all actions necessary to cause the Company to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Warrants to be issued under this Agreement to the holders of VSAC Common Stock and the Company Ordinary Shares issuable upon exercise or conversion of the Company Warrants outstanding prior to the Effective Time, which Registration Statement will also contain a proxy statement of VSAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from VSAC stockholders for the matters to be acted upon at the VSAC Special Meeting and providing the Public Shareholders an opportunity in accordance with VSAC’s Organizational Documents and the IPO Prospectus to have their VSAC Class A Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the VSAC Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from VSAC stockholders to vote, at a special meeting of VSAC stockholders to be called and held for such purpose (the “VSAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of VSAC Securities in the PIPE Investment, by VSAC stockholders in accordance with VSAC’s Organizational Documents, the Delaware Law and the rules and regulations of the SEC and Nasdaq, if applicable, (iii) the approval of the Restated VSAC Certificate, (iv) such other matters as the Company and VSAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i), (ii), (iii) and (iv)), collectively, the “VSAC Stockholder Approval Matters”), and (v) the adjournment of the VSAC Special Meeting, if necessary or desirable in the reasonable determination of VSAC. In connection with the Registration Statement and the Merger, the Company shall (w) assist VSAC in obtaining Nasdaq approval of the Merger and the change of control resulting from the Merger, (x) file any listing application necessary for the listing of the Company on Nasdaq as successor issuer to VSAC, (y) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Securities Exchange Act of 1934 and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on Nasdaq, and (z) provide VSAC with evidence reasonably requested by VSAC that the Company qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

55

(b) The Company undertakes to obtain the Required Company Shareholder Approval in the manner required by the Existing Articles and the Israeli Companies Law for (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Company Securities pursuant to this Agreement, including the PIPE Investment), in accordance with the Existing Articles and the Israeli Companies Law and, to the extent applicable, regulations of the SEC and Nasdaq, (ii) the approval of the Restated Company Articles and the Recapitalization; (iii) the adoption and approval of the Equity Plan (as defined in Section 5.17 below), which will provide that the total awards under such Equity Plan when combined with awards under the Company Equity Plan will be a number of Company Ordinary Shares equal to the sum of (a) five percent (5%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, plus (b) such number of Company Ordinary Shares issuable pursuant to the Company Equity Plan after giving effect to the Recapitalization, (iv) the appointment of the members of the Post-Closing Company Board of Directors in accordance with Section 5.16 hereof, (v) the issuance of Company Ordinary Shares and the assumption by the Company of the VSAC Warrants pursuant to this Agreement and the Assignment, Assumption and Amendment to Warrant Agreement, including (x) the Company Ordinary Shares issued in connection with the PIPE Investment, (y) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (z) the Company Ordinary Shares issuable upon exercise of the VSAC Warrants assumed by the Company and Continuing Company Options; and (vi) such other matters as the Company and VSAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Company Shareholder Approval Matters”). The Company shall solicit from the holders of all outstanding shares of the Company proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements.

(c) VSAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and VSAC will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, VSAC’s Organizational Documents, the Israeli Companies Law, the Delaware Law and the rules and regulations of the SEC and Nasdaq.

56

(d) VSAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the VSAC Special Meeting and the Redemption. Each of VSAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and VSAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. VSAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to VSAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and VSAC’s Organizational Documents.

(e) VSAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Company shall promptly provide VSAC with copies of any written comments, and shall inform VSAC of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the VSAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give VSAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, VSAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to VSAC’s shareholders and, pursuant thereto, shall call the VSAC Special Meeting in accordance with the Delaware Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, VSAC shall solicit proxies from the VSAC stockholders to vote in favor of the VSAC Stockholder Approval Matters, as approved by the VSAC board of directors, which approval shall also be included in the Registration Statement.

57

(g) If on the date for which the VSAC Special Meeting is scheduled, VSAC has not received proxies representing a sufficient number of shares to obtain the Required VSAC Shareholder Approval, whether or not a quorum is present, VSAC may make one or more successive postponements or adjournments of the VSAC Special Meeting. VSAC may also adjourn the VSAC Special Meeting to establish a quorum or if the VSAC stockholders have elected to redeem a number of shares of VSAC Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.2(e) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall VSAC adjourn the VSAC Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, VSAC covenants that none of the VSAC board of directors (including any committee thereof) or VSAC shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(h) VSAC and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, VSAC’s Organizational Documents, the Existing Articles and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on Nasdaq, any solicitation of proxies thereunder, the calling and holding of the VSAC Special Meeting and the Redemption.

(i) The Company (with reasonable cooperation from VSAC) shall take such steps as are necessary for the listing of the Company Ordinary Shares and the Company Public Warrants on Nasdaq, as a successor issuer, and shall provide such information as is necessary to obtain Nasdaq approval of such listing.

5.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates or any of their respective representatives without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of VSAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, VSAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby. From and after the Effective Time, any matter requiring VSAC approval shall require the approval of the Sponsor.

58

5.14 Confidential Information.

(a) The Company and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any VSAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of VSAC Confidential Information without VSAC’s prior written consent; and (ii) in the event that the Company, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any VSAC Confidential Information by Law, Order or Action, (A) provide VSAC to the extent legally permitted with prompt written notice of such requirement so that VSAC or an Affiliate thereof may seek, at VSAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or VSAC waives compliance with this Section 5.14(a), furnish only that portion of such VSAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such VSAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to VSAC or destroy (at the Company’s election) any and all copies (in whatever form or medium, including electronic) of VSAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that the Company and Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies, provided, however, that any such VSAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

59

(b) VSAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder or to comply with applicable Law, Order or Action)), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that VSAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any Company Confidential Information by Law, Order or Action, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, VSAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at VSAC’s election) any and all copies (in whatever form or medium, including electronic) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that VSAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies, provided, however, that any such Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, VSAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.15 Documents and Information. After the Closing Date, the Company shall, and shall cause its Subsidiaries (including the Target Companies) to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of VSAC and the Target Companies in existence on the Closing Date.

5.16 Post-Closing Board and Executive Officers.

(a) The Parties shall take all necessary action, including causing the then-serving directors of the Company to resign, so that effective as of the Effective Time, the Company’s board of directors (the “Post-Closing Company Board of Directors”), subject to the Restated Company Articles, will consist of seven directors, consisting of (i) three directors designated prior to the Closing by the Company, at least one of whom shall be considered independent under Nasdaq requirements and an External Director under the Israeli Companies Law, (ii) one director designated prior to the Closing by the Sponsor, and (iii) three directors who shall be considered independent under Nasdaq requirements and an External Director under the Israeli Companies Law mutually agreed on by the Company and VSAC in accordance with the diversity standards then-applicable to directors of companies listed on Nasdaq and, subject to the requirements of Israeli law with respect to External Directors, allocated into classes on any classified board of directors mutually acceptable to the Company and VSAC, provided, however, that the composition of the Post-Closing Company Board of Directors shall at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Israeli Companies Law and Nasdaq.

60

(b) The Parties shall take commercially reasonable actions so that the individuals serving as the executive officers, of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

5.17 Equity Incentive Plan. Prior to the initial filing of the Registration Statement, VSAC and the Company shall prepare a new equity incentive plan for the Company (the “Equity Plan”), which may be or include an amendment and restatement of the existing Company Equity Plan or which may be a new plan separate and in addition to the existing Company Equity Plan, which will provide that the total awards under such Equity Plan combined with the total awards under the Company Equity Plan will be a number of Company Ordinary Shares equal to the sum of (a) five percent (5%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, plus (b) the number of Company Ordinary Shares issuable pursuant to the Company Equity Plan after giving effect to the Recapitalization. The Equity Plan shall be designed to be qualified under Section 102 of the Ordinance and shall otherwise be in form and substance mutually acceptable to VSAC and the Company. Prior to the effectiveness of the Registration Statement, the board of directors of the Company shall approve and adopt the Equity Plan in the manner prescribed under applicable Laws, effective as of the Closing Date.

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of VSAC and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of VSAC or the Company (the “D&O Indemnified Persons”) as provided in VSAC’s or Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and VSAC or the Company, as applicable, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of VSAC and the Company, to the extent permitted by applicable Law. The provisions of this Section 5.18(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.18(a).

61

(b) The Company shall obtain at or prior to the Closing, and fully pay the premium for a “tail” directors and officers liability insurance policy that provides coverage for a seven-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for VSAC’s directors, officers and other persons covered by VSAC’s current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than VSAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage, to the extent available (collectively, the “D&O Tail Insurance”). The Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) Notwithstanding the foregoing (i) none of the Surviving Company or the Company shall be obligated to indemnify a D&O Indemnified Person with respect to any amount in relation to a claim of any type whatsoever to the extent such claim (or part thereof) has been paid to the D&O Indemnified Person (or paid directly to a third party on a D&O Indemnified Person’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or the Company, and (ii) no D&O Indemnified Person shall settle any claim without the prior written consent of the Surviving Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or the Company: (A) settle any claim without either (x) the written consent of all D&O Indemnified Persons against whom such claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the claim relates for all D&O Indemnified Persons without admission or finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Person for any amounts paid in settlement of any threatened or pending claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d) On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and VSAC with, or for the benefit of, the D&O Indemnified Persons, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, VSAC shall countersign such indemnification agreements with respect to any D&O Indemnified Person that was a director or officer of VSAC prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Person and VSAC.

(e) The Company shall not have any obligation under this Section to any D&O Indemnified Persons when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

62

(f) The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by VSAC or the Company from the PIPE Investment shall first be used to pay the Company’s and VSAC’s accrued expenses, including VSAC’s deferred expenses of the IPO, any loans made by the Sponsor to VSAC, and the expenses incurred by the Parties in connection with the negotiation, execution and performed by the Parties of their respective obligations under this Agreement and the transactions contemplated hereby, including the Registration Statement, the Proxy Statement and the PIPE Transaction. Any remaining cash in the Trust Account will be distributed to the Company or a Target Company designated by the Company.

5.20 PIPE Investment.

(a) Prior to the effective date of the Registration Statement, VSAC and the Company may enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to VSAC and the Company (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either VSAC or the Company or both VSAC and the Company for an aggregate of up to $40,000,000 in connection with one or more private placements in VSAC and/or the Company, to purchase Company Ordinary Shares and/or VSAC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (the “PIPE Investment”); provided however, that the aggregate amount of PIPE Investments in Company Ordinary Shares pursuant to Subscription Agreements with the Company shall not exceed $10,000,000. Each of the Subscription Agreements, when executed by VSAC or the Company, shall have been duly authorized, executed and delivered by VSAC or the Company, as applicable and constitute the valid and binding obligation of VSAC and/or the Company, as applicable, enforceable against VSAC or the Company, as applicable, and, to the Knowledge of VSAC or the Company, as applicable, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True and complete original or signed copies of each of the Subscription Agreements shall be delivered to VSAC and the Company prior to the Effective Time, and there will have been no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein. For the avoidance of doubt, (i) any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and (ii) accordingly, the number of Company Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization.

63

(b) VSAC and the Company shall use their reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. Neither VSAC nor the Company shall terminate, or amend or waive in any manner, any Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. VSAC and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with all Subscription Agreements and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by VSAC). For avoidance of doubt, any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization (and the number of Company Ordinary Shares, purchase price per share and other terms of the Subscription Agreement shall not be modified in any way by the Recapitalization or the Conversion Ratio).

5.21 F-1 Registration Statement. The Company shall use commercially reasonable efforts to file, no later than 30 days following Closing, a registration statement on Form F-1 (the “F-1 Registration Statement”), covering the sale by the holders of the Company Ordinary Shares which are outstanding immediately following the Recapitalization, and, for the avoidance of doubt, prior to and excluding any Company Ordinary Shares to be issued to the PIPE Investors and any other securities of the Company to be registered pursuant to the Registration Statement in accordance with Section 5.12. The Company will use its commercially reasonably efforts to obtain effectiveness of the F-1 Registration Statement as soon as practicable after the filing thereof.

5.22 Employment Agreements. Prior to the Closing, the Company shall (i) enter into employment contracts with minimum terns of three (3) years with each of the Senior Executive Officers and (ii) use its commercially reasonable efforts to cause each of the Senior Executive Officers to enter into employment agreements between each such person and the applicable Target Company, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and VSAC.

5.23 Tax Matters.

(a) Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the VSAC and the Company shall share the costs of all such Taxes and fees equally.

(b) Tax Treatment. Each Party shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to be treated, or elect to be treated (if necessary), as an association taxable as a corporation for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Closing Date. Each Party shall report the Merger consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

64

(c) Following the Merger the Surviving Company shall, for at least six (6) months following the Closing Date, either (i) continue VSAC’s “historic business” (with the meaning of Treasury Regulations Section 1.368- 1(d)(2)), or (ii) use a significant portion of VSAC’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. For at least two (2) years following the Closing, the Company will not cause the Surviving Company to (i) dispose of more than 50% of the assets held by it at Closing pursuant to one or more distributions or other transfers where the Surviving Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of the Surviving Company for U.S. federal income tax purposes.

(d) Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.24 NASDAQ Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (c) the Company Ordinary Shares issuable in accordance with this Agreement, including the Merger, and the Company Warrants resulting from the assumption of the VSAC Warrants to be approved for listing on NASDAQ (and VSAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay all fees of NASDAQ in connection with the application to list and the listing of Company Ordinary Shares and Company Warrants on NASDAQ.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and VSAC of the following conditions:

(a) Required Shareholder Approval.

(i) The VSAC Stockholder Approval Matters shall have been submitted to the vote of the shareholders of VSAC at the VSAC Special Meeting in accordance with the Proxy Statement and each VSAC Stockholder Approval Matter shall have been approved by the requisite vote of the stockholders of VSAC at the VSAC Special Meeting in accordance with VSAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required VSAC Shareholder Approval”).

65

(ii) The Company Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of the Company either (x) at a special meeting of shareholders or (y) by a written consent in lieu of a meeting, in either case in accordance with the Existing Articles and Israeli Law.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, VSAC or the Company shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h) Nasdaq Listing. The Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved, and the Company Ordinary Shares and the Company Warrants shall have been approved for listing on Nasdaq subject to official notice of issuance, and the listing application shall cover (a) all of the Company Ordinary Shares that are issued and outstanding upon completion of the Merger, are issuable upon exercise of all Company Warrants outstanding at the Effective Time, and all Continuing Company Options and the Company Ordinary Shares issuable pursuant to the Equity Plan, and (b) all of the publicly-traded Company Warrants to the extent required by Nasdaq.

66

(i) Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.16.

(j) Recapitalization; Amendment to Company Articles. Prior to the Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide evidence that the Company’s shareholders have adopted the Restated Company Articles in form and substance mutually agreeable to VSAC and the Company, and shall have provided VSAC with evidence of such adoption.

(k) Foreign Private Issuer. The Company shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

6.2 Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of the Company and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of VSAC set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for (A) issuances of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20 above and (B) redemptions of shares of VSAC Class A Common Stock at the request of the holders thereof in connection with the merger contemplated herein in accordance with VSAC’s Organizational Documents, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of VSAC set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.16 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of VSAC set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, VSAC.

(b) Agreements and Covenants. VSAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

67

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to VSAC since the date of this Agreement which is continuing and uncured.

(d) Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of VSAC shall have resigned or otherwise removed, effective as of or prior to the Closing.

(e) Available Closing VSAC Cash. The Available Closing VSAC Cash shall be equal to or greater than $25,000,000; provided however, that the Parties may agree to adjust this condition on mutually agreed terms reflecting capital market conditions at the time of the Closing.

(f) Closing Deliveries.

(i) Officer’s Certificate. VSAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of VSAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) with respect to VSAC.

(ii) Secretary Certificate. VSAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of VSAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of VSAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required VSAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which VSAC is or is required to be a party or otherwise bound.

(iii) Good Standing. VSAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for VSAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of VSAC’s jurisdiction of organization and from each other jurisdiction in which VSAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Assignment, Assumption and Amendment to Warrant Agreement. VSAC shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit B hereto, duly executed by VSAC and the Warrant Agent.

(v) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit J hereto, duly executed by each Company Shareholder party thereto.

68

(vi) Lock-Up Agreements. VSAC shall have received a Lock-Up Agreement for each of the Significant Company Shareholders in substantially the form attached as Exhibit C hereto, duly executed by such Significant Company Shareholders, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Insider Letter Amendment. VSAC shall have received a copy of the Insider Letter Amendment in substantially the form attached as Exhibit I hereto, duly executed by the Sponsor, VSAC and the other parties to the Insider Letter.

6.3 Conditions to Obligations of VSAC. In addition to the conditions specified in Section 6.1, the obligations of VSAC to consummate the Transactions are subject to the satisfaction or written waiver (by VSAC) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 4.9(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.10 (Compliance with Laws), Section 4.11 (Company Permits) and Section 4.28 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement.

69

(d) Certain Ancillary Documents. Each of the Lock-Up Agreements and the Non-Competition Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Receipt of Audited Financials and Interim Financials. VSAC shall have received, in each case not later than such date as may be necessary to include them in the initial filing of the Registration Statement, (i) a copy of the Interim Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis, and (ii) a copy of the Audited Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall be audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis.

(f) Closing Deliveries.

(i) Officer’s Certificate. VSAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to the Target Companies.

(ii) Company Secretary Certificate. The Company shall have delivered to VSAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) the resolutions of the shareholders as to approval of Company Shareholders Approval Matters, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to VSAC good standing certificates (or similar documents applicable for such jurisdictions approving that the relevant company is active and, in the case of each Israeli incorporated entity, is not a “breaching company”) for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Employment Agreements. VSAC shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and VSAC, as contemplated in Section 5.22, each such employment agreement duly executed by the parties thereto.

70

(h) Non-Competition and Non-Solicitation Agreements. VSAC shall have received a non-competition and non-solicitation agreement from each of the Senior Executive Officers in the form attached hereto as Exhibit D (a “Non-Competition Agreement”), effective as of the Closing duly executed by each such Senior Executive Officer and the Company,

(i) Assignment, Assumption and Amendment to Warrant Agreement. VSAC shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit B hereto, duly executed by the Company and the Warrant Agent.

(j) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit J hereto, duly executed by the Company and each Company Shareholder party thereto.

(k) Founder Registration Rights Agreement Amendment. The Founder Registration Rights Agreement Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit E hereto, duly executed by the Company and the Sponsor.

(l) Lock-Up Agreements. VSAC shall have received a Lock-Up Agreement for each of the Significant Company Shareholders in substantially the form attached as Exhibit C hereto, duly executed by each such Significant Company Shareholder and the Company, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(m) Insider Letter Amendment. VSAC shall have received a copy of the Insider Letter Amendment in substantially the form attached as Exhibit I hereto, duly executed by the Sponsor, the Company and the other parties to the Insider Letter.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, subject in the case of VSAC to the written approval by the Special Committee as contemplated herein, as follows:

(a) by mutual written consent of VSAC and the Company;

71

(b) by written notice by VSAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either VSAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to VSAC, if (i) there has been a breach by VSAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of VSAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to VSAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

(e) by written notice by VSAC to the Company, if (x)(i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by VSAC or (B) the Outside Date; provided, that VSAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time VSAC is in material uncured breach of its representations, warranties or covenants in this Agreement, or (y) in the reasonable opinion of VSAC, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the Audited Financials and those set forth on the Draft Audited Financials or (ii) between those set forth on the Interim Financials and those set forth on the Draft Interim Financials;

72

(f) by written notice by VSAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement; or

(g) by written notice by either VSAC or the Company to the other if the VSAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, VSAC’s or the Company’s shareholders have duly voted, and the Required VSAC Shareholder Approval or Company Shareholder Approval was not obtained.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to (i) seek equitable relief in accordance with Section 9.7, or (ii) terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Section 8.1, unless otherwise provided for in this Agreement, all Transaction Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such expenses; provided, however, that, at or following the Closing, all expenses payable by the Company and VSAC shall be payable by the Company or Merger Sub and may be paid from the Trust Account. Any filing fees and expenses with respect to any regulatory or government approval, including the Registration Statements, shall be borne equally by VSAC and the Company.

73

Article VIII
WAIVERS AND Releases

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that VSAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by VSAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of VSAC’s public shareholders (including overallotment shares acquired by VSAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, VSAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their VSAC Class A Stock in connection with the consummation of VSAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to VSAC’s Organizational documents to extend VSAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if VSAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension as described in the Prospectus relating to VSAC’s IPO and any further extensions which may be approved by VSAC’s stockholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 of interest to pay dissolution expenses, and (d) to VSAC after or concurrently with the consummation of a Business Combination. For and in consideration of VSAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with VSAC or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by VSAC and its Affiliates to induce VSAC to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to VSAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against VSAC or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to VSAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, VSAC and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event VSAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

74

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to VSAC at or prior to the Closing, to:

Vision Sensing Acquisition Corp.

Suite 500, 78 SW 7th Street

Miami, Florida 33130.

Attn: George Peter Sobek, Chairman and Chief Executive Officer

Telephone No.: (786) 633-2520

Email: georgesobek@hotmail.co.uk

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW. Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker

Telephone No.: (202) 689-2800

Email: andy.tucker@nelsonmullins.com

Goldfarb Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to the Company or Merger Sub: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002. Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com with a copy (which will not constitute notice) to:

Attn: Barry I. Grossman, Esq.

Jonathan Cramer, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

jcramer@egsllp.com

Gross & Co.

One Azrieli Center

Tel Aviv 67021, Israel

Attn.: Shlomo Farkas

Email: shlomo@gkh-law.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of VSAC and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

75

9.3 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Merger Sub and VSAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or VSAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and VSAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or VSAC or their respective Representatives with respect thereto. Subject to the last sentence of this Section 9.3, the covenants and agreements made by the Company, Merger Sub and VSAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 9.3 shall be construed to modify or otherwise affect the provisions of Section 5.18, Section 5.19, Section 9.4 and Article VIII.

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18 and of the Sponsor under Section 9.14, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, except that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by Israeli Companies Law, shall be governed by the Laws of Israel (without giving effect to choice of law principles thereof) and (ii) the Merger shall be governed by Delaware Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

76

9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in any court of Israel, the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, Merger Sub and VSAC (which, in the case of VSAC, shall require the approval of the Special Committee).

77

9.10 Waiver. Each of VSAC and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Sponsor or its designee in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars”, “U.S. Dollars” or “$” means United States dollars and NIS means New Israeli Shekel. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to VSAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of VSAC and its Representatives and VSAC and its Representatives have been given access to the electronic folders containing such information.

78

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“NMRS”) and Goldfarb Seligman & Co. (“Goldfarb” and together with NMRS, “Sponsor Prior Counsel”) may have, prior to the Closing, jointly represented VSAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and have also represented VSAC, the Sponsor and/or their respective Affiliates in connection with matters other than the Transaction that is the subject of this Agreement, Sponsor Prior Counsel will be permitted in the future, after Closing, to represent VSAC, the Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, VSAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sponsor Prior Counsel’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub and/or VSAC or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sponsor Prior Counsel of the Sponsor, VSAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Sponsor Prior Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Company or VSAC; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, VSAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

79

(b) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) and Gross & Co. may have, prior to the Closing, represented the Company and Merger Sub in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, Merger Sub and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS and Gross & Co. will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Newsight Group”) in connection with matters in which such Persons are adverse to the Company or the Surviving Company, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ and Gross & Co.’s future representation of any member of the Newsight Group in which the interests of such Person are adverse to the interests of Merger Sub, VSAC and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS or Gross & Co. of any member of the Newsight Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Newsight Group shall be deemed the client of EGS and Gross & Co. with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Newsight Group, shall be controlled by the Newsight Group and shall not pass to or be claimed by the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Surviving Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Standards” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

80

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of VSAC prior to the Closing.

“Ancillary Documents” means (A) the Restated VSAC Certificate, (B) the Assignment, Assumption and Amendment to Warrant Agreement, (C) the Lock-Up Agreements, (D) the Non-Competition Agreements , (E) the Founders Registration Rights Agreement Amendment, (F) the Sponsor Voting Agreement, (G) the Voting Agreements, (H) the Restated Company Articles, (I) the Insider Letter Amendment, (J) the Registration Rights Agreement, (K) the Equity Plan and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Available Closing VSAC Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Redemption) or VSAC’s operating account, plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, VSAC pursuant to any PIPE Investment, after giving effect to the payment of the Transaction Expenses pursuant to the terms of Section 7.3.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Israel or in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

81

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by VSAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by the Company or Merger Sub, or their respective Representatives to VSAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Equity Plan” means the Newsight Imaging Ltd. Share Option Plan (2016), as amended.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Ordinary Shares” means the ordinary shares, with a nominal value of NIS 0.1 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company Securities” means the Company Ordinary Shares, and after the Closing, the Company Warrants, collectively.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Confidentiality Agreement” means the non-disclosure agreement dated November 14, 2021, by and between the Company and VSAC.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral (in each instance, including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

82

“Convertible Security” means any option, right, warrant, equity interest or other security directly or indirectly convertible into, or exercisable or exchangeable for, any form of capital stock or equity security of a Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID 19” means SARS CoV 2 or COVID 19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company or any of the other Target Companies, risks to the health and safety of any Person or the recovery from COVID-19 (including, if applicable, actions taken, planned or planned to be taken to reopen and restore the level of business activities of the Company or any Target Company).

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.)

83

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim based common law fraud under New York Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the Letter Agreement, dated as of November 1, 2021, by and among VSAC, its officers, its directors and the Sponsor.

84

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, Company IP Licenses and other intellectual property.

“Internet Assets” means any all registered domain names.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of VSAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of VSAC, dated as of November 1, 2021, and filed with the SEC on November 1, 2021 (File No. 333-259766).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1 of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, or (ii) any other Party, (A) if an entity, the actual knowledge of the directors and executive officers of such Person or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, hypothecation, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

85

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any such fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes in GAAP, or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID 19 Measures or the interpretation or enforcement thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) (vi), with respect to VSAC, the consummation and effects of the Redemption; (vii) the execution, delivery, announcement or pendency of this Agreement and the Transactions (including as a result of the identities of the Parties and including the loss (or threatened loss) of any employee, other than a Person named in Schedule 6.3(g), supplier, distributor or customer or other commercial relationship resulting therefrom); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to VSAC, the amount of the Redemption shall not be deemed to be a Material Adverse Effect on or with respect to VSAC.

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means with respect to a Person (i) the ordinary course of that Person’s business consistent with past practices, or (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” means February 3, 2023.

86

“Patents” means any patents, patent applications and, including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business; (d) Liens arising under this Agreement or any Ancillary Document; (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) Liens incurred or deposits made in the Ordinary Course of Business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property for the operation of the business; (i) Liens not created by the Company or any Target Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (k) non-exclusive licenses of Intellectual Property granted by a Target Company in the Ordinary Course of Business, in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company; and (l) Liens to be released at Closing.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

87

“Personal Information” means information that identifies, relates to, or describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Executive Officers” means (i) Eli Assoolin, the Company’s Chief Executive Officer, (ii) Eyal Yatskan, the Company’s Chief Technology Officer, (iii) Beny Bar, the Company’s Chief Operating Officer, and (iv) Yaron Cohen, the Company’s Chief Financial Officer.

“Significant Company Shareholder” means each of the Company’s Shareholders set forth on Schedule 10.1 of the Company Disclosure Letter.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Special Committee” shall mean the special committee of the Board of Directors of VSAC, which shall consist of three members who are independent of the Company and its affiliates (as defined by Nasdaq Rule 5605(a)(2)). As used in this Agreement, the term “independent” shall refer to a person who does not have a relationship which, in the opinion of VSAC’s board of directors would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of VSAC.

88

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, Israeli social security (Bituach Leumi) or similar, national health care (Bituach Briyut), excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, indexation, and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

89

“Transaction Expenses” means all fees and expenses of any of the Target Companies and VSAC incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of VSAC and any Target Company, including any all deferred expenses (including fees and commissions payable to underwriter if VSAC’s IPO).

“Trust Account” means the trust account established by VSAC with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 1, 2021, as it may be amended (including to accommodate the Merger), by and between VSAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions. For the avoidance of doubt, the WHT Ruling shall be deemed a Valid Certificate.

“VSAC Confidential Information” means all confidential or proprietary documents and information concerning VSAC or any of its Representatives; provided, however, that VSAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by VSAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such VSAC Confidential Information. For the avoidance of doubt, from and after the Closing, VSAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“VSAC Private Warrants” means the warrants issued in a private placement to the Sponsor by VSAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of VSAC Common Stock per warrant at a purchase price of $11.50 per share.

“VSAC Public Warrants” means three-quarters of one redeemable warrant that was included in as part of each VSAC Unit, each whole warrant entitling the holder thereof to purchase one (1) share of VSAC Class A Stock at a purchase price of $11.50 per share.

“VSAC Securities” means VSAC Units, VSAC Common Stock and VSAC Warrants, collectively.

“VSAC Units” means the units issued in the IPO (including overallotment units acquired by VSAC’s underwriter) consisting of one (1) share of VSAC Class A Stock, and three-quarters of one redeemable warrant.

“VSAC Warrants” means VSAC Private Warrants and VSAC Public Warrants, collectively.

90

“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of November 1, 2021, as amended, by and between VSAC and the Warrant Agent.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the page numbers as set forth below adjacent to such terms:

1934 Act Registration Statement	57	Draft Audited Financials	26
Accounts Receivable	27	Draft Interim Financials	26
Acquisition Proposal	53	Effective Time	4
Additional Audited Financials	26	Enforceability Exceptions	12
Agreement	1	Environmental Permit	40
Alternative Transaction	53	Equity Plan	58
Antitrust Laws	55	Exchange Agent	6
Audited Financials	25	Existing Articles	4
Business Combination	75	F-1 Registration Statement	66
Cancelled Shares	6	Federal Securities Laws	54
Certificate of Merger	4	Founder Registration Rights Agreement	2
Closing	11	Founder Registration Rights
Closing Date	11	Agreement Amendment	2
Closing Filing	60	Governmental Grants	33
Closing Press Release	60	Insider Letter Amendment	3
Company	1	Institution	33
Company Benefit Plan	39	Intended Tax Treatment	3
Company Financials	25	Interim Balance Sheet Date	25
Company IP	32	Interim Financials	25
Company IP Licenses	31	Interim Period	45
Company Material Contract	28	Israeli Companies Law	4
Company Permits	28	ITA	7
Company Personal Property Leases	37	Lock-Up Agreement	2
Company Real Property Leases	37	Merger	1
		Merger Sub	1
Company Shareholder Approval		New VSAC Common Stock	2
Matters	58	Non-Competition Agreement	72
Company Warrants	6	OFAC	19
Continental	6	Off-the-Shelf Software	31
Continuing Company Options	9	Ordinance	35
Conversion Ratio	1	Outbound IP License	31
Creator	32	Party	1
D&O Indemnified Persons	63	PIPE Investment	65
D&O Tail Insurance	63	PIPE Investors	65
Delaware Law	4

91

Post-Closing Company Board		Signing Press Release	60
of Directors	62	Specified Courts	78
Proxy Statement	57	Split	1
Public Certifications	11	Sponsor	2
Public Shareholders	65	Subscription Agreement	65
Recapitalization	1	Surviving Company	4
Redemption	57	Top Customers	42
Registration Rights Agreement	3	Top Vendors	42
Registration Statement	57	Transactions	1
Related Person	41	Voting Agreements	3
Released Claims	76	VSAC	1
reorganization	3	VSAC Class A Stock	2
Required Company Shareholder		VSAC Class B Stock	2
Approval	22	VSAC Common Stock	2
Required VSAC Shareholder		VSAC Disclosure Schedules	11
Approval	67	VSAC Financials	15
Restated Company Articles	4	VSAC Material Contract	17
Restated VSAC Certificate	2	VSAC Special Meeting	57
SEC Reports	14	VSAC Stockholder Approval Matters	57
Section 14 Arrangement	39	WHT Ruling	8
Section 102 Options	36
Signing Filing	60

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

92

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

VSAC:

VISION SENSING ACQUISITION CORP.

By:	/s/ George Sobek
Name:	George Sobek
Title:	Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

Merger Sub:

NEWSIGHT MERGERSUB, INC.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

93

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
VISION SENSING ACQUISITION CORP.

[insert Closing Date], 2022

Vision Sensing Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Vision Sensing Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 13, 2021 and was amended and restated on October 29, 2021 by the Amended and Restated Certificate (the “Existing Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Certificate shall become effective on the date of filing with Secretary of State of Delaware.

The texts of the Existing Certificate, as amended to the date hereof, is hereby restated and amended in their entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Newsight Holdco, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

94

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, City of Wilmington, County of New Castle, 19805. The name of its registered agent at that address is Vcorp Services, LLC.

ARTICLE IV
CAPITALIZATION

Authorized Capital Stock. The Corporation is authorized to issue only one class of capital stock, which is designated as Common Stock. The total number of authorized shares of Common Stock is one thousand (1,000) shares, each with a par value of $0.0001 per share.

ARTICLE V
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by, or under the direction of its board of directors (the “Board of Directors”). The number of dirctors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

95

Section 7.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 7.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

96

ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX
PERPETUAL EXISTENCE

Section 9.1 The Corporation is to have perpetual existence.

[Remainder of page intentionally left blank]

97

IN WITNESS WHEREOF, Vision Sensing Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

VISION SENSING ACQUISITION CORP.

By:
George Peter Sobeck
Chairman and Chief Executive Officer

98

EXHIBIT B

ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made as of [  ], 2022, by and among Newsight Imaging Ltd., a company organized under the laws of the State of Israel (the “Company”), Vision Sensing Acquisition Corp., a Delaware corporation (“SPAC”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 1, 2021, and filed with the United States Securities and Exchange Commission (the “Commission”) on November 3, 2021 (the “Warrant Agreement”) and capitalized terms used herein but not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Warrant Agreement;

WHEREAS, in connection with its initial public offering (the “Offering”), SPAC issued 472,700 Private Placement Units, which included 354,525 redeemable Warrants (collectively, the “Private Placement Warrants”), to Vision Sensing LLC (the “Sponsor”) to purchase shares of SPAC’s Class A common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $10.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the five-year period beginning upon the later of the consummation of SPAC’s initial business combination or 12 months from the closing of the Offering, which was on November 3, 2021;

WHEREAS, also in connection with the Offering, SPAC issued 10,120,000 Public Units which included 7,590,000 redeemable Warrants (collectively, the “Public Warrants” and together with the Private Placement Warrants and the Working Capital Warrants, if issued upon conversion of the Working Capital Loan, the “Warrants”), to public investors to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the period beginning upon the later of 30 days after consummation of SPAC’s initial business combination or 12 months from the closing of the Offering, which was on November 3, 2021, and ending on the earlier of five years from the consummation of such business combination or the Redemption Date;

WHEREAS, the Warrant Agreement contemplates loans to the Company for working capital by the Sponsor or an affiliate of the Sponsor or certain of the SPAC’s executive officers and directors of which up to $1,500,000 of such loans (the “Working Capital Loan”) may be convertible into an additional 150,000 Units at a price of $10.00 per Unit which include an aggregate of 112,500 warrants (the “Working Capital Warrants”) and the Sponsor has made such a convertible loan to the Company;

WHEREAS, all of the Warrants are governed by the Warrant Agreement;

99

WHEREAS, on August 30, 2022, SPAC entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Company and Newsight MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a wholly-owned subsidiary of the Company (the “Merger”) and, in the context of such Merger, all shares of Common Stock outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall automatically be canceled and shall cease to exist by virtue of the Merger, in exchange for the right of the holder thereof to receive an equal number of the Company’s ordinary shares, par value NIS 0.1 per share (“Company Ordinary Shares”);

WHEREAS, pursuant to the Business Combination Agreement, among other matters: prior to consummation of the transactions contemplated thereby (the “Closing”), the Company agreed to effect a recapitalization (the “Recapitalization”), where (I) it will effect a stock split of the Company Ordinary Shares, on a ratio as provided for in the Business Combination Agreement (the “Split”); (II) immediately following the Split, each then outstanding Company Ordinary Share shall, as a result of the Recapitalization, become and be converted into such number of Company Ordinary Shares as is determined pursuant to the terms of the Business Combination;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Ordinary Shares at the same exercise price per share;

WHEREAS, the Company has filed with the Commission a registration statement on F-4, File No. 333-[ ] (“Form F-4”) for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants and the Company Ordinary Shares issuable upon exercise of the Warrants;

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Warrant Agreement);

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holders to provide for adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

100

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement pursuant to Section 1(a) hereof effective as of the Effective Time, the assumption of the Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1(a) hereof effective as of the effective time of the Merger (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Amendment.

2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Vision Sensing Acquisition Corp., a Delaware corporation” and replacing it with “Newsight Imaging Ltd., a company organized under the laws of the State of Israel”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c) Reference to Company Ordinary Shares. (i) All references to ““Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” and (ii) all references to “stockholders” shall mean “shareholders.”

(d) Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

101

If to the Company to: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002. Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com with a copy (which will not constitute notice) to:

[Nelson Mullins Riley & Scarborough LLP

2 W. Washington Street,

Suite 400

Greenville, South Carolina 29601

Attn: Eric Graben, Esq.

Email: eric.graben@nelsonmullins.com]

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including, without limitation, Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

102

IN WITNESS WHEREOF, each party hereto has caused this Assignment, Assumption and Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

VISION SENSING ACQUISITION CORP.

By:
Name:
Title:

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

Warrant Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

103

EXHIBIT C

Execution Version

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [____], 2022 by and between Newsight Imaging Ltd., an Israeli company (the “Company”), Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, on or about the date hereof, the Company, Newsight MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and VSAC entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into VSAC, which shall continue as a wholly owned subsidiary of the Company, and, in connection therewith, each share of VSAC Common Stock (including shares of VSAC Class B Stock held by Sponsor) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement;

WHEREAS, as of the date hereof, Holder is a holder of the Company Ordinary Shares and/or Outstanding Company Options in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all Company Ordinary Shares and Outstanding Company Options held by Holder (after giving effect to the Recapitalization), including its right to any Company Ordinary Shares underlying the Outstanding Company Options (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing on the date of the Closing and ending on the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the Company Ordinary Shares equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period, and (z) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Company Ordinary Shares for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, [(IV) up to 5% of the otherwise Restricted Securities held by Holder]1; provided, however, that in any of cases (I), (II) (other than clauses (G) or (I) of the definition of “Permitted Transferee”) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. [For the avoidance of doubt, any securities described in clause (IV) above shall not be deemed to be Restricted Securities and shall not be subject to the provisions of this Agreement and the provisions of the immediately preceding proviso shall not apply to a transfer pursuant to clause (IV) above.]2 As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder, (E) any Affiliate of Holder, (F) pursuant to an order or decree of a governmental entity, (G) from an executive officer to the Company or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such executive officer, (H) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, subject to any requisite approvals for the change of control needed from the Company’s board of directors or holders and provided that (i) in the event that after such tender offer, merger, consolidation or other similar transaction, any Restricted Securities are not transferred, sold or tendered, such Restricted Securities held by the undersigned shall remain subject to the provisions hereof, and (ii) in the event that such tender offer, merger, consolidation or other such transaction is not completed, the ADSs, Ordinary Shares or other Related Securities held by the undersigned shall remain subject to the provisions hereof and (I) to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by the Company pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period, where any shares received by the undersigned upon any such exercise will be subject to the terms of this Agreement, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any award granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

1 NTD: To be included for certain holders.

2 NTD: To be included for certain holders.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [___], 2022, BY AND AMONG NEWSIGHT IMAGING LTD. (THE “ISSUER”), VISION SENSING ACQUISITION CORP., AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN INCLUDING THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THE CERTIFICATE, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Southern District of New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002. Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com with a copy (which will not constitute notice) to:

Attn: Barry I. Grossman, Esq.

Jonathan Cramer, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

jcramer@egsllp.com

Gross & Co.

One Azrieli Center

Tel Aviv 67021, Israel

Attn.: Shlomo Farkas

Email: shlomo@gkh-law.com

If to VSAC:

Vision Sensing Acquisition Corp.
Suite 500, 78 SW 7th Street

Miami, Florida 33130.
Attn: George Peter Sobek, Chairman and Chief Executive Officer
Telephone No.: (786) 633-2520
Email: georgesobek@hotmail.co.uk

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW. Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker
Telephone No.: (202) 689-2800
Email: andy.tucker@nelsonmullins.com

Goldfarb Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(d) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company’s board of directors, (ii) a majority of the Disinterested Independent Directors (as defined below), (iii) VSAC and (iv) Holder. For purposes of this Agreement, a “Disinterested Independent Director” means an independent director (as defined under Nasdaq rules) serving on the Company’s board of directors at the applicable time of determination and that is otherwise disinterested in this Agreement (i.e., such independent director is not a pre-Closing Company shareholder, an Affiliate of a pre-Closing Company shareholder, or an officer, director, manager, employee, trustee or beneficiary of a pre-Closing Company shareholder or its Affiliate, nor an immediate family member of any of the foregoing). Without limiting the foregoing, in the event that a pre-Closing Company shareholder or its Affiliate serves as a director, officer, employee or other authorized agent of the Company, the pre-Closing Company shareholder or its Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Company in connection with this Agreement or any dispute, action or legal proceeding respect hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(e) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company and VSAC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company and VSAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or VSAC or any of the obligations of Holder under any other agreement between Holder and the Company or VSAC or any certificate or instrument executed by Holder in favor of the Company or VSAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or VSAC or any of the obligations of Holder under this Agreement.

(h) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(i) Counterparts. This Agreement may also be executed and delivered by electronic means, including docusign, email or scanned pages or in portable document format, in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

VSAC:

VISION SENSING ACQUISITION CORP.

By:
Name:
Title:

{Additional Signature on the Following Page}
{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [_________________________________]
By:
Name:
Title:

Number of Company Ordinary Shares:________________________________

Number of Company Ordinary Shares Underlying Outstanding Company Options:
_____________________________________________________________________

Address for Notice:

Address:

Facsimile No.:_________________________________________
Telephone No.:________________________________________
Email:_______________________________________________:

{Signature Page to Lock-Up Agreement}

EXHIBIT D

FORM OF

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of [__], 2022 and shall be effective as of the Closing Date and subject to the condition that the Closing occurs, by and between Newsight Imaging Ltd., an Israeli company (the “Company”) and [insert name of applicable executive] (the “Subject Party”), in favor of and for the benefit of the Company and each of the Company’s Affiliates, successors, and direct and indirect Subsidiaries (collectively with the Company, the “Covered Parties”). Any capitalized term used, but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on the date hereof, (i) the Company, (ii) Newsight MergerSub, Inc., Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and (iii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), closed on that certain Business Combination Agreement dated as of August 30, 2022 (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into VSAC, with VSAC continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, as of the Closing Date, the Company is a leading semiconductor company for 3D CMOS and spectral image sensor chips (the “Business”);

WHEREAS, in connection with, and as a condition to the consummation of the Merger and the other transactions contemplated thereby (the “Transactions”), and to enable the Company and VSAC to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Company has required that the Subject Party enter into this Agreement;

WHEREAS, the Subject Party is entering into this Agreement in order to induce VSAC and the Company to consummate the Transactions, pursuant to which the Subject Party acknowledges and agrees (i) it will receive a substantial benefit in consideration for, among other things, its agreement to enter into this Agreement, and, in particular, the undertakings and restrictions contained in this Agreement, and (ii) such undertakings and restrictions are necessary to protect the investment in the Company’s trade secrets and confidential and proprietary information, and the breach by Subject Party thereof will result in considerable damages to the Company, VSAC and their Affiliates; and

WHEREAS, the Subject Party, as an executive officer or stockholder of the Company, (i) has contributed to the value of the Company and has obtained extensive and valuable knowledge and confidential information concerning the business of the Company, and (ii) has also developed significant goodwill and know-how that is now a significant part of the value of the Business;

NOW, THEREFORE, in order to induce VSAC and the Company to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Closing until the four (4) year anniversary of the Closing Date (the “Termination Date,” and such period from the Closing until the Termination Date, the “Restricted Period”), the Subject Party will not, and will cause its Affiliates not to, without the prior written consent of the Company (which may be withheld in its sole discretion), (i) anywhere in Israel or in the United States and (ii) in any other jurisdictions in which the Covered Parties are engaged in the Business, or are actively contemplating to become engaged, as of the Closing Date or during the Restricted Period (clauses (i) and (ii), collectively, the “Territory”), directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity (other than a Covered Party) that engages in the Business and develops or makes a product which is competitive with the Company’s existing and proposed products and technology (a “Competitor”). Notwithstanding the foregoing, the Subject Party and its Affiliates may (i) own passive investments of no more than two percent (2%) of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Subject Party and its Affiliates and immediate family members are not involved in the management or control of such Competitor, (ii) work for or advise a division, entity or subgroup of any entity that engages in the Business so long as such division, entity or subgroup does not engage in the Business and, (iii) with respect to a Subject Party whose principal occupation is as a professional service provider (e.g. as an attorney or accountant), providing such professional services (e.g. legal or accounting services) to any Person or entity (“Permitted Activity”).

(b) Acknowledgment. The Subject Party acknowledges and agrees, that (i) the Subject Party possesses knowledge of confidential information of the Company and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to VSAC and the Company to enter into the Business Combination Agreement and consummate the Transactions and to realize the goodwill of the Company, for which the Subject Party and/or its Affiliates will receive a substantial direct or indirect financial benefit, and that VSAC and the Company would not have entered into the Business Combination Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would substantially impair the goodwill of the Company and materially reduce the value of the assets of the Company and cause serious and irreparable injury if the Subject Party were to use its ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Subject Party and its Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period other than through Permitted Activity, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete, and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Subject Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope, and duration, (viii) the consideration provided to the Subject Party under this Agreement and the Business Combination Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees and Consultants. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its Affiliates to, without the prior written consent of the Company (which may be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Subject Party and its Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from the Subject Party or any of its Affiliates by responding to a general advertisement or solicitation program conducted by or on behalf of the Subject Party or any of its Affiliates (or such other Person whom any of them is acting on behalf of) that is not targeted at such Covered Personnel or Covered Personnel generally, so long as such Covered Personnel are not hired. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant, or independent contractor of the Covered Parties, as of the date of the relevant act by the Subject Party which act is subject to this Section 2(a) or during the one (1) year period preceding such date.

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party and its Affiliates will not, without the prior written consent of the Company (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), knowingly and for a purpose competitive with a Covered Party as it related to the Business: (i) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent, or other service provider of a Covered Party at the time of such interference or disruption. For purposes of this Agreement, a “Covered Customer” shall mean (x) any Person who is or was an actual customer or client (or prospective customer or client with whom a Covered Party actively marketed or made or taken specific action to make a proposal) of a Covered Party, as of the date of the relevant act by the Subject Party which act is subject to this Section 2(b) or during the one (1) year period preceding such date.

(c) Mutual Non-Disparagement. The Subject Party and the Covered Parties each agrees that from and after the Closing until the end of the Restricted Period, neither will, and each will cause its respective Affiliates not to, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) that are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the other or their respective management, officers, employees, independent contractors, or consultants. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict the Subject Party or the Covered Parties from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action under this Agreement, the Business Combination Agreement, or any other Ancillary Document that is asserted in good faith.

3. Confidentiality. From and after the Closing Date, the Subject Party will, and will cause its Representatives (as defined in the Business Combination Agreement) to, keep confidential and not (except, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, reveal, publish, transfer, or provide access to, any and all Covered Party Information without the prior written consent of the Company (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material and information relating to the Business, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (A) gathered, compiled, generated, produced, or maintained by such Covered Party through its Representatives, or provided to such Covered Party by its suppliers, service providers, or customers; and (B) intended and maintained by such Covered Party or its Representatives, suppliers, service providers, or customers to be kept in confidence. The obligations set forth in this Section 3 will not apply to any Covered Party Information where the Subject Party can prove that such material or information: (i) is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to, any Covered Party; (ii) is or becomes publicly known through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of its Representatives; (iii) is already in the possession of the Subject Party at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Subject Party’s documents and records; or (iv) is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction (provided that (A) the applicable Covered Party is given reasonable prior written notice, (B) the Subject Party cooperates (and causes its Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (C) if after compliance with clauses (A) and (B) such disclosure is still required, the Subject Party and its Representatives only disclose such portion of the Covered Party Information that is expressly required by such order, as it may be subsequently narrowed).

4. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound; and (c) the limitations of length of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, the Company is engaged in a highly competitive industry, Subject Party has unique access to, and will continue to have access to, the trade secrets and know-how of the Company in the Business and otherwise, in the event Subject Party’s employment with the Company will end, it would be able to obtain suitable and satisfactory employment without violation of this Agreement. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement and has had the opportunity to consult with counsel with respect to this Agreement.

5. Remedies. The covenants and undertakings contained in this Agreement relate to matters which are of a special, unique, and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. In the event of any breach or threatened breach of any covenant or obligation contained in this Agreement, the adversely affected party or parties will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Business Combination Agreement or the other Ancillary Documents that may be available, including monetary damages), and a court of competent jurisdiction may award: (a) an injunction, restraining order, or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of posting bond or security, which each party expressly waives; and (b) recovery of reasonable attorneys’ fees and costs incurred in enforcing the party’s rights under this Agreement. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Business Combination Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement during the Restricted Period. The Subject Party further agrees that the time periods during which the covenants contained in this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any provision of such Sections.

7. Miscellaneous.

(a) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002. Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com with a copy (which will not constitute notice) to:

Attn: Barry I. Grossman, Esq.

Jonathan Cramer, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

jcramer@egsllp.com

Gross & Co.

One Azrieli Center

Tel Aviv 67021, Israel

Attn.: Shlomo Farkas

Email: shlomo@gkh-law.com

If to the Subject Party, to: the address set forth below the Subject Party’s name on the signature page to this Agreement

(b) Integration and Non-Exclusivity. This Agreement, the Business Combination Agreement, and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies, obligations, and liabilities of the parties under this Agreement are in addition to their respective rights, remedies, obligations, and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Business Combination Agreement and any other written agreement between the Subject Party or its Affiliates and any of the Covered Parties. Nothing in the Business Combination Agreement will limit any of the obligations, liabilities, rights, or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Business Combination Agreement or any other agreement between the Subject Party or its Affiliates and any of the Covered Parties limit or otherwise affect any right or remedy under this Agreement. If any covenant set forth in any other agreement between the Subject Party or its Affiliates and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party or its Affiliate, as applicable.

(c) Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal, or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal, and enforceable to the fullest possible extent, (ii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of the remainder of such provision or the validity, legality, or enforceability of any other provision of this Agreement. The Subject Party and the Covered Parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered, or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Subject Party will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d) Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by (i) the Subject Party, (ii) the Company, acting with the approval of a majority of the disinterested independent directors of the Company’s board of directors (or their respective permitted successors or assigns), and (iii) prior to Closing, VSAC. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party (and if such waiving party is a Covered Party, by a majority of the disinterested independent directors of the Company’s board of directors) and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition, or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e) Dispute Resolution. Any dispute, difference, controversy, or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 7(e)) (a “Dispute”) shall be governed by this Section 7(e). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. Any Dispute that is not resolved within fifteen business days (the “Resolution Period”) after the delivery of such notice may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the borough of Manhattan, New York, New York. The language of the arbitration shall be English.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 7(e), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Southern District of New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Subject to Section 7(e), each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court and (c) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7(a). Nothing in this Section 7(f) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(g). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(g) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(h) Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns. No Covered Party may assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without first obtaining the consent or approval of the Subject Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Subject Party agrees that the obligations of the Subject Party under this Agreement are specific to each of them and will not be assigned by the Subject Party. The parties hereto hereby agree that VSAC is an intended third party beneficiary of this Agreement and may enforce the provisions hereof as though it were a party hereto.

(i) Construction. The Subject Party acknowledges that the Subject Party has been represented by counsel, or had the opportunity to be represented by counsel of the Subject Party’s choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; and (vii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned, and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(k) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

The Subject Party:

Signature:
Print Name:
Title:

EXHIBIT E

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of [__], 2022, and shall be effective as of the Closing (defined below) and subject to the condition that the Closing occurs, by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), and (iii) Vision Sensing LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Registration Rights Agreement (as defined below) (and if such term is not defined in the Registration Rights Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, VSAC and the Sponsor are parties to that certain Registration Rights Agreement, dated as of November 1, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Registration Rights Agreement”), pursuant to which VSAC granted certain registration rights to the Sponsor with respect to certain securities of VSAC;

WHEREAS, on August 30, 2022 (i) the Company, (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and (iii) VSAC, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, (i) prior to, but contingent upon, the Closing of the Merger, pursuant to a recapitalization (the “Recapitalization”) approved by the Company’s shareholders, (a) the Company shall effect a stock split of the Company’s ordinary shares, with a nominal value of NIS 0.1 per share (“Company Ordinary Shares”) on a ratio as set forth in the Business Combination Agreement (the “Split”); (b) immediately following such Split, each then outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined pursuant to the terms of the Business Combination Agreement, and (d) as a result of the Recapitalization, each Company Warrant and each option to purchase Company Ordinary Shares shall be adjusted to reflect the Recapitalization as set forth in the Business Combination Agreement; (ii) as described in Article I of the Business Combination Agreement, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into VSAC, and VSAC shall continue as a wholly owned subsidiary of the Company, and, in connection therewith, (A) each share of the VSAC Common Stock issued and outstanding immediately prior to the Effective Time, including shares of VSAC Common Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, and (B) each VSAC Warrant shall be exchanged for the right to receive a warrant to purchase the same number of Company Ordinary Shares (each, a “Company Warrant”) at the same exercise price during the same exercise period as the VSAC Warrant being exchanged all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law; and (iii) the certificate of incorporation of VSAC shall be amended and restated in the form attached as Exhibit A to the Business Combination Agreement and each issued and outstanding share of common stock of Merger Sub shall become and be converted into one share of common stock of VSAC, and the corporate name of VSAC shall be changed to Newsight HoldCo, Inc.;

WHEREAS, the parties hereto desire to amend the Original Agreement to add the Company as a party to the Registration Rights Agreement and to revise the terms hereof in order to reflect the transactions contemplated by the Business Combination Agreement, including the issuance of the Company Ordinary Shares and Company Warrants thereunder; and

WHEREAS, pursuant to Section 5.5 of the Original Agreement, the Original Agreement can be amended with the written consent of VSAC and the holders of at least a majority in interest of the Registrable Securities at the time in question;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Addition of the Company as a Party to the Registration Rights Agreement. The parties hereby agree that, subject to the condition that the Closing occurs, from and after the Closing and without any further action by an party hereto, all of the rights and obligations of VSAC under the Registration Rights Agreement shall be, and hereby are, assigned and delegated to and assumed by the Company as if it were the original “Company” party thereto. and VSAC is hereby released from and relinquishes all of its obligations and rights under the Registration Rights Agreement. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Registration Rights Agreement, from and after the Closing (provided it occurs) as if it were the original “Company” party thereto, and the parties hereto hereby agree that VSAC is released from and after the Closing (provided it occurs) from all of its obligations under the Registration Rights Agreement.

2. Amendments to Registration Rights Agreement. The Parties hereby agree to the following amendments to the Registration Rights Agreement:

(a) The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Registration Rights Agreement as if they were set forth therein.

(b) The parties hereby agree that the term “Registrable Security” shall include any Company Ordinary Shares and Company Warrants issued by the Company under the Business Combination Agreement to the Sponsor in the Merger for its Registrable Securities of VSAC, and any Company Ordinary Shares issuable upon exercise or conversion of such Company Warrants and any other securities of the Company or any successor entity issued to the Sponsor in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities. The parties also agree that any reference in the Registration Rights Agreement to “Common Stock” will instead refer to Company Ordinary Shares, and any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities.

(c) Section 5.1 of the Registration Rights Agreement is hereby amended to add the following address for notices to the Company under the Registration Rights Agreement: “Newsight Imaging Ltd., Golda Meir 3, P.O.B 4114 Ness Ziona, Israel 7414002, Attn: Eli Assoolin, CEO, eli@nstimg,com.”

3. Effectiveness. This Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Registration Rights Agreement in the Original Registration Rights Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Registration Rights Agreement, as amended by this Amendment (or as the Registration Rights Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement, including Sections 5.4 thereof.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this First Amendment to Registration Rights Agreement as of the date first above written.

VSAC:

VISION SENSING ACQUISITION CORP.

By:
Name:	George Peter Sobek
Title:	Chairman and Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

Sponsor:

VISION SENSING LLC

By:
Name:	George Cho You So
Title:	Managing Member

{Signature Page to First Amendment to Registration Rights Agreement}

EXHIBIT F

FORM OF SPONSOR VOTING AGREEMENT

This SPONSOR VOTING AGREEMENT (this “Agreement”) is entered into as of August 30, 2022, by and among Vision Sensing LLC, a Delaware limited liability company (“Sponsor”), Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), and Newsight Imaging Ltd., an Israeli company (the “Company”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, contemporaneously herewith, VSAC, Newsight MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into VSAC, with VSAC continuing as the surviving entity (the “Merger”), and as a result of which, among other matters, VSAC shall continue as a wholly owned subsidiary of the Company, and, in connection therewith, each share of VSAC Common Stock (including shares of VSAC Class B Stock held by Sponsor) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, Sponsor owns 472,000 shares of VSAC Class A Stock and 2,530,000 shares of VSAC Class B Stock (all such shares of VSAC Common Stock and any shares of VSAC Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and VSAC to enter into the Business Combination Agreement, Sponsor is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Sponsor, the Company, and VSAC hereby agree as follows:

1. Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as VSAC and/or the Company may reasonably request in connection therewith) to vote at the VSAC Special Meeting and any meeting of the stockholders of VSAC, and in any action by written consent of the stockholders of VSAC, to approve the Business Combination Agreement, all of the Shares (a) in favor of the approval and adoption of the Business Combination Agreement, the transactions contemplated by the Business Combination Agreement and this Agreement in accordance with the Insider Letter, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement and considered and voted upon by the stockholders of VSAC (including the VSAC Stockholder Approval Matters), (c) in favor of the approval and adoption of the Equity Plan, (d) for the appointment, and designation of classes, of the members of the Post-Closing Company Board of Directors and (e) against any action, agreement or transaction (other than the Business Combination Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of VSAC or Merger Sub under the Business Combination Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Business Combination Agreement from being consummated. Sponsor acknowledges receipt and review of a copy of the Business Combination Agreement.

2. Transfer of Shares. Sponsor agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Business Combination Agreement and in accordance with the Insider Letter, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder.

3. Waiver. Sponsor hereby waives (and agrees to execute such documents or certificates evidencing such waiver as VSAC and/or Company may reasonably request) any adjustment to the conversion ratio set forth in the certificate of incorporation of VSAC of any other anti-dilution or similar protection with respect to the VSAC Class B Stock (whether resulting from the transactions contemplated hereby, by the Business Combination Agreement or Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby).

4. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to VSAC and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Sponsor) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) Sponsor owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver such Shares, and Sponsor does not own, directly or indirectly, any other Shares.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

5. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual agreement of the Company, the Sponsor and VSAC. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to VSAC or Sponsor, to:

Vision Sensing Acquisition Corp. or Vision Sensing, LLC, as applicable

Suite 500, 78 SW 7th Street

Miami, Florida 33130.

Attn: George Peter Sobek, Chairman and Chief Executive Officer

Telephone No.: (786) 633-2520

Email: georgesobek@hotmail.co.uk

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: Andy Tucker

Telephone: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

Goldfarb Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to the Company, to:

Newsight Imaging Ltd.

Golda Meir 3

P.O.B 4114 Ness Ziona

Israel 7414002.

Attn: Eli Assoolin, Chief Executive Officer

Email: eli@nstimg.com

with a copy (which shall not constitute notice) to:

Attn: Barry I. Grossman, Esq.

Jonathan Cramer, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

jcramer@egsllp.com

Gross & Co.

One Azrieli Center

Tel Aviv 67021, Israel

Attn.: Shlomo Farkas

Email: shlomo@gkh-law.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement, the Insider Letter and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). This Agreement may not be amended or modified in any respect, except by a written agreement executed by all of the parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6(b). Nothing in this Section 6(g) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon Sponsor until such time as the Business Combination Agreement is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in VSAC or the VSAC Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required and are agreed upon by the parties so that the rights, privileges, duties and obligations hereunder shall continue with respect to VSAC, Sponsor and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VSAC:

VISION SENSING ACQUISITION CORP.

By:
Name:
Title:

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

Sponsor:

VISION SENSING LLC

By:
Name:
Title:

[Signature Page to Sponsor Voting Agreement]

EXHIBIT G

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made as of August 30, 2022, by and among (i) Newsight Imaging Ltd., an Israeli company (“Newsight”), (ii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), and (iii) the undersigned shareholder of Newsight (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on or about the date hereof, Newsight, Newsight MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Newsight (“Merger Sub”) and VSAC, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into VSAC, with VSAC continuing as the surviving entity (the “Merger”), and as a result of which, among other matters, all of the issued and outstanding capital stock of VSAC as of the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive the ordinary shares, with a nominal value of NIS 0.1 per share, of Newsight as set forth in the Business Combination Agreement, all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, Holder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the Company Ordinary Shares set forth on the signature page of this Agreement which shares and any additional Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Company Ordinary Shares) in which Holder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, are referred to as the “Shares”);

WHEREAS, the Board of Directors of Newsight has (a) approved and declared advisable the Business Combination Agreement, the Ancillary Documents, the Recapitalization, the Merger and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are fair to and in the best interests of Newsight and its shareholders (the “Newsight Shareholders”) and (c) recommended the approval and the adoption by the Newsight Shareholders of the Business Combination Agreement and the Recapitalization, which provide for the adoption of the Restated Company Articles, and the other Company Shareholder Approval Matters; and

WHEREAS, as a condition to the willingness of VSAC to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by Newsight and VSAC to consummate the Transactions, Newsight, VSAC and Holder desire to enter into this Agreement in order for Holder to provide certain assurances to VSAC regarding the manner in which Holder is bound hereunder, in its capacity as a Newsight Shareholder, to vote the Shares during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Merger, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions. Holder agrees, with respect to all of the Shares, during the Voting Period, Holder will:

(a) at each meeting of Newsight Shareholders or any class or series thereof, and in each written consent or resolutions of any of Newsight Shareholders in which Holder is entitled to vote or consent, Holder hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (i) in favor of, and for the adoption of, the Merger, the Business Combination Agreement, the Recapitalization, the authorization of Company Ordinary Shares to be issued pursuant to the Recapitalization, the Business Combination Agreement, the PIPE Investments, and all of the other Transactions explicitly set forth in the Business Combination Agreement; (ii) in favor of any other Ancillary Documents requiring shareholder approval the forms for which are attached as exhibits to the Business Combination Agreement on the date of execution thereof; (iii) in favor of the Restated Company Articles; (iv) in favor of any other Company Shareholder Approval Matters which have been approved following the date hereof by the Newsight Board of Directors, (v) in favor of the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of Newsight, and (vi) in favor of the election of directors pursuant to Section 5.16 of the Business Combination Agreement, provided that the exercise of Newsight’s designation rights under that section has been approved by Newsight’s board of directors, and to vote the Shares in opposition to: (A) any Acquisition Proposal and any and all other proposals (x) for the acquisition of Newsight, (y) that could reasonably be expected to delay or impair the ability of Newsight to consummate the Merger, the Business Combination Agreement or any of the Transactions, or (z) which are in competition with or materially inconsistent with the Business Combination Agreement; (B) any change in the present capitalization or corporate structure of Newsight which is inconsistent with the Recapitalization and the Business Combination Agreement; or (C) any other action or proposal involving any Target Company that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) except for transfers as permitted by, and in accordance with, Section 3(b) below, not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by VSAC and Newsight in connection with the Business Combination Agreement, the Ancillary Documents and any of the Transactions;

(c) except as contemplated by the Business Combination Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Newsight capital stock in connection with any vote or other action with respect to the Transactions, other than to recommend that Newsight Shareholders vote in favor of adoption of the Business Combination Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the Newsight or VSAC under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement); and

(d) without limiting Section 1(a) above, to approve and consent to the Recapitalization and the Restated Company Articles (as provided in Section 1(a)(iii)) in accordance with the terms of the Existing Articles pursuant to the Recapitalization, any such conversion to be made in connection with, and prior to, the effectiveness of the Merger.

2. Grant of Proxy. During the Voting Period, Holder, with respect to all of the Shares, hereby irrevocably grants to, and appoints, Newsight and any designee of Newsight (determined in Newsight’s sole discretion as long as Newsight retains ultimate oversight and control over such designee) as Holder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Holder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any Shares owned (whether beneficially or of record) by Holder, solely on the matters and in the manner specified in Section 1 above. The proxy and attorney-in-fact granted by Holder pursuant to this Section 2 are irrevocable and are granted in consideration of Newsight entering into this Agreement and Newsight and VSAC entering into the Business Combination Agreement and incurring certain related fees and expenses. Holder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Business Combination Agreement and, except upon the termination of this Agreement in accordance with Section 5(a), is intended to be irrevocable. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. Holder and Newsight each agrees that Newsight shall exercise (and shall not fail to exercise), and shall cause any designee of Newsight to exercise (and not fail to exercise), its rights as attorney-in-fact and proxy in accordance with the provisions of Section 1 of this Agreement.

3. Other Covenants.

(a) No Transfers. Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the joint written consent of VSAC and Newsight, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Shares; or (iii) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Existing Articles, as in effect on the date hereof) with respect to any or all of the Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. Newsight hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Holder agrees with, and covenants to, VSAC that Holder shall not request that Newsight register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of VSAC, and Newsight hereby agrees that it shall not effect any such Transfer.

(b) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trust for the benefit of any family member, (ii) to any shareholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder or a Permitted Transferee (as defined in the Existing Articles), or (iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar Applicable Law so long as, in the case of the foregoing clauses (i), (ii), (iii) and (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. Nothing in this Agreement shall prohibit direct or indirect transfers of a minority equity interest in a Newsight Shareholder as long as such transfer or transfers do not individually or in the aggregate change, modify, limit or otherwise affect in any manner the right or ability to the persons presently controlling the Newsight Shareholder to continue to control the Newsight Shareholder. During the term of this Agreement, Newsight will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, this Section 3(b).

(c) Changes to Shares. In the event of a stock dividend or distribution, or any change in the share capital of Newsight by reason of any stock dividend or distribution, stock split, recapitalization (including the Recapitalization), combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees, during the Voting Period, to notify Newsight and VSAC promptly in writing of any changes in Holder’s ownership of Newsight securities.

(d) Compliance with Business Combination Agreement. Holder agrees that, during the Voting Period, Holder will not take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect, except for transfers as permitted by, and in accordance with, Section 3(b) above.

(e) Registration Statement. During the Voting Period, Holder agrees to provide to Newsight, VSAC and their respective Representatives any information regarding Holder or the Shares that is reasonably requested by Newsight, VSAC or their respective Representatives for inclusion in the Registration Statement.

(f) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of VSAC and Newsight, unless such information was already made available publicly by VSAC or Newsight. Nothing herein shall (i) restrict Holder’s right to furnish or disclose to its limited partners, members or shareholders, any information with respect to the Transactions or the transactions contemplated herein or (ii) grant Holder any right to disclose information which Holder is prohibited from disclosing pursuant to a non-disclosure agreement. Holder understands that, prior to the announcement by VSAC and Newsight, the Business Combination Agreement and related agreements and the terms thereof constitute material non-public information and may not be used or disclosed by Holder. Holder hereby authorizes VSAC and Newsight to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

4. Representations and Warranties of Holder. Holder hereby represents and warrants to VSAC as follows, except to the extent set forth in a schedule delivered by Holder to Newsight and VSAC prior to the execution by Holder of this Agreement:

(a) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that VSAC is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by Holder.

(b) Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the type and number of the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, hypothecations, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Existing Articles. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Newsight or VSAC pursuant to arrangements made by Holder. Except for the Shares and other securities of Newsight set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of Newsight, (ii) securities of Newsight having the right to vote on any matters on which the holders of equity securities of Newsight may vote or which are convertible into or exchangeable for, at any time, equity securities of Newsight or (iii) options, warrants or other rights to acquire from Newsight any equity securities or securities convertible into or exchangeable for equity securities of Newsight.

(c) No Conflicts. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, which, if required, has not been obtained prior to the date hereof. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement.

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of Newsight, VSAC or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of Newsight, VSAC and Holder, (ii) the Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Effective Time) or (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The Current Shareholders shall mean the Newsight Shareholders immediately prior to the Effective Time, excluding any Company Ordinary Shares issued to the PIPE Investors. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s material breach of, or fraud committed in connection with, this Agreement prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except for transfers as permitted by, and in accordance with, Section 3(b) above, this Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of Newsight and VSAC, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the County of New York in the State of New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 5(g). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized international overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to VSAC:

Vision Sensing Acquisition Corp.

Suite 500, 78 SW 7th Street

Miami, Florida 33130.

Attn: George Peter Sobek, Chairman and Chief Executive Officer

Telephone No.: (786) 633-2520

Email: georgesobek@hotmail.co.uk

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW. Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker

Telephone No.: (202) 689-2800

Email: andy.tucker@nelsonmullins.com

Goldfarb Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to Newsight: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002.	with a copy (which will not constitute notice) to: Attn: Barry I. Grossman, Esq. Jonathan Cramer, Esq. Facsimile No.: (212) 370-7889 Telephone No.: (212) 370-1300

Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com	Email: bigrossman@egsllp.com jcramer@egsllp.com Gross & Co. One Azrieli Center Tel Aviv 67021, Israel Attn.: Shlomo Farkas Email: shlomo@gkh-law.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to Gross & Co., One Azrieli Center, Tel Aviv, 6423806 67021, Israel, Attn.: Shay Dayan and Shlomo Farkas, Facsimile No.: 972-3-7770101, Telephone No.: 972-3-7770111, Email: shayd@ebnlaw.co.ilshlomo@gkh-law.com) and, if not the party sending the notice, each of VSAC and Newsight (and each of their copies for notices hereunder).

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only, in the case of an amendment, with the written consent of Newsight, VSAC and Holder, or, in the case of a waiver, with the written consent of the party against whom the waiver is to be effective. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and that VSAC will not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed Holder in accordance with their specific terms or were otherwise breached. Accordingly, VSAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel, if applicable) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party. Newsight acknowledges that the tax invoice shall be addressed to Holder or one of its affiliates as the recipient of the legal services.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, VSAC and Newsight, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Newsight Shareholders entering into voting agreements with VSAC or Newsight. Holder is not affiliated with any other holder of securities of Newsight entering into a voting agreement with VSAC or Newsight in connection with the Business Combination Agreement and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in VSAC or Newsight any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of Holder in and relating to the Shares of Holder shall remain vested in and belong to Holder, and VSAC shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Newsight or exercise any power or authority to direct Holder in the voting or disposition of any of the Shares, except as otherwise provided herein.

(m) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document.

(o) Capacity as a Newsight Shareholder. Holder signs this Agreement solely in Holder’s capacity as a Newsight Shareholder, and not in Holder’s capacity as a director, officer or employee of Newsight. Holder shall not, in Holder’s capacity as a director, officer or employee of Newsight, as applicable, act in any manner to directly or indirectly avoid Holder’s obligations under this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Newsight in the exercise of his or her fiduciary duties as a director or officer of Newsight or prevent or be construed to create any obligation on the part of any director or officer of Newsight from taking any action in his or her capacity as such director. No such action shall affect Holder’s obligations under this Agreement as a Newsight Shareholder.

(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(q) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of VSAC, Newsight or Holder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby provided that such other person does not take or direct or cause Holder to take any action in contravention of Holder’s obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the date first written above.

Newsight:

NEWSIGHT IMAGING LTD .

By:
Name:
Title:

VSAC:

VISION SENSING ACQUISITION CORP.

By:
Name:
Title:

Holder:

[_________________________________]
By:
Name:
Title:

Number and Type of Shares:

Company Ordinary Shares: ____________________________________

_____________________________________________________________________

_____________________________________________________________________

Any convertible Newsight securities: _________________

____________________________________________________________________
____________________________________________________________________
____________________________________________________________________

Address for Notice:

Address: _____________________________________
____________________________________________
____________________________________________

Facsimile No.:__________________________________
Telephone No.:_________________________________
Email:________________________________________:

EXHIBIT H

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

of

NEWSIGHT IMAGING LTD.

1.	INTERPRETATION

1.1.	In these Articles the following terms shall bear the meanings set opposite to them, unless the context otherwise requires:

Terms	Meanings
Articles	These Amended and Restated Articles of Association as may be amended from time to time.
Auditor	As defined under the Companies Law.
Board	The Board of Directors of the Company.
Business Day	Any day other than Saturday, Sunday or public holiday under the laws of Israel or the State of New York or other day on which banking institutions are authorized or obligated to close in Israel or the State of New York.
Chairperson	Chairman of the Board, or the Chairperson of the General Meeting, as the context implies.
CEO	Chief Executive Officer of the Company, also referred to under the Companies Law as the General Manager.
Class Meeting	A meeting of the holders of a class of shares.
Company	Newsight Imaging Ltd.
Companies Law	Israeli Companies Law, 5759-1999 and any other law which may come in its stead, in each case, as amended from time to time.
Derivative Transaction	As defined below.
Dividend	As defined under the Companies Law.

EC Law	Israeli Economic Competition Law, 5748-1988.
External Director	As defined under the Companies Law.
General Meeting	An annual meeting or special meeting of the shareholders of the Company (as such terms are defined in Article 19 of these Articles), as the case may be.
Internal Auditor	An internal auditor appointed by the Company in accordance with Section 146(a) of the Companies Law.
Office	The registered office of the Company from time to time.
Office Holder	As defined under the Companies Law.
Ordinary Share(s)	The Company’s Ordinary Shares, of no par value per share.
Person	A company, corporate body, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, or an individual.
Register	The Company’s shareholders register, maintained in accordance with the Companies Law.
Securities Law	Israeli Securities Law, 5728-1968.
Simple Majority	A majority of more than fifty percent (50%) of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.
Special Majority	A majority of at least sixty percent (60%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.
Statutes	The Companies Law and, to the extent applicable to the Company, the Israeli Companies Ordinance (New Version) 1983, the Securities Law and all applicable laws and regulations applicable in any relevant jurisdiction (including without limitation U.S. federal laws and regulations), and rules of any stock market in which the Company’s shares are registered for trading as shall be in force from time to time.

Subject to the provisions of this Article 1 and unless the context necessitates another meaning, terms and expressions in these Articles which have been defined in the Statutes shall have the meanings ascribed to them therein.

1.2.	Words importing the singular shall include the plural, and vice versa. Any pronoun shall include the corresponding masculine, feminine and neuter forms; and words importing persons shall include corporate bodies.

Any provision or part thereof of these Articles, prohibited by applicable law, shall be ineffective, without invalidating any other part of these Articles.

2.	NAME OF THE COMPANY

The name of the Company is Newsight Imaging Ltd. (and in Hebrew ניוסייט אימג’ינג בע”מ ).

3.	OBJECTIVES

The objectives of the Company shall be to engage in any activity permitted by law.

4.	PUBLIC COMPANY

The Company is a public company as such term is defined in, and for so long as it qualifies under, the Companies Law.

5.	LIMITED LIABILITY

The liability of each shareholder for the Company’s obligations is limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

6.	CAPITAL, SHARES AND RIGHTS

6.1.	The registered share capital of the Company consists of 125 million Ordinary Shares without par value.

6.2.	Subject to Article 13, all issued and outstanding shares of the Company of the same class are of equal rights between them for all intents and purposes concerning the rights set forth in these Articles.

6.3.	Subject to Article 13, each issued Ordinary Share entitles its holder to the rights as described below:

6.3.1.	The equal right to participate in and vote at the Company’s General Meetings, and each of the shares in the Company shall entitle the holder thereof, who is present at the meeting and participating in the vote, whether in person, or by proxy, to one vote.

6.3.2.	The equal right to participate in any Dividend or distribution of bonus shares.

6.3.3.	The equal right to participate in the distribution of assets available for distribution in the event of liquidation of the Company.

6.3.4.	If two or more persons are registered as joint holders of any shares, any one of such persons may give effectual receipts for any dividend or other monies in respect of such share and his or her confirmation will bind all holders of such share.

7.	SHARE CERTIFICATES

7.1.	To the extent that the Board determines that all shares shall be certificated or, if the Board does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the CEO, or any person or persons authorized therefor by the Board. Signatures may be affixed in any mechanical or electronic form, as the Board may prescribe.

7.2.	The Company may issue a new certificate in lieu of a certificate that was issued and was lost, defaced, or destroyed, on the basis of such proof and guarantees as the Company may require, and after payment of an amount that shall be prescribed by the Company, and the Company may also replace existing certificates with new certificates, free of charge, subject to such conditions as the Company shall stipulate.

8.	REGISTERED HOLDER

8.1.	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

8.2.	Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board may think fit, and, subject to all applicable requirements of law, the Board may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

9.	ISSUANCE AND REPURCHASE OF SHARES

9.1.	The unissued shares from time to time shall be under the control of the Board (and, to the full extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions, or subject to the provisions of the Companies Law, at a discount and/or with payment of commission, and at such times, as the Board (or the Committee, as the case may be) deems fit, including, without limitation, the adoption of a shareholder rights plan, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company, or, subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board (or the Committee, as the case may be) deems fit.

9.2.	The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his shares or offer to purchase shares from any other Shareholders.

10.	TRANSFER OF SHARES

10.1.	Registration of Transfer – No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board or an executive officer of the Company) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board or an officer of the Company to be designated by the CEO may require. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.

10.2.	The Board, may, from time to time, prescribe a fee of the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other applicable stock exchange on which the Company’s shares are then listed for trading.

10.3.	Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company.

10.4.	Suspension of Registration – The Board may, in its discretion to the extent it deems necessary, close the Register and suspend the registration of transfers for a period of time as the Board shall deem fit, and no registration of transfer of shares shall be made by the Company during any such period during which the Register is so closed.

11.	TRANSMISSION OF SHARES

11.1.	In the case of the death, liquidation, bankruptcy, dissolution, winding-up or a similar occurrence of a shareholder, the legal successors, receivers, or liquidators (as the case may be) of such shareholder shall be the only persons recognized by the Company (after receipt of evidence to the entitlement thereto) as having any title to such shares, but nothing herein contained shall release the estate of the predecessor from any liability in respect of such shares.

11.2.	The legal successors may, upon producing such evidence of title as the Board shall require, be registered themselves as holders of the shares, or subject to the provisions as to transfers herein contained, transfer the same to some other person.

12.	CALLS ON SHARES

12.1.	The Board may, from time to time, make such calls as it may, in its sole discretion, deem appropriate upon shareholders with respect to the payment of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated by the Board (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

12.2.	Notice of any call shall be given in writing to the applicable shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

12.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

12.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

12.5.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debtor rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

12.6.	A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to these Articles are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by the Board.

12.7.	Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

13.	ALTERATIONS OF THE REGISTERED SHARE CAPITAL

13.1.	Subject to the Statutes, a General Meeting of shareholders may from time to time resolve to:

a)	alter or add classes of shares that shall constitute the Company’s registered capital, including shares with preference rights, deferred rights, conversion rights or any other special rights or limitations;

b)	increase the Company’s registered share capital by creating new shares either of an existing class or of a new class;

c)	consolidate and/or split all or any of its share capital;

d)	cancel any registered shares not yet allocated, provided that the Company has made no commitment to allocate such shares; and

e)	reduce the Company’s share capital and any reserved fund for redemption of capital.

13.2.	In executing any resolution adopted according to Article 13.1 above, the Board may, at its discretion, resolve any related issues.

13.3.	If as a result of a consolidation or split of shares authorized under these Articles, fractions of a share will stand to the credit of any shareholder, the Board is authorized at its discretion, to act as follows:

(a)	Determine that fractions of shares that do not entitle their owners to a whole share, will be sold by the Company and that the consideration for the sale be paid to the beneficiaries, on terms the Board may determine;

(b)	Allot to every shareholder, who holds a fraction of a share resulting from a consolidation and/or split, shares of the class that existed prior to the consolidation and/or split, in a quantity that, when consolidated with the fraction, will constitute a whole share, and such allotment will be considered valid immediately prior to the consolidation or split;

(c)	Determine the manner for paying the amounts to be paid for shares allotted in accordance with Article 13.3(b) above, including on account of bonus shares; and/or

(d)	Determine that the owners of fractions of shares will not be entitled to receive a whole Share in respect of a share fraction or that they may receive a whole share.

13.4.	Except as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital and shall be subject to the same provisions of these Articles with reference to payment of calls, lien, transfer, transmission, forfeiture and otherwise, which applies to the original share capital.

14.	FORFEITURE AND SURRENDER

14.1.	If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

14.2.	Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board may cancel such resolution of forfeiture, but no such cancellation shall stop the Board from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

14.3.	Without derogating from Articles 31.2 and 31.8 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

14.4.	The Company, by resolution of the Board, may accept the voluntary surrender of any share.

14.5.	Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board deems fit.

14.6.	Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 12.5 above, and the Board, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

14.7.	The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board from re-exercising its powers of forfeiture pursuant to this Article 14.

15.	LIEN

15.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

15.2.	The Board may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

15.3.	The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the Shareholder, his or her executors, administrators or assigns.

16.	SALE AFTER FORFEITURE OR SURRENDER OR FOR ENFORCEMENT OF LIEN

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

17.	MODIFICATION OF CLASS RIGHTS

17.1.	If at any time the share capital is divided into different classes of shares, any change to the rights and privileges of the holders of any such class of shares shall require the approval of a Class Meeting of such class of shares by a Simple Majority (unless otherwise provided by the Statutes or by the terms of issue of the shares of that class), in addition to the Simple Majority of all classes of shares voting together as a single class at a shareholder meeting. The provisions of this Article 17 relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be at least two shareholders in person or by proxy (including by voting deed) holding 25% of the voting rights in the Company.

17.2.	The rights and privileges of the holders of any class of shares shall not be deemed to have been altered by creating or issuing shares of any class, including a new class (unless otherwise provided by the terms of issue of the shares of that class).

18.	BORROWING POWERS

The Company may, by resolution of the Board, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company, by resolution of the Board, may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued and/or its uncalled capital for the time being. Issuance of any series of debentures shall require Board approval.

19.	GENERAL MEETINGS

19.1.	Annual general meetings shall be held at least once a calendar year, but not later than fifteen (15) months after the last annual general meeting. The meeting shall be held at such time and at such place, either within or outside Israel, as may be determined by the Board. Such general meetings shall be called “Annual Meetings” and all other general meetings of the Company shall be called “Special Meetings”.

19.2.	The Annual Meeting shall review the Company’s financial statements and shall transact any other business required pursuant to these Articles or the Companies Law, and any other matter as shall be determined by the Board. The Board may convene a Special Meeting by its resolution, and is required to convene a Special Meeting should it receive a request, in writing, from a person or persons entitled, under the Companies Law, to demand such meeting.

19.3.	Any request for convening a meeting must specify the purposes for which the meeting is to be called, shall be signed by the persons requesting the meeting, and shall be delivered to the Company’s Corporate Secretary.

19.4.	Subject to any applicable law and stock exchange rules and regulations, any shareholder or shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which confers the right to request to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board include a matter on the agenda of a General Meeting to be held in the future, provided that the Board determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 19.4) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Corporate Secretary (or, in the absence thereof by the CEO). The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable law (if any), (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

The provisions of Articles 19.3 and 19.4 shall apply, mutatis mutandis, on any matter to be included on the agenda of a Special Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

19.5.	Subject to applicable law, the Board shall determine the agenda of any General Meeting.

19.6.	An amendment to Articles 19.3, 19.4 or 19.5 or this Article 19.6 shall require a Special Majority.

19.7.	Notice of General Meetings

(a) The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b) The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

20.	PROCEEDINGS AT GENERAL MEETINGS

20.1.	Quorum

(a)	No business shall be transacted at any General Meeting of the Company unless a quorum of shareholders is present at the opening of the General Meeting.

(b)	Except as provided in the following Article with regard to an adjourned General Meeting, the quorum for any General Meeting shall be the presence of at least two shareholders in person or by proxy (including by voting deed) holding at least 33.33% of the voting rights in the Company. For this purpose, abstaining shareholders shall be deemed present at the General Meeting.

(c)	If within half an hour from the time appointed for the holding of a General Meeting a quorum is not present, the General Meeting shall stand adjourned to the same day in the following week at the same time and place or to such other day, time and place as the Board may indicate in a notice to the shareholders. At such adjourned General Meeting any number of shareholders shall constitute a quorum for the business for which the original General Meeting was called.

20.2.	Chairperson of the General Meeting

(a)	The Chairperson of the Board shall preside as the Chairperson at every General Meeting, but if there shall be no such Chairperson or if at any meeting the Chairperson shall not be present within fifteen (15) minutes after the time appointed for holding the same, or shall be unwilling to act as chairperson of the meeting, then any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board, the CEO, the Chief Financial Officer, the General Counsel/Secretary, or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the shareholders (or shareholder as the case may be) present at the meeting shall choose a shareholder as chairman of the meeting.

(b)	The Chairperson of the General Meeting may, with the consent of a General Meeting at which a quorum is present, and shall if so directed by the General Meeting, adjourn any meeting, discussion or the resolution with respect to a matter that is on the agenda, from time to time and from place to place as the meeting shall determine. Except as may be required by the Companies Law, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

(c)	Subject to Article 20.2(a) above, a vote in respect of the election of the Chairperson of the meeting or regarding a resolution to adjourn the meeting shall be carried out immediately. All other matters shall be voted upon during the meeting at such time and order as decided by the Chairperson of the General Meeting.

21.	VOTE OF SHAREHOLDERS

21.1.	All resolutions proposed at any General Meeting will require a Simple Majority, unless otherwise expressly required by the Statutes or these Articles.

21.2.	A declaration by the Chairperson of the meeting that a resolution has been adopted or rejected, whether unanimously or with a specific majority and an entry to that effect in the minutes of the meeting shall be regarded as prima facie evidence thereof.

21.3.	A General Meeting, the consideration of any matter on its agenda or the resolution on any matter on its agenda may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment); or (ii) by the Board (whether prior to or at a General Meeting), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called.

21.4.	The Chairperson of the meeting will not have a second and/or a casting vote. If the vote is tied with regard to a certain proposed resolution such proposal shall be deemed rejected.

21.5.	If two or more persons are jointly entitled to a share, the vote of the senior one who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share, and for this purpose seniority shall be determined by the order in which the names stand in the Register.

21.6.	A proxy may be appointed in respect of only some of the shares held by a shareholder, and a shareholder may appoint more than one proxy, each empowered to vote by virtue of a portion of the shares.

21.7.	A proxyholder need not be a shareholder of the Company.

21.8.	The instrument appointing a proxy shall be in writing signed by the grantor of the proxy or his attorney-in-fact duly authorized in writing. A corporate entity shall vote by a representative duly appointed in writing by such entity. Any instrument appointing a representative of a corporate entity or a proxy (whether for a specified meeting or otherwise) shall be in a form satisfactory to the Company.

Such instrument shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal, stamp or printed name or the hand of its duly authorized agent(s) or attorney(s).

21.9.	If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, such shareholder may vote through a trustee, receiver, liquidator, natural guardian or another legal guardian, who may themselves vote in person or by proxy.

21.10.	Unless otherwise determined by the Board, the instrument of appointment must be submitted to the Office no later than 48 hours prior to the time fixed for such General Meeting to be attended by such proxy or representative. Notwithstanding the above, the Chairperson of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of appointment and to accept any and all instruments of appointment until the beginning of a General Meeting.

21.11.	Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under these Articles for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in these Articles, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 21.11 at or prior to the time such vote was cast.

21.12.	A shareholder being of unsound mind or pronounced to be unfit to vote by a competent court of law may vote through a legally appointed guardian or any other representative appointed by a court of law to vote on behalf of such shareholder.

21.13.	A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

21.14.	A shareholder entitled to vote may signify in writing his approval of, or dissent from, or may abstain from any resolution included in a proxy instrument furnished by the Company. A proxy instrument may include resolutions pertaining to such issues which are permitted to be included in a proxy instrument according to the Statutes, and such other issues which the Board may decide, in a certain instance or in general, to allow voting through a proxy. A shareholder voting or abstaining through a proxy instrument shall be taken into account in determining the presence of a quorum as if such shareholder is present at the meeting.

21.15.	The Chairperson of the General Meeting shall be responsible for recording the minutes of the General Meeting and any resolution adopted.

21.16.	A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

21.17.	The provisions of this Article 21 relating to General Meetings shall, mutatis mutandis, apply to Class Meetings.

22.	DIRECTORS

22.1.	Powers, Number of Directors, Composition & Election

(a)	The Board shall have and execute all powers and/or responsibilities allocated to the Board by the Statutes and these Articles, including, without limitation, (i) the powers granted to the Board pursuant to Section 92 of the Companies Law, and (ii) setting the Company’s policies and supervision over the execution of the powers and responsibilities of the CEO. The Board may execute any power of the Company that is not specifically allocated by the Statutes or by these Articles to another organ of the Company.

(b)	Without limiting the generality of the foregoing, the Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

(c)	The number of directors on the Board shall be no less than three (3) but no more than nine (9), including any External Directors required to be appointed by the Companies Law (if required). A reduction of the maximum number of directors on the Board under this Article 22.1(c), shall not affect the term in office of serving directors determined prior to such reduction.

(d)	Notwithstanding anything to the contrary herein, this Article 22.1 may only be amended or replaced by a resolution adopted by the Special Majority.

(e)	The directors, excluding the External Directors, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective.

(1)	The term of office of the initial Class I directors shall expire at the first Annual Meeting to be held in 2023 and when their successors are elected and qualified;

(2)	The term of office of the initial Class II directors shall expire at the first Annual Meeting following the Annual Meeting referred to in Article 22.1(e)(1) above and when their successors are elected and qualified, and

(3)	The term of office of the initial Class III directors shall expire at the first Annual Meeting following the Annual Meeting referred to in Article 22.1(e)(2) above and when their successors are elected and qualified.

(f)	At each Annual Meeting, commencing with the Annual Meeting to be held in 2023, each of the successors elected to replace the directors of a Class whose term shall have expired at such Annual Meeting shall be elected to hold office until the third Annual Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

(g)	The Board may at any time and from time to time appoint any person as a director to fill a vacancy (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum number stated in Article 22.1(c) above). In the event of one or more such vacancies in the Board, the continuing directors may continue to act in every matter; provided, however, that if their number is less than the minimum number provided for pursuant to Article 22.1(c) above, they may only act in an urgent matter or to fill the office of a director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 22.1(c) above. The office of a director that was appointed by the Board to fill any vacancy shall only be for the remaining period of time during which the director whose service has ended was filled would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number stated in Article 22.1(c) above, the Board shall determine at the time of appointment the class pursuant to Article 22.1(e) above, to which the additional director shall be assigned. Other than as provided in this Article 22.1(g) directors may be elected only at Annual Meetings.

(h)	The directors (other than the External Directors) shall be elected at the Annual General Meeting. Prior to every General Meeting of the Company (Annual General Meeting in the case of directors who are not External Directors) at which directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board (or such Committee), a number of persons to be proposed to the shareholders of the Company for election as directors at such General Meeting (the “Nominees”).

(i)	Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article and Article 19.4 and applicable law. Unless otherwise determined by the Board, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 19.4, and shall also set forth: (i) the name, address, telephone number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board and to be named in the Company’s disclosures and filings, (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under the applicable form prescribed by the SEC; (v) a declaration made by the Alternate Nominee of whether he meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Board may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article and Article 19, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.

The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject for election. Notwithstanding Article 19.4(e), in the event of a Contested Election (as defined below), the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board in its discretion. In the event that the Board does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board may consider, among other things, the following methods: (i) election of competing slates of director nominees (determined in a manner approved by the Board) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of directors, provided that if the number of such nominees exceeds the number of directors to be elected, then as among such nominees the election shall be by plurality of the voting power (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), and (iii) such other method of voting as the Board deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the CEO of the Company) as of the close of the applicable notice of nomination period under Article 19.4 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 22.1(j), this Article and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided further, that, if, prior to the time of such meeting, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a Contested Election. At any General Meeting at which Directors are to be elected, each shareholder shall be entitled to cast a number of votes with respect to nominees for election to the Board up to the total number of Directors to be elected at such meeting. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this Article.

(j)	The term of office of a director shall commence on the date of such director’s election by the Annual Meeting or by the Board or on a later date, should such date be determined in the resolution of appointment of the Annual Meeting or of the Board. A General Meeting may dismiss a director during the term, with or without cause, only by a Special Majority vote.

(k)	Notwithstanding anything to the contrary in these Articles, the election, qualification, removal, or dismissal of External Directors shall be in accordance with the applicable provisions set forth in the Companies Law.

22.2.	Remuneration

The Company shall determine the remuneration of the directors, if any, in accordance with the Companies Law.

22.3.	Chairperson of the Board

The Board shall appoint one of its members to serve as the Chairperson and may replace the Chairperson from time to time. The Chairperson shall preside at meetings of the Board, but if at any meeting the Chairperson is not present within fifteen (15) minutes after the time appointed for holding the meeting, the present directors shall choose a present director to be chairman of such meeting.

22.4.	Vacation of Office

The office of a Director shall be vacated and he shall be dismissed or removed:

(a)	ipso facto, upon his death;

(b)	if he is prevented by applicable law from serving as a Director;

(c)	if the Board determines that due to his mental or physical state he is unable to serve as a director;

(d)	if his directorship expires pursuant to these Articles and/or applicable law;

(e)	by a resolution adopted at a General Meeting by a Special Majority. Such removal shall become effective on the date fixed in such resolution;

(f)	by his written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)	with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

23.	PROCEEDINGS OF THE DIRECTORS

23.1.	The directors shall meet together for the conduct of business, adjourn, and otherwise regulate their meetings as they deem fit, subject to these Articles.

23.2.	Unless otherwise determined by the Board, written notice of any meeting of the Board and the agenda setting out the matters to be discussed at such meeting, shall be given to all directors at least forty-eight (48) hours (or such shorter notice (i) if all the directors so agree or (ii) in the case of emergency, if a majority of the directors so agree) before the meeting. A majority of the members of the Board may decide to hold a meeting without such notice, provided the Chairperson participates in such meeting.

23.3.	Quorum

No business shall be transacted at any meeting of the Board unless a quorum of directors is present when a meeting is called to order. A quorum shall be deemed to exist when there are present at least a majority of those members of the Board then in office who are not legally prevented from participating and voting in the meeting.

If a quorum is not present at the meeting of the Board within half an hour after the time scheduled for the meeting, the meeting may be adjourned to another time as shall be decided by the Chairperson, or in his absence, the directors present at the meeting, provided that notice of no less than two (2) days in advance shall be given to all the directors of the time of the adjourned meeting. A directors may waive the necessity of such notice either beforehand or retrospectively. The quorum for the commencement of the adjourned meeting shall be at least one member of the Board.

23.4.	Methods of Attending Meetings

Some or all of the directors may attend meetings of the Board through computer network, telephone or any other media of communication, enabling all the directors participating to hear and communicate with each other simultaneously, provided that due prior notice detailing the time and manner of holding a given meeting is served upon all the directors. The Board may waive the necessity of such notice either beforehand or retrospectively.

Any resolution adopted by the Board in such a meeting, pursuant to the provisions of these Articles, will be recorded in writing and signed by the Chairperson (or in his absence by the chairman of the meeting), and shall be valid as if adopted at a meeting of the Board duly convened and held.

23.5.	A resolution in writing signed by all of the directors eligible to participate in the discussion and vote on such resolution, or in respect of which all such directors have agreed (in writing by mail, fax, or electronic mail) not to convene, shall be as valid and effective for all purposes as if passed at a meeting of the Board duly convened and held.

Any such resolution may consist of several counterparts, each signed by one or more directors. Unless otherwise provided therein, such resolution in writing shall be effective as of the last date appearing on the resolution, or if the resolution is signed in two or more counterparts, as of the last date appearing on the counterparts.

23.6.	While exercising his/her voting right, each director shall have one vote. Resolutions of the Board will be decided by a simple majority of the directors present and voting, not taking into consideration abstaining votes, except as otherwise provided in these Articles or by the Statutes.

23.7.	[Reserved]

23.8.	Delegation of Powers

(a)	The Board may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee”), each consisting of one or more persons (all of whose members must be directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board, subject to applicable law. No regulation imposed by the Board on any Committee and no resolution of the Board shall invalidate any prior act done pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board had not been adopted. The meetings and proceedings of any such Committee shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board, to the extent not superseded by any regulations adopted by the Board. Unless otherwise expressly prohibited by the Board or the applicable law, in delegating powers to a Committee, such Committee shall be empowered to further delegate such powers. If the Board delegates powers to a board committee, at least one external director shall serve on such committee.

(b)	Without derogating from the provisions of Article 24, the Board may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board deems fit, and may terminate the service of any such person. The Board may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)	The Board may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in the Board.

23.9.	Meetings of committees and proceedings thereat (including the convening of the meetings, the election of the chairman and the votes) shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto and unless otherwise determined by the Board, including by an adoption of a charter governing the committee proceedings.

24.	CONFLICT OF INTEREST; APPROVAL OF CERTAIN TRANSACTIONS WITH RELATED PARTIES

24.1.	Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board or a Committee of the Board subject to the Companies Law. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions. Subject to the provisions of the Companies Law and these Articles, no Director shall be disqualified by virtue of his office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at no later than the first meeting of the Board after the acquisition of his interest.

25.	RECORDS AND VALIDITY OF ACTS

25.1.	The resolutions of the Board shall be recorded in the Company’s minutes book, as required under the Statutes, signed by the Chairperson or the chairman of a certain meeting. Such signed minutes shall be deemed prima facie evidence of the meeting and the resolutions resolved therein.

25.2.	All acts done bona fide by any meeting of the Board or of a Committee or by any person acting as a director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

26.	CHIEF EXECUTIVE OFFICER

26.1.	The Board shall from time to time appoint one or more persons, whether or not directors, as CEO of the Company and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board as the Board may deem fit, subject to such limitations and restrictions as the Board may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove, or dismiss them from office and appoint another or others in his or their place or places.

26.2.	Unless otherwise determined by the Board, the CEO shall have authority with respect to the management and operations of the Company in the ordinary course of business.

27.	MINUTES

Any minutes of the General Meeting or the Board or any committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board or a committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

28.	INSURANCE, EXCULPATION, AND INDEMNITY

28.1.	Insurance of Office Holders

(a)	The Company may insure against liability of an Office Holder, to the fullest extent permitted under the Statutes.

(b)	Without derogating from the aforesaid, the Company may enter into a contract to insure the liability of an officer therein for an obligation imposed on him in consequence of an act done in his capacity as an Office Holder, in any of the following cases:

(1)	A breach of the duty of care vis-a-vis the Company or vis-a-vis another person.

(2)	A breach of the duty of loyalty vis-a-vis the Company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

(3)	A monetary obligation imposed on him in favor of another person;

(4)	A monetary liability imposed on such Office Holder in favor of a payment to a injured party at an Administrative Procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law and expenses regarding Administrative Procedures conducted in connection with such Office Holder and/or in connection with a monetary sanction, including reasonable litigation expenses and reasonable attorney’s fees;

(5)	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Office Holder in the Company, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 50P of the Israeli Economic Competition Law, 5758-1988, and the regulations promulgated thereunder), if and to the extent applicable).

28.2.	Indemnity of Office Holders

The Company may indemnify an Office Holder, to the fullest extent permitted under the Statutes. Without derogating from the aforesaid, the Company may indemnify an Office Holder for a liability or expense imposed on him in consequence of an act done in his capacity as an Office Holder in the Company, as follows:

(1)	a monetary liability incurred by or imposed on the Office Holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court;

(2)	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the Office Holder as a result of an investigation or proceeding filed against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such Office Holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the Office Holder but with the imposition of a monetary obligation on the Office Holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

(3)	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or which were imposed on the Office Holder by a court (i) in a proceeding instituted against the Office Holder by the Company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the Office Holder was acquitted, or (iii) in a criminal indictment which the Office Holder was convicted of an offense that does not require proof of criminal intent;

(4)	a monetary liability imposed on the Office Holder in favor of all the injured parties by the breach in an Administrative Procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

(5)	expenses expended by the Office Holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

(6)	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 50P(b)(2) of the EC Law, if and to the extent applicable.

28.3.	Advance Indemnity

The Company may give an advance undertaking to indemnify an Office Holder therein in respect of the following matters:

(1)	matters as detailed in Article 28.2, provided however, that the undertaking is restricted to events, which in the opinion of the Board, are anticipated in light of the Company’s activities at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board as reasonable under the circumstances; and

(2)	matters as detailed in Articles 28.2(2) through 28.2(6).

28.4.	Retroactive Indemnity

The Company may indemnify an Office Holder retroactively with respect of the matters as detailed in Article 28.2, subject to any applicable law.

28.5.	Exculpation

The Company may exempt an Office Holder in advance for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted under the Statutes. However, the Company may not exempt a director in advance from his liability toward the Company due to the breach of his/her duty of care in a Dividend distribution.

28.6.	Insurance, Exculpation, and Indemnity – General

(a)	The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption in connection with a person who is not an Office Holder of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

(b)	The Company may enter into a contract in relation to exemption, indemnification and insurance of Office Holders in companies under its control, related companies and other companies in which it has any interest, to the maximum extent permitted under the Statutes, and in this context the foregoing provisions in relation to exemption, indemnification and insurance of Office Holders in the Company shall apply, mutatis mutandis.

(c)	Any amendment to the Companies Law and/or the Statute or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 28.1 to 28.5 and any amendments to Articles 28.1 to 28.5 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(d)	An undertaking in relation to exemption, indemnification and insurance of an Office Holder as aforesaid may also be valid after the office of such Office Holder in the Company has terminated.

29.	APPOINTMENT OF AN AUDITOR

29.1.	Subject to the Statutes, shareholders at an Annual Meeting shall appoint an Auditor for a period ending at the next Annual Meeting, or for a longer period, but no longer than until the third Annual Meeting after the meeting at which the Auditor has been appointed. The same Auditor may be re-appointed.

29.2.	Subject to the Statutes, the terms of service (including fees) of the Auditor for the audit services shall be determined by the Board, at its discretion, or a committee of the Board if such determination was delegated to a committee, including undertakings or payments to the Auditor. The Board shall report the fees of the Auditor to the Annual Meeting.

30.	SIGNATORIES

Signatory rights on behalf of the Company shall be determined from time to time by the Board.

31.	DIVIDENDS

31.1.	The Board may from time declare, and cause the Company to pay, such dividend as may appear to the Board to be justified by the profits of the Company and as permitted by the Companies Law. The Board shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

31.2.	Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such dividends are being paid.

31.3.	No dividend of the Company shall accrue interest.

31.4.	The Board may determine that the Company (i) may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital; and (ii) may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

31.5.	All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be, if claimed, paid to a person entitled thereto.

31.6.	Any dividend or other moneys payable in cash in respect of a share may be paid by check or payment order sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Register or his bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under these Articles, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.

31.7.	The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board shall deem appropriate.

31.8.	The Board may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

(a)	The Board may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)	The Board may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Article 11, entitled to become a Shareholder, or which any person is, under said Article, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

31.9.	If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

32.	REDEEMABLE SECURITIES

The Company may, subject to applicable law, issue redeemable securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such securities or in their terms of issuance.

33.	ACCOUNTS

The Company’s books of account shall be kept at the office of the Company, or at such other place or places as the Board may think fit, and they shall always be open to inspection by all directors. No shareholder, not being a director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board. The Company shall make copies of its annual financial statements available for inspection by the shareholders at the Office of the Company. The Company shall not be required to send copies of its annual financial statements to its shareholders.

34.	DONATIONS

The Company may make donations of reasonable amounts, as the Board may determine in its discretion, to worthy causes, even if such donations are not within the framework of business considerations for maximizing the Company’s profits.

35.	NOTICES

35.1.	Subject to the Statutes, notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or the Statutes shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by email or by other electronic form.

Any notice or other document which shall be sent shall be deemed to have reached its destination:

(i) in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted;

(ii) in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii) in the case of personal delivery, when actually tendered in person, to such addressee;

(iv) in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 35.

Should it be required to prove delivery, it shall be sufficient to prove that the notice or document sent contains the correct mailing or e-mail details as registered in the Register or any other address which the shareholder submitted in writing to the Company as the address and fax or e-mail details for the submission of notices or other documents.

Notwithstanding anything to the contrary hereunder, subject to the provisions of the Statutes, a notice to a shareholder (including a notice by the Company of a General Meeting) may be served, as a general notice to all shareholders, published by the Company on the website of (i) the SEC and/or (ii) the Company, in accordance with applicable rules and regulations of any stock market upon which the Company’s shares are listed and, if so published, shall be deemed to have been duly given on the date of such publication to any shareholder.

In cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the scheduled day of the meeting or the last date of the period shall be included in the count.

The Company shall not be required to give notice to its registered shareholders pursuant to the Companies Law, unless otherwise required by the Statutes. Subject to the Statutes, the Company shall not be required to send notices to any shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient mailing details.

35.2.	Any notice to be given to the shareholders shall be given, with respect to joint shareholders, to the person whose name appears first in the Register as the holder of the said share, and any notice so given shall be sufficient notice for all holders of the said share.

35.3.	Any notice or other document served upon or sent to any shareholder in accordance with these Articles shall, notwithstanding that he be then deceased or bankrupt, and whether the Company received notice of his death or bankruptcy or not, be deemed to be duly served or sent in respect of any shares held by him (either alone or jointly with others) until some other person is registered in his stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service or sending on or to his heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

35.4.	The accidental omission to give notice to any shareholder or the non-receipt of any such notice shall not cancel or annul any action made in reliance on the notice.

36.	WINDING-UP

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.

37.	BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

37.1.	Notwithstanding any other provision of these Articles and subject to the provisions of applicable law, the Company shall not engage in any Business Combination (as defined below) with any Interested Shareholder (as defined below) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless:

(a)	Prior to the time that such shareholder become an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder, or

(b)	upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Shares (as defined below) of the Company outstanding at the time the transaction commenced excluding for purposes of determining the Voting Shares outstanding (but not the outstanding Voting Shares owned by the Interested Shareholder) those shares owned by persons who are directors and also officers, or

(c)	at the time that such shareholder became an Interested Shareholder, or subsequent to such time, the Business Combination is approved by the Board and authorized at a General Meeting of shareholders by the affirmative vote of at least 66 2/3% of the Voting Shares outstanding that are not owned by the Interested Shareholder.

37.2.	The restrictions set forth in this Article shall not apply if shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholders cease to be an interested shareholder; and (ii) would not, at anytime within the 3-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership;

37.3.	As used in this Article only, the term:

(a)	“Affiliate” means a Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person.

(b)	“Associate” when used to indicate a relationship with any Person, means (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Shares, (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c)	“Business Combination” when used in reference to the Company and any Interested Shareholder of the Company, means:

(1)	any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company with (1) the Interested Shareholder, or (2) with any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation subsection (a) of this Article is not applicable to the surviving entity;

(2)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of such Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company, which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all of the outstanding shares of the Company.

(3)	any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for or convertible into shares of the Company or any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (2) pursuant to Section 337(a) or Section 337(a1) of the Companies Law, (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary, which security is distributed pro-rata to all holders of shares of the Company subsequent to the time the Interested Shareholder became such; (4) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (5) any issuance or transfer of shares by the Company; provided, that in no case under (2) through (5) above shall there be an increase in the Interested Shareholder’s proportionate share of the shares or of the voting shares of the Company;

(4)	any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect directly or indirectly of increasing the proportionate share of the shares of any class or series or securities convertible into the shares of any class or series of the Company or of any such subsidiary which is owned by the Interested Shareholder except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(5)	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such company), of any loans, advances, guarantees, pledges, or any other financial benefits (other than those expressly permitted in subparagraphs (1) through (4) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

(d)	“Control” including the term “Controlling”, “Controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Shares, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Shares in good faith and not for the purpose of circumventing this Article as an agent, bank, broker, nominee, custodian, or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)	“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (A) is the Owner of fifteen percent (15%) or more of the outstanding Voting Shares of the Company, or (B) is an Affiliate or Associate of the Company and was the Owner of fifteen percent (15%) or more of the outstanding Voting Shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder, and the Affiliates and Associates of such person. Notwithstanding the foregoing, the term Interested Shareholder shall not include any Person whose ownership of outstanding Voting Shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such Person shall be an Interested Shareholder if thereafter such person acquires, without prior approval of the Board, additional Voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a person is an Interested Shareholder, the Voting Shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of paragraph (ix) of this subsection but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)	“Person” means any individual, corporation, partnership, unincorporated association or other entity.

(g)	“Share” means with respect to any corporation shares of its capital and with respect to any other entity or equity interest.

(h)	“Voting Shares” mean with respect to any corporation Shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(i)	“Owner” including the terms “own” and “owned”, when used with respect to any Share, means a Person that individually or with or through any of its Affiliates or Associates:

(1)	beneficially owns such share, directly or indirectly: or

(2)	has (1) the right to acquire such share (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise; provided however, that a Person shall not be deemed the owner of share tendered pursuant to a tender or exchange; or (2) the right to vote such share pursuant to any agreement, arrangement or understanding; provided however, that a person shall not be deemed the owner of any share because of such person’s right to vote such share if the agreement, arrangement, or understanding to vote such share arises solely from a recoverable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons: or

(3)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of clause B of this paragraph) or disposing of such Share with any other Person that beneficially owns or whose Affiliates or Associates beneficially own, directly or indirectly, such share.

37.4.	Any change to this Article 37 shall only be adopted by a resolution of the shareholders of the Company, adopted by the holders of securities representing at least 85% of the Voting Shares of the Company then outstanding.

38.	AMENDMENT

Any amendment of these Articles shall require the approval of the General Meeting of shareholders in accordance with these Articles.

39.	FORUM SELECTION

40.1.	Unless the Company consents in writing to the selection of an alternative forum:

(a)	the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 as amended, or Securities Exchange Act of 1934, as amended, in each case including against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants or underwriters;

(b)	The Tel Aviv District Court (Economic Division) shall be the exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (C) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law and providing that any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.

40.2.	Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and consented to the provisions of this Article.

* * *

EXHIBIT I

FIRST AMENDMENT TO LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of [insert Closing Date], 2022, by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), (iii) Vision Sensing LLC, a Delaware limited liability company (the “Sponsor”) and (iv) the undersigned individuals, each of whom is or was a member of VSAC’s board of directors and/or management team (each an “Insider” and collectively, the “Insiders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (as defined below) (and if such term is not defined in the Original Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, VSAC, the Sponsor and the Insiders are parties to that certain Letter Agreement, dated as of November 1, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Letter Agreement”);

WHEREAS, on August 30, 2022 (i) the Company, (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and (iii) VSAC, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, (i) prior to, but contingent upon, the Closing of the Merger, pursuant to a recapitalization (the “Recapitalization”) approved by the Company’s shareholders, (a) the Company shall effect a stock split of the Company’s ordinary shares, with a nominal value of NIS 0.1 per share (“Company Ordinary Shares”) on a ratio as set forth in the Business Combination Agreement (the “Split”); (b) immediately following such Split, each then outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined pursuant to the terms of the Business Combination Agreement, and (c) as a result of the Recapitalization, each Company Warrant and each option to purchase Company Ordinary Shares shall be adjusted to reflect the Recapitalization as set forth in Section 1.8 of the Business Combination Agreement; (ii) as described in Article I of the Business Combination Agreement, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into VSAC, and VSAC shall continue as a wholly owned subsidiary of the Company, and, in connection therewith, (A) each share of the VSAC Common Stock issued and outstanding immediately prior to the Effective Time, including shares of VSAC Common Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, and (B) each VSAC Warrant shall be exchanged for the right to receive a warrant to purchase the same number of Company Ordinary Shares (each, a “Company Warrant”) at the same exercise price during the same exercise period as the VSAC Warrant being exchanged all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law; and (iii) the certificate of incorporation of VSAC shall be amended and restated in the form attached as Exhibit A to the Business Combination Agreement and each issued and outstanding share of common stock of Merger Sub shall become and be converted into one share of common stock of VSAC, and the corporate name of VSAC shall be changed to Newsight HoldCo, Inc.;

WHEREAS, the Closing is occurring simultaneously with the execution and delivery of this Amendment by the parties hereto, and this Amendment is being executed and delivered in fulfillment of a condition to the Closing; and

WHEREAS, the parties hereto desire to amend the Original Agreement to have the Company assume the rights and obligations of VSAC thereunder with respect to the Company Ordinary Shares and Company Warrants issued in replacement for the VSAC Common Stock and VSAC Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Assignment to and Assumption by the Company of the Original Letter. The parties hereby agree to add the Company as a party to the Letter Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of VSAC under the Original Agreement are hereby assigned and delegated to and assumed by the Company as if it were the original “Company” party thereto and (ii) all references to VSAC under the Original Agreement relating to periods from and after the Closing shall instead be a reference to the Company. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Original Agreement, from and after the date hereof as if it were the original “Company” party thereto.

2. Further Amendments Original Agreement. The Parties hereby agree that all references to VSAC Common Stock and VSAC Warrants in the Original Agreement shall from and after the effectiveness of this Amendment be references to the Company Ordinary Shares or Company Warrants, respectively, issued in replacement therefore.

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Letter Agreement in the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this First Amendment to Insider Letter Agreement as of the date first above written.

VSAC:

VISION SENSING ACQUISITION CORP.

By:
Name:	George Peter Sobek
Title:	Chairman and Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

Sponsor:

VISION SENSING LLC

By:
Name:	George Cho You So
Title:	Managing Member

Insiders:

George Peter Sobek

Hang Kon Louis Ma

Joseph Mitchell Magen

William Webster IV

Garry Richard Stein

EXHIBIT J

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Newsight Imaging Ltd., an Israeli company (the “Company”), and the undersigned parties listed on the signature page hereto (each a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on the date hereof, upon the closing (the “Closing”) of the transactions (such transactions, the “Transactions,” and the date of such Closing, the “Closing Date”) contemplated by that certain Business Combination Agreement by and among (i) Vision Sensing Acquisition Corp., a Delaware corporation (together with its successors, “SPAC”), (ii) the Company, and (iii) Newsight Merger Sub, Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of the Company (“Merger Sub”) (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), Merger Sub merged with and into SPAC, with SPAC continuing as the surviving entity (the “Merger”), and as a result of which, (i) SPAC is a wholly-owned subsidiary of the Company and (ii) each issued and outstanding ordinary share of SPAC immediately prior to the effective time of the Merger is no longer outstanding and was automatically cancelled in exchange for the right of the holder thereof to receive the SPAC Shares Merger Consideration (as such term is defined in the Business Combination Agreement); and

WHEREAS, in connection with the Closing, the Company and the Holders desire to enter into this Agreement in order to provide the Holders with registration rights on the terms set forth herein; and

NOW, THEREFORE, in consideration of the representations covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble, and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Ordinary Shares” means the Company’s Ordinary Shares, par value NIS 0.1.

“Demanding Holder” shall have the meaning given in Section 2.1.3.

“Directors” shall mean the Directors of the Company.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“Form F-1” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“IPO Prospectus” means the prospectus for SPAC’s initial public offering of its securities.

“IPO Warrant Shares” means the shares of SPAC issuable upon exercise of IPO Warrants.

“IPO Warrants” means the warrants exercisable for shares of SPAC included in the units issued in the SPAC’s initial public offering of securities (including such warrants that have separated from such units and warrants that remain part of unseparated units).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.3

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding Company Ordinary Shares or any other equity security (including warrants to purchase Company Ordinary Shares and Company Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any outstanding Company Ordinary Shares or any other equity security (including warrants to purchase Company Ordinary Shares and Company Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities (i) may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (ii) the holder of such securities has beneficial ownership of less than 5% of the outstanding Company Ordinary Shares; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Ordinary Shares are then listed;

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

printing, messenger, telephone and delivery expenses;

reasonable fees and disbursements of counsel for the Company;

reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

reasonable fees and expenses of one (1) legal counsel (for all Demanding Holders and Requesting Holders) selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.4.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.3.

“Withdrawal Notice” shall have the meaning given in the Section 2.1.5.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

Filing. The Company shall use commercially reasonable efforts to file within thirty (30) days after the Closing Date, but in any event within sixty (60) days after the Closing Date (the “Filing Deadline”), a Registration Statement on Form F-1 (the “Form F-1”) or, if the Company is eligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf” with the applicable registration statement on either Form F-1 or Form F-3 Shelf being the “Shelf Registration”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing). The Company shall use commercially reasonable efforts to cause such Shelf Registration to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline and (ii) three (3) business days after the Commission notifies the Company that it will not review such Shelf Registration, if applicable (the “Effectiveness Deadline”); provided, that, if such Shelf Registration filed pursuant to this Section 2.1.1 is reviewed by, and the Company receives comments from, the Commission with respect to such Shelf Registration, the Effectiveness Deadline shall be extended to one hundred fifty (150) days following the Filing Deadline. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf Registration in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1, the Company shall use its commercially reasonable efforts to convert the Form F-1 (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

2.1.2 Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to promptly amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration is on file with the Commission, one or more of the Holders (such Holder or Holders being in such case, “Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold by the Demanding Holders in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may demand not more than two (2) Underwritten Shelf Takedowns in any twelve (12) month period.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares or other equity securities that the Company desires to sell and all other Company Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Ordinary Shares or other equity securities proposed to be sold by the Company or by other holders of Company Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the other Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the other Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.3, unless the Demanding Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of Company Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder of Registrable Securities agrees that it shall not Transfer any Company Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder of Registrable Securities agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). For the sake of clarity, no Holder shall be obligated under the provisions of this Section 2.3 to the extent such Holder no longer owns Registrable Securities.

2.4 Block Trades.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.3, such Demanding Holder only need to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Directors, be detrimental to the Company and the majority of the Directors concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than sixty (60) days.

3.4.5 The Company shall as promptly as commercially practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Company Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, members, managers, and directors (if applicable) and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such customary information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) business days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: Newsight Imaging Ltd., Golda Meir 3, P.O.B 4114 Ness Ziona, Israel 7414002, Attn: Eli Assoolin, Chief Executive Officer, Email: eli@nstimg.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts and delivered electronically (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Trial By Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (a) that certain Registration Rights Agreement, dated as of November 1, 2021, by and among SPAC and Vision Sensing LLC, as amended by that certain First Amendment to Registration Rights Agreement dated on even date herewith, (b) the registration rights set forth in that certain Warrant Agreement dated as of November 1, 2021 by and between SPAC and Continental Stock Transfer & Trust Company, as warrant agent, (c) the registration rights of the holders of the IPO Warrants with respect to the IPO Warrant Shares as contemplated in the IPO Prospectus and (d) the registration rights that may be granted to the PIPE Investors (as such term is defined in the Business Combination Agreement), no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.8 Term. This Agreement shall terminate with respect to any Holder upon the earlier of (i) the [tenth] anniversary of the date of this Agreement and (ii) the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Newsight Imaging Ltd.

By:
Name:
Title:

HOLDERS:

[NAME]

By:
Name:
Title:

Annex A-1

ANNEX A1 – AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is made and entered into as of January 19, 2023 by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”). The Company, Merger Sub and VSAC are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Company, Merger Sub and VSAC are parties to that certain Business Combination Agreement dated as of August 30, 2022 (the “Original Agreement”), and the Company, Merger Sub and VSAC desire to amend the Original Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Company, Merger Sub and VSAC agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. From and after the date of the Amendment, references to the Agreement shall mean the Original Agreement as amended by this Amendment.

2.	Amendment Article 40.1(a) of Exhibit H to the Original Agreement. Article 40.1(a) of Exhibit H of the Original Agreement is hereby deleted and replaced in its entirety with the following new Article 40.1(a):

(a)	the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 as amended, or Securities Exchange Act of 1934, as amended, in each case including against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants or underwriters;

3.	No other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

4.	Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Signatures on following page.

A-1-1

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

VSAC:

VISION SENSING ACQUISITION CORP.

By:	/s/ George Sobek
Name:	George Sobek
Title:	Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

Merger Sub:

NEWSIGHT MERGERSUB, INC.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

BDO Opinion

Annex B

ANNEX B – OPINION OF BDO ZIV HAFT CONSULTING
AND MANAGEMENT LTD.

Ladies and Gentlemen:

Vision Sensing Acquisition Corp. (the “Company”) engaged BDO Consulting Group (Israel) (“BDO”) to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”).

Description of the Proposed Transaction

BDO understands that the Proposed Transaction involves the acquisition of Newsight Imaging Ltd. (the “Target”) by the Company via reverse merger for consideration paid to the Target’s shareholders consisting of 21.5 million shares of the Company’s common stock.

Opinion

BDO will opine as to whether the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company and its shareholders.

BDO was not requested to consider, and its opinion did not address (i) the Company’s underlying business decision to enter into the Proposed Transaction agreement and pursue the acquisition, (ii) the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company, (iii) the effect of any other transaction in which the Company might engage, (iv) the non-financial terms of the Proposed Transaction, or (v) the terms of any of the related agreements or transactions entered into or consummated by the parties. BDO’s opinion expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Proposed Transaction, or any class of such persons, relative to the Proposed Transaction in the acquisition or otherwise, or with respect to the fairness of any such compensation.

B-1

Scope of Analysis

In connection with this Opinion, BDO has made such reviews, analyses, and inquiries as it has deemed necessary and appropriate under the circumstances. Duff &Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. BDO’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Review the following documents:
a.	The Company’s audited financial statements for the fiscal years ended December 31, 2021 included in the Company’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”);

b.	The Company’s unaudited interim financial statements for period ended March 31, 2021 included in the Company’s Form 10-Q filed with the SEC;

c.	The Target’s audited financial statements for the years ended December 31, 2019 and December 31, 2020;

d.	Unaudited financial information for the Target for the years ended December 31, 2021, which the Target’s management identified as being the most current financial statements available;

e.	Other internal documents relating to the history, current operations, and probable future outlook of the Target, including financial projections for the years 2022 through 2024, prepared by the Target and provided to us by management of the Company (the “Financial Projections”);

f.	The Target’s investor presentation;

g.	The Consolidated Investor presentation;

h.	Due Diligence presentation materials contained in the Target Data Room; and

i.	Documents related to the Proposed Transaction, including the Non-Binding Letter of Intent signed by the Company and the draft of the Agreement and Plan of Merger by and among the Company, Merger Sub, and Target (the “Merger Agreement”);
2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and the Target;

3.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that BDO deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, analysis of selected public companies that BDO deemed relevant, and an analysis of selected transactions that BDO deemed relevant; and

5.	Conducted such other analyses and considered such other factors as BDO deemed appropriate.

B-2

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, BDO, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including Company and Target management, and did not independently verify such information;

2.	Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly, and timely taken;

3.	Assumed that any estimates, evaluations, forecasts, and projections furnished to BDO were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and BDO expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied, and representations made by Company and Target management are substantially accurate regarding the Target and the Proposed Transaction;

5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by BDO in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to BDO, and that there is no information or facts that would make the information reviewed by BDO incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the Target.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in BDO’ analysis and in connection with the preparation of this Opinion, BDO has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

B-3

BDO has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial, and other conditions as they exist and can be evaluated as of the date hereof, and BDO disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of BDO after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Target, or the Proposed Transaction.

BDO has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company or the Target, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, BDO has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

BDO is not expressing any opinion as to the market price or value of the Company’s common stock or the Target’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or the Target’s credit worthiness, as tax advice, or as accounting advice. BDO has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, BDO is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or the Target’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company or the Target in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of BDO to any party.

B-4

In its analyses, BDO considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its Opinion, many of which are beyond the control of the Company. No company, business or transaction reviewed is identical to the Company, Target or the Proposed Transaction. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions reviewed.

The estimates contained in BDO’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, BDO’s analyses are inherently subject to substantial uncertainty.

This Opinion is solely that of BDO, and BDO’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between BDO and the Company dated March 1, 2022 (the “Engagement Letter”). This letter is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

BDO has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of BDO’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of BDO’ fee is earned upon delivery by BDO of the Opinion to the Board of Directors and payable upon consummation of the Company’s initial business combination with the Target. Other than this engagement, during the two years preceding the date of this Opinion, BDO has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Summary of the Financial Analyses

The following is a summary of the material financial analyses provided to the Company’s Board of Directors in connection with BDO’s Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand BDO’s financial analyses, the tables must be read together with the text of each summary found in the detailed fairness opinion. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BDO’s financial analyses.

B-5

Discounted Cash Flow Analysis

BDO performed a discounted cash flow analysis based on financial projections of the Target. Using a discount rate of 18.5%, taking into account a weighted average cost of capital calculation, BDO calculated: (i) the estimated present values of the projected unlevered free cash flows of the Target from fiscal year 2022 to fiscal year 2026, and (ii) an estimate of the present value of the implied terminal value for the Target using the Gordon Growth Model and applying a perpetuity growth rate of 2.5%. The discount rate was calculated using the Capital Asset Pricing Model, or CAPM, using a group of comparable public companies in the imagine sensing semiconductor industry, as shown below. A further description of the criteria met for screening the comparable companies can be viewed in the detailed fairness opinion. The perpetuity growth rate was estimated by BDO utilizing its professional judgment and experience, considering the financial projections of the Target provided to the Company and market expectations regarding long-term real growth of gross domestic product and inflation.

Based on the discounted cash flow analysis, BDO arrived at an enterprise value of approximately $221,821 thousand. After subtracting approximately $1,102 thousand of net debt, the equity value attributed to the Company is estimated to be approximately $220,719 thousand. Since the Target is expected to enter a high growth phase, the equity value mentioned above should be viewed within a range assuming a weighted average cost of capital between 18.0% to 19.0% and a long-term growth rate between 2.0% to 3.0% resulting in an equity value from $204,098 thousand to $239,600 thousand.

B-6

Comparable Companies

Please find below a list of the comparable companies used in BDO’s financial analyses:

Conclusion

Based upon and subject to the foregoing, BDO is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair from a financial point of view to the Company and its shareholders.

This Opinion has been approved by the Opinion Review Committee of BDO.

Respectfully,

Moti Dattelkramer, C.P.A.

BDO Ziv Haft Consulting and Management Ltd.

Signing Date:

Thursday, August 11, 2022

B-7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Under the Companies Law, the Securities Law and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

II-1

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The Restated Newsight Articles include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from the Business Combination to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below). However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

II-2

The term “Maximum Indemnification Amount” means the greater of (i) 25% of the Company’s shareholders’ equity, based on the Company’s most recently published consolidated financial statements at the time any indemnification payment is made, (ii) $ [●] million, (iii) 10% of the total market capitalization of the Company (calculated as the average closing price of the Company’s ordinary shares over the 30 trading days prior to the date of each payment in respect of the indemnification undertakings multiplied by the total number of issued and outstanding shares of the Company as of the date of each payment), and (iv), in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale of, or value exchanged in relation to, such securities by the Company and/or any shareholder in such offering. Such indemnification amounts are in addition to any insurance amounts.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description

2.1†	Business Combination Agreement, dated August 30, 2022, by and among Newsight Imaging Ltd., Newsight Merger Sub, Inc. and Vision Sensing Acquisition Corp. (included as Annex A to the proxy statement/prospectus)
2.2	Amendment No. 1 to Business Combination Agreement, dated January 19, 2023, by and among Newsight Imaging Ltd., Newsight Merger Sub, Inc. and Vision Sensing Acquisition Corp. (included as Annex A-1 to the proxy statement/prospectus)
3.1*	Amended Articles of Association of Newsight Imaging Ltd.
3.2	Form of Restated Articles of Association of Newsight Imaging Ltd (to be effective upon Closing of the Business Combination) (referred to as the “Restated Newsight Articles” in, and included as Exhibit H to Annex A to, the proxy statement/prospectus)
3.3*	Amended and Restated Certificate of Incorporation of VSAC (referred to as the “Existing VSAC Charter” in the proxy statement/prospectus). (1)
3.4	Form of Second Amended and Restated Certificate of Incorporation of VSAC (to be effective upon Closing of the Business Combination and referred to as the “Restated VSAC Charter” in the proxy statement/prospectus) (included as Exhibit A to Annex A to the proxy statement/prospectus)
3.5*	Bylaws of VSAC. (2)
4.1*	VSAC Specimen Unit Certificate. (3)
4.2*	VSAC Specimen Class A Common Stock Certificate. (4)
4.3*	VSAC Specimen Warrant Certificate. (5)
4.4*	Warrant Agreement dated November 1, 2021 by and between VSAC and Continental Stock Transfer & Trust Company. (6)
4.5	Form of Assignment Assumption and Amendment to Warrant Agreement (included as Exhibit B to Annex A to the proxy statement/prospectus).
4.6**	Newsight Specimen Ordinary Share Certificate.
4.7**	Newsight Specimen Warrant Certificate.
4.7*	Registration Rights Agreement dated November 1, 2021 by and among VSAC, Vision Sensing LLC and the other parties listed on the signature page thereto (referred to as the “Sponsor Registration Rights Agreement” in the proxy statement/prospectus). (7)
4.8	Form of Founder Registration Rights Agreement Amendment (included as Exhibit E to Annex A to the proxy statement/prospectus).
4.9	Form of Newsight Registration Rights Agreement (included as Exhibit J to Annex A to the proxy statement/prospectus).

II-3

4.10*	Letter Agreement dated November 1, 2021 by and between VSAC, Vision Sensing LLC and VSAC’s directors and executive officers (referred to as the “Sponsor Letter” in the proxy statement/prospectus). (8)
4.11	Form of Insider Letter Amendment (included as Exhibit I to Annex A to the proxy statement/prospectus).
5.1**	Opinion of Gross & Co. re legality.
10.1*	Investment Management Trust Agreement dated November 1, 2021 by and between VSAC and Continental Stock Transfer & Trust Company (referred to as the “Trust Agreement” in the proxy statement/prospectus). (9)
10.2*	Administrative Support Agreement dated November 1, 2021 by and between VSAC and Vision Sensing LLC. (10)
10.3*	Placement Unit Purchase Agreement dated November 1, 2021 by and between VSAC and Vision Sensing LLC. (11)
10.4	Form of Lock-Up Agreement dated August 30, 2022, by and among Vision Sensing Acquisition Corp., Newsight Imaging Ltd., and the shareholders of Newsight Imaging Ltd. party thereto (included as Exhibit C to Annex A to the proxy statement/prospectus).
10.5	Form of Non-Competition and Non-Solicitation Agreement (included as Exhibit D to Annex A to the proxy statement/prospectus).
10.6	Form of Sponsor Voting Agreement, dated August 30, 2022, by and among Vision Sensing LLC, Vision Sensing Acquisition Corp. and Newsight Imaging Ltd. (included as Exhibit F to Annex A to the proxy statement/prospectus).
10.7	Form of Voting and Support Agreement (included as Exhibit G to Annex A to the proxy statement/prospectus).
10.8*	Form of Indemnity Agreement dated November 1, 2021 by and between VSAC its directors and executive officers. (12)
10.9**	Form of Newsight Director Agreement and Indemnification Letter.
10.10**	Compensation Policy of Newsight.
10.11*	Newsight Imaging Ltd. Share Option Plan (2016).
10.12*	Next Gear Venture Partners 2 L.P. Option dated November 13, 2022 to Acquire Newsight Ordinary Shares.
21.1*	List of Subsidiaries of Newsight Imaging Ltd.
23.1	Consent of Brightman Almagor Zohar & Co. Certified Public Accountants, A Firm in the Deloitte Global Network, independent registered public accounting firm for Newsight.
23.2	Consent of Adeptus Partners, LLC, independent registered accounting firm for VSAC.
23.3	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.4**	Consent of Gross & Co. (To be included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1*	Newsight Director Consent of Aninda Dasgupta.
99.2*	Newsight Director Consent of Dr. Renu Bhatia.
99.3*	Newsight Director Consent of Adm. William Owens.
99.4*	Newsight Director Consent of Patricia Ackerman.
101	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.

*	Previously filed.
**	To be filed by amendment.
†	Schedules to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

1	Exhibit 3.1 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.
2	Exhibit 3.3 to VSAC’s Form S-1 filed with the SEC on September 24, 2021.
3	Exhibit 4.1 to VSAC’s Form S-1/A filed with the SEC on October 12, 2021.
4	Exhibit 4.2 to VSAC’s Form S-1/A filed with the SEC on October 12, 2021.
5	Exhibit 4.3 to VSAC’s Form S-1/A filed with the SEC on October 12, 2021.
6	Exhibit 4.4 to VSAC’s Form S-1 filed with the SEC on September 24, 2021.
7	Exhibit 10.3 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.
8	Exhibit 10.1 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.
9	Exhibit 10.2 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.
10	Exhibit 10.6 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.
11	Exhibit 10.4 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.
12	Exhibit 10.5 to VSAC’s Form 8-K filed with the SEC on November 3, 2021.

II-4

Item 22. Undertakings

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
●	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
●	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
●	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hod Hasharon, Israel on the 20th day of January, 2023.

NEWSIGHT IMAGING LTD.

By:	/s/ Eli Assoolin
Name: Eli Assoolin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Eli Assoolin Eli Assoolin	Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2023

/s/ Yaron Cohen Yaron Cohen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2023

* Eyal Yatskan	Director	January 20, 2023

* Likai Li	Director	January 20, 2023

* Song Bai	Director	January 20, 2023

*	Director	January 20, 2023
Xuemin Zhao

*	Director	January 20, 2023
George So Cho Yiu

* By:	/s/ Eli Assoolin.
	Name:	Eli Assoolin
	Title:	Attorney-in-fact

II-6

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Newsight Imaging Ltd. has signed this Amendment No. 1 to the Registration Statement, accompanying this proxy statement/prospectus in the City of Newark, Delaware, on the 20th day of January, 2023.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

II-7